Exhibit 4.10

JMP CREDIT ADVISORS CLO IV LTD.

Issuer,

JMP CREDIT ADVISORS CLO IV LLC

Co-Issuer,

AND

U.S. BANK NATIONAL ASSOCIATION

Trustee

INDENTURE

Dated as of June 29, 2017

COLLATERALIZED LOAN OBLIGATIONS

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-ii-

-iii-

ARTICLE X ACCOUNTS, ACCOUNTINGS AND RELEASES		176

Section 10.1	Collection of Money.	176
Section 10.2	Collection Accounts.	177
Section 10.3	Payment Account; Custodial Account; Ramp-Up Account; Expense Reserve Account; Interest Reserve Account; Unfunded Exposure Account.	178
Section 10.4	Hedge Counterparty Collateral Account.	181
Section 10.5	Reinvestment of Funds in Accounts; Reports by Trustee.	182
Section 10.6	Accountings.	184
Section 10.7	Release of Securities.	192
Section 10.8	Reports by Independent Accountants.	193
Section 10.9	Reports to Rating Agencies.	195
Section 10.10	Procedures Relating to the Establishment of Accounts Controlled by the Trustee.	195

ARTICLE XI APPLICATION OF MONIES		195

Section 11.1	Disbursements of Monies from Payment Account.	195

ARTICLE XII SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS		203

Section 12.1	Sales of Collateral Obligations.	203
Section 12.2	Purchase of Additional Collateral Obligations.	205
Section 12.3	Disposition of Illiquid Assets.	211
Section 12.4	Conditions Applicable to All Sale and Purchase Transactions.	212

ARTICLE XIII NOTEHOLDERS' RELATIONS		213

Section 13.1	Subordination.	213
Section 13.2	Standard of Conduct.	214
Section 13.3	Provision of Information.	214

ARTICLE XIV MISCELLANEOUS		215

Section 14.1	Form of Documents Delivered to Trustee.	215
Section 14.2	Acts of Holders.	215
Section 14.3	Notices, etc., to Trustee, the Co-Issuers, the Collateral Administrator, the Collateral Manager, the Hedge Counterparty, the Paying Agent, the Administrator and the Rating Agencies	216
Section 14.4	Notices to Holders; Waiver.	219
Section 14.5	Effect of Headings and Table of Contents.	220
Section 14.6	Successors and Assigns.	220
Section 14.7	Separability.	220
Section 14.8	Benefits of Indenture.	220

-iv-

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Schedule 1–	Moody's Industry Classification Group List
Schedule 2–	S&P Industry Classifications
Schedule 3–	Diversity Score Calculation
Schedule 4–	Moody's Rating Definitions
Schedule 5–	Fitch Rating Definitions

Exhibit A –	Forms of Notes
	A1 –	Form of Class A Note
	A2 –	Form of Class B Note
	A3 –	Form of Class C Note
	A4 –	Form of Class D Note
	A5 –	Form of Class E Note
	A6 –	Form of Senior Subordinated Note
	A7 –	Form of Junior Subordinated Note

Exhibit B –	Forms of Transfer and Exchange Certificates
	B1 –	Form of Transferor Certificate for Transfer of Rule 144A Global Notes or Certificated Notes to Regulation S Global Notes
	B2A –	Form of Transferor Certificate for Transfer of Regulation S Global Notes to Rule 144A Global Notes or Certificated Notes
	B2B –	Form of Transferor Certificate for Transfer of Certificated Notes to Rule 144A Global Notes
	B3 –	Form of Transferee Certificate for Transfer of Regulation S Global Notes or Certificated Notes to Rule 144A Global Notes
	B4 –	Form of Transferee Certificate for Transfer of Rule 144A Global Notes, Regulation S Global Notes or Certificated Notes to Certificated Notes
	B5 –	Form of Transferee Certificate for Transfer of Rule 144A Global Notes or Certificated Notes to Regulation S Global Notes
	B6 –	Form of ERISA Subscription Agreement

Exhibit C –	Calculation of LIBOR
Exhibit D –	Form of Note Owner Certificate
Exhibit E	Form of NRSRO Certification
Exhibit F	Form of Banking Entity Notice

INDENTURE, dated as of June 29, 2017, among JMP Credit Advisors CLO IV Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), JMP Credit Advisors CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), and U.S. Bank National Association, as trustee (herein, together with its permitted successors and assigns in the trusts hereunder, the "Trustee").

PRELIMINARY STATEMENT

The Co-Issuers are duly authorized to execute and deliver this Indenture to provide for the Notes issuable as provided in this Indenture. Except as otherwise provided herein, all covenants and agreements made by the Co-Issuers herein are for the benefit and security of the Secured Parties. The Co-Issuers are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Co-Issuers in accordance with the agreement's terms have been done.

GRANTING CLAUSE

The Issuer hereby Grants to the Trustee, for the benefit and security of the Holders of the Secured Notes, the Trustee, the Bank (in all of its capacities hereunder), the Collateral Administrator, the Collateral Manager, the Administrator and each Hedge Counterparty (collectively, the "Secured Parties"), all of its right, title and interest in, to and under the following property, in each case, whether now owned or existing, or hereafter acquired or arising, and wherever located, (a) the Collateral Obligations and all payments thereon or with respect thereto, (b) each of the Accounts, to the extent permitted by the applicable Hedge Agreement, each Hedge Counterparty Collateral Account, any Eligible Investments purchased with funds on deposit therein, and all income from the investment of funds therein, (c) the equity interest in any Issuer Subsidiary and Equity Securities and all payments and rights thereunder, (d) the Issuer's right under the Collateral Management Agreement as set forth in Article XV hereof, the Hedge Agreements (provided that there is no such Grant to the Trustee on behalf of any Hedge Counterparty in respect of its related Hedge Agreement), the Collateral Administration Agreement and the Administration Agreement, (e) all Cash or Money delivered to the Trustee (or its bailee) for the benefit of the Secured Parties, (f) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, payment intangibles, instruments, investment property and supporting obligations (as such terms are defined in the UCC), (g) any other property otherwise delivered to the Trustee by or on behalf of the Issuer (whether or not constituting Collateral Obligations, Equity Securities or Eligible Investments), and (h) all proceeds (as defined in the UCC) and products, in each case, with respect to the foregoing (the assets referred to in (a) through (h) are collectively referred to as the "Assets"); provided that such Grant shall not include (i) the U.S.$250 transaction fee paid to the Issuer in consideration of the issuance of the Secured Notes and Subordinated Notes, (ii) the funds attributable to the issuance and allotment of the Issuer's ordinary shares, (iii) the bank account in the Cayman Islands in which such funds are deposited (or any interest thereon), and (iv) the membership interests of the Co-Issuer (the assets referred to in (i) through (iv), collectively, the "Excepted Property").

The above Grant is made in trust to secure the Secured Notes and the Issuer's obligations to the Secured Parties under this Indenture and each Hedge Agreement (together, the "Secured Obligations"). Except as set forth in the Priority of Payments and Article XIII of this Indenture, the Secured Notes are secured equally and ratably without prejudice, priority or distinction between any Secured Note and any other Secured Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure, in accordance with the priorities set forth in the Priority of Payments, (i) the payment of all amounts due on the Secured Notes in accordance with their terms, (ii) the payment of all other sums payable under this Indenture and all amounts payable under each Hedge Agreement, and (iii) compliance with the provisions of this Indenture and each Hedge Agreement, all as provided in this Indenture and each Hedge Agreement, respectively. The foregoing Grant shall, for the purpose of determining the property subject to the lien of this Indenture, be deemed to include any securities and any investments granted to the Trustee by or on behalf of the Issuer, whether or not such securities or investments satisfy the criteria set forth in the definitions of "Collateral Obligation" or "Eligible Investments," as the case may be.

The Trustee acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform its duties expressly stated herein in accordance with the provisions hereof.

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms shall have the respective meanings set forth below for all purposes of this Indenture:

"17g-5 Information": The meaning specified in Section 14.16.

"17g-5 Website": A password-protected internet website which shall initially be located at https://www. structuredfn.com. Any change of the 17g-5 Website shall only occur after notice has been delivered by the Issuer to the Information Agent, the Trustee, the Collateral Administrator, the Collateral Manager, the Initial Purchaser, and the Rating Agencies setting the date of change and new location of the 17g-5 Website.

"Accountants' Report": A certificate of the firm or firms appointed by the Issuer pursuant to Section 3.2(a)(vi) or Section 10.8(a), as applicable.

"Accounts": Each of (i) the Payment Account, (ii) the Collection Account, (iii) the Ramp-Up Account, (iv) the Expense Reserve Account, (v) the Interest Reserve Account, (vi) the Custodial Account, (vii) the Unfunded Exposure Account and (viii) each Hedge Counterparty Collateral Account (if any).

"Accredited Investor" or "AI": An accredited investor as defined in Regulation D under the Securities Act.

"Act" and "Act of Holders": The respective meanings specified in Section 14.2.

"Additional Notes": Any Notes issued pursuant to Section 2.4.

"Additional Notes Closing Date": The closing date for the issuance of any Additional Notes pursuant to Section 2.4 as set forth in an indenture supplemental to this Indenture pursuant to Section 8.1(viii).

"Adjusted Collateral Principal Amount": As of any date of determination, (a) the Aggregate Principal Balance of the Collateral Obligations (excluding Defaulted Obligations, Deferring Obligations, Discount Obligations and Discounted Excepted Participation Interests), plus (b) without duplication, the amounts on deposit in the Accounts (including Eligible Investments therein) representing Principal Proceeds, plus (c) the sum of (i) with respect to each Defaulted Obligation or Deferring Obligation that has been a Defaulted Obligation or Deferring Obligation for 30 days or less, the product of (A) the Moody's Recovery Rate for such Defaulted Obligation or Deferring Obligation and (B) the principal amount of such Defaulted Obligation or Deferring Obligation, (ii) with respect to each Defaulted Obligation or Deferring Obligation that has been a Defaulted Obligation or Deferring Obligation for more than 30 days but less than three years, the Moody's Collateral Value of such Defaulted Obligation or Deferring Obligation and (iii) with respect to each Defaulted Obligation or Deferring Obligation that has been a Defaulted Obligation or Deferring Obligation for three years or more, zero, plus (d) with respect to each Discounted Excepted Participation Interest, the Moody's Collateral Value of such Discounted Excepted Participation Interest, plus (e) with respect to each Discount Obligation, the product (expressed as a dollar amount) of (i) the purchase price of such Discount Obligation (excluding accrued interest and any syndication or upfront fees paid to the Issuer, but including, at the discretion of the Collateral Manager, the amount of any assignment fees paid by the Issuer to the seller of the Collateral Obligation or its agent) expressed as a percentage of par multiplied by (ii) the Principal Balance of such Discount Obligation, excluding accrued interest, minus (f) the Excess CCC/Caa Adjustment Amount, plus (g) unpaid Principal Financed Accrued Interest (other than with respect to Defaulted Obligations); provided that with respect to any Collateral Obligation that satisfies more than one of the definitions of Defaulted Obligation, Discount Obligation, Deferring Obligations or any asset that falls into the Excess CCC/Caa Adjustment Amount, such Collateral Obligation will, for the purposes of this definition, be treated as belonging to the category of Collateral Obligations which results in the lowest Adjusted Collateral Principal Amount on any date of determination.

"Administration Agreement": An agreement dated as of the Closing Date between the Administrator (as administrator and share owner) and the Issuer relating to the various corporate management functions the Administrator will perform on behalf of the Issuer, including communications with shareholders and the general public, and the provision of certain clerical, administrative and other corporate services in the Cayman Islands, as such agreement may be amended, supplemented or varied from time to time.

"Administrative Expense Cap": An amount equal on any Payment Date (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to the sum of (a) 0.03% per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed) of the Maximum Investment Amount on the Determination Date related to the immediately preceding Payment Date (or, for purposes of calculating this clause (a) in connection with the first Payment Date, on the Closing Date) and (b) U.S.$200,000 per annum (prorated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed); provided that, if the amount of Administrative Expenses paid pursuant to Section 11.1(a)(i)(A), Section 11.1(a)(ii)(A) or Section 11.1(a)(iii)(A) (including any excess applied in accordance with this proviso) on the three immediately preceding Payment Dates or during the related Collection Periods is less than the aggregate of the stated Administrative Expense Caps (without regard to any excess amounts applied in accordance with this proviso) for such three preceding Payment Dates, then the amounts by which such aggregated Administrative Expense Caps exceed such aggregated Administration Expenses may be applied to increase the Administrative Expense Cap with respect to the then-current Payment Date; provided, further, that in respect of each of the first three Payment Dates from the Closing Date, such excess amount shall be calculated based on the Payment Dates, if any, preceding such Payment Date.

"Administrative Expenses": The fees, expenses (including indemnities as set forth below) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date) and payable in the following order by the Issuer or the Co-Issuer: first, to the Trustee and the Bank (including indemnities) in each of its capacities pursuant to this Indenture and the other Transaction Documents (including as financial reporting agent), second, to the Collateral Administrator for its fees and expenses (including indemnities) under the Collateral Administration Agreement, third, to make any capital contribution to an Issuer Subsidiary necessary to pay any taxes, registered office or governmental fees owing by such Issuer Subsidiary, and then fourth, on a pro rata basis (including indemnities) to (i) the Independent accountants, agents (other than the Collateral Manager) and counsel of the Co-Issuers for fees and expenses; (ii) the Rating Agencies for fees and expenses (including amendment and surveillance fees) in connection with any rating of the Secured Notes or in connection with the rating of (or provision of credit estimates in respect of) any Collateral Obligations; (iii) the Collateral Manager for fees, costs, expenses and indemnities under this Indenture and the Collateral Management Agreement, but excluding the Management Fees; (iv) the Administrator for fees and expenses pursuant to the Administration Agreement; (v) the independent manager of the Co-Issuer for fees and expenses; and (vi) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture (including expenses incurred in connection with setting up and administering Issuer Subsidiaries, any expenses related to FATCA compliance or compliance with any non-U.S. law that is similar to FATCA, the payment of facility rating fees and all legal and other fees and expenses incurred in connection with the purchase or sale of any Collateral Obligations and any other expenses incurred in connection with the Collateral Obligations, including any Excepted Advances) and the Notes, including but not limited to, amounts owed to the Co-Issuer pursuant to Section 7.1, any amounts due in respect of the listing of the Notes on any stock exchange or trading system and any costs associated with producing Certificated Notes; provided that (x) amounts due in respect of actions taken on or before the Closing Date shall not be payable as Administrative Expenses but shall be payable only from the Expense Reserve Account pursuant to Section 10.3(d), (y) for the avoidance of doubt, amounts that are specified as payable under the Priority of Payments that are not specifically identified therein as Administrative Expenses (including, without limitation, interest and principal in respect of the Notes and amounts owing to Hedge Counterparties) shall not constitute Administrative Expenses and (z) the Collateral Manager may direct the payment of Rating Agency fees (only out of amounts available pursuant to clause (b) of the definition of "Administrative Expense Cap") other than in the order required above, if, in the Collateral Manager's commercially reasonable judgment such payments are necessary to avoid the withdrawal of any currently assigned rating on any Outstanding Class of Secured Notes.

"Administrator": Estera Trust (Cayman) Limited and any successor thereto.

"Affected Class": Any Class of Secured Notes that, as a result of the occurrence of a Tax Event, has not received 100% of the aggregate amount of principal and interest that would otherwise be due and payable to such Class on any Payment Date.

"Affiliate" or "Affiliated": With respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in clause (a) above; provided that neither the Administrator nor any special purpose entity for which it acts as share trustee or administrator shall be deemed to be an Affiliate of the Issuer or the Co-Issuer solely because the Administrator or any of its Affiliates serves as administrator or share trustee for the Issuer or the Co-Issuer. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided that no entity to which the Administrator provides shares trustee and/or administration services, including the provision of directors, will be considered to be an Affiliate of the Issuer solely by reason thereof.

"Agent Members": Members of, or participants in, DTC, Euroclear or Clearstream.

"Aggregate Outstanding Amount": With respect to any of the Notes as of any date, the aggregate unpaid principal amount of such Notes Outstanding on such date.

"Aggregate Principal Balance": When used with respect to all or a portion of the Collateral Obligations or the Pledged Obligations, the sum of the Principal Balances of all or of such portion of the Collateral Obligations or Pledged Obligations, respectively.

"Aggregate Ramp-Up Par Amount": An amount equal to U.S.$450,000,000.

"Aggregate Ramp-Up Par Condition": A condition satisfied as of the end of the Ramp Up Period if the Aggregate Principal Balance of the Collateral Obligations that the Issuer has purchased, or entered into binding commitments to purchase, including Collateral Obligations acquired by the Issuer on or prior to the Closing Date, together with the amount of any proceeds of prepayments, maturities or redemptions of Collateral Obligations purchased by the Issuer prior to such date (other than any proceeds that have been reinvested in Collateral Obligations held by the Issuer as of the end of the Ramp-Up Period), equals or exceeds the Aggregate Ramp-Up Par Amount; provided that the Principal Balance of any Defaulted Obligation or any Discounted Excepted Participation Interest shall be its Moody's Collateral Value.

"AI/QP": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Subordinated Notes is both (a) an Accredited Investor and (b) a Qualified Purchaser or a Knowledgeable Employee with respect to the Issuer or an entity owned exclusively by Qualified Purchasers and/or Knowledgeable Employees.

"Applicable Issuer" or "Applicable Issuers": With respect to the Secured Notes of any Class, the Issuer or each of the Co-Issuers, as specified in Section 2.3 and with respect to the Subordinated Notes, the Issuer only.

"Approved Index": Any of Merrill Lynch High Yield Master II Constrained Index, the CSFB High Yield II Index or such other nationally recognized index as the Collateral Manager selects and provides notice of to the Rating Agencies.

"Asset Quality Matrix": The following chart is used to determine which of the "row/column combinations" (or the linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) are applicable for purposes of determining compliance with the Moody's Diversity Test, the Maximum Moody's Rating Factor Test and the Minimum Floating Spread Test, as set forth in Section 7.17(e).

Minimum Diversity Score
Minimum Weighted Average Spread	45	50	55	60	65	70	75	80	85	90
2.45%	1798	1822	1843	1862	1870	1882	1896	1904	1912	1916
2.55%	1896	1920	1925	1931	1950	1967	1980	1988	1993	1998
2.65%	1982	1999	2027	2032	2041	2053	2063	2077	2088	2094
2.75%	2051	2078	2101	2106	2120	2143	2151	2159	2164	2171
2.85%	2130	2147	2165	2184	2199	2204	2215	2228	2238	2244
2.95%	2170	2214	2219	2241	2260	2272	2276	2290	2295	2299
3.05%	2208	2251	2285	2320	2332	2361	2369	2372	2380	2390
3.15%	2246	2295	2328	2365	2387	2408	2426	2442	2455	2464
3.25%	2287	2338	2380	2408	2440	2465	2480	2496	2512	2525

Minimum Diversity Score
Minimum Weighted Average Spread	45	50	55	60	65	70	75	80	85	90
3.35%	2330	2377	2423	2448	2482	2510	2535	2553	2566	2579
3.45%	2370	2421	2460	2501	2532	2545	2574	2596	2616	2630
3.55%	2407	2459	2504	2538	2573	2598	2614	2637	2659	2679
3.65%	2449	2498	2541	2580	2613	2638	2664	2687	2710	2730
3.75%	2488	2539	2579	2619	2654	2677	2704	2729	2750	2770
3.85%	2523	2576	2621	2658	2691	2718	2744	2768	2791	2812
3.95%	2565	2614	2658	2699	2732	2757	2784	2809	2832	2851
4.05%	2589	2640	2683	2722	2756	2797	2823	2848	2870	2891
4.15%	2622	2676	2722	2761	2795	2835	2863	2888	2911	2931
4.25%	2660	2712	2758	2799	2834	2875	2902	2925	2949	2969
4.35%	2700	2752	2797	2836	2871	2902	2930	2955	2978	2997
4.45%	2735	2789	2835	2874	2909	2939	2967	2992	3015	3036
4.55%	2771	2824	2871	2911	2946	2977	3005	3030	3052	3072
4.65%	2808	2861	2907	2947	2982	3013	3040	3066	3089	3108
4.75%	2844	2897	2944	2984	3018	3050	3078	3102	3125	3146
4.85%	2877	2932	2979	3019	3054	3085	3113	3137	3161	3181
4.95%	2913	2967	3013	3053	3089	3116	3144	3169	3191	3212
5.05%	2947	3002	3049	3089	3125	3150	3177	3203	3226	3247
5.15%	2982	3037	3082	3123	3165	3190	3212	3238	3260	3280
5.25%	3021	3070	3116	3157	3203	3219	3247	3271	3303	3315
5.35%	3049	3102	3149	3190	3236	3252	3290	3303	3325	3348
5.45%	3068	3128	3182	3232	3270	3300	3312	3335	3360	3379
5.55%	3096	3167	3211	3265	3296	3316	3343	3366	3388	3411
5.65%	3121	3195	3239	3293	3316	3343	3372	3395	3420	3439
5.75%	3159	3212	3274	3321	3356	3370	3398	3427	3448	3474

Minimum Diversity Score
Minimum Weighted Average Spread	45	50	55	60	65	70	75	80	85	90
5.85%	3187	3250	3292	3338	3383	3399	3426	3454	3479	3503
5.95%	3214	3275	3330	3374	3399	3424	3456	3484	3509	3530
6.05%	3242	3303	3357	3389	3424	3453	3486	3513	3536	3560

Maximum Moody's Weighted Average Rating Factor

"Assets": The meaning assigned in the Granting Clause hereof.

"Assigned Moody's Rating": The monitored publicly available rating or the estimated rating expressly assigned to a debt obligation (or facility) by Moody's that addresses the full amount of the principal and interest promised.

"Assumed Reinvestment Rate": LIBOR (as determined on the most recent Interest Determination Date relating to an Interest Accrual Period beginning on a Payment Date or the Closing Date) minus 0.50% per annum; provided, that the Assumed Reinvestment Rate shall not be less than 0%.

"Authenticating Agent": With respect to the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 6.14.

"Authorized Integrals": The meaning specified in Section 2.3.

"Authorized Officer": With respect to the Issuer or the Co-Issuer, any Officer or any other Person who is authorized to act for the Issuer or the Co-Issuer, as applicable, in matters relating to, and binding upon, the Issuer or the Co-Issuer. With respect to the Collateral Manager, any Officer, employee, member or agent of the Collateral Manager who is authorized to act for the Collateral Manager in matters relating to, and binding upon, the Collateral Manager with respect to the subject matter of the request, certificate or order in question. With respect to the Collateral Administrator, any Officer, employee, partner or agent of the Collateral Administrator who is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, certificate or order in question. With respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. With respect to any Authenticating Agent, any Officer of such Authenticating Agent who is authorized to authenticate the Notes. Each party may receive and accept a certification (which shall include the email address, if available, of each authorized person) of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

"Average Life": On any date of determination with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Obligation and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Obligation.

"Balance": On any date, with respect to Cash or Eligible Investments in any Account, the aggregate (i) current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (ii) principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

"Bank": U.S. Bank National Association, in its individual capacity and not as Trustee, and any successor thereto.

"Bankruptcy Law": The federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time, and any successor statute or any other applicable federal or state bankruptcy law or similar law, including, without limitation, Part V of the Companies Law (2016 Revision) of the Cayman Islands and the Companies Winding Up Rules 2008 of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding-up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction, each as amended from time to time.

"Bankruptcy Subordination Agreement": The meaning specified in Section 5.4(d)(ii).

"Benefit Plan Investor": (a) Any "employee benefit plan" (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any "plan" as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, or (c) any entity whose underlying assets include "plan assets" (within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA) by reason of any such employee benefit plan's or plan's investment in the entity, or otherwise.

"BNPP": BNP Paribas Securities Corp.

"Board of Directors": With respect to the Issuer, the board of directors of the Issuer appointed pursuant to the current articles of association of the Issuer, and with respect to the Co-Issuer, the managers of the Co-Issuer duly appointed by the members of the Co-Issuer.

"Board Resolution": With respect to the Issuer, a resolution of the Board of Directors of the Issuer passed in accordance with the current articles of association of the Issuer and, with respect to the Co-Issuer, an action in writing by the sole member of the Co-Issuer.

"Bridge Loan": Any obligation or debt security incurred or issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a Person, restructuring or similar transaction, which obligation or security by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions has provided the issuer of such obligation or security with a binding written commitment to provide the same, so long as (i) such commitment is equal to the outstanding principal amount of the Bridge Loan and (ii) such committed replacement facility has a maturity of at least one year and cannot be extended beyond such one year maturity pursuant to the terms thereof).

"Business Day": Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York or in the city in which the Corporate Trust Office of the Trustee is located or, for any final payment of principal, in the relevant place of presentation.

"Caa Collateral Obligation": A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with a Moody's Default Probability Rating of "Caa1" or lower.

"CCC Collateral Obligation": A Collateral Obligation (other than a Defaulted Obligation or a Deferring Obligation) with an S&P Rating of "CCC+" or lower.

"CCC/Caa Collateral Obligations": The CCC Collateral Obligations and/or the Caa Collateral Obligations, as the context requires.

"CCC/Caa Excess": The amount equal to the greater of: (i) the excess, if any, of (x) the Aggregate Principal Balance of all CCC Collateral Obligations over (y) 7.5% of the Collateral Principal Amount as of the most recent Measurement Date and (ii) the excess, if any, of (x) the Aggregate Principal Balance of all Caa Collateral Obligations over (y) 7.5% of the Collateral Principal Amount as of the most recent Measurement Date; provided that in determining which of the Collateral Obligations shall be included in the CCC/Caa Excess, the Collateral Obligations with the lowest Market Value (expressed as a percentage of par) shall be deemed to constitute such CCC/Caa Excess.

"Calculation Agent": The meaning specified in Section 7.15.

"Cash": Such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

"Cayman FATCA Legislation": The Cayman Islands Tax Information Authority Law (2016 Revision) and the OECD Standard for Automatic Exchange of Financial Account Information – Common Reporting Standard (each as amended) (including any implementing legislation, rules, regulations and guidance notes with respect to such laws).

"CEA": The Commodity Exchange Act of 1936, as amended.

"Certificate of Authentication": The meaning specified in Section 2.1.

"Certificated Notes": Collectively, the Certificated Secured Notes and the Certificated Subordinated Notes.

"Certificated Secured Note": The meaning specified in Section 2.2(b).

"Certificated Securities": The meaning specified in Section 8.1-102(a)(4) of the UCC.

"Certificated Subordinated Note": The meaning specified in Section 2.2(b).

"Certificated Subordinated Note Subscription Agreement": The meaning specified in Section 2.6(c).

"Class": In the case of (x) the Secured Notes, all of the Secured Notes having the same Note Interest Rate, Stated Maturity and designation and (y) the Subordinated Notes, all of the Subordinated Notes having the same designation.

"Class A Notes": The Class A Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Class A/B Coverage Tests": The Par Value Ratio Test and the Interest Coverage Test, each as applied with respect to the Class A Notes and the Class B Notes collectively.

"Class B Notes": The Class B Senior Secured Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Class C Coverage Tests": The Par Value Ratio Test and the Interest Coverage Test, each as applied with respect to the Class C Notes.

"Class C Notes": The Class C Mezzanine Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Class D Coverage Tests": The Par Value Ratio Test and the Interest Coverage Test, each as applied with respect to the Class D Notes.

"Class D Notes": The Class D Mezzanine Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Class E Coverage Tests": The Par Value Ratio Test and the Interest Coverage Test, each as applied with respect to the Class E Notes.

"Class E Notes": The Class E Mezzanine Secured Deferrable Floating Rate Notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Clean-Up Call Purchase Price": The meaning specified in Section ☒9.8(c).

"Clean-Up Call Redemption": The meaning specified in Section ☒9.8(a).

"Clean-Up Call Redemption Date": The meaning specified in Section 9.8(b).

"Clean-Up Call Rescission": The meaning specified in Section 9.8(a).

"Clearing Agency": An organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act.

"Clearing Corporation": Each of (i) Clearstream, (ii) DTC, (iii) Euroclear and (iv) any entity included within the meaning of "clearing corporation" under Section 8-102(a)(5) of the UCC.

"Clearing Corporation Security": Securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

"Clearstream": Clearstream Banking, société anonyme, a corporation organized under the laws of the Duchy of Luxembourg (formerly known as Cedelbank, société anonyme).

"Closing Date": June 29, 2017.

"Code": The United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

"Co-Issuer": JMP Credit Advisors CLO IV LLC, until a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter "Co-Issuer" shall mean such successor Person.

"Co-Issuers": The Issuer and the Co-Issuer.

"Collateral Administration Agreement": An agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator, as amended from time to time, in accordance with the terms thereof.

"Collateral Administrator": U.S. Bank National Association, in its capacity as such under the Collateral Administration Agreement, and any successor thereto.

"Collateral Interest Amount": As of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Obligations or Deferrable Obligations, but including Interest Proceeds actually received from Defaulted Obligations or Deferrable Obligations (each in accordance with the definition of "Interest Proceeds")), in each case during the Collection Period in which such date of determination occurs (or after such Collection Period but on or prior to the fifth Business Day prior to the related Payment Date if such Interest Proceeds would be treated as Interest Proceeds with respect to such Collection Period).

"Collateral Management Agreement": The Collateral Management Agreement, dated as of the Closing Date, between the Issuer and the Collateral Manager relating to the management of the Collateral Obligations and the other Assets and the performance of certain other advisory functions by the Collateral Manager on behalf of the Issuer, as amended from time to time in accordance with the terms hereof and thereof.

"Collateral Manager": JMP Credit Advisors LLC, a Delaware limited liability company, until a successor Person shall have become the Collateral Manager pursuant to the provisions of the Collateral Management Agreement, and thereafter "Collateral Manager" shall mean such successor Person.

"Collateral Manager Securities": Any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary control thereover.

"Collateral Obligation": Any loan, specifically, interests in bank loans, acquired by way of a purchase or assignment) or Participation Interest that as of the date of acquisition by the Issuer (or the date the Issuer commits to acquire):

(i)             is a Secured Loan Obligation or Senior Unsecured Loan;

(ii)            is U.S. Dollar denominated and is not convertible by (a) the Issuer or (b) the Obligor of such Collateral Obligation into, nor payable in, any other currency, with any payments under such Collateral Obligation to be made only in U.S. Dollars;

(iii)           is not a Defaulted Obligation or a Credit Impaired Obligation;

(iv)           is not a Letter of Credit and does not support a Letter of Credit;

(v)            is not a lease;

(vi)           is not a Structured Finance Obligation;

(vii)          is not a Deferrable Obligation or a Deferring Obligation;

(viii)        provides for a fixed amount of principal payable on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(ix)           does not pay scheduled interest less frequently than semi-annually;

(x)            does not constitute Margin Stock;

(xi)           has only payments that do not and will not subject the Issuer or the relevant Issuer Subsidiary to withholding tax or other similar tax (other than withholding on commitment fees, amendment fees, consent fees, extension fees and similar fees or fees that by their nature are letter of credit or commitment fees or similar fees) unless the related Obligor is required to make "gross-up" payments that ensure that the net amount actually received by the Issuer or the relevant Issuer Subsidiary after payment of all taxes, whether imposed on such Obligor, the Issuer or the relevant Issuer Subsidiary will equal the full amount that the Issuer or the relevant Issuer Subsidiary would have received had no such taxes been imposed;

(xii)           has an S&P Rating of at least "CCC-" or a Moody's Default Probability Rating of at least "Caa3";

(xiii)          is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(xiv)         does not have an "sf" subscript assigned by Moody's;

(xv)          will not require the Issuer, the Co-Issuer or the pool of Assets to be registered as an investment company under the Investment Company Act;

(xvi)         is not subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action for a price less than its outstanding principal balance plus all accrued and unpaid interest;

(xvii)         is issued by a Non-Emerging Market Obligor;

(xviii)        is not issued by an obligor in the tobacco industry;

(xix)          is not a Zero-Coupon Security or a Step-Up Obligation;

(xx)           is not a Synthetic Security;

(xxi)          (A) is not (1) an Equity Security, (2) by its terms convertible into or exchangeable for an Equity Security or (3) a warrant or (B) does not (1) have Equity Securities attached thereto as part of a "unit" of (2) otherwise include a warrant to purchase Equity Securities;

(xxii)         except for Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations, is not an obligation pursuant to which any future advances or payments to the borrower or the Obligor thereof may be required to be made by the Issuer;

(xxiii)        is not issued by a sovereign, or by a corporate Obligor located in a country, which sovereign or country on the date on which such obligation is acquired by the Issuer imposed foreign exchange controls that effectively limit the availability or use of U.S. Dollars to make when due the scheduled payments of principal thereof and interest thereon;

(xxiv)       the purchase price of such obligation shall be at least 50% of such obligation's par amount;

(xxv)         is not a Related Obligation;

(xxvi)        is Registered;

(xxvii)       is able to be pledged to the Trustee pursuant to its Underlying Instruments and is not subject to any securities lending agreement;

(xxviii)     does not mature after the shortest Stated Maturity of any of the Secured Notes still Outstanding; and

(xxix)        is not (A) a bond, (B) a Senior Secured Note, (C) a commodity forward contract or (D) any other debt security not constituting a loan.

"Collateral Principal Amount": As of any date of determination, the sum of (a) the Aggregate Principal Balance of the Collateral Obligations and (b) without duplication, the amounts on deposit in the (i) Collection Account (including Eligible Investments therein) representing Principal Proceeds and (ii) Ramp-Up Account (including Eligible Investments therein).

"Collection Account": Collectively, the Interest Collection Subaccount and the Principal Collection Subaccount.

"Collection Period": With respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the day that is eight (8) Business Days prior to (but excluding) the Payment Date; provided that (i) the final Collection Period preceding the latest Stated Maturity of any Class of Notes shall commence immediately following the prior Collection Period and end on the day preceding such Stated Maturity, (ii) the final Collection Period preceding a Redemption by Liquidation, Tax Redemption or Clean-Up Call Redemption in whole of the Notes shall commence immediately following the prior Collection Period and end on such Redemption Date, and (iii) the final Collection Period preceding the Redemption by Refinancing and Partial Redemption by Refinancing of any Class of Notes shall commence immediately following the prior Collection Period and end seven (7) Business Days prior to the Redemption Date; provided, further, that with respect to any Payment Date and any amounts payable to the Issuer under a Hedge Agreement, the Collection Period will commence on the day after the prior Payment Date and end on such Payment Date.

"Concentration Limitations": Limitations satisfied, if as of any date of determination at or subsequent to, the end of the Ramp-Up Period, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer comply with all of the requirements set forth below, calculated in each case as required by Section 1.2 (or, if not in compliance at the time of reinvestment, the relevant requirements must be maintained or improved).

(i)     no more than the percentage listed below of the Collateral Principal Amount may be issued by Obligors Domiciled in the country or countries set forth opposite such percentage:

% Limit	Country or Countries
20.0%	all countries (in the aggregate) other than the United States;
15.0%	Canada;
10.0%	the United Kingdom;
10.0%	all countries (in the aggregate) other than the United States, Canada and the United Kingdom;
15.0%	all Group I Countries in the aggregate;
10.0%	any individual Group I Country;

10.0%	all Group II Countries in the aggregate;
7.5%	any individual Group II Country;
7.5%	all Group III Countries in the aggregate;
5.0%	any individual Group III Country;
0%	all Group IV Countries in the aggregate;
0%	any individual Group IV Country;
5.0%	all Tax Advantaged Jurisdictions in the aggregate;
3.0%	any individual Tax Advantaged Jurisdiction;
0.0%	Greece, Ireland, Italy, Portugal and Spain in the aggregate; and
0.0%

any individual country other than the United States, the United Kingdom, Canada, any Group I Country, any Group II Country, any Group III Country or any Group IV Country or any Tax Advantaged Jurisdiction;

(ii)            with respect to any Participation Interest (other than with respect to any Excepted Participation Interest), the Moody's Counterparty Criteria are met;

(iii)           not less than 92.5% of the Collateral Principal Amount may consist of Collateral Obligations that are Senior Secured Loans and Eligible Investments representing Principal Proceeds;

(iv)           not more than 7.5% of the Collateral Principal Amount may consist of Collateral Obligations that are Second Lien Loans and Senior Unsecured Loans;

(v)            not more than 2.5% of the Collateral Principal Amount may consist of Current Pay Obligations;

(vi)           not more than 2.5% of the Collateral Principal Amount may consist of fixed rate Collateral Obligations;

(vii)          not more than 10.0% of the Collateral Principal Amount may consist of Participation Interests;

(viii)         not more than 7.5% of the Collateral Principal Amount may consist of DIP Collateral Obligations;

(ix)           not more than 2.0% of the Collateral Principal Amount may consist of Collateral Obligations issued by a single Obligor, except that Collateral Obligations issued by up to five (5) Obligors may each constitute up to 2.5% of the Collateral Principal Amount; provided that for each such single Obligor not more than 1.0% of the Collateral Principal Amount may consist of Collateral Obligations that are not Senior Secured Loans, except that for up to one (1) single Obligor Collateral Obligations that are not Senior Secured Loans may constitute up to 1.5% of the Collateral Principal Amount; provided further, that one Obligor shall not be considered an affiliate of another Obligor solely because they are controlled by the same financial sponsor;

(x)            not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by Obligors that belong to any single Moody's Industry Classification, except that one (1) Moody's Industry Classification may represent up to 15.0% of the Collateral Principal Amount and three (3) Moody's Industry Classifications may each represent up to 12.0% of the Collateral Principal Amount;

(xi)           not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by Obligors that belong to any single S&P Industry Classification, except that one (1) S&P Industry Classification may represent up to 15.0% of the Collateral Principal Amount and three (3) S&P Industry Classifications may each represent up to 12.0% of the Collateral Principal Amount;

(xii)          not more than 7.5% of the Collateral Principal Amount may consist of Caa Collateral Obligations;

(xiii)         not more than 7.5% of the Collateral Principal Amount may consist of CCC Collateral Obligations;

(xiv)         not more than 3.0% of the Collateral Principal Amount may consist of Collateral Obligations that are required to pay interest less frequently than quarterly;

(xv)          not more than 60.0% of the Collateral Principal Amount may consist of Cov-Lite Loans;

(xvi)         no portion of the Collateral Principal Amount may consist of Step-Down Obligations;

(xvii)        not more than 10.0% of the Collateral Principal Amount may consist of Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations;

(xviii)       no portion of the Collateral Principal Amount may consist of Bridge Loans;

(xix)          no portion of the Collateral Principal Amount may consist of Small Obligor Loans;

(xx)           not more than 2.5% of the Collateral Principal Amount may consist of Collateral Obligations that are issued by obligors organized in Ireland, but not Domiciled in Ireland due to the application of clause (c) of the definition of "Domicile";

(xxi)          not more than 10.0% of the Collateral Principal Amount may consist of Collateral Obligations with a purchase price of between 50% and 65% of each such obligation's par amount; and

(xxii)         not more than 20.0% of the Collateral Principal Amount may consist of Discount Obligations.

"Confidential Information": The meaning specified in Section 14.14(b).

"Controlling Class": The Class A Notes so long as any Class A Notes are Outstanding; then the Class B Notes so long as any Class B Notes are Outstanding; then the Class C Notes so long as any Class C Notes are Outstanding; then the Class D Notes so long as any Class D Notes are Outstanding; then the Class E Notes so long as any Class E Notes are Outstanding; then the Senior Subordinated Notes if no Secured Notes are Outstanding; and then the Junior Subordinated Notes if no Secured Notes and Senior Subordinated Notes are Outstanding.

"Controlling Person": A Person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any Person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person. For purposes of this definition of Controlling Person only, an "affiliate" of a Person includes any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person and "control", with respect to a Person other than an individual, means the power to exercise a controlling influence over the management or policies of such Person.

"Corporate Trust Office": The designated corporate trust office of the Trustee, currently located at: (a) for Note transfer purposes and presentment of the Notes for final payment thereon, 111 Fillmore Avenue East, St. Paul, Minnesota 55107-2292, Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.; (b) for all other purposes, 190 S. LaSalle Street, 8th Floor, Chicago, Illinois 60603, Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd., or (c) the principal corporate trust office of any successor Trustee. It is understood that the Trustee may designate another address from time to time by giving notice to the Holders, the Collateral Manager, any Hedge Counterparty, the Issuer and the Rating Agencies.

"Cov-Lite Loan": A loan that does not contain any financial covenants; provided that a loan that (a) requires the underlying Obligor to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Underlying Instruments) or (b) contains a cross-default provision to, or is pari passu with, another loan of the underlying obligor forming part of the same loan facility that requires the underlying obligor to comply with one or more financial covenants or Maintenance Covenants shall be deemed not to be a Cov-Lite Loan.

"Credit Amendment": Any Maturity Amendment that, in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement, is necessary with respect to the related Collateral Obligation (a "Credit Amendment Obligation") (i) to prevent such Credit Amendment Obligation from becoming a Defaulted Obligation or (ii), due to the materially adverse financial condition of the related obligor, to minimize material losses on such Credit Amendment Obligation.

"Coverage Tests": The Class A/B Coverage Tests, the Class C Coverage Tests, the Class D Coverage Tests and the Class E Coverage Tests.

"Credit Impaired Obligation": Any Collateral Obligation that in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement has a significant risk of declining in credit quality and, with a lapse of time, becoming a Defaulted Obligation and, provided that, at any time a Restricted Trading Period is in effect a Collateral Obligation will be a Credit Impaired Obligation only if, in addition to the foregoing:

(a)     such Collateral Obligation has been downgraded or put on a watch list for possible downgrade or on negative outlook by either of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(b)     if such Collateral Obligation is a fixed rate obligation, there has been an increase in the difference between its yield compared to the yield on the relevant U.S. Treasury security of the same duration of more than 7.5% of its yield since the date of purchase;

(c)     if the obligor of such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as determined by the Collateral Manager) that is less than 1.00 or expected to be less than 0.85 times the current year's projected cash flow interest coverage ratio;

(d)     the Market Value of such Collateral Obligation has decreased by at least 1.00% of the price paid by the Issuer for such Collateral Obligation due to a deterioration in the related obligor's financial ratios or financial results in accordance with the Underlying Instruments relating to such Collateral Obligation;

(e)     if such Collateral Obligation is a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more negative, or at least 0.25% less positive, as the case may be, than the percentage change in the average price of an average price of any Approved Index as determined by the Collateral Manager over the same period; or

(f)     with respect to which a Majority of the Controlling Class consents to treat such Collateral Obligation as a Credit Impaired Obligation.

"Credit Improved Obligation":

(a)     So long as a Restricted Trading Period is not in effect, any Collateral Obligation that in the Collateral Manager's judgment exercised in accordance with the Collateral Management Agreement has significantly improved in credit quality after it was acquired by the Issuer, which improvement may (but need not) be evidenced by one of the following:

(i)     such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by either of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(ii)     if such Collateral Obligation is a fixed rate obligation, there has been a decrease in the difference between its yield compared to the yield on the U.S. Treasury security of the same duration more than 7.5% of its yield since the date of purchase;

(iii)     if the obligor of such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as determined by the Collateral Manager) that is expected to be more than 1.15 times the current year's projected cash flow interest coverage ratio;

(iv)     if the Market Value of such Collateral Obligation has increased since the date of its acquisition by at least 1.0% of the original purchase price at which such Collateral Obligation was acquired by the Issuer; or

(v)     if such Collateral Obligation is a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of any Approved Index over the same period.

(b)     If a Restricted Trading Period is in effect, in addition to the foregoing, a Collateral Obligation will qualify as a Credit Improved Obligation only if:

(i)     such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by either of the Rating Agencies since the date on which such Collateral Obligation was acquired by the Issuer;

(ii)     if such Collateral Obligation is a fixed rate obligation, there has been a decrease in the difference between its yield compared to the yield on the U.S. Treasury security of the same duration more than 7.5% of its yield since the date of purchase;

(iii)     if the obligor of such Collateral Obligation has a projected cash flow interest coverage ratio (earnings before interest and taxes divided by cash interest expense as determined by the Collateral Manager) that is expected to be more than 1.15 times the current year's projected cash flow interest coverage ratio;

(iv)     if the Market Value of such Collateral Obligation has increased since the date of its acquisition by at least 1.0% of the original purchase price at which such Collateral Obligation was acquired by the Issuer;

(v)     if such Collateral Obligation is a loan, the price of such loan has changed during the period from the date on which it was acquired by the Issuer to the proposed sale date by a percentage either at least 0.25% more positive, or 0.25% less negative, as the case may be, than the percentage change in the average price of any Approved Index over the same period; or

(vi)     with respect to which a Majority of the Controlling Class votes to treat such Collateral Obligation as a Credit Improved Obligation.

"Current Pay Obligation": Any Collateral Obligation (other than a DIP Collateral Obligation) that:

(i)     would otherwise be a Defaulted Obligation but for the exclusion of Current Pay Obligations from the definition of Defaulted Obligation pursuant to the proviso at the end of such definition;

(ii)     (a) if the issuer of such Collateral Obligation is subject to a bankruptcy proceeding, the relevant court has authorized the issuer to make payments of principal and interest on such Collateral Obligation and no such authorized payments that are due and payable are unpaid and (b) otherwise, no payments that are contractually due and payable on such Collateral Obligation pursuant to its Underlying Instruments are unpaid (provided that for each of (a) and (b) any forbearance or grace period in excess of 90 days shall be disregarded with respect to any payment that is unpaid but would be due and payable but for such forbearance or grace period); and

(iii)     for so long as Moody's is a Rating Agency in respect of any Class of Secured Notes, such Collateral Obligation has a facility rating from Moody's of either (A) at least "Caa1" (and if "Caa1," not on watch for downgrade) and its Market Value is at least 80% of its par value or (B) at least "Caa2" (and if "Caa2," not on watch for downgrade) and its Market Value is at least 85% of its par value (provided that for purposes of this definition, with respect to a Collateral Obligation already owned by the Issuer whose facility rating from Moody's is withdrawn, the facility rating shall be the last outstanding facility rating before the withdrawal);

provided that to the extent the Principal Balance of all Collateral Obligations that would otherwise be Current Pay Obligations exceeds 2.5% of the Collateral Principal Amount, such excess over 2.5% will constitute Defaulted Obligations; provided, further, that in determining which of the Collateral Obligations will be included in such excess, the Collateral Obligations with the lowest Market Value expressed as a percentage will be deemed to constitute such excess; provided, further, that each such Collateral Obligation included in such excess will be treated as a Defaulted Obligation for all purposes until such time as the Aggregate Principal Balance of Collateral Obligations that would otherwise be Current Pay Obligations would not exceed, on a pro forma basis including such Defaulted Obligation, 2.5% of the Collateral Principal Amount; provided even further, that each such Collateral Obligation for which the Market Value thereof is not determined in accordance with the provisions of clauses (i) or (ii) of the definition of "Market Value" shall not be a Current Pay Obligation.

"Custodial Account": The custodial account established pursuant to Section 10.3(b).

"Custodian": The meaning specified in the first sentence of Section 3.3(a) with respect to items of collateral referred to therein, and each entity with which an Account is maintained, as the context may require, each of which shall be a Securities Intermediary.

"Default": Any Event of Default or any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

"Defaulted Obligation": Any Collateral Obligation included in the Assets shall constitute a "Defaulted Obligation" if:

(a)     there has occurred and is continuing a default with respect to the payment of interest or principal with respect to such Collateral Obligation, without regard to any grace period, waiver or forbearance thereof except as set forth in this clause (a); provided that such default shall have not been cured; provided, further, that any such default shall be subject to a grace period of the lesser of (i) five Business Days (or seven calendar days, whichever is greater) and (ii) the grace period specified in the applicable Underlying Instruments, in each case measured from the date of such default if the Collateral Manager has certified to the Trustee in writing that the payment failure is not due to credit-related reasons;

(b)     a default known to the Collateral Manager as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such Collateral Obligation, without regard to any grace period, waiver or forbearance thereof except as set forth in this clause (b) (provided that both the Collateral Obligation and the other debt obligation are full recourse obligations and secured by the same collateral and the default with respect to such other debt obligation shall not have been cured); provided, further, that any such default shall be subject to a grace period of the lesser of (i) five Business Days (or seven calendar days, whichever is greater) and (ii) the grace period specified in the applicable Underlying Instruments, in each case measured from the date of such default if the Collateral Manager has certified to the Trustee in writing that the payment failure is not due to credit-related reasons;

(c)     the issuer or others have instituted proceedings to have the issuer adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such issuer has filed for protection under Chapter 11 of the United States Bankruptcy Code;

(d)     such Collateral Obligation has a Moody's probability of default rating (as published by Moody's) of "D" or "LD" or had such rating before such rating was withdrawn, such Collateral Obligation has a Fitch Rating of "D" or had such rating before such rating was withdrawn or such Collateral Obligation has an S&P Rating of "D" or had such rating before such rating was withdrawn;

(e)     such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has a Fitch Rating of "D", an S&P Rating of "D" or a Moody's probability of default rating (as published by Moody's) of "D" or "LD", and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable issuer);

(f)     the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments and any applicable grace period has expired such that the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments;

(g)     the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a "Defaulted Obligation";

(h)     such Collateral Obligation is a Participation Interest with respect to which the Selling Institution has defaulted in the performance of any of its payment obligations under the Participation Interest (except to the extent such defaults were cured within the applicable grace period under the Underlying Instruments of the Obligor thereof);

(i)     such Collateral Obligation is a Participation Interest in a loan that would, if such loan were a Collateral Obligation, constitute a "Defaulted Obligation" (other than under this clause (i)) or with respect to which the Selling Institution has a Moody's probability of default rating (as published by Moody's) of "D" or "LD", and in each case such other debt obligation remains outstanding; or

(j)     a Distressed Exchange has occurred in connection with such Collateral Obligation;

provided, that a Collateral Obligation will not constitute a Defaulted Obligation pursuant to clauses (a) through (e), (i) and (j) above if: (x) in the case of clauses (a), (b), (c), (d), (e), (i) and (j), such Collateral Obligation is a Current Pay Obligation (provided that, in the case of clause (i) above, the applicable Selling Institution shall also be required to continue to make current payments to the Issuer under the Participation Interest), or (y) in the case of clauses (b), (c) and (e), such Collateral Obligation is a DIP Collateral Obligation.

"Deferrable Obligation": A Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

"Deferred Interest": With respect to any specified Class of Deferred Interest Notes, the meaning specified in Section 2.8(a).

"Deferred Interest Notes": The Notes specified as such in Section 2.3.

"Deferred Subordinated Management Fee": The meaning specified in Section 11.1(f).

"Deferred Subordinated Management Fee Interest": The meaning specified in Section 11.1(f).

"Deferring Obligation": A Deferrable Obligation that is deferring the payment of interest due thereon and has been so deferring the payment of interest due thereon (i) with respect to Collateral Obligations that have a Moody's Rating of at least "Baa3," for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Collateral Obligations that have a Moody's Rating of "Ba1" or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in cash; provided that such Deferrable Obligation will cease to be a Deferring Obligation at such time as it (a) ceases to defer or capitalize the payment of interest, (b) pays in cash all accrued and unpaid interest, including all deferred amounts, and (c) commences payment of all current interest in cash.

"Delayed Drawdown Collateral Obligation": Any Asset that (a) requires the Issuer to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re borrowing of any amount previously repaid by the borrower thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only until all commitments by the Issuer to make advances to the borrower expire or are terminated or reduced to zero.

"Deliver" or "Delivered" or "Delivery": The taking of the following steps:

(i)     in the case of each Certificated Security (other than a Clearing Corporation Security), Instrument or Participation Interest in which the underlying loan is represented by an Instrument,

(1)     causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(2)     causing the Custodian to continuously indicate on its books and records that such Certificated Security or Instrument is credited to the applicable Account; and

(3)     causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(ii)     in the case of each Uncertificated Security (other than a Clearing Corporation Security),

(1)     causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(2)     causing the Custodian to continuously indicate on its books and records that such Uncertificated Security is credited to the applicable Account;

(iii)     in the case of each Clearing Corporation Security,

(1)     causing the relevant Clearing Corporation to credit such Clearing Corporation Security to the securities account of the Custodian, and

(2)     causing the Custodian to continuously indicate on its books and records that such Clearing Corporation Security is credited to the applicable Account;

(iv)     in the case of each security issued or guaranteed by the United States of America or agency or instrumentality thereof and that is maintained in book entry records of a Federal Reserve Bank ("FRB") (each such security, a "Government Security"),

(1)     causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to the securities account of the Custodian at such FRB, and

(2)     causing the Custodian to continuously indicate on its books and records that such Government Security is credited to the applicable Account;

(v)     in the case of each Security Entitlement not governed by clauses (i) through (iv) above,

(1)     causing a Securities Intermediary (x) to indicate on its books and records that the underlying Financial Asset has been credited to the Custodian's securities account, (y) to receive a Financial Asset from a Securities Intermediary or acquiring the underlying Financial Asset for a Securities Intermediary, and in either case, accepting it for credit to the Custodian's securities account or (z) to become obligated under other law, regulation or rule to credit the underlying Financial Asset to a Securities Intermediary's securities account,

(2)     causing such Securities Intermediary to make entries on its books and records continuously identifying such Security Entitlement as belonging to the Custodian and continuously indicating on its books and records that such Security Entitlement is credited to one of the Custodian's Accounts, which shall at all times be securities accounts, and

(3)     causing the Custodian to continuously indicate on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Account;

(vi)     in the case of Cash or Money,

(1)     causing the delivery of such Cash or Money to the Trustee for credit to the applicable Account or to the Custodian,

(2)     if delivered to the Custodian, causing the Custodian to treat such Cash or Money as a Financial Asset maintained by such Custodian for credit to the applicable Account in accordance with the provisions of Article 8 of the UCC or causing the Custodian to deposit such Cash or Money to a deposit account over which the Custodian has control (within the meaning of Section 9-104 of the UCC), and

(3)     causing the Custodian to continuously indicate on its books and records that such Cash or Money so held is credited to the applicable Account; and

(vii)     in the case of each general intangible (including any Participation Interest in which the Participation Interest is not represented by an Instrument),

(1)     causing the filing of a Financing Statement in the office of the Recorder of Deeds of the District of Columbia, Washington, D.C., and

(2)     causing the registration of the security interests granted by this Indenture in the Register of Mortgages and Charges of the Issuer maintained at the Issuer's registered office in the Cayman Islands.

In addition, the Collateral Manager on behalf of the Issuer will obtain any and all consents required by the Underlying Instruments relating to any such general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

"Determination Date": The last day of each Collection Period.

"DIP Collateral Obligation": Any interest in a loan or financing facility that has a public or private facility rating from Moody's and is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor-in-possession as described in §1107 of the Bankruptcy Code or (ii) a trustee if appointment of such trustee has been ordered pursuant to §1104 of the Bankruptcy Code (in either such case, a "Debtor") organized under the laws of the United States or any state therein, or (b) on which the related Obligor is required to pay interest on a current basis and, with respect to either clause (a) or (b) above, the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) (A) such DIP Collateral Obligation is fully secured by liens on the Debtor's otherwise unencumbered assets pursuant to §364(c)(2) of the Bankruptcy Code or (B) such DIP Collateral Obligation is secured by liens of equal or senior priority on property of the Debtor's estate that is otherwise subject to a lien pursuant to §364(d) of the Bankruptcy Code and (ii) such DIP Collateral Obligation is fully secured based upon a current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Collateral Obligation following the emergence of the related debtor-in-possession from bankruptcy protection under Chapter 11 of the Bankruptcy Code.

"Discount Obligation": Any Collateral Obligation forming part of the Assets that is a loan acquired by the Issuer with respect to which, if such Collateral Obligation as determined by the Collateral Manager (i) has a Moody's Rating below "B3", the purchase price thereof is less than 85% of its Principal Balance or (ii) has a Moody's Rating "B3" or higher, the purchase price thereof is less than 80% of its Principal Balance, in each case until the Market Value of the Collateral Obligation for any period of 30 consecutive days equals or exceeds 90% of its Principal Balance, in which case such Collateral Obligation shall cease to be a Discount Obligation.

Any Collateral Obligation that would otherwise be considered a Discount Obligation but that is purchased with the proceeds of a sale of a Collateral Obligation that was not a Discount Obligation at the time of its purchase and was sold at a price (i) below 85% if such Collateral Obligation has a Moody's Rating lower than "B3" or (ii) below 80% if such Collateral Obligation has a Moody's Rating "B3" or higher will not be considered a Discount Obligation, so long as such purchased Collateral Obligation: (x) has a Moody's Rating no lower than the Moody's Rating of the previously sold Collateral Obligation, (y) is purchased or committed to be purchased within ten Business Days of such sale, (z) when included in the aggregate Principal Balance of all Collateral Obligations not considered Discount Obligations due to this paragraph, does not cause such aggregate Principal Balance to exceed 10% of the Aggregate Ramp-Up Par Amount at any time and (aa) is purchased at a purchase price that equals or exceeds both (1) the sale price of the sold Collateral Obligation and (2) 65% of its Principal Balance; provided (i) that to the extent the Aggregate Principal Balance of Collateral Obligations purchased since the Closing Date under this paragraph exceeds 15% of the Aggregate Ramp-Up Par Amount, such excess shall be considered Discount Obligations; provided, further, that such Collateral Obligation shall cease to be a Discount Obligation at such time as the Market Value of the Collateral Obligation for any period of 30 consecutive days equals or exceeds 90% of its Principal Balance.

"Discounted Excepted Participation Interest": Each Excepted Participation Interest that has not been elevated to an assignment of the underlying loan on or prior to the end of the Ramp-Up Period, provided that any such Excepted Participation Interest that has been elevated to an assignment of the underlying loan at any time after the end of the Ramp-Up Period shall not be deemed to be a "Discounted Excepted Participation" on or after such time.

"Distressed Exchange": In connection with any Collateral Obligation, a distressed exchange or other debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the issuer or Obligor of such Collateral Obligation has issued to the holders of such Collateral Obligation a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Collateral Obligation avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by the Issuer in connection with such exchange or restructuring meet the definition of "Collateral Obligation".

"Distribution Report": The meaning specified in Section 10.6(b).

"Diversity Score": A single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 2.

"Domicile" or "Domiciled": With respect to any issuer of or Obligor with respect to a Collateral Obligation: (a) except as provided in clauses (b), (c) and (d) below, its country of organization; (b) if it is organized in a Tax Advantaged Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager's good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries; (c) if it is organized in Ireland, its "Domicile" shall be deemed to be the country in which, in the Collateral Manager's good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries; or (d) if its payment obligations in respect of such Collateral Obligation are guaranteed by a person or entity (in a guarantee agreement with such person or entity, which guarantee agreement complies with Moody's then-current public guidelines with respect to guarantees) that is organized in the United States, then the United States.

"DTC": The Depository Trust Company, its nominees, and their respective successors.

"Due Date": Each date on which any payment is due on a Pledged Obligation in accordance with its terms.

"Effective Spread": With respect to any floating rate Collateral Obligation, the current per annum rate at which it pays interest minus LIBOR or, if such floating rate Collateral Obligation bears interest based on a floating rate index other than a London interbank offered rate-based index, the Effective Spread shall be the then-current base rate applicable to such floating rate Collateral Obligation plus the rate at which such floating rate Collateral Obligation pays interest in excess of such base rate minus three-month LIBOR; provided that (i) with respect to any unfunded commitment of any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the Effective Spread means the commitment fee payable with respect to such unfunded commitment, (ii) with respect to the funded portion of any commitment under any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the Effective Spread means the current per annum rate at which it pays interest minus LIBOR or, if such funded portion bears interest based on a floating rate index other than a London interbank offered rate-based index, the Effective Spread will be the then-current base rate applicable to such funded portion plus the rate at which such funded portion pays interest in excess of such base rate minus three-month LIBOR and (iii) with respect to any LIBOR Floor Obligation, the stated interest rate spread on such Collateral Obligation above the applicable index shall be deemed to be equal to the sum of (A) the stated interest rate spread over the applicable index and (B) the excess, if any, of the specified "floor" rate relating to such Collateral Obligation over the LIBOR rate applicable to the Secured Notes on the immediately preceding Interest Determination Date; provided, further, that the Effective Spread of any floating rate Collateral Obligation shall (i) be deemed to be zero to the extent that the Issuer or the Collateral Manager has actual knowledge that no payment of cash interest on such floating rate Collateral Obligation will be made by the Obligor thereof during the applicable due period and (ii) not include any non-cash interest; provided, further, that the Effective Spread of any Letter of Credit shall not include any amounts that the Issuer or the Collateral Manager have actual knowledge are being withheld by the related agent bank or will be deposited into a Letter of Credit Reserve Account.

"Eligible Investment Required Ratings": (a) If such obligation or security (i) has both a long term and a short term credit rating from Moody's, such ratings are "Aa3" or higher (not on credit watch for possible downgrade) and "P-1" (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody's, such rating is at least equal to or higher than the current Moody's long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody's, such rating is "P-1" (not on credit watch for possible downgrade) and (b) so long as any Class A Note is rated by Fitch, from Fitch (i) for obligations or securities with remaining maturities up to 30 days, a short-term credit rating of at least "F1" and a long-term credit rating of at least "A" (if such long-term rating exists) or (ii) for obligations or securities with remaining maturities of more than 30 days but not in excess of 60 days, a short-term rating of "F1+" and a long-term credit rating of at least "AA-" (if such long-term rating exists).

"Eligible Investments": (a) Cash or (b) any United States dollar investment that, at the time it is Delivered to the Trustee (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i)     direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America and which satisfy the Eligible Investment Required Ratings.

(ii)     demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Bank and Affiliates of the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii)     commercial paper or other short term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (iii) shall not include extendible commercial paper or asset backed commercial paper; and

(iv)     registered money market funds domiciled outside of the United States which funds have credit ratings of (x) "Aaa-mf" by Moody's and (y) "AAAmmf" by Fitch or equivalent ratings at that time by Moody's and Fitch;

provided that Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of 60 days and the Business Day prior to the next Payment Date; provided, further, that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (b) such obligation or security is subject to withholding tax unless the issuer of the security is required to make "gross-up" payments that ensure that the net amount actually received by the Issuer (after payment of all taxes, whether imposed on such Obligor or the Issuer) will equal the full amount that the Issuer would have received had no such taxes been imposed, (c) such obligation or security is secured by real property, (d) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof or (e) in the Collateral Manager's sole judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which the Trustee or an Affiliate of the Trustee is the obligor or depository institution, or provides services and receives compensation.

Notwithstanding the foregoing clauses (b)(i) through (iv) or any other criteria set forth in this definition of Eligible Investments, Eligible Investments may only include obligations or securities that constitute "cash equivalents" for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of "covered fund" for purposes of the Volcker Rule. Any direction given by the Collateral Manager to the Trustee to invest in an Eligible Investment shall be deemed to be a confirmation from the Collateral Manager to the Trustee that such Eligible Investment complies with the requirements of the foregoing sentence.

"Eligible Post-Reinvestment Principal Proceeds": As of any date of determination (and on a cumulative basis), 50% of the aggregate amount of Principal Proceeds (whether received in the current Collection Period or in any prior Collection Period (or portion thereof), in each case, after the end of the Reinvestment Period) actually received by the Issuer after the end of the Reinvestment Period in respect of (i) sales of Credit Improved Obligations and Credit Impaired Obligations and (ii) Unscheduled Principal Payments, in each case, as of such date of determination.

"Entitlement Holder": The meaning specified in Section 8-102(a)(7) of the UCC.

"Entitlement Order": The meaning specified in Section 8-102(a)(8) of the UCC.

"Equity Security": Any security or debt obligation which at the time of acquisition, conversion or exchange does not satisfy one or more of the requirements of the definition of "Collateral Obligation" (other than clause (xx)) and is not an Eligible Investment; it being understood that Equity Securities may not be purchased by the Issuer but may be received by the Issuer in exchange for a Collateral Obligation or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

"ERISA": The United States Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Subscription Agreement": A subscription agreement containing ERISA-related representations, warranties and covenants substantially in the form set forth in Exhibit B6 hereto.

"Euroclear": Euroclear Bank S.A./N.V. as operator of the Euroclear System.

"Event of Default": The meaning specified in Section 5.1.

"Excepted Advances": Customary advances made to protect or preserve rights against the borrower of or Obligor under a Collateral Obligation or to indemnify an agent or representative for lenders pursuant to the Underlying Instruments.

"Excepted Participation Interest": Any Participation Interest that was acquired by the Issuer pursuant to a Master Participation Agreement.

"Excepted Property": The meaning specified in the Granting Clause.

"Excess CCC/Caa Adjustment Amount": As of any date of determination, an amount equal to the product of (i) the Aggregate Principal Balance of all Collateral Obligations included in the CCC/Caa Excess multiplied by (ii) 1 minus the weighted average Market Value (expressed as a percentage of the par amount of each such Collateral Obligation) of all Collateral Obligations included in the CCC/Caa Excess.

"Excess Weighted Average Fixed Coupon": As of any Measurement Date, a percentage equal to the product obtained by multiplying (a) the greater of zero and the excess, if any, of the Weighted Average Fixed Coupon over the Minimum Weighted Average Fixed Coupon by (b) the number obtained by dividing the Aggregate Principal Balance of all fixed rate Collateral Obligations (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Obligation) by the Aggregate Principal Balance of all floating rate Collateral Obligations (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Obligation).

"Excess Weighted Average Floating Spread": As of any Measurement Date, an amount equal to the product obtained by multiplying (a) the greater of zero and the excess, if any, of the Weighted Average Floating Spread over the Minimum Floating Spread by (b) the number obtained by dividing the Aggregate Principal Balance of all floating rate Collateral Obligations (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Obligation) by the Aggregate Principal Balance of all fixed rate Collateral Obligations (excluding any Defaulted Obligation and, to the extent of any non-cash interest, any Deferrable Obligation).

"Exchange Act": The United States Securities Exchange Act of 1934, as amended from time to time.

"Expense Reserve Account": The trust account established pursuant to Section 10.3(d).

"FATCA": Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or analogous provisions of non-U.S. law.

"Federal Reserve Board": The Board of Governors of the Federal Reserve System.

"Financial Asset": The meaning specified in Section 8-102(a)(9) of the UCC.

"Financing Statements": The meaning specified in Section 9-102(a)(39) of the UCC.

"First Lien Last Out Loan": A loan that would otherwise be a Senior Secured Loan, but which can by its terms become subordinate in right of payment to another obligation of the Obligor of the loan with respect to liquidation.

"Fitch": Fitch Ratings, Inc., and any successor in interest, provided that if Fitch is no longer rating the Class A Notes at the request of the Issuer, references to it hereunder and under and for all purposes of the Indenture and the other Transaction Documents shall be inapplicable and shall have no force or effect.

"Fitch Eligible Counterparty Ratings": With respect to an institution, investment or counterparty, a short-term credit rating of at least "F1" and a long-term credit rating of at least "A" by Fitch.

"Fitch Rating" has the meaning specified in Schedule 4 hereto.

"GAAP": The meaning specified in Section 6.3(j).

"Global Notes": Any Regulation S Global Notes or Rule 144A Global Notes.

"Global Rating Agency Condition": With respect to any action taken or to be taken by or on behalf of the Issuer, satisfaction of the Moody's Rating Condition (to the extent applicable) and the delivery of prior written notice of such action to Fitch.

"Grant" or "Granted": To grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Pledged Obligations, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Pledged Obligations, and all other Monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Group Country": Any Group I Country, Group II Country, Group III Country or Group IV Country.

"Group I Country": Australia, The Netherlands, The United Kingdom and New Zealand.

"Group II Country": Germany, Sweden and Switzerland.

"Group III Country": Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg and Norway.

"Group IV Country": Greece, Italy, Portugal and Japan.

"Hedge Agreements": Any interest rate swap, floor and/or cap agreements, including, without limitation, one or more interest rate basis swap agreements, between the Issuer and any Hedge Counterparty, as amended from time to time, and any replacement agreement entered into pursuant to Section 16.1.

"Hedge Counterparty": Any one or more institutions entering into or guaranteeing a Hedge Agreement with the Issuer that satisfies the Required Hedge Counterparty Rating that has entered into a Hedge Agreement with the Issuer, including any permitted assignee or successor under the Hedge Agreements.

"Hedge Counterparty Collateral Account": Each account established pursuant to Section 10.4.

"Hedge Counterparty Credit Support": As of any date of determination, any cash or cash equivalents on deposit in, or otherwise to the credit of, the Hedge Counterparty Collateral Account in an amount required to satisfy the then-current Rating Agency criteria.

"Holder": With respect to any Note, the Person whose name appears on the Register as the registered holder of such Note or the holder of a beneficial interest in (i.e. a beneficial owner of) such Note, except as otherwise provided for in this Indenture.

"IAI": An institutional Accredited Investor as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act.

"IAI/QP": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both (a) an IAI and (b) a Qualified Purchaser or an entity owned exclusively by Qualified Purchasers.

"Illiquid Asset": The meaning specified in Section 12.3.

"Incentive Management Fee": The fee payable to the Collateral Manager on each Payment Date on and after which the Incentive Management Fee Threshold has been met, pursuant to Section 8(a) of the Collateral Management Agreement and the Priority of Payments, in an amount equal to 20% of any remaining Interest Proceeds and Principal Proceeds, as applicable, on such Payment Date.

"Incentive Management Fee Threshold": The threshold that will be satisfied on any Payment Date if the Holders of the Junior Subordinated Notes have received an annualized internal rate of return (computed using the "XIRR" function in Microsoft® Excel or an equivalent function in another software package and based on the respective dates of issuance and an aggregate purchase price of $28,937,250 for the Junior Subordinated Notes) of at least 12% on the outstanding investment in the Junior Subordinated Notes as of such Payment Date after giving effect to all payments made or to be made on such Payment Date.

"Incurrence Covenant": A covenant by the underlying Obligor under a loan to comply with one or more financial covenants only upon the occurrence of certain actions of the underlying Obligor or certain events relating to the underlying Obligor, including, but not limited to, a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture, unless, as of any date of determination, such action was taken or such event has occurred, in each case the effect of which causes such covenant to meet the criteria of a Maintenance Covenant.

"Indenture": This instrument as originally executed and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

"Independent": As to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. "Independent" when used with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants. For purposes of this definition, no manager or director of any Person will fail to be Independent of such Person solely because such manager or director acts as an independent manager or independent director thereof or of any affiliates of such Person.

Whenever any Independent Person's opinion or certificate is to be furnished to the Trustee, such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

Any pricing service, certified public accountant or legal counsel that is required to be Independent of another Person under this Indenture must satisfy the criteria above with respect to the Issuer and the Collateral Manager.

"Index Maturity": With respect to any Class of Notes, the period indicated with respect to such Class in Section 2.3.

"Information": S&P's "Credit Estimate Information Requirements" dated August 2011 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

"Information Agent": The meaning specified in Section 14.16.

"Initial Purchaser": BNPP, in its capacity as the initial purchaser under the Purchase Agreement.

"Initial Rating": With respect to any Class of Secured Notes, the rating or ratings, if any, indicated in Section 2.3.

"Instrument": The meaning specified in Section 9-102(a)(47) of the UCC.

"Interest Accrual Period": (i) With respect to the initial Payment Date (or, in the case of a Class that is subject to Refinancing, the first Payment Date following the Refinancing), the period from and including the Closing Date (or, in the case of a Refinancing, the date of issuance of the Replacement Notes), to but excluding such Payment Date; and (ii) with respect to each succeeding Payment Date, the period from and including the immediately preceding Payment Date to but excluding the following Payment Date until the principal of the Notes is paid or made available for payment; provided, that any interest bearing notes issued after the Closing Date in accordance with the terms of this Indenture shall accrue interest during the Interest Accrual Period in which such additional notes are issued from and including the applicable date of issuance of such additional notes to but excluding the last day of such Interest Accrual Period at the applicable Interest Rate.

"Interest Collection Subaccount": The meaning specified in Section 10.2(a).

"Interest Coverage Ratio": With respect to any designated Class or Classes of Secured Notes, as of any date of determination, on or after the Determination Date immediately preceding the third Payment Date, the percentage derived by dividing:

(a)     the sum of (i) the Collateral Interest Amount as of such date of determination minus (ii) amounts payable (or expected as of the date of determination to be payable) on the following Payment Date as set forth in clauses (A), (B) and (C) of Section 11.1(a)(i); by

(b)     interest due and payable on the Secured Notes of such Class or Classes and each Priority Class of Secured Notes on such Payment Date (excluding Deferred Interest and any interest on the Deferred Interest with respect to any such Class or Classes).

"Interest Coverage Test": A test that is satisfied with respect to any specified Class or Classes of Secured Notes, if as of the Determination Date immediately preceding the third Payment Date, and at any date of determination occurring thereafter (i) the Interest Coverage Ratio for such Class or Classes is at least equal to the applicable Required Coverage Ratio for such Class or Classes, or (ii) such Class or Classes is no longer outstanding.

"Interest Determination Date": (i) With respect to the first Interest Accrual Period, the second London Banking Day preceding the Closing Date and (ii) for each Interest Accrual Period after the first Interest Accrual Period, the second London Banking Day preceding the first day of each Interest Accrual Period.

"Interest Proceeds": With respect to any Collection Period or Determination Date, without duplication, the sum of: (i) all payments of interest and other income (including delayed compensation but excluding any interest due on any Deferrable Obligation that has been deferred or capitalized at the time of acquisition) received by the Issuer during the related Collection Period on the Collateral Obligations and Eligible Investments, including the accrued interest received in connection with a sale thereof during the related Collection Period, less any such amount that represents Principal Financed Accrued Interest; (ii) all principal and interest payments received by the Issuer during the related Collection Period on Eligible Investments purchased with Interest Proceeds; (iii) all amendment and waiver fees, late payment fees, ticking fees and other fees received by the Issuer during the related Collection Period, except for those in connection with (a) the lengthening of the maturity of the related Collateral Obligation or (b) the reduction of the par of the related Collateral Obligation as determined by the Collateral Manager at its discretion (with notice to the Trustee and the Collateral Administrator); (iv) any payment received with respect to any Hedge Agreement other than (a) an upfront payment received upon entering into such Hedge Agreement or (b) a payment received as a result of the termination of any Hedge Agreement to the extent not used by the Issuer to enter into a new or replacement Hedge Agreement (for purposes of this subclause (iv), any such payment received or to be received on or before the last day of the Collection Period in respect of such Payment Date will be deemed received in respect of the preceding Collection Period and included in the calculation of Interest Proceeds received in such Collection Period); (v) any payments received as repayment for Excepted Advances; (vi) any amounts deposited in the Interest Collection Subaccount from the Expense Reserve Account or the Ramp-Up Account pursuant to Section 10.3 in respect of the related Determination Date; (vii) any proceeds from an Issuer Subsidiary Asset characterized as "Interest Proceeds" received by the Issuer from any Issuer Subsidiary; and (viii) commitment fees, letter of credit fees and other similar fees received by the Issuer during such Collection Period in respect of Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations; provided that except as set forth in clause (vi) above, any amounts received in respect of (1) any Defaulted Obligation or (2) from an Issuer Subsidiary, in respect of an Issuer Subsidiary Asset that was acquired or received in connection with a workout or restructuring of such Defaulted Obligation will constitute (A) Principal Proceeds (and not Interest Proceeds) until the aggregate of all recoveries in respect of such Defaulted Obligation (including any such proceeds from such Issuer Subsidiary, in respect of such Issuer Subsidiary Asset) since immediately before it became a Defaulted Obligation equals the outstanding Principal Balance (excluding any unfunded commitment on any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation) of such Collateral Obligation immediately before it became a Defaulted Obligation, and then (B) Interest Proceeds thereafter; provided, further, that amounts described in clause (i) of the definition of Principal Financed Accrued Interest may be designated by the Collateral Manager as Interest Proceeds as long as the Aggregate Principal Balance on the date of such designation of the (a) Collateral Obligations and (b) Eligible Investments representing Principal Proceeds equals or exceeds the Aggregate Ramp-Up Par Amount (on a pro forma basis); provided, further, that amounts that would otherwise constitute Interest Proceeds may be designated as Principal Proceeds pursuant to Section 7.17(c) with notice to the Collateral Administrator; provided, further, that all payments (interest, principal and otherwise) from any Credit Amendment that does not satisfy the Weighted Average Life Test shall be designated as Principal Proceeds. Notwithstanding the foregoing, in the Collateral Manager's sole discretion (to be exercised on or before the related Determination Date), on any date after the first Payment Date, Interest Proceeds in any Collection Period may be deemed to be Principal Proceeds so long as no such designation would result in an interest deferral on any Class of Secured Notes. Under no circumstances shall Interest Proceeds include the Excepted Property or any interest earned thereon.

"Interest Reserve Account": The trust account established pursuant to Section 10.3(e).

"Investment Advisers Act": The Investment Advisers Act of 1940, as amended from time to time.

"Investment Company Act": The Investment Company Act of 1940, as amended from time to time.

"Investment Criteria": The criteria specified in Section 12.2.

"Investment Criteria Adjusted Balance": With respect to any Asset, the Principal Balance of such Asset; provided that for all purposes the Investment Criteria Adjusted Balance of any: (i) Deferring Obligation shall be the Moody's Collateral Value of such Deferring Obligation, (ii) Discount Obligation shall be the purchase price (expressed as a dollar amount) of such Discount Obligation; and (iii) CCC/Caa Collateral Obligation included in the CCC/Caa Excess shall be the Market Value of such Collateral Obligation; provided, further, that the Investment Criteria Adjusted Balance for any Collateral Obligation that satisfies more than one of the definitions of Deferring Obligation, Discount Obligation or is included in the CCC/Caa Excess shall be the lowest amount determined pursuant to clauses (i), (ii) or (iii).

"Irish Listing Agent": The meaning specified in Section 7.2.

"Issuer": JMP Credit Advisors CLO IV Ltd., until a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter "Issuer" shall mean such successor Person.

"Issuer Order": A written order dated and signed in the name of the Issuer or the Co-Issuer (which written order may be a standing order) by an Authorized Officer of the Issuer or the Co-Issuer, as applicable, or, to the extent permitted herein or in the Collateral Management Agreement, by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer. For the avoidance of doubt, an order or request provided in an email or other electronic communication acceptable to the Trustee sent by an Authorized Officer of the Issuer or Co-Issuer or by an Authorized Officer of the Collateral Manager on behalf of the Issuer or the Co-Issuer shall constitute an Issuer Order, in each case except to the extent that the Trustee requests otherwise.

"Issuer Request": A written request dated and signed in the name of the Issuer or the Co-Issuer (which written request may be a standing request) by an Authorized Officer of the Issuer or the Co-Issuer, as applicable, or, to the extent permitted herein or in the Collateral Management Agreement, by the Collateral Manager by an Authorized Officer thereof, on behalf of the Issuer.

"Issuer Subsidiary": The meaning specified in Section 7.16(e).

"Issuer Subsidiary Asset": The meaning specified in Section 7.16(g).

"Junior Class": With respect to a particular Class of Notes, each Class of Notes that is subordinated to such Class, as indicated in Section 2.3.

"Junior Subordinated Notes": The junior subordinated notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Knowledgeable Employee": The meaning specified in Rule 3c-5 under the Investment Company Act.

"Letter of Credit": A facility whereby (i) a fronting bank ("LOC Agent Bank") issues or will issue a letter of credit ("LC") for or on behalf of a borrower pursuant to an underlying instrument, (ii) in the event that the LC is drawn upon and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees it receives for providing the LC to the lender/participant.

"Letter of Credit Reserve Account": The meaning specified in Section 7.16(h).

"LIBOR": (i) With respect to the Secured Notes and the Senior Subordinated Notes, the meaning set forth in Exhibit C and (ii) with respect to a Collateral Obligation, the "Libor" rate determined in accordance with the terms of such Collateral Obligation.

"Libor": The London interbank offered rates.

"LIBOR Floor Obligation": As of any date, a floating rate Collateral Obligation (a) for which the related Underlying Instruments allow a Libor rate option, (b) that provides that such Libor rate is (in effect) calculated as the greater of (i) a specified "floor" rate per annum and (ii) the London interbank offered rate for the applicable interest period for such Collateral Obligation and (c) that, as of such date, bears interest based on such Libor rate option, but only if as of such date the London interbank offered rate for the applicable interest period is less than such floor rate.

"Listed Notes": The Notes specified as such in Section 2.3.

"LOC Agent Bank": The meaning specified in the definition of "Letter of Credit" in this Section 1.1.

"London Banking Day": A day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

"Maintenance Covenant": As of any date of determination, a covenant by the underlying Obligor of a loan to comply with one or more financial covenants during each reporting period applicable to such loan, whether or not any action by, or event relating to, the underlying Obligor occurs after such date of determination.

"Majority": With respect to any Class of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class.

"Management Fee Interest": Collectively, the Subordinated Management Fee Interest and the Deferred Subordinated Management Fee Interest.

"Management Fees": Collectively, the Senior Management Fee, the Subordinated Management Fee and the Incentive Management Fee.

"Margin Stock": "Margin Stock" as defined under Regulation U issued by the Federal Reserve Board, including any debt security which is by its terms convertible into "Margin Stock."

"Market Value": With respect to any loans or other assets, the amount (determined by the Collateral Manager) equal to the product of the principal amount thereof and the price determined in the following manner:

(i)     the quote determined by any of Loan Pricing Corporation, MarkIt Partners, or any other nationally recognized loan pricing service selected by the Collateral Manager, or

(ii)     if such quote described in clause (i) is not available, the average of the bid-side quotes determined by three broker-dealers active in the trading of such asset that are Independent (with respect to each other and the Collateral Manager); or

(A)     if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(B)     with respect to determining Market Value in connection with calculating the Adjusted Collateral Principal Amount only, if only one such bid can be obtained, such bid; provided that this subclause (B) shall not apply at any time at which the Collateral Manager is not a registered investment adviser under the Investment Advisers Act; or

(iii)     if such quote or bid described in clause (i) or (ii) is not available, then the Market Value of such Collateral Obligation shall be the lower of (x) the Market Value determined by the Collateral Manager, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it and (y) the purchase price of such Collateral Obligation; provided that, if the Collateral Manager is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (iii) for more than thirty days; or

(iv)     if the Market Value of an asset is not determined in accordance with clause (i), (ii) or (iii) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (i) or (ii) above;

provided that, for purposes of determining the Market Value of any CCC/Caa Collateral Obligation included in the Excess CCC/Caa Adjustment Amount, such Market Value may not exceed the principal amount of such Collateral Obligation.

"Maturity": With respect to any Note, the date on which the unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

"Master Participation Agreement": Each of the master participation agreements, dated as of June 2, 2017 and as of June 13, 2017, in each case, between the Issuer and another CLO managed by the Collateral Manager (as amended from time to time in accordance with its terms) and collectively, the "Master Participation Agreements".

"Maximum Investment Amount": As of any date of determination, the sum of, without duplication, (a) the Collateral Principal Amount, (b) the outstanding principal amount of all Defaulted Obligations that have been Defaulted Obligations for longer than three years and (c) the aggregate amount of all Principal Financed Accrued Interest.

"Maximum Moody's Rating Factor Test": A test that will be satisfied on any date of determination if the Moody's Adjusted Weighted Average Rating Factor of the Collateral Obligations is less than or equal to the lesser of (i) the sum of (a) the number set forth in the column entitled "Maximum Moody's Weighted Average Rating Factor" in the Asset Quality Matrix, based upon the applicable "row/column combination" chosen by the Collateral Manager with notice to the Collateral Administrator (or the linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) in accordance with Section 7.17(e), plus (b) the Moody's Weighted Average Recovery Adjustment and (ii) 3200.

"Measurement Date": (i) Any day on which the Issuer purchases, or enters into a commitment to purchase, a Collateral Obligation or promptly after an Officer of the Collateral Manager becomes aware that a default of a Collateral Obligation has occurred, (ii) any Determination Date, (iii) the date as of which the information in any Monthly Report or Distribution Report is calculated, (iv) with five 5 Business Days prior written notice, any Business Day requested by the Rating Agencies and (v) the last day of the Ramp-Up Period; provided that in the case of (i) through (iv), no "Measurement Date" can occur prior to the last day of the Ramp-Up Period.

"Memorandum and Articles": The Issuer's Memorandum and Articles of Association, as they may be amended, revised or restated from time to time.

"Merging Entity": The meaning specified in Section 7.10.

"Minimum Fixed Coupon Test": A test that will be satisfied on any date of determination if the Weighted Average Fixed Coupon plus the Excess Weighted Average Floating Spread equals or exceeds the Minimum Weighted Average Fixed Coupon.

"Minimum Floating Spread": The number set forth in the column entitled "Minimum Weighted Average Spread" in the Asset Quality Matrix based upon the applicable "row/column combination" chosen by the Collateral Manager with notice to the Trustee and the Collateral Administrator (or the linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) in accordance with Section 7.17(e) (the "Matrix Combination"), reduced by the Moody's Weighted Average Recovery Adjustment; provided that the Minimum Floating Spread shall not be lower than 2.45%.

"Minimum Floating Spread Test": The test that is satisfied on any date of determination if the Weighted Average Floating Spread plus the Excess Weighted Average Fixed Coupon equals or exceeds the Minimum Floating Spread.

"Minimum Weighted Average Fixed Coupon" means (i) if any of the Collateral Obligations are fixed rate obligations, 7.00% and (ii) otherwise 0.00%.

"Money": The meaning specified in Section 1.1-201(24) of the UCC.

"Monthly Report": The meaning specified in Section 10.6(a).

"Monthly Report Determination Date": The meaning specified in Section 10.6(a).

"Moody's": Moody's Investors Service, Inc. and any successor thereto.

"Moody's Adjusted Weighted Average Rating Factor": As of any date of determination, a number equal to the Moody's Weighted Average Rating Factor determined in the following manner: for purposes of determining a Moody's Default Probability Rating, Moody's Rating or Moody's Derived Rating in connection with determining the Moody's Weighted Average Rating Factor for purposes of this definition, the last paragraph of the definition of "Moody's Default Probability Rating" and "Moody's Derived Rating" and the penultimate paragraph of the definition of "Moody's Rating" shall each be disregarded, and instead each applicable rating on credit watch by Moody's that is on (a) positive watch will be treated as having been upgraded by one rating subcategory, (b) negative watch will be treated as having been downgraded by two rating subcategories, (c) positive outlook will be treated with no change to the rating subcategory, and (d) negative outlook will be treated as having been downgraded by one rating subcategory.

"Moody's Collateral Value": As of any date of determination, with respect to any Defaulted Obligation, Deferring Obligation or Discounted Excepted Participation Interest, the lesser of (i) the Moody's Recovery Amount of such Defaulted Obligation, Deferring Obligation or Discounted Excepted Participation Interest as of such date and (ii) the Market Value of such Defaulted Obligation, Deferring Obligation or Discounted Excepted Participation Interest as of such date.

"Moody's Counterparty Criteria": With respect to any Participation Interest proposed to be acquired by the Issuer, criteria that will be met if immediately after giving effect to such acquisition, (x) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with Selling Institutions that have the same or a lower Moody's credit rating does not exceed the "Aggregate Percentage Limit" set forth below for such Moody's credit rating and (y) the percentage of the Collateral Principal Amount that consists in the aggregate of Participation Interests with any single Selling Institution that has the Moody's credit rating set forth below or a lower credit rating does not exceed the "Individual Percentage Limit" set forth below for such Moody's credit rating:

Moody's credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
Aaa	20.0%	20.0%
Aa1	20.0%	10.0%
Aa2	20.0%	10.0%
Aa3	15.0%	10.0%
A1	10.0%	5.0%
A2 and "P-1"	5.0%	5.0%
A3	0%	0%

"Moody's Default Probability Rating": With respect to any Collateral Obligation, the rating determined pursuant to Schedule 3.

"Moody's Derived Rating": With respect to any Collateral Obligation whose Moody's Rating or Moody's Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, the rating determined for such Collateral Obligation as set forth in Schedule 3.

"Moody's Diversity Test": A test that will be satisfied on any date of determination if the Diversity Score (rounded to the nearest whole number) equals or exceeds the greater of (x) the number set forth in the column entitled "Minimum Diversity Score" in the Asset Quality Matrix based upon the applicable "row/column combination" chosen by the Collateral Manager with notice to the Trustee and the Collateral Administrator (or the linear interpolation between two adjacent rows and/or two adjacent columns, as applicable) in accordance with Section 7.17(e) and (y) solely during the Reinvestment Period, 50.

"Moody's Industry Classification": The industry classifications set forth in Schedule 1, as such industry classifications shall be updated at the sole option of the Collateral Manager (with notice to the Trustee and the Collateral Administrator) if Moody's publishes revised industry classifications.

"Moody's Minimum Weighted Average Recovery Rate Test": The test that will be satisfied on any date of determination if the Moody's Weighted Average Recovery Rate equals or exceeds 44%.

"Moody's Non-Senior Secured Loan": Any assignment of or Participation Interest in or other interest in a loan that is not a Moody's Senior Secured Loan.

"Moody's Ramp-Up Condition": A condition that will be satisfied if the Issuer or the Collateral Manager, as the case may be, has provided to Moody's both (1) a Ramp-Up Period Report that shows that the Aggregate Ramp-Up Par Condition was satisfied, each Par Value Ratio Test was satisfied, the Concentration Limitations were complied with and the Portfolio Quality Test was satisfied and (2) the Ramp-Up Period Issuer Certificate that (i) indicates the Issuer has received a Ramp-Up Period Accountants' Report that recalculates information set forth on the Ramp-Up Period Report, (ii) certifies, based on the information in such Ramp-Up Period Accountants' Report and the comparisons performed by the Trustee and the Collateral Manager in accordance with Section 7.17(b), that the information in the Ramp-Up Period Report is accurate in all material respects and (iii) attributes such conclusions from the foregoing review to the Issuer. For the avoidance of doubt, neither the Ramp-Up Period Report nor the Ramp-Up Period Issuer Certificate will include the Ramp-Up Period Accountants' Report.

"Moody's Ramp-Up Failure": The meaning specified in Section 7.17(c).

"Moody's Rating": With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(i)     With respect to a Collateral Obligation (A) that is publicly rated by Moody's, such public rating (B) that is not publicly rated by Moody's but for which a rating or rating estimate has been assigned by Moody's upon the request of the Issuer or the Collateral Manager, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation or (C) for which neither clause (A) nor (B) applies but that has a private point-in-time rating assigned to it by Moody's within the preceding 12 months, such private point-in-time rating;

(ii)     With respect to a Collateral Obligation that is a Moody's Senior Secured Loan or Participation Interest in a Moody's Senior Secured Loan, if not determined pursuant to clause (i) above, if the obligor of such Collateral Obligation has a corporate family rating by Moody's, then the Moody's rating that is one subcategory higher than such corporate family rating;

(iii)     With respect to a Collateral Obligation, if not determined pursuant to clause (i) or (ii) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations publicly rated by Moody's, then the Moody's public rating on any such obligation (or, if such Collateral Obligation is a Moody's Senior Secured Loan, the Moody's rating that is two subcategories higher than the Moody's public rating on any such senior unsecured obligation) as selected by the Collateral Manager in its sole discretion;

(iv)     With respect to a Collateral Obligation (other than a Moody's Senior Secured Loan or Participation Interest in a Moody's Senior Secured Loan), if not determined pursuant to clause (i) through (iii) above, if the obligor of such Collateral Obligation has a corporate family rating by Moody's, then the Moody's rating that is one subcategory lower than such corporate family rating;

(v)     With respect to a Collateral Obligation (other than a Moody's Senior Secured Loan or Participation Interest in a Moody's Senior Secured Loan), if not determined pursuant to clause (i) through (iv) above, if the obligor of such Collateral Obligation has one or more subordinated obligations publicly rated by Moody's, then the Moody's rating that is one subcategory higher than the Moody's public rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(vi)     With respect to a Collateral Obligation, if not determined pursuant to clause (i) through (v) above, the Moody's Derived Rating; and

(vii)     With respect to a Collateral Obligation, if not determined pursuant to clause (i) through (vi) above, "Caa3".

For purposes of calculating a Moody's Rating, each applicable rating, at the time of calculation, (i) on credit watch by Moody's with positive implications will be treated as having been upgraded by one rating subcategory, (ii) on credit watch by Moody's with negative implications will be treated as having been downgraded by one rating subcategory and (iii) on either negative outlook or positive outlook by Moody's will not be treated as having been downgraded or upgraded by any rating subcategories.

With respect to any credit estimate assigned by Moody's to a Collateral Obligation hereunder, the Issuer (or the Collateral Manager on the Issuer's behalf) shall send to Moody's the related Obligor's updated financial information upon receipt thereof from such Obligor and will use commercially reasonable efforts to obtain such information at least (x) annually and (y) upon any significant change in the financial condition of such Obligor or any material amendment to its Underlying Instruments (in each case, as determined by the Collateral Manager in its commercially reasonable business judgment) but (in each case) only to the extent such Obligor is required to provide it pursuant to the Underlying Instruments.

"Moody's Rating Condition": For so long as Moody's is a Rating Agency, a condition that is satisfied if:

(i)     with respect to the end of the Ramp-Up Period rating confirmation procedure described in Sections 7.17(a) through (d), Moody's provides written confirmation (including by means of electronic message, facsimile transmission, press release, posting to its internet website, or other means then considered industry standard) that Moody's will not downgrade or withdraw its Initial Rating of the Secured Notes of each Class; or

(ii)     with respect to any other event or action, Moody's has, upon request of the Collateral Manager or the Issuer, confirmed in writing (including by means of electronic message, facsimile transmission, press release, posting to its internet website, or other means then considered industry standard) to the Issuer, the Trustee, the Collateral Administrator and the Collateral Manager that no immediate withdrawal or reduction with respect to its then-current rating by Moody's of the Secured Notes of each Class will occur as a result of such event or action; provided that the Moody's Rating Condition will not be applicable if no Secured Notes remain Outstanding;

provided further that if Moody's (a) makes a public announcement or informs the Issuer, the Collateral Manager or the Trustee that (i) it believes the Moody's Rating Condition is not required with respect to an action or (ii) its practice is to not give such confirmations, or (b) it no longer constitutes a Rating Agency under this Indenture, the Moody's Rating Condition will not apply.

"Moody's Rating Factor": For each Collateral Obligation, the number set forth in the table below opposite the Moody's Default Probability Rating of such Collateral Obligation.

Moody's Default Probability Rating	Moody's Rating Factor	Moody's Default Probability Rating	Moody's Rating Factor

Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

"Moody’s Rating Factor Adjustment Amount":  With respect to the Minimum Floating Spread for each Matrix Combination, (A) if the Minimum Floating Spread is less than 2.75%, 45, (B) if the Minimum Floating Spread is equal to or greater than 2.75% but less than 2.95%, 53, (C) if the Minimum Floating Spread is at equal to or greater than 2.95% but less than 3.45%, 55, (D) if the Minimum Floating Spread is equal to or greater than 3.45% but less than 4.15%, 57, (E) if the Minimum Floating Spread is equal to or greater than 4.15% but less than 4.85%, 62, and (F) if the Minimum Floating Spread is equal to or greater than 4.85%, 64.

"Moody's Recovery Amount": With respect to any Collateral Obligation, an amount equal to the product of (i) the applicable Moody's Recovery Rate and (ii) the Principal Balance of such Collateral Obligation.

"Moody's Recovery Rate": With respect to any Collateral Obligation, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(i)     if the Collateral Obligation has been specifically assigned a recovery rate by Moody's (for example, in connection with the assignment by Moody's of an estimated rating), such recovery rate;

(ii)     if the preceding clause does not apply to the Collateral Obligation, and the Collateral Obligation is a Moody's Senior Secured Loan or Moody's Non-Senior Secured Loan (in each case other than a DIP Collateral Obligation), the rate determined pursuant to the table below based on the number of rating subcategories difference between the Collateral Obligation's Moody's Rating and its Moody's Default Probability Rating (for purposes of clarification, if the Moody's Rating is higher than the Moody's Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody's Ratings Subcategories Difference Between the Moody's Rating and the Moody's Default Probability Rating	Moody's Senior Secured Loans	Second Lien Loans and First Lien Last Out Loans (provided that such Collateral Obligations must have both a corporate family rating and an instrument rating assigned by Moody's)	Unsecured Loans and all other Collateral Obligations that do not fall under the previous two columns
+2 or more	60.0%	55.0%	45.0%
+1	50.0%	45.0%	35.0%
0	45.0%	35.0%	30.0%
-1	40.0%	25.0%	25.0%
-2	30.0%	15.0%	15.0%
-3 or less	20.0%	5.0%	5.0%
or

(iii)     if the Collateral Obligation is a DIP Collateral Obligation (other than a DIP Collateral Obligation which has been specifically assigned a recovery rate by Moody's), 50%.

"Moody's Senior Secured Loan": The meaning specified in Schedule 3.

"Moody's Weighted Average Rating Factor": The number (rounded up to the nearest whole number) determined by the following calculation:

The Principal Balance of each Collateral Obligation (excluding any Current Pay Obligation and Defaulted Obligation)	X	The Moody's Rating Factor of such Collateral Obligation (as described above)

divided by

The Aggregate Principal Balance of all such Collateral Obligations.

"Moody's Weighted Average Recovery Adjustment": As of any date of determination, the greater of (a) zero and (b) the product of (i)(A) the Moody's Weighted Average Recovery Rate as of such date of determination multiplied by 100 minus (B) 44 and (ii) (A) with respect to the adjustment of the Maximum Moody's Rating Factor Test, the applicable Moody's Rating Factor Adjustment Amount and (B) with respect to the adjustment of the Minimum Floating Spread, 0.05%; provided that if the Weighted Average Moody's Recovery Rate for purposes of determining the Moody's Weighted Average Recovery Adjustment is greater than 60%, then such Weighted Average Moody's Recovery Rate will equal 60% unless the Moody's Rating Condition is satisfied.

"Moody's Weighted Average Recovery Rate": As of any date of determination, the number, expressed as a percentage, obtained by summing the product of the Moody's Recovery Rate on such Measurement Date of each Collateral Obligation (excluding any Defaulted Obligation) and the Principal Balance of such Collateral Obligation, dividing such sum by the Aggregate Principal Balance of all such Collateral Obligations and rounding up to the first decimal place.

"Non-Call Period": The period from the Closing Date to but excluding the Payment Date in July 2019.

"Non-Emerging Market Obligor": An Obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least "Aa2" by Moody's or (y) without duplication, the United States.

"Non-Permitted ERISA Holder": The meaning specified in Section 2.12(d).

"Non-Permitted Holder": The meaning specified in Section 2.12(b).

"Note Interest Amount": With respect to any specified Class of Secured Notes and any Payment Date, the amount of interest for the next Interest Accrual Period payable in respect of each U.S.$100,000 Outstanding principal amount of such Class of Secured Notes.

"Note Interest Rate": With respect to any specified Class of Secured Notes, the per annum interest rate payable on the Secured Notes of such Class with respect to each Interest Accrual Period equal to LIBOR for such Interest Accrual Period plus the spread specified in Section 2.3 with respect to such Secured Notes.

"Noteholder" or "Noteholders": With respect to any Note, the Person(s) whose name(s) appear(s) on the Register as the registered holder(s) of such Note.

"Notes": Collectively, the Secured Notes and the Subordinated Notes authorized by, and authenticated and delivered under, this Indenture (as specified in Section 2.3) or any supplemental indenture (and including any Additional Notes issued hereunder pursuant to Section 2.4).

"NRSRO": Any nationally recognized statistical rating organization, other than the Rating Agencies.

"NRSRO Certification": A certification substantially in the form of Exhibit E executed by a NRSRO in favor of the Issuer and the Information Agent that states that such NRSRO has provided the Issuer with the appropriate certifications under Exchange Act Rule 17g-5(a)(3)(iii)(B) and that such NRSRO has access to the 17g-5 Website.

"Obligor": The obligor or guarantor under a loan.

"Offer": The meaning specified in Section 10.7(c)

"Offering": The offering of the Notes pursuant to the Offering Circular.

"Offering Circular": The offering circular, dated June 26, 2017 relating to the Notes, including any supplements thereto.

"Officer": With respect to the Issuer, the Co-Issuer and any corporation or limited liability company, any director, manager, the Chairman of the Board of Directors, the President, any Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of such entity or any Person authorized by such entity and shall, for the avoidance of doubt, include any duly appointed attorney-in-fact of the Issuer; with respect to any partnership, any general partner thereof or any Person authorized by such entity; with respect to a limited liability company, any member thereof or any Person authorized by such entity; and with respect to the Trustee, any Trust Officer.

"offshore transaction": The meaning specified in Regulation S.

"Opinion of Counsel": A written opinion addressed to the Trustee and, if required by the terms hereof, the Rating Agencies, in form and substance reasonably satisfactory to the Trustee (and if so addressed, the Rating Agencies), of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands) in the relevant jurisdiction, which attorney (or law firm) may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer or the Co-Issuer, as the case may be, and which firm or attorney, as the case may be, shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory, which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee (and, if required by the terms hereof, the Rating Agencies) or shall state that the Trustee (and, if required by the terms hereof, the Rating Agencies) shall be entitled to rely thereon.

"Optional Redemption": A redemption of the Notes in accordance with Section 9.2.

"Other Plan Law": Any state, local, non-U.S. or other law, regulation or other legal restriction that is substantially similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

"Outstanding": With respect to the Notes of any specified Class, as of any date of determination, all of the Notes or all of the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i)     Notes theretofore canceled by the Registrar or delivered to the Registrar for cancellation;

(ii)     Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes pursuant to Section 4.1(a)(ii); provided that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)     Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a Protected Purchaser;

(iv)     Notes alleged to have been mutilated, defaced, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.7;

provided that in determining whether the Holders of the requisite Aggregate Outstanding Amount have given any request, demand, authorization, direction, notice, consent or waiver hereunder or under the Collateral Management Agreement, (I)(x) any Notes owned by the Issuer, the Co-Issuer, or any other obligor upon the Notes or any Affiliate thereof or (y) only in the case of a vote on (i) the removal of the Collateral Manager for "cause" upon the occurrence of the events specified in Section 12(c) of the Collateral Management Agreement, (ii) any objection rights with regard to the replacement of any Key Persons (as defined in the Collateral Management Agreement) and (iii) the waiver of any event constituting "cause" under Section 12(c) of the Collateral Management Agreement, Collateral Manager Securities, shall each be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes a Trust Officer of the Trustee has actual knowledge (or has been provided written notice of) to be so owned shall be so disregarded, (II) Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee's right so to act with respect to such Notes and that the pledgee is not the Issuer, the Co-Issuer, any other obligor upon the Notes or any Affiliate of the Issuer, the Co-Issuer, or such other obligor (or the Collateral Manager, any Affiliate of the Collateral Manager or any account or investment fund over which the Collateral Manager or any Affiliate has discretionary voting authority) and (III) for purposes of the procedures described under Section 12 of the Collateral Management Agreement, if any Section 13 Banking Entity delivers a notice in the form set forth in Exhibit F (a "Banking Entity Notice") to the Issuer, the Collateral Manager and the Trustee (including via e-mail) then, effective on the date on which such Banking Entity Notice is delivered, the Notes held by such Section 13 Banking Entity shall be disregarded and deemed not to be outstanding so long as such Notes are held by such Section 13 Banking Entity with respect to any vote, consent, waiver, objection or similar action in connection with any matter described under Section 12 of the Collateral Management Agreement. Such Notes shall be deemed outstanding and such Section 13 Banking Entity may vote, consent, waive, object or take any similar action in connection with any other matters under the Collateral Management Agreement or under any other Transaction Document. For the avoidance of doubt, (i) no subsequent notice or other action by a Section 13 Banking Entity purporting to modify, amend or rescind a Banking Entity Notice shall be effective and shall be void ab initio, (ii) no Holder or beneficial owner of Notes shall be required to provide a Banking Entity Notice (regardless of whether such Holder or beneficial owner is or is not a Section 13 Banking Entity) and (iii) whether a Banking Entity Notice shall bind any subsequent transferee of a holder or beneficial owner delivering such Banking Entity Notice will be specified in the Banking Entity Notice, and the Section 13 Banking Entity, by delivering such notice, will be deemed to have agreed to inform any Person to whom it transfers its Notes if such notice is binding on transferees (unless such transferee also delivers a Banking Entity Notice) and, if not binding, any vote, consent, waiver, objection or similar action of such transferee shall be effective for all purposes described under Section 12 of the Collateral Management Agreement.

"Pari Passu Class": With respect to each Class of Notes, each Class of Notes that ranks pari passu with such Class, as indicated in Section 2.3.

"Partial Redemption by Refinancing": The meaning specified in Section 9.3.

"Par Value Ratio": With respect to any specified Class or Classes of Secured Notes as of the last day of the Ramp-Up Period or any Measurement Date thereafter, the percentage derived from dividing: (a) the Adjusted Collateral Principal Amount by (b) the sum of (i) the Aggregate Outstanding Amounts of the Secured Notes of such Class or Classes and each Priority Class of Secured Notes, plus (ii) Deferred Interest with respect to such Class or Classes and each Priority Class of Secured Notes.

"Par Value Ratio Test": A test that is satisfied with respect to any Class or Classes of Secured Notes as of any date of determination at, or subsequent to, the last day of the Ramp-Up Period, if (i) the Par Value Ratio for such Class or Classes is at least equal to the applicable Required Coverage Ratio for such Class or Classes or (ii) such Class or Classes of Secured Notes is no longer Outstanding.

"Participation Interest": A participation interest in a loan that, at the time of acquisition, or the Issuer's commitment to acquire the same, satisfies each of the following criteria: (i) such loan would constitute a Collateral Obligation were it acquired directly, (ii) the seller of the participation interest is the lender on the loan, (iii) the aggregate participation interests in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the seller holds in the loan or commitment that is the subject of the participation interest, (v) the entire purchase price for such participation interest is paid in full at the time of its acquisition (or, in the case of a participation interest in a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation and (vii) such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional participants (including, for the avoidance of doubt, the Master Participation Agreements). For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

"Paying Agent": Any Person authorized by the Issuer to pay the principal of or interest on any Notes on behalf of the Issuer as specified in Section 7.2.

"Payment Account": The payment account of the Trustee established pursuant to Section 10.3(a).

"Payment Date": The 17th day of January, April, July and October of each year (or if such day is not a Business Day, the next succeeding Business Day), commencing in October 2017; provided that following the redemption or repayment in full of the Secured Notes, Holders of Subordinated Notes may receive payments (including in respect of an Optional Redemption of the Subordinated Notes) on any dates designated by the Collateral Manager (which dates may or may not be the dates stated above) upon eight (8) Business Days prior written notice to the Trustee and the Collateral Administrator (which notice the Trustee shall promptly forward to the Holders of the Subordinated Notes) and such dates shall thereafter constitute "Payment Dates"; provided, further, that each Redemption Date shall be deemed to be a "Payment Date."

"PBGC": The United States Pension Benefit Guaranty Corporation.

"Person": An individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

"Pledged Obligations": As of any date of determination, the Collateral Obligations, the Eligible Investments and any Equity Security which forms part of the Assets that have been Granted to the Trustee.

"Portfolio Quality Test": A test satisfied if, as of any date on which a determination is required hereunder at, or subsequent to, the end of the Ramp-Up Period, in the aggregate, the Collateral Obligations owned (or in relation to a proposed purchase of a Collateral Obligation, proposed to be owned) by the Issuer satisfy each of the tests set forth below (or, unless otherwise explicitly provided for in Section 12.2(a), if any such test is not satisfied, the results of such test are maintained or improved), calculated in each case as required by Section 1.2:

(i)       the Minimum Fixed Coupon Test;

(ii)      the Minimum Floating Spread Test;

(iii)     the Maximum Moody's Rating Factor Test;

(iv)     the Moody's Diversity Test;

(v)      the Moody's Minimum Weighted Average Recovery Rate Test; and

(vi)     the Weighted Average Life Test.

"Post-Acceleration Payment Date": Any Payment Date after the principal of the Secured Notes has been declared to be or has otherwise become immediately due and payable pursuant to Section 5.2; provided that such declaration has not been rescinded or annulled.

"Post-Reinvestment Period Settlement Obligation": The meaning set forth in Section 12.2(f).

"Principal Balance": Subject to Section 1.2, with respect to (a) any Pledged Obligation (other than a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation) as of any date of determination, the outstanding principal amount of such Pledged Obligation and (b) any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, as of any date of determination, the outstanding principal amount of such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, plus (except as expressly set forth in this Indenture) any undrawn commitments that have not been irrevocably reduced with respect to such Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation; provided that for all purposes (i) the Principal Balance of any Equity Security or Collateral Obligation that has been a Defaulted Obligation for three years or more shall be deemed to be zero, (ii) the Principal Balance of any Collateral Obligation that, at the time of its purchase by the Issuer, was subject to an Offer for a price of less than its par amount, shall be, until the expiration of such Offer in accordance with its terms, the Offer price (expressed as a dollar amount) of such Collateral Obligation, (iii) the Principal Balance of a Deferrable Obligation (x) shall not include any deferred interest that has been added to principal since its acquisition and remains unpaid and (y) shall only include interest that has been deferred or capitalized at the time of acquisition if (1) in the Collateral Manager's commercially reasonable business judgment, such interest remains unpaid for any reason other than due to the related Obligor's ability to repay such amounts and (2) such Deferrable Obligation has a Moody's Default Probability Rating of "B3" or better (and, for the avoidance of doubt, such interest shall constitute Principal Proceeds upon receipt thereof by the Issuer), (iv) the Principal Balance of a Deferring Obligation shall not include any deferred or capitalized interest referred to in clause (iii)(y) above and (v) the Principal Balance of a Zero-Coupon Security which, by its terms, does not at any time pay cash interest thereon shall be deemed to be the accreted value of such Collateral Obligation (other than a Defaulted Obligation) or Eligible Investment as of the date of determination; provided further, that for the purposes of determining any of the Coverage Tests or any of the Portfolio Quality Tests, the Principal Balance of any Pledged Obligation or any other security or debt obligation that forms part of the Assets, in each case, that matures after the shortest Stated Maturity of any of the Secured Notes still Outstanding shall be deemed to be zero.

"Principal Collection Subaccount": The meaning specified in Section 10.2(a).

"Principal Financed Accrued Interest": With respect to: (i) any Collateral Obligation owned or purchased by the Issuer on the Closing Date, an amount equal to the unpaid interest on such Collateral Obligation that accrued prior to the Closing Date that is owing to the Issuer and remains unpaid as of the Closing Date and (ii) any Collateral Obligation purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Obligation; provided that in the case of this clause (ii), Principal Financed Accrued Interest shall not include any accrued interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of "Interest Proceeds;" provided, further, that once any Principal Financed Accrued Interest is actually received by the Issuer, it shall no longer constitute Principal Financed Accrued Interest hereunder.

"Principal Proceeds": With respect to any Collection Period or Determination Date, all amounts received by the Issuer during the related Collection Period that do not constitute Interest Proceeds and any other amounts that have been designated as Principal Proceeds pursuant to the terms of this Indenture; provided that for the avoidance of doubt, under no circumstances shall Principal Proceeds include the Excepted Property.

"Priority Class": With respect to any specified Class of Notes, each Class of Notes that ranks senior to such Class, as indicated in Section 2.3.

"Priority Hedge Termination Event": The occurrence of (a) the Issuer's failure to make required payments or deliveries pursuant to a Hedge Agreement with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (b) the occurrence of certain events of bankruptcy, dissolution or insolvency with respect to the Issuer with respect to which the Issuer is the sole Defaulting Party (as defined in the relevant Hedge Agreement), (c) the liquidation of the Assets due to an Event of Default under the Indenture, (d) a change in law after the Closing Date which makes it unlawful for either the Issuer or a Hedge Counterparty to perform its obligations under a Hedge Agreement or (e) any termination of a Hedge Agreement as a result of actions taken by the Trustee in response to a reduction in the Collateral Principal Amount with respect to which the Issuer is the sole Defaulting Party or Affected Party (as defined in the relevant Hedge Agreement).

"Priority of Payments": The meaning specified in Section 11.1(a).

"Proceeding": Any suit in equity, action at law or other judicial or non-judicial enforcement or administrative proceeding.

"Protected Purchaser": The meaning specified in Section 8-303 of the UCC.

"Purchase Agreement": The agreement dated as of June 29, 2017 by and among the Co-Issuers and the Initial Purchaser relating to the initial purchase of the Notes purchased by the Initial Purchaser, as amended from time to time.

"QEF": The meaning specified in Section 7.16(b).

"QIB/QP": Any Person that, at the time of its acquisition, purported acquisition or proposed acquisition of Notes is both a Qualified Institutional Buyer and a Qualified Purchaser.

"Qualified Institutional Buyer": The meaning specified in Rule 144A under the Securities Act.

"Qualified Purchaser": The meaning specified in Section 2(a)(51) of the Investment Company Act and Rule 2a51-2 under the Investment Company Act.

"Ramp-Up Account": The account established pursuant to Section 10.3(c).

"Ramp-Up Period": The period commencing on the Closing Date and ending upon the earlier of (a) 30 days prior to the Determination Date relating to the second Payment Date and (b) any date selected by the Collateral Manager in its sole discretion on or after which the Aggregate Ramp-Up Par Condition has been satisfied.

"Ramp-Up Period Accountants' Report": The meaning specified in Section 7.17(b).

"Ramp-Up Period Issuer Certificate": The meaning specified in Section 7.17(b).

"Ramp-Up Period Report": The meaning specified in Section 7.17(b).

"Ramp-Up Period Special Redemption": The meaning specified in Section 9.7.

"Rating Agency": Each of Moody's and Fitch, only for so long as Notes rated by such entity on the Closing Date are Outstanding and rated by such entity.

"Record Date": As to any applicable Payment Date, the 15th day (whether or not a Business Day) prior to such Payment Date.

"Redemption Date": Any Business Day specified for a redemption of Notes pursuant to Article IX.

"Redemption by Refinancing": The meaning specified in Section 9.2(a).

"Redemption Price": When used with respect to (i) any Class of Secured Notes (a) an amount equal to 100% (or such lesser amount as agreed in writing by the applicable Holder) of the Aggregate Outstanding Amount thereof plus (b) accrued and unpaid interest thereon (including, but not limited to, Deferred Interest), to the Redemption Date, and (ii) any Subordinated Note, its proportional share allocated in accordance with the Priority of Payments (based on the Aggregate Outstanding Amount of such Subordinated Notes) of the amount of the proceeds of the Assets (including proceeds created when the lien of this Indenture is released) remaining after giving effect to the redemption of the Secured Notes in full and payment in full of (and/or creation of a reserve for) all expenses of the Co-Issuers; provided that solely with respect to a Tax Redemption or Optional Redemption of the Secured Notes in whole, Holders of 100% of the Aggregate Outstanding Amount of any Class of Secured Notes may elect, by written notice to the Issuer, the Trustee, the Paying Agent and the Collateral Manager, to receive less than 100% of the Redemption Price that would otherwise be payable to the Holders of such Class of Secured Notes, in which case such reduced price shall be the "Redemption Price" for such Note.

"Reference Banks": The meaning specified in Exhibit C.

"Refinancing": The meaning specified in Section 9.2(a).

"Refinancing Proceeds": With respect to any Refinancing, the Cash proceeds received by the Issuer therefrom.

"Register" and "Registrar": The respective meanings specified in Section 2.6(a).

"Registered": In registered form for U.S. federal income tax purposes and issued after July 18, 1984.

"Regulation D": Regulation D, as amended, under the Securities Act.

"Regulation S": Regulation S, as amended, under the Securities Act.

"Regulation S Global Note": Collectively, the Regulation S Global Secured Notes and the Regulation S Global Subordinated Notes.

"Regulation S Global Secured Note": The meaning specified in Section 2.2(b)(i).

"Regulation S Global Subordinated Note": The meaning specified in Section 2.2(b)(i).

"Reinvestment Diversion Test": A test that shall be satisfied as of any Measurement Date during the Reinvestment Period (but on or after the last day of the Ramp-Up Period) on which Class E Notes remain outstanding, if the Par Value Ratio with respect to the Class E Notes as of such Measurement Date is at least equal to 105.70%.

"Reinvestment Period": The period from and including the Closing Date to and including the earliest of (i) the Payment Date in July 2021, (ii) the date of the acceleration of the Maturity of any Class of Secured Notes pursuant to Section 5.2 (subject to reinstatement upon the rescission, if any, of the related declaration of acceleration), and (iii) the date on which the Collateral Manager reasonably determines and notifies the Issuer, the Rating Agencies, the Trustee and the Collateral Administrator that it can no longer reinvest in additional Collateral Obligations in accordance with Section 12.2 or the Collateral Management Agreement; provided that in the case of clause (iii), (a) the Collateral Manager notifies the Issuer, the Trustee (who shall notify the Holders of Notes) and the Collateral Administrator thereof in writing at least one Business Day prior to such date and (b) if the Collateral Manager notifies the Issuer, the Trustee (who shall notify the holders of Notes) and the Collateral Administrator thereof in writing that it is withdrawing such notice, then the Reinvestment Period shall be reinstated within one Business Day after the date of such notification.

"Reinvestment Period Settlement Condition": The meaning specified in Section 12.2(f).

"Reinvestment Period Special Redemption": The meaning specified in Section 9.7.

"Reinvestment Target Par Balance": The Aggregate Ramp-Up Par Amount minus (A) any reduction in the Aggregate Outstanding Amount of the Notes through the payment of Principal Proceeds or Interest Proceeds plus (B) the aggregate amount of Principal Proceeds that result from the issuance of any Additional Notes (after giving effect to such issuance of any Additional Notes).

"Related Obligation": means an obligation issued by the Collateral Manager, any of its Affiliates that are collateralized debt obligation funds or any other Person that is a collateralized debt obligation fund whose investments are primarily managed by the Collateral Manager or any of its Affiliates (excluding, for the avoidance of doubt, any Excepted Participation Interest).

"Replacement Notes": The meaning specified in Section 9.2(a) hereof.

"Report Date": The meaning specified in Section 9.8(a).

"Requesting Party": The meaning specified in Section 14.17.

"Required Coverage Ratio": With respect to a specified Class of Secured Notes and the related Interest Coverage Test or Par Value Ratio Test as the case may be, as of any date of determination, the applicable percentage indicated below opposite such specified Class:

Class	Required Par Value Ratio
A/B	122.45%
C	114.70%
D	108.94%
E	104.70%

Class	Required Interest Coverage Ratio
A/B	120%
C	115%
D	110%
E	105%

"Required Hedge Counterparty Rating": With respect to any Hedge Counterparty (or its guarantor under a guarantee satisfying the then-current Rating Agency criteria with respect to guarantees), the ratings required by the criteria of each Rating Agency in effect at the time of execution of the related Hedge Agreement as determined by the Collateral Manager (except to the extent that such Rating Agency indicates in writing that any such criteria need not be satisfied with respect to such Hedge Counterparty).

"Restricted Trading Period": Each day during which (1)(A) the Fitch rating of the Class A Notes or the Moody's rating of the Class A Notes or Class B Notes is withdrawn (and not reinstated) or is one or more sub-categories below its rating on the Closing Date or (B) the Moody's rating of the Class C Notes, Class D Notes or Class E Notes is withdrawn (and not reinstated) or is two or more sub-categories below its rating on the Closing Date and (2) after giving effect to any sale or purchase of the relevant Collateral Obligation, (A) as a result of the use of "Restricted Trading Period" pursuant to Section 12.2(b), any of the Par Value Ratio Tests will not be satisfied and (B) as a result of the use of "Restricted Trading Period" pursuant to any other provision, the Aggregate Principal Balance of Collateral Obligations (excluding the Collateral Obligations being sold) and Eligible Investments constituting Principal Proceeds (including, without duplication, the anticipated net Sale Proceeds of such sale) will be less than the Reinvestment Target Par Balance; provided that such period will not be a Restricted Trading Period upon the direction of a Majority of the Controlling Class, which direction by the Majority of the Controlling Class shall remain in effect until the earlier of (i) a subsequent direction by a Majority of the Controlling Class to declare the beginning of a Restricted Trading Period or (ii) a further downgrade or withdrawal of any Class of Notes that notwithstanding such direction would cause the conditions set forth in clauses (1)(A) or (1)(B) to be true. No Restricted Trading Period shall restrict any sale of a Collateral Obligation entered into by the Issuer at the time when a Restricted Trading Period is not in effect, regardless of whether such sale has settled.

"Retention Holder": JMP Investment Holdings LLC in its capacity as retention holder with respect to the U.S. Risk Retention Rules (or upon transfer of the U.S. Retention Interest (as defined in the Offering Circular) to the Collateral Manager or another "majority-owned affiliate" (as defined under the U.S. Risk Retention Rules) of the Collateral Manager, the Collateral Manager or such majority-owned affiliate).

"Reuters Screen": The rates for deposits in dollars which appear on the Reuters Screen LIBOR 01 Page (or such other page that may replace that page on such service for the purpose of displaying comparable rates) on the Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, on the Interest Determination Date.

"Revolving Collateral Obligation": Any Asset (other than a Delayed Drawdown Collateral Obligation) that is a loan (including, without limitation, revolving loans, including funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the borrower by the Issuer; provided that any such Collateral Obligation shall be a Revolving Collateral Obligation only until all commitments to make advances to the borrower expire or are terminated or irrevocably reduced to zero.

"Rule 17g-5": The meaning specified in Section 14.16.

"Rule 144A": Rule 144A, as amended, under the Securities Act.

"Rule 144A Global Notes": Collectively, the Rule 144A Global Secured Notes and the Rule 144A Global Subordinated Notes.

"Rule 144A Global Secured Note": The meaning specified in Section 2.2(b)(ii).

"Rule 144A Global Subordinated Note": The meaning specified in Section 2.2(b)(ii).

"Rule 144A Information": The meaning specified in Section 7.14.

"S&P": Standard & Poor's Global Ratings, an S&P Global business, and any successor thereto.

"S&P Industry Classification": The industry classifications set forth in Schedule 2, as such industry classifications shall be updated at the option of the Collateral Manager (with notice to the Trustee and the Collateral Administrator) if S&P publishes revised industry classifications.

"S&P Rating": With respect to any Collateral Obligation, as of any date of determination, the rating determined in accordance with the following methodology:

(a)     with respect to a Collateral Obligation that is not a DIP Collateral Obligation (i) if there is an issuer credit rating of the issuer of such Collateral Obligation by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation then the S&P Rating shall be such rating (regardless of whether there is a published rating by S&P on the Collateral Obligations of such issuer held by the Issuer), (ii) if there is no issuer credit rating of the issuer by S&P but (A) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Obligation shall equal such rating; (B) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory below such rating; and (C) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Obligation shall be one subcategory above such rating if such rating is higher than "BB+," and shall be two subcategories above such rating if such rating is "BB+" or lower or (iii) if the above clauses are not applicable and such Collateral Obligation has a Moody's rating, then the S&P Rating of such Collateral Obligation shall be the S&P equivalent of the rating assigned by Moody's;

(b)     with respect to any Collateral Obligation that is a DIP Collateral Obligation, the S&P Rating thereof shall be the credit rating assigned to such issue by S&P (provided, that if any such Collateral Obligation that is a DIP Collateral Obligation is newly issued and the Collateral Manager expects an S&P credit rating within 90 days, the S&P Rating of such Collateral Obligation shall be "B-" until such credit rating is obtained from S&P);

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an Obligor or its obligations is on "credit watch positive" by S&P, such rating shall be treated as being one subcategory above such assigned rating, (y) if the applicable rating assigned by S&P to an Obligor or its obligations is on "credit watch negative" by S&P, such rating shall be treated as being one subcategory below such assigned rating and (z) any reference to the S&P rating in this definition shall mean the public S&P rating and shall not include any private or confidential S&P rating unless (1) the Obligor and any other relevant party has provided written consent to S&P for the use of such rating; and (2) such rating is subject to continuous monitoring by S&P.

"Sale": The meaning specified in Section 5.17.

"Sale Proceeds": All proceeds (excluding accrued interest, if any) received with respect to Assets as a result of sales of such Assets less any reasonable expenses incurred by the Collateral Manager, the Collateral Administrator or the Trustee (other than amounts payable as Administrative Expenses) in connection with such sales.

"Scheduled Distribution": With respect to any Pledged Obligation, for each Due Date, the scheduled payment of principal and/or interest due on such Due Date with respect to such Pledged Obligation, determined in accordance with the assumptions specified in Section 1.3.

"Second Lien Loan": (A) Any assignment of or Participation Interest in or other interest in a loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the Obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such Obligor or the collateral for such loan and other than with respect to liquidation, trade claims, capitalized leases or similar obligations, and (ii) is secured by a valid second priority perfected security interest or lien to or on specified collateral securing the Obligor's obligations under the loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens) or (B) any First Lien Last Out Loan.

"Section 13 Banking Entity": An entity that (i) is defined as a "banking entity" under the Volcker Rule regulations (Section __.2(c)), (ii) provides written certification thereof to the Issuer and the Trustee, and (iii) identifies the Class or Classes of Notes held by such entity and the outstanding principal amount thereof.

"Secured Loan Obligation": Any Senior Secured Loan or Second Lien Loan.

"Secured Notes": The Class A Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes.

"Secured Parties": The meaning specified in the Granting Clause.

"Securities Account Control Agreement": An agreement dated as of the Closing Date among the Issuer, the Trustee and the Bank, as securities intermediary, as amended from time to time.

"Securities Act": The United States Securities Act of 1933, as amended from time to time.

"Securities Intermediary": The meaning specified in Section 8-102(a)(14) of the UCC.

"Security Entitlement": The meaning specified in Section 8-102(a)(17) of the UCC.

"Selling Institution": The entity obligated to make payments to the Issuer under the terms of a Participation Interest.

"Senior Management Fee": The fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period), including any Redemption Date, pursuant to Section 8(a) of the Collateral Management Agreement and Section 11.1, in an amount equal to 0.15% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Collection Period) of the Maximum Investment Amount at the beginning of the Collection Period relating to such Payment Date.

"Senior Secured Loan": Any assignment of, Participation Interest in or other interest in a loan that (i) is secured by a first priority perfected security interest or lien on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens), (ii) has the most senior pre-petition priority (including pari passu with other obligations of the Obligor) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (iii) the value of the collateral securing the loan at the time of its purchase by the Issuer together with the attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for such cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay or refinance the loan in accordance with the terms of its Underlying Instruments and to repay all other loans of equal seniority secured by a first priority perfected security interest or lien on the same collateral and (iv) by its terms is not permitted to become subordinate in right of payment to any other obligation of the Obligor thereof (other than with respect to trade claims, capitalized leases or similar obligations).

"Senior Secured Note": Any assignment of or Participation Interest in or other interest in a senior secured note issued pursuant to an indenture or equivalent document by a corporation, partnership, limited liability company, trust or other person that is secured by a first or second priority perfected security interest or lien in or on specified collateral securing the issuer's obligations under such note.

"Senior Subordinated Note Amount": With respect to the Senior Subordinated Notes, the amount accrued during the related Interest Accrual Period at a per annum rate of the Senior Subordinated Note Rate on the Outstanding Senior Subordinated Notes as of the first day of such Interest Accrual Period.

"Senior Subordinated Note Rate": LIBOR plus 5.75%.

"Senior Subordinated Notes": The senior subordinated notes issued pursuant to this Indenture and having the characteristics specified in Section 2.3.

"Senior Unsecured Loan": Any assignment of or Participation Interest in or other interest in an Unsecured Loan that is not subordinated to any other unsecured indebtedness of the Obligor (other than with respect to liquidation, trade claims, capitalized leases or similar obligations).

"Sequential Note Redemption": The application, in accordance with the Priority of Payments, of Interest Proceeds or Principal Proceeds, as applicable, in the following order:

(i)     to the payment of principal of (including any defaulted interest on) the Class A Notes until such amount has been paid in full (or, with respect to any Class A Note, has been paid in such lesser amount as the Holder of such Class A Note elects to receive);

(ii)     to the payment of principal of (including any defaulted interest) the Class B Notes until such amount has been paid in full (or, with respect to any Class B Note, has been paid in such lesser amount as the Holder of such Class B Note elects to receive);

(iii)     to the payment of accrued and unpaid interest (including any defaulted interest) and any Deferred Interest on the Class C Notes until such amounts have been paid in full;

(iv)     to the payment of principal of the Class C Notes until such amount has been paid in full (or, with respect to any Class C Note, has been paid in such lesser amount as the Holder of such Class C Note elects to receive);

(v)     to the payment of accrued and unpaid interest (including any defaulted interest) and any Deferred Interest on the Class D Notes until such amounts have been paid in full;

(vi)     to the payment of principal of the Class D Notes until such amount has been paid in full (or, with respect to any Class D Note, has been paid in such lesser amount as the Holder of such Class D Note elects to receive);

(vii)     to the payment of accrued and unpaid interest (including any defaulted interest) and any Deferred Interest on the Class E Notes until such amounts have been paid in full; and

(viii)     to the payment of principal of the Class E Notes until such amount has been paid in full (or, with respect to any Class E Note, has been paid in such lesser amount as the Holder of such Class E Note elects to receive).

"Similar Law": Any state, local, non-U.S. or other law, regulation or other legal restriction that could cause the underlying assets of the Issuer to be treated as assets of the investor by virtue of its interest in such Notes and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer's assets) to any Other Plan Law.

"Small Obligor Loan": Any obligation made pursuant to Underlying Instruments governing the issuance of indebtedness having an aggregate principal amount (whether drawn or undrawn) of less than U.S. $200,000,000.

"Special Redemption": The meaning specified in Section 9.7.

"Special Redemption Amount": The meaning specified in Section 9.7.

"Special Redemption Date": The meaning specified in Section 9.7.

"STAMP": The meaning specified in Section 2.6(a).

"Standby Directed Investment": The meaning specified in Section 10.5.

"Stated Maturity": With respect to any security, the maturity date specified in such security or applicable Underlying Instrument; and with respect to the Notes of any Class, the date specified as such in Section 2.3.

"Step-Down Obligation": Any Collateral Obligation (other than a LIBOR Floor Obligation) the Underlying Instruments of which contractually mandate decreases in coupon payments or spread over time (in each case other than decreases that are conditioned upon an improvement in the creditworthiness of the Obligor or changes in a pricing grid or based on improvements in financial ratios or other similar coupon or spread-reset features); provided, that a Collateral Obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Down Obligation.

"Step-Up Obligation": Any Collateral Obligation which by the terms of the related Underlying Instruments provides for an increase, in the case of a Collateral Obligation which bears interest at a fixed rate, in the per annum interest rate on such Collateral Obligation or, in the case of a Collateral Obligation which bears interest at a floating rate, in the spread over that applicable index or benchmark rate, solely as a function of the passage of time; provided, that a Collateral Obligation providing for payment of a constant rate of interest at all times after the date of acquisition by the Issuer shall not constitute a Step-Up Obligation.

"Structured Finance Obligation": Any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and mortgage-backed securities.

"Subordinated Management Fee": The fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period), including any Redemption Date, pursuant to Section 8(a) of the Collateral Management Agreement and Section 11.1, in an amount equal to 0.35% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the related Collection Period) of the Maximum Investment Amount at the beginning of the Collection Period relating to such Payment Date.

"Subordinated Management Fee Interest": Interest on any accrued and unpaid Subordinated Management Fee (other than any Deferred Subordinated Management Fee), which shall accrue at the rate of three-month LIBOR in effect at such periods plus 0.35% for the period from (and including) the date on which such Subordinated Management Fee shall be payable through (but excluding) the date of payment thereof (calculated on the basis of a 360 day year and the actual number of days elapsed).

"Subordinated Notes": Collectively, the Senior Subordinated Notes and the Junior Subordinated Notes.

"Successor Entity": The meaning specified in Section 7.10(a).

"Supermajority": With respect to any Class of Notes, the Holders of at least 66⅔% of the Aggregate Outstanding Amount of the Notes of such Class.

"Synthetic Security": A security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

"Tax": Any tax, levy, impost, duty, charge, assessment, deduction, withholding or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority other than a stamp, registration, documentation or similar tax.

"Tax Advantaged Jurisdiction": The Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, the Netherlands Antilles or Singapore and any other tax advantaged jurisdiction that satisfies the Moody's Rating Condition.

"Tax Event": (i) Any portion of any payment due from any Obligor under any Collateral Obligation becoming subject to the imposition of U.S. or foreign withholding tax (other than a withholding tax on letter of credit fees or commitment fees, to the extent that such withholding tax does not exceed 30% of the amount of such fees), which withholding tax is not compensated for by a "gross-up" provision under the terms of such Collateral Obligation, (ii) any jurisdiction's imposing net income, profits or similar tax on the Issuer, (iii) any portion of any payment due under a Hedge Agreement by the Issuer becoming subject to the imposition of U.S. or foreign withholding tax, which withholding tax is compensated for by a "gross-up" provision under the terms of the Hedge Agreement or (iv) any portion of any payment due under a Hedge Agreement by a Hedge Counterparty becoming subject to the imposition of U.S. or foreign withholding tax, which withholding tax is not compensated for by a "gross-up" provision under the terms of the Hedge Agreement; provided that the total amount of (A) the tax or taxes imposed on the Issuer as described in clause (ii) of this definition, (B) the total amount withheld from payments to the Issuer which is not compensated for by a "gross-up" provision as described in clauses (i) and (iv) of this definition and (C) the total amount of any tax "gross-up" payments that are required to be made by the Issuer as described in clause (iii) of this definition are determined to be in excess of either (1) 5.0% of the aggregate interest due and payable on the Collateral Obligations during the related Collection Period or (2) more than $1,000,000 during the related Collection Period.

"Tax Guidelines": The provisions set forth in Annex A to the Collateral Management Agreement.

"Trading Plan": The meaning specified in Section 12.2(d).

"Trading Plan Period": The meaning specified in Section 12.2(d).

"Transaction Documents": This Indenture, the Securities Account Control Agreement, the Collateral Management Agreement, the Collateral Administration Agreement, the Purchase Agreement and the Administration Agreement.

"Transfer Agent": The Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes.

"Trust Officer": When used with respect to the Trustee or the Bank in any other capacity hereunder, any officer within the Corporate Trust Office (or any successor group of the Trustee) including any director, vice president, assistant vice president, associate or other officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred at the Corporate Trust Office because of such person's knowledge of and familiarity with the particular subject and in each case having direct responsibility for the administration of this Indenture.

"Trustee": As defined in the first sentence of this Indenture and any successor thereto.

"UCC": The Uniform Commercial Code as in effect in the State of New York or, if different, the political subdivision of the United States that governs the perfection of the relevant security interest as amended from time to time.

"Uncertificated Security": The meaning specified in Section 8-102(a)(18) of the UCC.

"Underlying Instrument": The indenture or other agreement pursuant to which a Pledged Obligation has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Pledged Obligation or of which the holders of such Pledged Obligation are the beneficiaries.

"Unfunded Exposure Account": The trust account established pursuant to Section 10.3(f).

"Unregistered Securities": The meaning specified in Section 5.17(c).

"Unscheduled Principal Payments": All Principal Proceeds received as a result of prepayments, redemptions, exchange offers, tender offers or other unscheduled payments (but not sales) with respect to a Collateral Obligation (including unscheduled mandatory prepayments); provided that, the term "Unscheduled Principal Payments" shall also include any amounts transferred from the Unfunded Exposure Account to the Principal Collection Subaccount for treatment as Unscheduled Principal Payments upon the unscheduled termination or reduction of the Issuer's funding commitment with respect to a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation.

"Unsecured Loan": Any assignment of or other interest in an unsecured loan that is not subordinated to any other unsecured indebtedness of the Obligor.

"Unused Proceeds": The meaning specified in Section 10.3(c).

"U.S. Dollar" or "$": A dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for all debts, public and private.

"U.S. Person": The meaning specified in Section 7701(a)(30) of the Code.

"U.S. person": The meaning specified in Regulation S.

"U.S. Risk Retention Rules": The final rules implementing the credit risk retention requirements of Section 941 of the Dodd-Frank Act.

"Volcker Rule": Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations promulgated thereunder.

"Weighted Average Fixed Coupon": As of any Measurement Date, an amount equal to the number, expressed as a percentage, obtained by dividing:

(a)     in the case of each fixed rate Collateral Obligation (excluding any Deferrable Obligation to the extent of any non-cash interest), the product of (1) the stated interest coupon on such Collateral Obligation and (2) the Principal Balance of such Collateral Obligation (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation); by

(b)     an amount equal to the lesser of (i) the product of (A) the Aggregate Ramp-Up Par Amount and (B) a fraction, the numerator of which is equal to the Aggregate Principal Balance of fixed rate Collateral Obligations and the denominator of which is equal to the Aggregate Principal Balance of all Collateral Obligations as of such Measurement Date (in each case excluding (1) any Deferrable Obligation to the extent of any non-cash interest and (2) the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation that is a fixed rate Collateral Obligation) and (ii) the Aggregate Principal Balance of the fixed rate Collateral Obligations as of such Measurement Date (excluding (1) any Deferrable Obligation to the extent of any non-cash interest and (2) the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation that is a fixed rate Collateral Obligation);

provided that in the case of each of the foregoing clauses (a) and (b), in calculating the Weighted Average Fixed Coupon in respect of (i) any Step-Down Obligation, the coupon of such Collateral Obligation shall be the lowest permissible coupon pursuant to the Underlying Instruments of the Obligor of such Step-Down Obligation and (ii) any Letter of Credit, the coupon of such Collateral Obligation shall not include any amounts that the Issuer or the Collateral Manager have actual knowledge are being withheld by the related agent bank or will be deposited into a Letter of Credit Reserve Account.

"Weighted Average Floating Spread": As of any Measurement Date, a fraction (expressed as a percentage) obtained by (i)(A) multiplying the Principal Balance of each floating rate Collateral Obligation (including the unfunded portions of all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations) held by the Issuer as of such Measurement Date by its Effective Spread and (B) multiplying (1) the amount equal to LIBOR applicable to the Secured Notes during the Interest Accrual Period in which such Measurement Date occurs by (2) the excess (if any) of the Aggregate Principal Balance (including for this purpose, for any Collateral Obligation that is neither a Defaulted Obligation nor a Deferring Obligation, any capitalized interest) of the Collateral Obligations as of such Measurement Date minus the Reinvestment Target Par Balance, (ii) summing the amounts determined pursuant to clause (i), and (iii) dividing the sum determined pursuant to clause (ii) by the Aggregate Principal Balance of all floating rate Collateral Obligations plus the unfunded portions of all Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations held by the Issuer as of such Measurement Date; provided that Defaulted Obligations shall not be included in the calculation of the Weighted Average Floating Spread; provided, further, that in calculating the Weighted Average Floating Spread in respect of any Step Down Obligation, the Effective Spread of such Collateral Obligation shall be the lowest permissible Effective Spread pursuant to the Underlying Instruments of the Obligor of such Step Down Obligation.

"Weighted Average Life": As of any Measurement Date, with respect to each Collateral Obligation (other than any Defaulted Obligations) the number of years following such date obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Collateral Obligation by (b) the Principal Balance of such Collateral Obligation and (ii) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Obligations (excluding any Defaulted Obligations).

"Weighted Average Life Test": A test satisfied on any date of determination if the Weighted Average Life of all Collateral Obligations as of such date is less than the number of years (rounded to the nearest one hundredth thereof) during the period from such date of determination to June 29, 2025.

"Zero Coupon Security": Any Collateral Obligation that at the time of purchase does not by its terms provide for the payment of cash interest; provided that if, after such purchase such Collateral Obligation provides for the payment of cash interest, it will cease to be a Zero-Coupon Security.

Section 1.2        Rules of Construction. Except as otherwise specified herein or as the context may otherwise require, the definitions of the terms defined in Section 1.1 are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. The word "including" shall mean "including without limitation." All references in this Indenture to designated "Articles," "Sections," "Subsections" and other subdivisions are to the designated articles, sections, subsections and other subdivisions of this Indenture. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular article, section, subsection or other subdivision.

Section 1.3        Assumptions as to Pledged Obligations. Unless otherwise specified, the assumptions described below shall be applied in connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Obligation, or any payments on any other assets included in the Assets, with respect to the sale of and reinvestment in Collateral Obligations, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Collection Account.

(a)     All calculations with respect to Scheduled Distributions on the Pledged Obligations securing the Secured Notes shall be made on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations.

(b)     For purposes of calculating the Coverage Tests and the Reinvestment Diversion Test, except as otherwise specified in the Coverage Tests and the Reinvestment Diversion Test, as applicable, such calculations shall not include scheduled interest and principal payments on Defaulted Obligations unless or until such payments are actually made.

(c)     For each Collection Period and as of any date of determination, the Scheduled Distribution on any Pledged Obligation (other than a Defaulted Obligation to the extent required to be treated as Principal Proceeds, which shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Collection Period in respect of such Pledged Obligation (including the proceeds of the sale of such Pledged Obligation received and, in the case of sales which have not yet settled, to be received during the Collection Period and not reinvested in additional Collateral Obligations or Eligible Investments or retained in the Collection Account for subsequent reinvestment pursuant to Section 12.2) that, if paid as scheduled, shall be available in the Collection Account at the end of the Collection Period and (ii) any such amounts received by the Issuer in prior Collection Periods that were not disbursed on a previous Payment Date.

(d)     Each Scheduled Distribution receivable with respect to a Pledged Obligation shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Notes or other amounts payable pursuant to this Indenture. For the avoidance of doubt, all amounts calculated pursuant to this Section 1.3(d) are estimates and may differ from the actual amounts available to make distributions hereunder, and no party shall have any obligation to make any payment hereunder due to the assumed amounts calculated under this Section 1.3(d) being greater than the actual amounts available. For purposes of the applicable determinations required by Section 10.6(b)(iv), Article XII and the definition of "Interest Coverage Ratio," the expected interest on Secured Notes and floating rate Collateral Obligations shall be calculated using the then current interest rates applicable thereto.

(e)     References in Section 11.1(a) to calculations made on a "pro forma basis" shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments described herein, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)     For the purposes of calculating the Moody's Weighted Average Rating Factor, any Collateral Obligation that is a Current Pay Obligation which has a Moody's Rating of "D" or "LD" or a Defaulted Obligation shall be excluded.

(g)     For the purposes of calculating the Incentive Management Fee Threshold, the purchase price of the Subordinated Notes issued on the Closing Date shall be deemed to be 92%.

(h)     Except as otherwise provided herein, Defaulted Obligations shall not be included in the calculation of the Portfolio Quality Test.

(i)     For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Defaulted Obligations shall be treated as having a principal balance equal to zero.

(j)     For purposes of calculating compliance with the Investment Criteria, upon the direction of the Collateral Manager by notice to the Trustee and the Collateral Administrator, any Eligible Investment representing Principal Proceeds received upon the maturity, redemption, sale or other disposition of Collateral Obligations shall be deemed to have the characteristics of such Collateral Obligations until reinvested in additional Collateral Obligations. Such calculations shall be based upon the principal amount of such Collateral Obligations, except in the case of Defaulted Obligations and Credit Impaired Obligations, in which case the calculations shall be based upon the Principal Proceeds received on the disposition or sale of such Defaulted Obligations or Credit Impaired Obligations.

(k)     For purposes of calculating the Sale Proceeds of a Collateral Obligation in sale transactions, Sale Proceeds shall include any Principal Financed Accrued Interest received in respect of such sale.

(l)     For purposes of calculating clause (iii) of the definition of Concentration Limitations, without duplication, the amounts on deposit in the Collection Account and the Ramp-Up Account (including Eligible Investments therein) representing Principal Proceeds shall each be deemed to be a floating rate Collateral Obligation that is a Senior Secured Loan.

(m)     Notwithstanding any other provision of this Indenture to the contrary, all monetary calculations under this Indenture shall be in U.S. Dollars.

(n)     Unless otherwise specified, any reference to the fee payable under Section 11.1 to an amount calculated with respect to a period at per annum rate shall be computed on the basis of a 360-day year and the actual number of days elapsed. Any fees applicable to periods shorter than or longer than a calendar quarter shall be prorated to the actual number of days within such period.

(o)     Unless otherwise specified, test calculations that evaluate to a percentage shall be rounded to the nearest ten-thousandth and test calculations that evaluate to a number shall be rounded to the nearest one-hundredth. However, for purposes of calculating compliance with each of the Concentration Limitations, all calculations will be rounded to the nearest 0.1%.

(p)     Unless otherwise specifically provided herein, all calculations required to be made and all reports which are to be prepared pursuant to this Indenture shall be made on the basis of the trade date unless the Issuer or the Collateral Manager on behalf of the Issuer notifies the Trustee and the Collateral Administrator in writing, on or prior to the Determination Date, that such calculations shall be made on the basis of the settlement date.

(q)     Determination of the purchase price of a Collateral Obligation shall be made independently each time such Collateral Obligation is purchased by the Issuer and pledged to the Trustee, without giving effect to whether the Issuer has previously purchased such Collateral Obligation (or an obligation of the related borrower or issuer).

(r)     When calculating the results of any vote, consent or other action by Holders of Notes hereunder, the Trustee shall consider only the registered owner of each Note except to the extent that (in connection with such vote, consent or other action) any Person has certified to the Trustee in writing substantially in the form of Exhibit D to this Indenture that it is the owner of a beneficial interest in such Global Note.

(s)     The equity interest in any Issuer Subsidiary permitted under Section ☒7.16 and each asset of any such Issuer Subsidiary shall be deemed to constitute an Asset and be deemed to be a Collateral Obligation (or, if such asset would constitute an Equity Security if acquired and held by the Issuer, an Equity Security) for all purposes of this Indenture and each reference to Assets, Collateral Obligations and Equity Securities herein shall be construed accordingly. Any future anticipated tax liabilities of an Issuer Subsidiary related to an Issuer Subsidiary Asset held by such Issuer Subsidiary shall be excluded from the calculation of the Weighted Average Floating Spread and Weighted Average Coupon (which exclusion, for the avoidance of doubt, may result in such Issuer Subsidiary Asset having a negative interest rate spread or coupon for purposes of such calculations) and the Interest Coverage Ratio with respect to any specified Class or Classes of Secured Notes.

ARTICLE II

THE NOTES

Section 2.1        Forms Generally. The Notes and the Trustee's or Authenticating Agent's certificate of authentication thereon (the "Certificate of Authentication") shall be in substantially the forms required by this Article, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon, as may be consistent herewith, determined by the Authorized Officers of the Applicable Issuers executing such Notes as evidenced by their execution of such Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Section 2.2        Forms of Notes. (a) The forms of the Notes, including the forms of Certificated Secured Notes, Certificated Subordinated Notes, Regulation S Global Secured Notes, Regulation S Global Subordinated Notes and Rule 144A Global Secured Notes, shall be as set forth in the applicable part of Exhibit A hereto.

(a)     Regulation S Global Notes, Rule 144A Global Notes and Certificated Notes. (i) The Secured Notes of each Class sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S and the Subordinated Notes sold to persons who are not U.S. persons in offshore transactions in reliance on Regulation S (except to the extent that (x) such person elects to acquire a Certificated Note as provided below and (y) in the case of Subordinated Notes, the Issuer elects that a Subordinated Note be evidenced by a Certificated Subordinated Note) shall each be issued initially in the form of one permanent global note per Class in definitive, fully registered form without interest coupons substantially in the applicable form of Exhibit A1, A2, A3, A4 or A5 hereto, in the case of the Secured Notes (each, a "Regulation S Global Secured Note"), and in the form of Exhibit A6 hereto, in the case of the Subordinated Notes (each, a "Regulation S Global Subordinated Note"), and shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the respective accounts of Euroclear and Clearstream, duly executed by the Applicable Issuers and authenticated by the Trustee as hereinafter provided.

(i)     The Secured Notes of each Class and the Subordinated Notes sold to persons that are QIB/QPs (except (x) to the extent that any such QIB/QP elects to acquire a Certificated Secured Note as provided below, (y) with respect to the Class E Notes, to the extent provided below and (z) in the case of Subordinated Notes, the Issuer elects that a Subordinated Note be evidenced by a Certificated Subordinated Note) shall each be issued initially in the form of one permanent global note per Class in definitive, fully registered form without interest coupons substantially in the applicable form of Exhibit A1, A2, A3, A4 or A5 hereto, in the case of the Secured Notes (each, a "Rule 144A Global Secured Note"), and in the form of Exhibit A6 hereto, in the case of the Subordinated Notes (each, a "Rule 144A Global Subordinated Note") which shall be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC, duly executed by the Applicable Issuers and authenticated by the Trustee as hereinafter provided. Any Secured Notes sold to persons that are IAI/QPs and any Secured Notes sold to a QIB/QP or a non-U.S. person in reliance on Regulation S that so elects and notifies the Issuer and the Initial Purchaser and, except with respect to purchases from the Issuer or the Initial Purchaser on the Closing Date, any Class E Notes sold to purchasers acquiring such Notes on behalf of or with the assets of a Benefit Plan Investor or a Controlling Person, shall be issued in the form of definitive, fully registered notes without interest coupons substantially in the applicable form of Exhibit A1, A2, A3, A4 or A5 hereto (each, a "Certificated Secured Note"), which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Subordinated Notes sold to persons that are (A) AI/QPs or (B) Benefit Plan Investors or Controlling Persons and any Subordinated Notes sold to a QIB/QP or a non-U.S. person in reliance on Regulation S that so elects and notifies the Issuer and Initial Purchaser, shall be issued in the form of definitive, fully registered notes without coupons substantially in the form of Exhibit A6 hereto (each, a "Certificated Subordinated Note"), in each case which shall be registered in the name of the beneficial owner or a nominee thereof, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

(ii)     The aggregate principal amount of the Regulation S Global Notes and the Rule 144A Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or DTC or its nominee, as the case may be, as hereinafter provided.

(b)     Book Entry Provisions. This Section 2.2(c) shall apply only to Global Notes deposited with or on behalf of DTC.

Agent Members and owners of beneficial interests in Global Notes shall have no rights under this Indenture with respect to any Global Notes held by the Trustee, as custodian for DTC and DTC may be treated by the Co-Issuers, the Trustee, and any agent of the Co-Issuers or the Trustee as the absolute owner of such Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Co-Issuers, the Trustee, or any agent of the Co-Issuers or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c)     Certificated Securities. Following the Closing Date and except as provided in Section 2.6(a) and Section 2.11, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Certificated Notes.

Section 2.3        Authorized Amount; Stated Maturity; Denominations. The aggregate principal amount of the Secured Notes and the Subordinated Notes that may be authenticated and delivered under this Indenture is limited to U.S.$456,870,000 aggregate principal amount of Notes, Additional Notes issued pursuant to Section 2.4 and Notes issued pursuant to supplemental indentures in accordance with Article VIII.

Such Notes shall be divided into the Classes, having the designations, original principal amounts and other characteristics as follows:

Notes

Class Designation	A	B	C	D
Original Principal Amount	$285,750,000	$54,000,000	$27,000,000	$24,750,000
Stated Maturity	Payment Date in July 2029	Payment Date in July 2029	Payment Date in July 2029	Payment Date in July 2029
Index	LIBOR	LIBOR	LIBOR	LIBOR
Index Maturity	3 month	3 month	3 month	3 month
Spread or Rate	LIBOR + 1.37%	LIBOR + 1.90%	LIBOR + 2.65%	LIBOR + 4.15%
Initial Rating(s):
Fitch	AAAsf	N/A	N/A	N/A
Moody's	Aaa(sf)	Aa2(sf)	A2(sf)	Baa3(sf)
Ranking:
Priority Classes	None	A	A, B	A, B, C
Pari Passu Classes	None	None	None	None
Junior Classes	B, C, D, E, Subordinated	C, D, E, Subordinated	D, E, Subordinated	E, Subordinated
Listed Notes	Yes	Yes	Yes	Yes
Deferred Interest Notes	No	No	Yes	Yes
ERISA Restricted Notes	No	No	No	No
Applicable Issuer(s)	Co-Issuers	Co-Issuers	Co-Issuers	Co-Issuers

Class Designation	E	Senior Subordinated	Junior Subordinated
Original Principal Amount	$22,500,000	$10,717,500	$32,152,500
Stated Maturity	Payment Date in July 2029	Payment Date in July 2029	Payment Date in July 2029
Index	LIBOR	LIBOR	N/A
Index Maturity	3 month	3 month	N/A
Spread or Rate	LIBOR + 6.80%	Senior Subordinated Note Rate(1)	N/A
Initial Rating(s):
Fitch	N/A	N/A	N/A
Moody's	Ba3(sf)	N/A	N/A
Ranking:
Priority Classes	A, B, C, D	A, B, C, D, E	A, B, C, D, E, Senior Subordinated
Pari Passu Classes	None	None	None
Junior Classes	Subordinated	Junior Subordinated	None
Listed Notes	Yes	Yes	Yes
Deferred Interest Notes	Yes	Yes	N/A
ERISA Restricted Notes	Yes*	Yes*	Yes*
Applicable Issuer(s)	Co-Issuers	Issuer	Issuer

*

Each of (i) the Class E Notes issued in the form of Certificated Secured Notes and (ii) Certificated Subordinated Notes, subject to certain limitations, shall be available to Benefit Plan Investors and Controlling Persons; provided, that Benefit Plan Investors and Controlling Persons may purchase interests in the Class E Notes and Subordinated Notes from the Issuer or the Initial Purchaser on the Closing Date in the form of Global Notes.

(1)

On each Payment Date, the Senior Subordinated Notes will be entitled to receive the Senior Subordinated Note Amount and 45% of all remaining Interest Proceeds and all remaining Principal Proceeds prior to any distributions on the Junior Subordinated Notes on such Payment Date. To the extent that on any Payment Date there are insufficient funds available to pay the Senior Subordinated Note Amount, the unpaid Senior Subordinated Note Amount on such Payment Date will be deferred and be payable as Deferred Interest in accordance with the Priority of Payments; provided that failure to pay the Senior Subordinated Note Amount on any Payment Date due to the unavailability of funds in respect thereof shall not constitute an Event of Default.

The Secured Notes and the Subordinated Notes shall be issued in minimum denominations of U.S.$250,000 (provided, that the minimum denomination will be U.S.$25,000 for (a) AIs that are also Knowledgeable Employees with respect to the Issuer and (b) transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an AI that is also a Knowledgeable Employee with respect to the Issuer) and integral multiples of U.S.$1.00 in excess thereof (the "Authorized Integrals").

Section 2.4         Additional Notes. (a) At any time within the Reinvestment Period (or, in the case of an issuance of additional Subordinated Notes only, at any time), subject to the written approval of a Majority of the Junior Subordinated Notes and the Collateral Manager, the Applicable Issuers may, pursuant to a supplemental indenture in accordance with Section 8.1 hereof, (x) issue Additional Notes of any one or more new classes of notes that are subordinated to the existing Secured Notes (or to the most junior class of securities of the Applicable Issuer (other than the Subordinated Notes) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Notes and the Subordinated Notes is then Outstanding), (y) issue and sell additional Subordinated Notes only and/or (z) issue and sell Additional Notes of each existing Class (on a pro rata basis with respect to each Class of Notes or on a pro rata basis for all Classes that are subordinate to the Controlling Class, except, in each case, that a larger proportion of Subordinated Notes may be issued) up to an aggregate maximum amount of Additional Notes not to exceed 100% of the original principal amount of each such Class of Notes; provided, further, that (i) the Applicable Issuers shall comply with the requirements of Sections 2.6, 3.2, 7.9 and 8.1, (ii) unless only additional Subordinated Notes are being issued, the Global Rating Agency Condition shall have been satisfied with respect to such additional issuance, (iii) such Additional Notes (other than Subordinated Notes) must be issued at a cash sales price equal to or greater than the principal amount thereof, (iv) unless only additional Subordinated Notes are being issued, immediately after giving effect to such issuance, each Coverage Test is satisfied or, with respect to any Coverage Test that was not satisfied immediately prior to giving effect to such issuance and will continue not to be satisfied immediately after giving effect to such issuance, the degree of compliance with such Coverage Test is maintained or improved immediately after giving effect to such issuance and the application of the proceeds thereof, (v) the proceeds of any Additional Notes (net of fees and expenses incurred in connection with such issuance) shall be treated as Principal Proceeds or used to purchase additional Collateral Obligations subject to the restrictions in Section 12.2, (vi) unless only additional Subordinated Notes are being issued, the prior written consent of a Majority of the Controlling Class shall have been obtained, (vii) the Additional Notes will be issued in a manner that allows the Issuer to provide the tax information relating to the original issue discount that this Indenture requires the Issuer to provide to Holders and beneficial owners of Secured Notes (including the additional notes), (viii) an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters shall be delivered to the Trustee, in form and substance satisfactory to the Collateral Manager, to the effect that (A) such new Secured Notes would have the same U.S. federal income tax characterization as debt as any Secured Notes Outstanding immediately after such Refinancing that are pari passu with such new Secured Notes and (B) any additional Class A Notes, Class B Notes, Class C Notes or Class D Notes will be treated, and any additional Class E Notes should be treated, as indebtedness for U.S. federal income tax purposes, provided, however, that the opinion of tax counsel described in this clause (B) will not be required with respect to any additional notes that bear a different CUSIP number (or equivalent identifier) from the Notes of the same Class that were issued on the Closing Date and are Outstanding at the time of the additional issuance; (ix) no Event of Default has occurred and is continuing at the time of such additional issuance, and (x) no more than three additional issuances have occurred at the time of such proposed additional issuance (including such additional issuance); provided that with the consent of a Majority of the Controlling Class clauses (iii), (iv), (ix) and (x) may be waived.

(a)     The terms and conditions of the Additional Notes of each Class issued pursuant to this Section 2.4 shall be identical to those of the initial Notes of that Class (except that the interest due on the Additional Notes that are Secured Notes shall accrue from the issue date of such Additional Notes and the interest rate and price of such Additional Notes do not have to be identical to those of the initial Notes of that Class; provided, that the interest rate on such Notes shall not exceed the interest rate on the corresponding Class of such Notes). Interest on the Additional Notes that are Secured Notes or Senior Subordinated Notes shall be payable commencing on the first Payment Date following the issue date of such Additional Notes (if issued prior to the applicable Record Date). The Additional Notes shall rank pari passu in all respects with the initial Notes of that Class.

(b)     Any Additional Notes of each Class issued pursuant to this Section 2.4 shall, be offered first to Noteholders of that Class in such amounts as are necessary to preserve their pro rata holdings of Notes of such Class.

Section 2.5         Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of each of the Applicable Issuers by one of their respective Authorized Officers. The signature of such Authorized Officer on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of the Issuer or the Co-Issuer, as applicable, shall bind the Issuer and the Co-Issuer, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer and the Co-Issuer may deliver Notes executed by the Applicable Issuers to the Trustee or the Authenticating Agent for authentication and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

Each Note authenticated and delivered by the Trustee or the Authenticating Agent upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

Notes issued upon transfer, exchange or replacement of other Notes shall be issued in Authorized Integrals reflecting the original Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Outstanding principal amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this ARTICLE II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount (or original aggregate face amount, as applicable) of such subsequently issued Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a Certificate of Authentication, substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.6         Registration, Registration of Transfer and Exchange. (a)  The Issuer shall cause the Notes to be Registered and shall cause to be kept a register (the "Register") at the Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and the registration of transfers of Notes. The Trustee is hereby initially appointed "Registrar" for the purpose of registering Notes and transfers of such Notes with respect to the Register maintained in the United States as herein provided. Upon any resignation or removal of the Registrar, the Issuer shall promptly appoint a successor.

If a Person other than the Trustee is appointed by the Issuer as Registrar, the Issuer shall give the Trustee prompt written notice of the appointment of a Registrar and of the location, and any change in the location, of the Register, and the Trustee shall have the right to inspect the Register at all reasonable times and to obtain copies thereof and the Trustee shall have the right to rely upon a certificate executed on behalf of the Registrar by an Officer thereof as to the names and addresses of the Holders of the Notes and the principal or face amounts and numbers of such Notes. Upon request at any time the Registrar shall provide to the Issuer, the Collateral Manager, the Initial Purchaser or any Holder a current list of Holders as reflected in the Register and a copy of each certification in the form of Exhibit D that it has received. In addition and upon request at any time, the Registrar shall obtain (at the Issuer's expense) and provide to the Issuer, the Collateral Manager and the Initial Purchaser a copy of the securities position report from DTC.

Subject to this Section 2.6, upon surrender for registration of transfer of any Notes at the office or agency of the Co-Issuers to be maintained as provided in Section 7.2, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any Authorized Denomination and of a like aggregate principal or face amount. At any time, the Initial Purchaser may request a list of Holders from the Trustee and the Trustee shall provide such a list of Holders to the extent such information is available to the Trustee.

At the option of the Holder, Notes may be exchanged for Notes of like terms, in any Authorized Integrals and of like aggregate principal or face amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Applicable Issuers shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer and, solely in the case of the Secured Notes, the Co-Issuer, evidencing the same debt (to the extent they evidence debt), and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or such Holder's attorney duly authorized in writing, with such signature guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in Securities Transfer Agents Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Registrar or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Trustee and the Registrar shall be permitted to request such evidence reasonably satisfactory to it documenting the identity and/or signature of the transferor and the transferee.

(a)     No Note may be sold or transferred (including, without limitation, by pledge or hypothecation) unless such sale or transfer is exempt from the registration requirements of the Securities Act, is exempt from the registration requirements under applicable state securities laws and will not cause either of the Co-Issuers to become subject to the requirement that it register as an investment company under the Investment Company Act.

(b)     (i) Each purchaser and transferee (and if the purchaser or transferee is a Benefit Plan Investor or governmental, church or non-U.S. plan or other plan, or entity holding the assets of any such plan, its fiduciary) of Class A Notes, Class B Notes, Class C Notes and Class D Notes or any interest in such Notes shall be deemed (or, in certain cases, will be required) on each day from the date on which such beneficial owner acquires its interest in any such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes to represent and agree that either (1) it is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor, or a governmental, church, non-U.S. or other plan, or an entity holding the assets of such plans, that is subject to Other Plan Law or (2) its acquisition, holding and disposition of any such Note (or interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Other Plan Law.

(i)     Each purchaser and transferee of (A) Class E Notes issued in the form of Certificated Secured Notes or (B) Certificated Subordinated Notes shall have completed and delivered to the Issuer an ERISA Subscription Agreement. Each purchaser of Class E Notes and Subordinated Notes in the form of Global Notes that is a Benefit Plan Investor or a Controlling Person, purchasing such Notes from the Issuer or the Initial Purchaser on the Closing Date, shall have completed and delivered to the Issuer an ERISA Subscription Agreement.

(ii)     Except with respect to purchases by Benefit Plan Investors or Controlling Persons from the Issuer or the Initial Purchaser on the Closing Date as provided in Section 2.6(c)(ii), each purchaser from the Issuer of Class E Notes issued in the form of Global Secured Notes shall be required to represent and agree, and each transferee of Class E Notes issued in the form of Global Secured Notes will be deemed to represent, on each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes to represent and agree that (1) it is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor or a Controlling Person and (2) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its acquisition, holding and disposition of such Notes (or any interest therein) does not and will not constitute or result in a non-exempt violation of Other Plan Law and (B) it is not subject to Similar Law.

(iii)     [Reserved.]

(iv)     Except with respect to purchases by Benefit Plan Investors or Controlling Persons from the Issuer or the Initial Purchaser on the Closing Date as provided in Section 2.6(c)(ii), each purchaser and transferee of Subordinated Notes or any interest in such a Subordinated Note from the Issuer shall be required (or, in the case of a transferee of Subordinated Notes in the form of Rule 144A Global Subordinated Notes or Regulation S Global Subordinated Notes, deemed) to represent and agree that on each day from the date on which such beneficial owner acquires its interest in any such Subordinated Notes through and including the date on which such beneficial owner disposes of its interest in such Subordinated Notes, (1) it is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor or a Controlling Person and (2) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its acquisition, holding and disposition of such Subordinated Notes (or any interest therein) does not and will not constitute or result in a non-exempt violation of Other Plan Law and (B) it is not subject to Similar Law.

(c)     The Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the requirements or terms of the Securities Act, applicable state securities laws, ERISA, the Code or the Investment Company Act; except that if a certificate is specifically required by the terms of this Section 2.6 to be provided to the Trustee by a prospective transferor or transferee, the Trustee shall be under a duty to receive and examine the same to determine whether it conforms substantially on its face to the applicable requirements of this Section 2.6. Notwithstanding the foregoing, the Trustee, relying solely on representations made or deemed to have been made by Holders of the Class E Notes, Holders of the Senior Subordinated Notes and Holders of the Junior Subordinated Notes, shall not permit any transfer of Class E Notes, Senior Subordinated Notes or Junior Subordinated Notes, as applicable, if such transfer would result in 25% or more of the Aggregate Outstanding Amount of the Class E Notes, the Senior Subordinated Notes or the Junior Subordinated Notes, as applicable, being held by Benefit Plan Investors, as calculated pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

(d)     For so long as any of the Notes are Outstanding, the Issuer shall not issue or permit the transfer of any shares of the Issuer to U.S. Persons and the Co-Issuer shall not issue or permit the transfer of any membership interests of the Co-Issuer to U.S. Persons.

(e)     So long as a Global Note remains Outstanding and is held by or on behalf of DTC, transfers of such Global Note, in whole or in part, shall only be made in accordance with Section 2.2(b) and this Section 2.6(f).

(i)     Subject to clauses (ii) and (iii) of this Section 2.6(f), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of DTC or to a successor of DTC or such successor's nominee.

(ii)     Rule 144A Global Notes or Certificated Notes to Regulation S Global Notes. If a holder of a beneficial interest in a Rule 144A Global Note deposited with DTC or a Holder of a Certificated Note wishes at any time to exchange its interest in such Rule 144A Global Note or Certificated Note for an interest in the corresponding Regulation S Global Note, or to transfer its interest in such Rule 144A Global Note or Certificated Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Regulation S Global Note, such holder, provided such holder or, in the case of a transfer, the transferee is not a U.S. person and is acquiring such interest in an offshore transaction, may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Regulation S Global Note. Upon receipt by the Trustee or the Registrar of (A) instructions given in accordance with DTC's procedures from an Agent Member directing the Trustee or the Registrar to credit or cause to be credited a beneficial interest in the corresponding Regulation S Global Note, but not less than the minimum denomination applicable to such holder's Notes, in an amount equal to the beneficial interest in the Rule 144A Global Note or Certificated Note to be exchanged or transferred, and in the case of a transfer of Certificated Notes, such Holder's Certificated Notes properly endorsed for assignment to the transferee, (B) a written order given in accordance with DTC's procedures containing information regarding the participant account of DTC and the Euroclear or Clearstream account to be credited with such increase, (C) in the case of a transfer of Certificated Notes, a Holder's Certificated Note properly endorsed for assignment to the transferee, (D) a certificate in the form of Exhibit B1 attached hereto given by the holder of such beneficial interest stating that the exchange or transfer of such interest has been made in compliance with the transfer restrictions applicable to the Rule 144A Global Notes or the Certificated Notes including that the holder or the transferee, as applicable, is not a U.S. person, and in an offshore transaction pursuant to and in accordance with Regulation S and (E) a written certification in the form of Exhibit B5 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a non-U.S. person purchasing such beneficial interest in an offshore transaction pursuant to Regulation S, then the Trustee or the Registrar shall approve the instructions at DTC to reduce the principal amount of the Rule 144A Global Note (or, in the case of a transfer of Certificated Notes, the Trustee or the Registrar shall cancel such Notes) and to increase the principal amount of the Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note or Certificated Note to be exchanged or transferred, and to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Regulation S Global Note equal to the reduction in the principal amount of the Rule 144A Global Note (or, in the case of a cancellation of Certificated Notes, equal to the principal amount of Notes so cancelled).

(iii)     Regulation S Global Notes to Rule 144A Global Notes or Certificated Notes. If a holder of a beneficial interest in a Regulation S Global Note deposited with DTC wishes at any time to exchange its interest in such Regulation S Global Note for an interest in the corresponding Rule 144A Global Note or for a Certificated Note or to transfer its interest in such Regulation S Global Note to a Person who wishes to take delivery thereof in the form of an interest in the corresponding Rule 144A Global Note or for a Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of Euroclear, Clearstream and/or DTC, as the case may be, exchange or transfer, or cause the exchange or transfer of, such interest for an equivalent beneficial interest in the corresponding Rule 144A Global Note or for a Certificated Note. Upon receipt by the Trustee or the Registrar of (A) if the transferee is taking a beneficial interest in a Rule 144A Global Note, instructions from Euroclear, Clearstream and/or DTC, as the case may be, directing the Registrar to cause to be credited a beneficial interest in the corresponding Rule 144A Global Note in an amount equal to the beneficial interest in such Regulation S Global Note, but not less than the minimum denomination applicable to such holder's Notes to be exchanged or transferred, such instructions to contain information regarding the participant account with DTC to be credited with such increase, (B) a certificate in the form of Exhibit B2A attached hereto given by the holder of such beneficial interest and stating, among other things, that, in the case of a transfer, either (x) the Person transferring such interest in such Regulation S Global Note reasonably believes that the Person acquiring such interest in a Rule 144A Global Note is a Qualified Institutional Buyer, is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, or (y) the Person transferring such interest in such Regulation S Global Note is transferring to an IAI (in the case of a Secured Note) or an Accredited Investor (in the case of a Subordinated Note) in a transaction exempt from registration under the Securities Act and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction and (C) a written certification in the form of Exhibit B3 attached hereto given by the transferee in respect of such beneficial interest stating, among other things, that such transferee is a QIB/QP or, in the case of a transfer of Certificated Notes, a written certification in the form of Exhibit B4 attached hereto given by the transferee, stating, among other things, that such transferee is an IAI/QP (in the case of Secured Notes only), an AI/QP (in the case of Subordinated Notes only), or a QIB/QP, then the Registrar shall either (x) if the transferee is taking a beneficial interest in a Rule 144A Global Note, approve the instructions at DTC to reduce, or cause to be reduced, the Regulation S Global Note or Regulation S Global Note by the aggregate principal amount of the beneficial interest in the Regulation S Global Note to be transferred or exchanged and the Registrar shall instruct DTC, concurrently with such reduction, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the reduction in the principal amount of the Regulation S Global Note or (y) if the transferee is taking an interest in a Certificated Note, the Registrar shall record the transfer in the Register in accordance with Section 2.6(a) and, upon execution by the Applicable Issuers, the Trustee shall authenticate and the Registrar shall deliver one or more Certificated Notes, as applicable, registered in the names specified in the instructions described above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Regulation S Global Note transferred by the transferor), and in Authorized Integrals.

(iv)     Transfer and Exchange of Certificated Notes to Certificated Notes. If a holder of a Certificated Note wishes at any time to exchange such Certificated Note for one or more Certificated Notes or transfer such Certificated Note to a transferee who wishes to take delivery thereof in the form of a Certificated Note, such holder may effect such exchange or transfer in accordance with this Section 2.6(f)(iv). Upon receipt by the Trustee or the Registrar of (A) a Holder's Certificated Note properly endorsed for assignment to the transferee, and (B) certificates in the form of Exhibit B4, then the Trustee or the Registrar shall cancel such Certificated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and, upon execution by the Applicable Issuers, the Trustee shall authenticate and the Registrar shall deliver one or more Certificated Notes bearing the same designation as the Certificated Note endorsed for transfer, registered in the names specified in the assignment described in clause (A) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the Certificated Note surrendered by the transferor), and in Authorized Integrals.

(v)     Transfer of Rule 144A Global Notes to Certificated Notes. If a holder of a beneficial interest in a Rule 144A Global Note deposited with DTC wishes at any time to exchange its interest in such Rule 144A Global Note for a Certificated Note or to transfer its interest in such Rule 144A Global Note to a Person who wishes to take delivery thereof in the form of a Certificated Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such interest for a Certificated Note. Upon receipt by the Trustee or the Registrar of (A) a certificate substantially in the form of Exhibit B4 and (B) appropriate instructions from DTC, if required, the Trustee or the Registrar shall approve the instructions at DTC to reduce, or cause to be reduced, the Rule 144A Global Note by the aggregate principal amount of the beneficial interest in the Rule 144A Global Note to be transferred or exchanged, record the transfer in the Register in accordance with Section 2.6(a) and upon execution by the Applicable Issuers authenticate and deliver one or more Certificated Notes, registered in the names specified in the instructions described in clause (B) above, in principal amounts designated by the transferee (the aggregate of such principal amounts being equal to the aggregate principal amount of the interest in the Rule 144A Global Note transferred by the transferor), and in Authorized Integrals.

(vi)     Transfer of Certificated Notes to Rule 144A Global Notes. If a holder of a Certificated Note wishes at any time to exchange its interest in such Certificated Note for a beneficial interest in a Rule 144A Global Note or to transfer such Certificated Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Rule 144A Global Note, such holder may, subject to the immediately succeeding sentence and the rules and procedures of DTC, exchange or transfer, or cause the exchange or transfer of, such Certificated Note for beneficial interest in a Rule 144A Global Note (provided that no IAI or Accredited Investor may hold an interest in a Rule 144A Global Note). Upon receipt by the Trustee or the Registrar of (A) a Holder's Certificated Note properly endorsed for assignment to the transferee; (B) a certificate substantially in the form of Exhibit B2B attached hereto executed by the transferor and certificates substantially in the forms of Exhibit B3 (provided that no such transferor or transferee certificate shall be required if a holder of a Certificated Note on the Closing Date that has provided all required certifications to the Issuer upon acquisition thereof wishes to exchange a Certificated Note for a Rule 144A Global Note); (C) instructions given in accordance with DTC's procedures from an Agent Member to instruct DTC to cause to be credited a beneficial interest in the Rule 144A Global Notes in an amount equal to the Certificated Notes to be transferred or exchanged; and (D) a written order given in accordance with DTC's procedures containing information regarding the participant's account of DTC to be credited with such increase, the Trustee or the Registrar shall cancel such Certificated Note in accordance with Section 2.10, record the transfer in the Register in accordance with Section 2.6(a) and approve the instructions at DTC, concurrently with such cancellation, to credit or cause to be credited to the securities account of the Person specified in such instructions a beneficial interest in the corresponding Rule 144A Global Note equal to the principal amount of the Certificated Note transferred or exchanged.

(vii)     Other Exchanges. In the event that a Global Note is exchanged for Notes in definitive registered form without interest coupons pursuant to Section 2.11, such Global Notes may be exchanged for one another only in accordance with such procedures as are substantially consistent with the provisions above (including certification requirements intended to insure that such transfers are made only to Holders who are Qualified Purchasers in transactions exempt from registration under the Securities Act or are to persons who are not U.S. persons who are non-U.S. residents (as determined for purposes of the Investment Company Act), and otherwise comply with Regulation S under the Securities Act, as the case may be), and as may be from time to time adopted by the Co-Issuers and the Trustee.

(f)     [Reserved].

(g)     If Notes are issued upon the transfer, exchange or replacement of Notes bearing the applicable legends set forth in the applicable part of Exhibit A hereto, and if a request is made to remove such applicable legend on such Notes, the Notes so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Trustee and the Applicable Issuers such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Applicable Issuers (and which shall by its terms permit reliance by the Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA or the Code. Upon provision of such satisfactory evidence, the Trustee or its Authenticating Agent, at the written direction of the Applicable Issuers shall, after due execution by the Applicable Issuers authenticate and deliver Notes that do not bear such applicable legend.

(h)     Each Person who becomes a beneficial owner of Secured Notes of a Class represented by an interest in a Global Note shall be deemed to have represented and agreed as follows:

(i)     In connection with the purchase of such Notes: (A) none of the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser, or any of their respective Affiliates other than any statements in the Offering Circular, and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser, or any of their respective Affiliates; (D) such beneficial owner is either (1) in the case of a beneficial owner of an interest in a Rule 144A Global Note both (x) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries, and not the fiduciary, trustee or sponsor of the plan and (y) a Qualified Purchaser (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) or an entity owned exclusively by Qualified Purchasers or (2) not a "U.S. person" as defined in Regulation S and is acquiring such Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book-entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes, (I) such beneficial owner has had access to such financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager and (J) such beneficial owner shall provide notice of the relevant transfer restrictions to subsequent transferees.

(ii)     In the case of the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes on each day from the date on which such beneficial owner acquires its interest in any such Secured Notes through and including the date on which such beneficial owner disposes of its interest in such Secured Notes either that (A) it is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor, or a governmental, church, non-U.S. or other plan, or entities holding the assets of such plans or (B) its acquisition, holding and disposition of such Note (or interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Other Plan Law.

(iii)     Except with respect to purchases by Benefit Plan Investors or Controlling Persons from the Issuer or the Initial Purchaser on the Closing Date as provided in Section 2.6(c)(ii), in the case of the Class E Notes issued in the form of Global Notes, on each day from the date on which such beneficial owner acquires its interest in such Class E Notes through and including the date on which such beneficial owner disposes of its interest in such Class E Notes, that (A) such beneficial owner is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor or a Controlling Person and (B) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (1) its acquisition, holding and disposition of such Class E Notes (or any interest therein) does not and will not constitute or result in a non-exempt violation of Other Plan Law and (2) it is not subject to Similar Law.

(iv)     Such beneficial owner will be bound by the provisions of Section 2.14.

(v)     Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of such Notes. Such beneficial owner understands that none of the Co-Issuers or the pool of Assets has been or will be registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(vi)     It is aware that, except as otherwise provided in this Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Notes, and that beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vii)     It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in Section 2.6, including the Exhibits referenced herein.

(viii)     It agrees not to seek to commence in respect of the Issuer or the Co-Issuer, or cause the Issuer or Co-Issuer to commence, a bankruptcy proceeding before a year and a day, or, if longer, the applicable preference period then in effect plus one day, has elapsed since the payment in full to the holders of the Notes issued pursuant to this Indenture.

(ix)     Such purchaser or transferee understands that the Issuer has the right under this Indenture to compel any Non-Permitted Holder to sell its interest in the Notes or may sell such interest in the Notes on behalf of such Non-Permitted Holder.

(x)     It is not a member of the public in the Cayman Islands

(i)     Each Person who becomes a beneficial owner of Subordinated Notes represented by a Global Subordinated Note shall be deemed to have made the following representations and agreements:

(i)     In connection with the purchase of such Subordinated Note: (A) none of the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Administrator or any of their respective Affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser, or any of their respective Affiliates other than any statements in the Offering Circular and such beneficial owner has read and understands the Offering Circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to this Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser, or any of their respective Affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (x) a Qualified Institutional Buyer that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries, and not the fiduciary, trustee or sponsor of the plan and (y) a Qualified Purchaser (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) or an entity owned exclusively by Qualified Purchasers or (2) not a "U.S. person" as defined in Regulation S and is acquiring the Subordinated Notes in an offshore transaction in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Subordinated Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Subordinated Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Subordinated Notes from one or more book entry depositories; (H) such beneficial owner shall hold and transfer at least the minimum denomination of such Subordinated Notes; (I) such beneficial owner is a sophisticated investor and is purchasing the Subordinated Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of assuming and willing to assume those risks; (J) such beneficial owner has had access to such financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; and (K) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees.

(ii)     That, except with respect to purchases by Benefit Plan Investors or Controlling Persons from the Issuer or the Initial Purchaser on the Closing Date as provided in Section 2.6(c)(ii), on each day from the date on which it acquires its interest in the Subordinated Notes through and including the date on which it disposes of its interest in such Subordinated Notes that (1) it is not, and is not directly or indirectly acquiring such Notes (or any interest therein) on behalf of, or with assets of, a Benefit Plan Investor or a Controlling Person, or (2) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its acquisition, holding and disposition of such Subordinated Notes (or any interest therein) does not and will not constitute or result in a non-exempt violation of such Other Plan Law, and (B) it is not subject to Similar Law.

(iii)     Such beneficial owner will be bound by the provisions of Section 2.14.

(iv)     Such beneficial owner understands that such Subordinated Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Subordinated Notes have not been and shall not be registered under the Securities Act, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Subordinated Notes, such Subordinated Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of this Indenture and the legend on such Subordinated Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of the Subordinated Notes. Such beneficial owner understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

(v)     Such beneficial owner is aware that, except as otherwise provided in this Indenture, the Subordinated Notes being sold to it will be represented by one or more Regulation S Global Subordinated Notes, as applicable, and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

(vi)     Such beneficial owner will provide notice to each Person to whom it proposes to transfer any interest in the Subordinated Notes of the restrictions and representations set forth in this Section 2.6, including the Exhibits referenced herein.

(vii)     Such beneficial owner agrees not to seek to commence in respect of the Issuer or the Co-Issuer, or cause the Issuer or Co-Issuer to commence, a bankruptcy proceeding before a year and a day, or, if longer, the applicable preference period then in effect plus one day, has elapsed since the payment in full to the holders of the Notes issued pursuant to this Indenture.

(viii)    Such purchaser or transferee understands that the Issuer has the right under this Indenture to compel any Non-Permitted Holder to sell its interest in the Notes or may sell such interest in the Notes on behalf of such Non-Permitted Holder.

(ix)       It is not a member of the public in the Cayman Islands.

(j)     Each Person who becomes an owner of Certificated Subordinated Notes shall be required to make the representations and agreements set forth in Exhibit B4 in a subscription agreement or representation letter with the Issuer. Subject to Section 2.2(b)(ii), an IAI who is also a QIB may acquire an interest in a Rule 144A Global Note. No U.S. person may at any time acquire an interest in a Regulation S Global Note.

(k)     Any purported transfer of a Note not in accordance with this Section 2.6 shall be null and void and shall not be given effect for any purpose whatsoever.

(l)     To the extent required by the Issuer, as determined by the Issuer (or the Collateral Manager on behalf of the Issuer), the Issuer may, upon written notice to the Trustee, impose additional transfer restrictions on the Subordinated Notes to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and any other laws or regulations in the United States, the Cayman Islands or otherwise, including, without limitation, requiring each transferee of a Subordinated Note to make representations to the Issuer in connection with such compliance.

(m)     The Registrar, the Trustee and the Issuer shall be entitled to conclusively rely on any transfer certificate delivered pursuant to this Section 2.6 and shall be able to presume conclusively the continuing accuracy thereof, in each case without further inquiry or investigation.

Section 2.7        Mutilated, Defaced, Destroyed, Lost or Stolen Note. If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Applicable Issuers, the Trustee and the relevant Transfer Agent evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Applicable Issuers, the Trustee and such Transfer Agent, and any agent of the Applicable Issuers, the Trustee and such Transfer Agent, such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Applicable Issuers, the Trustee or such Transfer Agent that such Note has been acquired by a Protected Purchaser, the Applicable Issuers shall execute and, upon Issuer Order (which Issuer Order shall be deemed to have been provided upon delivery of an executed Note to the Trustee), the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note, of like tenor (including the same date of issuance) and equal principal or face amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a Protected Purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Applicable Issuers, the Transfer Agent and the Trustee shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Applicable Issuers, the Trustee and the Transfer Agent in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Applicable Issuers in their discretion may, instead of issuing a new Note pay such Note without requiring surrender thereof except that any mutilated or defaced Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.7, the Applicable Issuers, the Trustee or the applicable Transfer Agent may require the payment by the Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, defaced, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Applicable Issuers and such new Note shall be entitled, subject to the second paragraph of this Section 2.7, to all the benefits of this Indenture equally and proportionately with any and all other Notes of the same Class duly issued hereunder.

The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.8          Payment of Principal and Interest and Other Amounts; Principal and Interest Rights Preserved. (a) The Secured Notes of each Class shall accrue interest during each Interest Accrual Period at the applicable Note Interest Rate and such interest shall be payable in arrears on each Payment Date in the case of the Secured Notes, on the Aggregate Outstanding Amount thereof on the first day of the related Interest Accrual Period (after giving effect to payments of principal thereof on such date). Payment of interest on each Class of Secured Notes (and payments of the Senior Subordinated Note Amount to the Holders of the Senior Subordinated Notes and payments of available Interest Proceeds to the Holders of the Senior Subordinated Notes and the Junior Subordinated Notes) shall be subordinated to the payments of interest on the related Priority Classes as provided in Section 11.1. So long as any Priority Classes are Outstanding with respect to any Class of Deferred Interest Notes, any payment of interest due on such Class of Deferred Interest Notes (including, with respect to the Senior Subordinated Notes, any payment of Senior Subordinated Notes Amount due on the Senior Subordinated Notes) which is not available to be paid in accordance with the Priority of Payments on any Payment Date, if such interest is not paid in order to satisfy the Coverage Tests ("Deferred Interest" with respect thereto), shall not be considered "due and payable" for the purposes of Section 5.1(a) (and the failure to pay such interest (including, with respect to the Senior Subordinated Notes, such Senior Subordinated Note Amount) shall not be an Event of Default) until the earliest of the Payment Date (i) on which such interest (including, with respect to the Senior Subordinated Notes, such Senior Subordinated Note Amount) is available to be paid in accordance with the Priority of Payments, (ii) which is a Redemption Date with respect to such Class of Deferred Interest Notes, and (iii) which is the Stated Maturity of such Class of Deferred Interest Notes. Deferred Interest on any Class of Deferred Interest Notes shall not be added to the principal balance of such Class. For the avoidance of doubt, the failure to pay the Senior Subordinated Note Amount on any Payment Date due to the unavailability of funds in respect thereof will not constitute an Event of Default. Deferred Interest shall be payable on the first Payment Date on which funds are available to be used for such purpose in accordance with the Priority of Payments, but in any event no later than the earlier of the Payment Date (i) which is the Redemption Date with respect to such Class of Deferred Interest Notes, and (ii) which is the Stated Maturity of such Class of Deferred Interest Notes. Interest shall cease to accrue on each Secured Note, or in the case of a partial repayment, on such part, from the date of repayment or the respective Stated Maturity unless payment of principal is improperly withheld or unless default is otherwise made with respect to such payments of principal. To the extent lawful and enforceable, (x) interest on Deferred Interest with respect to the Class C Notes, the Class D Notes or the Class E Notes shall accrue at the Note Interest Rate for such Class until paid as provided herein and (y) interest on the interest on any Class A Note or any Class B Note or, if no Class A Notes or Class B Notes are Outstanding, any Class C Note, or, if no Class A Notes, Class B Notes or Class C Notes are Outstanding, any Class D Note, or, if no Class A Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, any Class E Note, that is not paid when due shall accrue at the Note Interest Rate for such Class until paid as provided herein. On each Payment Date, the Senior Subordinated Notes will be entitled to receive the Senior Subordinated Note Amount and 45% of all remaining Interest Proceeds and all remaining Principal Proceeds prior to any distributions on the Junior Subordinated Notes on such Payment Date in accordance with the Priority of Payments. To the extent lawful and enforceable, interest on any Deferred Interest on the Senior Subordinated Notes shall accrue at the same per annum rate as the then current Senior Subordinated Note Rate.

(a)     The principal of each Secured Note of each Class matures at par and is due and payable on the Payment Date which is the Stated Maturity for such Class of Secured Notes, unless such principal has been previously repaid or unless the unpaid principal of such Secured Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise. Notwithstanding the foregoing, the payment of principal of each Class of Secured Notes (and payments of Principal Proceeds to the Holders of the Subordinated Notes) may only occur after principal and interest on each Class of Notes that constitutes a Priority Class with respect to such Class has been paid in full and is subordinated to the payment on each Payment Date of the principal and interest due and payable on such Priority Class(es), and other amounts in accordance with the Priority of Payments, and any payment of principal of any Class of Secured Notes and distributions of Principal Proceeds to Holders of Subordinated Notes, which are not paid, in accordance with the Priority of Payments, on any Payment Date (other than the Payment Date which is the Stated Maturity of such Class or any Redemption Date), shall not be considered "due and payable" for purposes of Section 5.1(a) until the Payment Date on which such principal may be paid in accordance with the Priority of Payments or all of the Priority Classes with respect to such Class have been paid in full.

(b)     Principal payments on the Notes shall be made in accordance with the Priority of Payments and Section 9.1.

(c)     As a condition to the payment of principal of and interest on any Secured Note or any payment on any Subordinated Note, the Trustee and any Paying Agent shall require certification acceptable to it to enable the Issuer, the Co-Issuer, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Note under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. The Co-Issuers shall not be obligated to pay any additional amounts to the Holders of beneficial owners of the Notes as a result of deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges with respect to the Notes.

(d)     Payments in respect of interest on and principal of any Secured Note and any payment with respect to any Subordinated Note shall be made by the Trustee or by a Paying Agent in United States dollars to DTC or its designee with respect to a Global Note and to the Holder or its nominee with respect to a Certificated Note, by wire transfer, as directed by the Holder, in immediately available funds to a United States dollar account, as the case may be, maintained by DTC or its nominee with respect to a Global Note, and to the Holder or its designee with respect to a Certificated Note, provided that in the case of a Certificated Note, the Holder thereof shall have provided written wiring instructions to the Trustee or the applicable Paying Agent, on or before the related Record Date; provided, further, that if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Register. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the Corporate Trust Office of the Trustee on or prior to such Maturity; provided that if the Trustee and the Applicable Issuers shall have been furnished such security or indemnity as may be required by them to save each of them harmless and an undertaking thereafter to surrender such certificate, then, in the absence of notice to the Applicable Issuers or the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Neither the Co-Issuers, the Trustee, the Collateral Manager, nor any Paying Agent shall have any responsibility or liability for any aspects of the records maintained by DTC, Euroclear, Clearstream or any of the Agent Members relating to or for payments made thereby on account of beneficial interests in a Global Note. In the case where any final payment of principal and interest is to be made on any Secured Note (other than on the Stated Maturity thereof) or any final payment is to be made on any Subordinated Note (other than on the Stated Maturity thereof), the Trustee, in the name and at the expense of the Applicable Issuers shall, not more than 30 nor less than 10 days prior to the date on which such payment is to be made, mail (by first class mail, postage prepaid) to the Persons entitled thereto at their addresses appearing on the Register a notice which shall specify the date on which such payment shall be made, the amount of such payment per U.S.$100,000 original principal amount of Secured Notes and original principal amount of Subordinated Notes and the place where such Notes may be presented and surrendered for such payment.

(e)     Payments of principal to Holders of the Secured Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Secured Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Secured Notes of such Class on such Record Date. Payments to the Holders of the Subordinated Notes of each Class from Interest Proceeds and Principal Proceeds shall be made in the proportion that the Aggregate Outstanding Amount of the Subordinated Notes of such Class registered in the name of each such Holder on the applicable Record Date bears to the Aggregate Outstanding Amount of all Subordinated Notes of such Class on such Record Date.

(f)     Interest accrued with respect to the Secured Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360.

(g)     All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Payment Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(h)     Notwithstanding any other provision of this Indenture, the obligations of the Issuer and Co-Issuer under the Notes and the Transaction Documents are limited recourse or non-recourse obligations of the Issuer and Co-Issuer, as applicable, payable solely from the Assets and following realization of the Assets, and application of the proceeds thereof in accordance with this Indenture, all obligations of and any claims against the Co-Issuers hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any Officer, director, employee, member, manager, partner, shareholder or incorporator of either the Co-Issuers, the Collateral Manager or their respective successors or assigns for any amounts payable under the Notes or (except as otherwise provided herein or in the Collateral Management Agreement) in the Transaction Documents. It is understood that the foregoing provisions of this paragraph (i) shall not (x) prevent recourse to the Assets for the sums due or to become due under any security, instrument or agreement which is part of the Assets or (y) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Assets have been realized. It is further understood that the foregoing provisions of this paragraph (i) shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any Proceeding or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity. The Subordinated Notes are not secured hereunder.

(i)     Subject to the foregoing provisions of this Section 2.8, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal (or other applicable amount) that were carried by such other Note.

Section 2.9         Persons Deemed Owners. The Issuer, the Co-Issuer, the Trustee, and any agent of the Co-Issuers or the Trustee may treat as the owner of such Note the Person in whose name any Note is registered on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer, the Co-Issuers nor the Trustee nor any agent of the Issuer, the Co-Issuers or the Trustee shall be affected by notice to the contrary.

Section 2.10         Surrender of Notes; Cancellation. (a)  Notwithstanding anything herein to the contrary, no Note may be surrendered (including any surrender in connection with any abandonment, donation, gift, contribution or other event or circumstance) except for payments, registration of transfer, exchange, redemption in accordance with Article IX or for replacement in connection with any Note that is deemed lost or stolen.

(a)     All Notes that are surrendered for payment, registration of transfer, exchange, redemption or for cancellation, or mutilated, defaced or deemed lost or stolen, shall be promptly cancelled by the Trustee and may not be reissued or resold. Any such Notes shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.10, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed by the Trustee in accordance with its standard policy, unless the Co-Issuers shall direct by an Issuer Order received prior to destruction that they be returned to it.

(b)     The Issuer may not acquire any of the Notes (including any Notes that are surrendered, cancelled or abandoned). The preceding sentence shall not limit an optional or mandatory redemption of the Notes pursuant to the terms of this Indenture.

Section 2.11         Certificated Notes. (a) A Global Note deposited with DTC pursuant to Section 2.2 shall be transferred in the form of a corresponding Certificated Note to the beneficial owners thereof only if such transfer complies with Section 2.6 and either (i) DTC notifies the Co-Issuers that it is unwilling or unable to continue as depository for such Global Note or (ii) at any time DTC ceases to be a Clearing Agency registered under the Exchange Act and, in each case, a successor depository is not appointed by the Co-Issuers within 90 days after such notice. In addition, the owner of a beneficial interest in a Global Note shall be entitled to receive a Certificated Note in exchange for such interest if an Event of Default has occurred and is continuing and such transfer is requested by the Holder of such Global Note.

(a)     Any Global Note that is transferable in the form of a Certificated Note to the beneficial owners thereof pursuant to this Section 2.11 shall be surrendered by DTC to the Trustee's designated office located in the United States to be so transferred, in whole or from time to time in part, without charge, and the Applicable Issuers shall execute and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of definitive physical certificates (pursuant to the instructions of DTC) in Authorized Integrals. Any Certificated Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.6(h) and (i), bear the legends set forth in the applicable Exhibit A and shall be subject to the transfer restrictions referred to in such legends.

(b)     Subject to the provisions of paragraph (b) of this Section 2.11, the Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c)     In the event of the occurrence of either of the events specified in subclauses (i) and (ii) of subsection (a) of this Section 2.11, the Co-Issuers shall promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form without interest coupons.

The Certificated Notes shall be in substantially the same form as the corresponding Global Notes with such changes therein as the Issuer and Trustee shall agree. In the event that Certificated Notes are not so issued by the Issuer to such beneficial owners of interests in Global Notes as required by Section 2.11(a), the Issuer expressly acknowledges that the beneficial owners shall be entitled to pursue any remedy that the Holder of a Global Note would be entitled to pursue in accordance with Article V of this Indenture (but only to the extent of such beneficial owner's interest in the Global Note) as if Certificated Notes had been issued. Neither the Trustee nor the Registrar shall be liable for any delay in the delivery of directions from the Depository and may conclusively rely on, and shall be fully protected in relying on, such direction as to the names of beneficial owners in whose names such Certificated Notes shall be registered or as to delivery instructions for such Certificated Notes.

Section 2.12         Notes Beneficially Owned by Persons Not QIB/QPs, IAI/QPs or AI/QPs or in Violation of ERISA Representations. (a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of (x) a beneficial interest in any Note to a U.S. person that is not (i) in the case of a Rule 144A Global Note, a QIB/QP (ii) in the case of a Certificated Secured Note, an IAI/QP or a QIB/QP, or (y) in the case of a Certificated Subordinated Note, a QIB/QP or an AI/QP, and, in each case that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(a)     If (i) any U.S. person that is not a QIB/QP (in the case of a Rule 144A Global Secured Note) or an IAI/QP or QIB/QP (in the case of a Certificated Secured Note) shall become the beneficial owner of an interest in any Secured Note, (ii) any U.S. person that is not a QIB/QP (in the case of a Rule 144A Global Subordinated Note) or an AI/QP or QIB/QP (in the case of a Certificated Subordinated Note) that does not have an exemption available under the Securities Act and the Investment Company Act shall become the beneficial owner of an interest in any Subordinated Note, or (iii) any U.S. person becomes the beneficial owner of an interest in any Regulation S Global Secured Note or Regulation S Global Subordinated Note (any such person a "Non-Permitted Holder"), the Issuer shall, promptly after discovery that such person is a Non-Permitted Holder by the Issuer, the Co-Issuer or the Trustee (and notice to the Issuer by the Trustee if a Trust Officer of the Trustee obtains actual knowledge or by the Co-Issuer if it makes the discovery), send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Notes held by such person to a Person that is not a Non-Permitted Holder within 30 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such Notes, the Issuer shall have the right, without further notice to the Non-Permitted Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer that is a not a Non-Permitted Holder on such terms as the Issuer may choose. The Issuer, or the Collateral Manager (on its own or acting through an investment bank selected by the Collateral Manager at the Issuer's expense) acting on behalf of the Issuer, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and selling such Notes to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted Holder and each other Person in the chain of title from the Holder to the Non-Permitted Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer, the Collateral Manager and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer, and the Issuer shall not be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

(b)     Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of a beneficial interest in any Note to a Person who has made or is deemed to have made an ERISA-related representation required by Section 2.6 that is subsequently shown to be false or misleading shall be null and void and any such purported transfer of which the Issuer, the Co-Issuer or the Trustee shall have notice may be disregarded by the Issuer, the Co-Issuer and the Trustee for all purposes.

(c)     If any Person becomes the beneficial owner of an interest in any Note who has made or is deemed to have made a prohibited transaction representation or a Benefit Plan Investor, Controlling Person, Similar Law or Other Plan Law representation required by Section 2.6 that is subsequently shown to be false or misleading or whose beneficial ownership otherwise causes 25% or more of the Aggregate Outstanding Amount of the Class E Notes, the Senior Subordinated Notes or the Junior Subordinated Notes being held by Benefit Plan Investors, as calculated pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (any such person a "Non-Permitted ERISA Holder"), the Issuer and/or the Co-Issuer shall, promptly after discovery that such person is a Non-Permitted ERISA Holder by the Issuer, the Co-Issuer or the Trustee (and notice to the Issuer or the Co-Issuer, as applicable, by the Trustee if a Trust Officer of the Trustee obtains actual knowledge or by the Issuer or the Co-Issuer if it makes the discovery), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer its interest in the Notes held by such person to a Person that is not a Non-Permitted ERISA Holder within 10 days of the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer such Notes, the Issuer or the Co-Issuer, as applicable, shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Notes or interest in such Notes to a purchaser selected by the Issuer or the Co-Issuer, as applicable, that is a not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer or the Co-Issuer, as applicable, may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Notes, and selling such Notes to the highest such bidder. However, the Issuer or the Co-Issuer, as applicable, may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Note, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Notes, agrees to cooperate with the Issuer or the Co-Issuer, as applicable, and the Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this subsection shall be determined in the sole discretion of the Issuer or the Co-Issuer, as applicable, and the Issuer and the Co-Issuer shall not be liable to any Person having an interest in the Notes sold as a result of any such sale or the exercise of such discretion.

Section 2.13         Deduction or Withholding from Payments on Notes; No Gross Up. If the Issuer is required to deduct or withhold from, or with respect to, payments to any Holder of the Notes for any Tax, then the Trustee or other Paying Agent, as applicable, shall deduct, or withhold, the amount required to be deducted or withheld and remit to the relevant authority such amount. Without limiting the generality of the foregoing, the Issuer may withhold any amount that it determines is required to be withheld from any amounts otherwise distributable to any holder of a Note. The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of any withholding or deduction for, or on account of, any Tax imposed on payments in respect of the Notes. The amount of any withholding tax or deduction with respect to any Holder shall be treated as cash distributed to such Holder at the time it is withheld or deducted by the Trustee or Paying Agent and remitted to the appropriate taxing authority.

Section 2.14     Tax Treatment; Tax Certifications.

(a)     Each Holder (including, for purposes of this Section 2.14, any beneficial owner of Notes) will treat the Issuer, the Co-Issuer, and the Notes as described under the heading "Certain U.S. Federal Income Tax Considerations" in the Offering Circular for U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(b)     Each Holder will timely furnish the Issuer, the Trustee or any agent of the Issuer (including any Paying Agent) any U.S. federal income tax forms or certifications (such as an applicable IRS Form W-8 (together with appropriate attachments), IRS Form W-9, or any successors to such IRS forms) that the Issuer or its agents (including any Paying Agent) may reasonably request, and any documentation, agreements, information, or certifications that are reasonably requested by the Issuer or tis agents (including any Paying Agent) (A) to permit the Issuer or its agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which it receives payments, and (C) to enable the Issuer or its agents to satisfy reporting and other obligations under the Code and Treasury regulations, and will update or replace such documentation, agreements, information, or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such documentation, agreements, information, or certifications may result in the imposition of withholding or back-up withholding upon payments to such Holder. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to a Holder by the Issuer.

(c)     Each Holder will provide the Issuer, the Trustee or any other agent of the Issuer with any correct, complete and accurate information and will take any other actions that may be required for the Issuer to comply with FATCA and the Cayman FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on any payment to or for the benefit of the Issuer. In the event the Holder fails to provide such information or take such actions, or to the extent that the Holder's ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf including any Paying Agent) is authorized to withhold amounts otherwise distributable to such Holder as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or the Holder's ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer or the Noteholders as a result of such failure or the Holder's ownership, the Issuer will have the right to compel the Holder to sell its Notes, and, if such Holder does not sell its Notes within 10 Business Days after notice from the Issuer, to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuer in connection with such sale) to the Holder as payment in full for such Notes. The Issuer may also assign each such Note a separate CUSIP or CUSIPs in the Issuer's sole discretion. Each Holder agrees that the Issuer, the Trustee or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Cayman FATCA Legislation.

(d)     Each Holder of Class E Notes, Senior Subordinated Notes or Junior Subordinated Notes, if it is not a "United States person" (as defined in Section 7701(a)(30) of the Code), represents that either:

(i)     It is not a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank;

(ii)     If it is a bank (within the meaning of Section 881(c)(3)(A)), then after giving effect to its purchase of Notes, it (x) will not directly or indirectly own more than 33-1/3%, by number or value, of the aggregate of the Notes within such Class and will not otherwise be related to the Issuer (within the meaning of Section 267(b) of the Code) and (y) has not purchased the Notes in whole or in part to avoid any U.S. federal tax liability (including, without limitation, any U.S. withholding tax that would be imposed on the Notes with respect to the Collateral Obligations if held directly by the Holder) within the meaning of Treasury Regulation 1.881-3; or

(iii)     It has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States and includible in its gross income or has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States.

(e)     Each Holder of Class E Notes, Senior Subordinated Notes or Junior Subordinated Notes will not treat any income with respect to its Class E Notes, Senior Subordinated Notes or Junior Subordinated Notes as derived in connection with the Issuer's active conduct of a banking, financing, insurance, or other similar business for purposes of Section 954(h)(2) of the Code.

(f)     Each Holder must provide the Issuer with any documentation reasonably requested by the Issuer to permit the Issuer to (i) make payments to the investor without, or at a reduced rate of, deduction or withholding, (ii) qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which the Issuer receives payments on its assets and (iii) satisfy its tax reporting and other obligations.  Moreover, each Holder will indemnify the Issuer and other Holders for all damages, costs and expenses (including any amount of taxes, fees, interest, additions to tax, or penalties) resulting from the failure by such Holder to provide information (or from such Holder providing incorrect or incomplete information).  The indemnification will continue with respect to any period during which the Holder held Notes (and any interest therein), notwithstanding the Holder ceasing to be a Holder of the Notes.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1     Conditions to Issuance of Notes on Closing Date.

(a)     The Notes to be issued on the Closing Date shall be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee upon Issuer Order and upon receipt by the Trustee of the following:

(i)     Officers' Certificates of the Co-Issuers Regarding Corporate Matters. An Officer's certificate of each of the Co-Issuers (A) evidencing the authorization by Board Resolution of the execution and delivery of this Indenture, the Purchase Agreement, and, in the case of the Issuer, the Collateral Management Agreement, the Collateral Administration Agreement, any Hedge Agreements and related transaction documents and in each case the execution, authentication and delivery of the Notes applied for by it and specifying the Stated Maturity, principal amount and Note Interest Rate of each Class of Secured Notes to be authenticated and delivered, and the Stated Maturity, Senior Subordinated Note Rate (with respect to the Senior Subordinated Notes) and principal amount of each Class of Subordinated Notes to be authenticated and delivered and (B) certifying that (1) the attached copy of the Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)     Governmental Approvals. From each of the Co-Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes, or (B) an Opinion of Counsel of the Applicable Issuer to the effect that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Notes except as have been given (provided that the opinions delivered pursuant to Section 3.1(a)(iii) and Section 3.1(a)(iv) may satisfy the requirement).

(iii)     U.S. Counsel Opinions. Opinions of Ashurst LLP, special U.S. counsel to the Co-Issuers and the Initial Purchaser, Katten Muchin Rosenman LLP, special U.S. counsel to the Collateral Manager and Alston & Bird LLP, counsel to the Trustee and the Collateral Administrator, in each case dated the Closing Date, in form and substance satisfactory to the Issuer.

(iv)     Cayman Counsel Opinion. An opinion of Appleby (Cayman) Ltd., Cayman Islands counsel to the Issuer, dated the Closing Date, in form and substance satisfactory to the Issuer.

(v)     Officers' Certificates of Co-Issuers Regarding Indenture. An Officer's certificate of each of the Co-Issuers stating that the Applicable Issuer is not in default under this Indenture and that the issuance of the Notes applied for by it shall not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for by it have been complied with; and that all expenses due or accrued with respect to the Offering or relating to actions taken on or in connection with the Closing Date have been paid or reserves therefor have been made. The Officer's certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Closing Date.

(vi)     Hedge Agreements. Executed copies of any Hedge Agreement entered into by the Issuer, if any.

(vii)     Transaction Documents. An executed counterpart of each Transaction Document.

(viii)     Certificate of the Collateral Manager. An Officer's certificate of the Collateral Manager, dated as of the Closing Date, to the effect that, to the best knowledge of the Collateral Manager, in the case of each Collateral Obligation (1) pledged to the Trustee for inclusion in the Assets, as the case may be, on the Closing Date and immediately before the Delivery of such Collateral Obligation on the Closing Date, or (2) with respect to which the Collateral Manager has entered into a binding commitment to purchase or enter into on behalf of the Issuer as of the Closing Date, as the case may be:

(A)     the Issuer already owns or has entered into binding agreements to purchase or enter into, as the case may be, Collateral Obligations with an aggregate par amount of at least U.S.$449,000,000 as of the Closing Date.

(B)     such Collateral Obligation satisfies the requirements of the definition of "Collateral Obligation" and of Section 3.1(a)(x)(B).

(ix)     Grant of Collateral Obligations. The Grant pursuant to the Granting Clause of this Indenture of all of the Issuer's right, title and interest in and to the Collateral Obligations on the Closing Date and Delivery of such Collateral Obligations (including any promissory note and all other Underlying Instruments related thereto to the extent received by the Issuer) as contemplated by Section 3.3.

(x)     Certificate of the Issuer Regarding Assets. A certificate of an Authorized Officer of the Issuer, dated as of the Closing Date, to the effect that, in the case of each Collateral Obligation pledged to the Trustee for inclusion in the Assets, on the Closing Date and immediately prior to the Delivery thereof on the Closing Date:

(A)     upon Delivery of each such Collateral Obligation, the Issuer will be the owner of such Collateral Obligation free and clear of any liens, claims or encumbrances of any nature whatsoever except for (i) those which are being released prior to Delivery of such Collateral Obligation and (ii) those Granted pursuant to this Indenture;

(B)     the Issuer has acquired or has entered into a binding commitment to acquire its ownership in such Collateral Obligation in good faith without notice of any adverse claim (as such term is defined in Section 8 102(a)(1) of the UCC), except as described in paragraph (A) above;

(C)     the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Obligation (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released or is being released on the Closing Date) other than interests Granted pursuant to this Indenture;

(D)     the Issuer has full right to Grant a security interest in and assign and pledge such Collateral Obligation to the Trustee;

(E)     based in part on the certificate of the Collateral Manager delivered pursuant to Section 3.1(a)(viii), each Collateral Obligation included in the Assets satisfies the requirements of the definition of "Collateral Obligation" and of Section 3.1(a)(x); and

(F)     upon Grant by the Issuer, the Trustee has a first priority perfected security interest in the Collateral Obligations and other Assets, except as permitted by this Indenture.

(xi)     Rating Letters. A letter signed by each Rating Agency, as applicable, confirming that each Class of Secured Notes has been assigned the applicable Initial Rating and that such ratings are in effect on the Closing Date.

(xii)     Accounts. Evidence of the establishment of each of the Accounts.

(xiii)     Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (xiii) shall imply or impose a duty on the part of the Trustee to require any other documents.

(b)     The Issuer (or the Information Agent on the Issuer's behalf and at the Issuer's request) shall post copies of the documents specified in Section 3.1(a) (other than the rating letters specified in clause (xi) thereof) on the 17g-5 Website as soon as practicable after the Closing Date.

Section 3.2       Conditions to Issuance of Additional Notes. (a) Additional Notes to be issued on an Additional Notes Closing Date pursuant to Section 2.4 may be executed by the Applicable Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered to the Issuer by the Trustee upon Issuer Order, upon compliance with clauses (ix) and (x) of Section 3.1(a) (with all references therein to the Closing Date being deemed to be the applicable Additional Notes Closing Date) and upon receipt by the Trustee of the following:

(i)     Officers' Certificates of the Co-Issuers Regarding Corporate Matters. An Officer's certificate of each of the Co-Issuers (1) evidencing the authorization by Board Resolution of the execution and delivery of a supplemental indenture pursuant to Section 8.2(b) and the execution, authentication and delivery of the Additional Notes applied for by it and specifying the Stated Maturity, the principal amount and Note Interest Rate of each Class of such Additional Notes that are Secured Notes and the Stated Maturity, Senior Subordinated Note Rate (with respect to the Senior Subordinated Notes) and principal amount of each Class of the Subordinated Notes to be authenticated and delivered, and (2) certifying that (a) the attached copy of such Board Resolution is a true and complete copy thereof, (b) such resolutions have not been rescinded and are in full force and effect on and as of the Additional Notes Closing Date and (c) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon.

(ii)     Governmental Approvals. From each of the Co-Issuers either (A) a certificate of the Applicable Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel of such Applicable Issuer to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Notes, or (B) an Opinion of Counsel of the Applicable Issuer to the effect that no such authorization, approval or consent of any governmental body is required for the valid issuance of such Additional Notes except as have been given (provided that the opinions delivered pursuant to Section 3.2(a)(iii) or Section 3.2(a)(iv) may satisfy the requirement).

(iii)     U.S. Counsel Opinions. Opinions of Ashurst LLP, special U.S. counsel to the Co-Issuers, Katten Muchin Rosenman LLP, special U.S. counsel to the Collateral Manager or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer and the Trustee.

(iv)     Cayman Counsel Opinion. An opinion of Appleby (Cayman) Ltd., Cayman Islands counsel to the Issuer, or other counsel acceptable to the Trustee, dated the Additional Notes Closing Date, in form and substance satisfactory to the Issuer.

(v)     Officers' Certificates of Co-Issuers Regarding Indenture. An Officer's certificate of each Co-Issuer stating that the Applicable Issuer is not in default under this Indenture and that the issuance of the Additional Notes applied for by it shall not result in a default or a breach of any of the terms, conditions or provisions of, or constitute a default under, its organizational documents, any indenture or other agreement or instrument to which it is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which it is a party or by which it may be bound or to which it may be subject; that all conditions precedent provided in this Indenture and the supplemental indenture pursuant to Section 8.2(b) relating to the authentication and delivery of the Additional Notes applied for have been complied with and that the authentication and delivery of the Additional Notes is authorized or permitted under this Indenture and the supplemental indenture entered into in connection with such Additional Notes; and that all expenses due or accrued with respect to the Offering of the Additional Notes or relating to actions taken on or in connection with the Additional Notes Closing Date have been paid or reserved. The Officer's certificate of the Issuer shall also state that all of its representations and warranties contained herein are true and correct as of the Additional Notes Closing Date.

(vi)     Accountants' Report. An Accountants' Report in form and content satisfactory to the Issuer (A) if applicable, comparing and agreeing the issuer, Principal Balance, coupon/spread, Stated Maturity, Moody's Default Probability Rating, Moody's Rating and country of Domicile with respect to each Collateral Obligation pledged in connection with the issuance of such Additional Notes and the information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein, if additional Assets are pledged directly in accordance with such Additional Notes issuance and (B) specifying the procedures undertaken by them to recalculate and compare data and computations relating to the foregoing statement; provided that if only additional Subordinated Notes are being issued, no such Accountants' Report shall be required.

(vii)     Irish Listing. If the Additional Notes are of a Class of Listed Notes, an Officer's certificate of the Issuer to the effect that application will be made to list such Additional Notes on the Irish Stock Exchange's Global Exchange Market.

(viii)     Other Documents. Such other documents as the Trustee may reasonably require; provided that nothing in this clause (viii) shall imply or impose a duty on the Trustee to so require any other documents.

Prior to any Additional Notes Closing Date, the Trustee shall provide to the Holders notice of such issuance of Additional Notes as soon as reasonably practicable but in no case less than 15 days prior to the Additional Notes Closing Date; provided that the Trustee shall receive such notice at least two Business Days prior to the 15th day prior to such Additional Notes Closing Date. On or prior to any Additional Notes Closing Date, the Trustee shall provide to the Holders copies of any supplemental indentures executed as part of such issuance.

Section 3.3       Custodianship; Delivery of Collateral Obligations and Eligible Investments. (a) The Collateral Manager, on behalf of the Issuer, shall use commercially reasonable efforts to deliver or cause to be delivered to a custodian appointed by the Issuer, which shall be a Securities Intermediary (the "Custodian"), all Assets in accordance with the definition of "Deliver". Initially, the Custodian shall be the Trustee. The Custodian hereby represents and warrants that (i) in the case of any non-Cash holding Accounts, such Accounts are segregated trust accounts held with the corporate trust department of a federal or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b) and such depository institution is (I) rated at least "Baa1" by Moody's and (II) has a long-term debt rating of at least "A+" by Fitch (if there is no short-term debt rating by Fitch) or a long-term debt rating of at least "A" by Fitch and a short-term debt rating of at least "F1" by Fitch and (ii) in the case of any Cash holding Accounts, it has (I) a long-term debt rating of at least "A+" by Fitch (if there is no short-term debt rating by Fitch) or a long-term debt rating of at least "A" by Fitch and a short-term debt rating of at least "F1" by Fitch and (II) a long-term debt rating of at least "A2" or a short-term debt rating of at least P-1" by Moody's. The Custodian also has capital and surplus of at least U.S.$200,000,000. If at any time the Custodian fails to satisfy these requirements, the Trustee shall appoint a successor Custodian within 30 calendar days that is able to satisfy such requirements. Any successor Custodian shall, in addition to satisfying the above requirements, be a state or national bank or trust company that is not an Affiliate of the Issuer or the Co-Issuer and a Securities Intermediary. Subject to the limited right to relocate Pledged Obligations as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account shall be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(a)     Subject to the limited right to relocate Pledged Obligations as provided in Section 7.5(b), the Trustee or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Indenture and (ii) any other property of the Issuer otherwise Delivered to the Trustee or the Custodian, as applicable, by or on behalf of the Issuer, in the relevant Account established and maintained pursuant to Article X; as to which in each case the Trustee shall have entered into the Securities Account Control Agreement with the Custodian providing, inter alia, that the establishment and maintenance of such Account shall be governed by a law of a jurisdiction satisfactory to the Issuer and the Trustee.

(b)     Each time that the Collateral Manager on behalf of the Issuer directs or causes the acquisition of any Collateral Obligation, Eligible Investment, or other investments, the Collateral Manager (on behalf of the Issuer) shall, if the Collateral Obligation, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Account, use commercially reasonable efforts to cause the Collateral Obligation, Eligible Investment, or other investment to be Delivered to the Custodian to be held in the Custodial Account (or in the case of any such investment that is not a Collateral Obligation, in the Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Trustee in accordance with this Indenture. The security interest of the Trustee in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Trustee, be released. The security interest of the Trustee shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment, or other investment so acquired, including all interests of the Issuer in to any contracts related to and proceeds of the Collateral Obligations, Eligible Investments, or other investments.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1       Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon, (iv) the rights, protections, indemnities and immunities of the Trustee and the specific obligations set forth below, (v) the rights, obligations and immunities of the Collateral Manager hereunder, under the Collateral Management Agreement and under the Collateral Administration Agreement, (vi) the rights, protections, indemnities and immunities of the Collateral Administrator hereunder and under the Collateral Administration Agreement and (vii) the rights of Holders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture) when:

(a)     either:

(i)     all Notes theretofore authenticated and delivered to Holders, other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 and (B) Notes for whose payment Money has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3, have been delivered to the Trustee for cancellation;

(ii)     all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, or (B) shall become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Article IX under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Applicable Issuers pursuant to Section 9.5 and either (1) the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or non-callable direct obligations of the United States of America; provided that the obligations are entitled to the full faith and credit of the United States of America or are debt obligations which are rated "Aaa" by Moody's and "AAA" by S&P, in an amount sufficient, as recalculated and compared by a firm of Independent certified public accountants which are nationally recognized, to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the respective Stated Maturity or the respective Redemption Date, as the case may be, and shall have Granted to the Trustee a valid perfected security interest in such Eligible Investment that is of first priority or free of any adverse claim, as applicable, and shall have furnished an Opinion of Counsel with respect thereto or (2) in the event all of the Assets are liquidated following the satisfaction of the conditions specified in Section 5.5(a), the Issuer shall have paid or caused to be paid all proceeds of such liquidation of the Assets in accordance with the Priority of Payments; or

(iii)     all of the Assets have been disposed of and the Issuer shall have paid or caused to be paid all proceeds of such disposition of Assets in accordance with the Priority of Payments;

(b)     with respect to clauses (a)(i) or (a)(ii) above:

(i)     the Issuer has paid or caused to be paid all other sums then due and payable hereunder (including any amounts then due and payable pursuant to the Hedge Agreements, the Collateral Administration Agreement and the Collateral Management Agreement without regard to the Administrative Expense Cap) by the Issuer and no other amounts are scheduled to be due and payable by the Issuer (it being understood that the requirements of this clause (b) may be deemed satisfied as set forth in Section 5.7); and

(ii)     all Assets of the Issuer that are subject to the lien of this Indenture have been released and the proceeds thereof have been distributed, in each case in accordance with this Indenture, and the Accounts have been closed; and

(c)     the Co-Issuers have delivered to the Trustee, Officer's certificates (which may rely on information provided by the Trustee or the Collateral Administrator as to the Cash, Collateral Obligations, Equity Securities and Eligible Investments included in the Assets and any paid or unpaid obligations of the Co-Issuers of which the Trustee has received written notice) and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Co-Issuers, the Trustee, the Collateral Manager and, if applicable, the Holders, as the case may be, under Sections 2.8, 4.2, 5.4(d), 5.9, 5.18, 6.1, 6.3, 6.6, 6.7, 7.1, 7.3, 13.1 and 14.15 shall survive.

Section 4.2      Application of Trust Money. All Monies deposited with the Trustee pursuant to Section 4.1 shall be held in trust and applied by it in accordance with the provisions of the Notes and this Indenture, including, without limitation, the Priority of Payments, to the payment of principal and interest (or other amounts with respect to the Subordinated Notes), either directly or through any Paying Agent, as the Trustee may determine; and such Money shall be held in a segregated account identified as being held in trust for the benefit of the Secured Parties in accordance with the requirements of Section 6.8.

Section 4.3      Repayment of Monies Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Monies then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Co-Issuers, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Monies.

Section 4.4      Limitation on obligation to incur Administrative Expenses. If at any time when this Indenture is eligible to be discharged pursuant to Section 4.1 (i) the sum of (A) Eligible Investments (including Cash) and (B) amounts reasonably expected to be received by the Issuer in Cash during the current Collection Period (as certified by the Collateral Manager in its reasonable judgment) is less than (ii) the sum of (A) an amount not to exceed the greater of (x) U.S.$30,000 and (y) the amount (if any) reasonably certified by the Collateral Manager or the Issuer, including but not limited to fees and expenses incurred by the Trustee and reported to the Collateral Manager, as the sum of expenses reasonably likely to be incurred in connection with the discharge of this Indenture, the liquidation of the Assets and the dissolution of the Co-Issuers and (B) any accrued and unpaid Administrative Expenses, then notwithstanding any other provision of this Indenture, the Issuer shall no longer be required to incur Administrative Expenses as otherwise required by this Indenture to any person or entity other than amounts owed the Trustee, the Collateral Administrator (or any other capacity in which the Bank is acting pursuant to the Transaction Documents), the Administrator and their respective Affiliates, including for opinions of counsel in connection with supplemental indentures pursuant to Article VIII, any annual opinions required hereunder, services of accountants and fees of the Rating Agencies, in each case as required under this Indenture and failure to pay such amounts or provide or obtain such opinions, reports or services shall not constitute a default under this Indenture, and the Trustee shall have no liability for any failure to obtain or receive any of the foregoing opinions, reports or services. The foregoing shall not, however, limit, supersede or alter any right afforded to the Trustee under this Indenture to refrain from taking action in the absence of its receipt of any such opinion, report or service which it reasonably determines is necessary for its own protection.

ARTICLE V

REMEDIES

Section 5.1      Events of Default. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)     a default in the payment, when due and payable, of (i) any interest on any Class A Note or any Class B Note or, if there are no Class A Notes or Class B Notes Outstanding, any Class C Note or, if there are no Class A Notes, Class B Notes or Class C Notes Outstanding, any Class D Note, or, if there are no Class A Notes, Class B Notes, Class C Notes or Class D Notes Outstanding, any Class E Note, and, in each case, the continuation of any such default for five (5) Business Days, or (ii) any principal, interest, or Deferred Interest on, or any Redemption Price in respect of, any Secured Note at its Stated Maturity or any Redemption Date, and, in each case, the continuation of such default for five Business Days; provided that in the case of a default in payment resulting solely from an administrative error or omission by the Collateral Manager, the Administrator, the Trustee, any Paying Agent or the Registrar, such default continues for a period of seven (7) or more Business Days after the Trustee receives written notice or a Trust Officer has actual knowledge of the occurrence of such administrative error or omission; provided, further, that, in the case of any default on any Redemption Date, only to the extent that such default continues for a period of five (5) or more Business Days; provided, further, that the failure to effect any Optional Redemption or Tax Redemption for which notice is withdrawn by the Issuer in accordance with Section 9.5(b), or with respect to a failed Refinancing, shall not constitute an Event of Default.

(b)     the failure on any Payment Date to disburse amounts in excess of U.S.$1,000 available in the Payment Account (other than a default in payment described in clause (a) above) in accordance with the Priority of Payments and continuation of such failure for a period of five (5) Business Days (provided that if such failure results solely from an administrative error or omission by the Collateral Manager, the Administrator, the Trustee, any Paying Agent or the Registrar or due to another non-credit related reason, such default continues for a period of seven (7) or more Business Days after the Trustee receives written notice or a Trust Officer has actual knowledge of such administrative error, omission or other non-credit related reason);

(c)     either of the Co-Issuers or the Assets becomes an investment company required to be registered under the Investment Company Act and such requirement has not been eliminated after a period of forty-five (45) days;

(d)     except as otherwise provided in this Section 5.1, a default, in the performance, or breach, of any other covenant or other agreement of the Issuer or the Co-Issuer in this Indenture (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Portfolio Quality Test, Coverage Test or the Reinvestment Diversion Test is not an Event of Default and any failure to satisfy the requirements described under Section 7.17 is not an Event of Default (excluding, with respect to any failure to satisfy the requirements described under Section 7.17, the Collateral Manager, on behalf of the Issuer, acting in bad faith in its actions thereunder)), or the failure of any representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith to be correct when the same shall have been made and such default, breach or failure, as applicable, has a material adverse effect on the Holders of any Class of Notes and the continuation of such default, breach or failure for a period of thirty (30) days after either notice (i) to the Collateral Manager by registered or certified mail or overnight courier from the Trustee or the Applicable Issuers or (ii) to the Applicable Issuers, the Collateral Manager and the Trustee by the Holders of a Majority of the Controlling Class, specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

(e)     on any Measurement Date so long as any Class A Notes are Outstanding, the failure of the quotient of (i) the sum of (A) the Collateral Principal Amount (excluding Defaulted Obligations), plus (B) the Market Value of each Defaulted Obligation, divided by (ii) the Aggregate Outstanding Amount of the Class A Notes, to equal or exceed 102.5%.

(f)     the entry of a decree or order by a court having competent jurisdiction adjudging the Issuer or the Co-Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer under the Bankruptcy Law or any other applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(g)     the institution by the shareholders of the Issuer or the members of the Co-Issuer of Proceedings to have the Issuer or the Co-Issuer, as the case may be, adjudicated as bankrupt or insolvent, or the consent by the shareholders of the Issuer or the members of the Co-Issuer to the institution of bankruptcy or insolvency Proceedings against the Issuer or the Co-Issuer, as the case may be, or the filing by the Issuer or the Co-Issuer of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other similar applicable law, or the consent by the Issuer or the Co-Issuer to the filing of any such petition or to the appointment in a Proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Issuer or the Co-Issuer or of any substantial part of its property, respectively, or the making by the Issuer or the Co-Issuer of an assignment for the benefit of creditors, or the admission by the Issuer or the Co-Issuer in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Issuer or the Co-Issuer in furtherance of any such action; or

For the avoidance of doubt, the failure to pay the Senior Subordinated Note Amount on any Payment Date due to the unavailability of funds in respect thereof will not constitute an Event of Default.

Upon obtaining knowledge of the occurrence of an Event of Default, each of (i) the Co-Issuers, (ii) the Trustee and (iii) the Collateral Manager shall notify each other in writing and the Trustee shall provide the notices of Default required under Section 6.2.

Section 5.2      Acceleration of Maturity; Rescission and Annulment. (a) If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 5.1(f) or (g)), the Trustee shall, upon the written direction of a Majority of the Controlling Class, by notice to the Applicable Issuers and the Rating Agencies, declare the principal of all the Secured Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon, and other amounts payable hereunder, shall become immediately due and payable and the Reinvestment Period shall terminate (subject to reinstatement upon the rescission of the related declaration of acceleration pursuant to Section 5.2(b)). If an Event of Default specified in Section 5.1(f) or (g) occurs, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Notes, and other amounts payable thereunder and hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

(a)     At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Money due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences if:

(i)     The Issuer or the Co-Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A)     all unpaid installments of interest and principal then due on the Secured Notes (other than any principal amounts due to the occurrence of an acceleration);

(B)     to the extent that the payment of such interest is lawful, interest upon any Deferred Interest at the applicable Note Interest Rates; and

(C)     all unpaid taxes and Administrative Expenses of the Co-Issuers and other sums paid, incurred or advanced by the Trustee hereunder and any other amounts then payable by the Co-Issuers hereunder prior to such Administrative Expenses; and

(ii)     if it has been determined that all Events of Default, other than the nonpayment of the interest on or principal of the Secured Notes, have (A) been cured, and a Majority of the Controlling Class by written notice to the Trustee has agreed with such determination (which agreement shall not be unreasonably withheld), or (B) been waived as provided in Section 5.14.

No such rescission shall affect any subsequent Default or impair any right consequent thereon. Any Hedge Agreement in effect upon such declaration of an acceleration must remain in effect until liquidation of the Assets has begun and such declaration is no longer capable of being rescinded or annulled; provided that the Issuer shall nevertheless be entitled to designate an early termination date under and in accordance with the terms of such Hedge Agreement.

(b)     Notwithstanding anything in this Section 5.2 to the contrary, the Secured Notes shall not be subject to acceleration by the Trustee or a Majority of the Controlling Class solely as a result of the failure to pay any amount due on Notes that are not of the Controlling Class.

Section 5.3      Collection of Indebtedness and Suits for Enforcement by Trustee. The Applicable Issuers covenant that if a default shall occur in respect of the payment of any principal of or interest when due and payable on any Secured Note, the Applicable Issuers shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holder of such Secured Note, the whole amount, if any, then due and payable on such Secured Note for principal and interest with interest upon the overdue principal, at the applicable Note Interest Rate, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, shall upon written direction of a Majority of the Controlling Class institute a Proceeding for the collection of the sums so due and unpaid, may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Applicable Issuers or any other obligor upon the Secured Notes and collect the Monies adjudged or decreed to be payable in the manner provided by law out of the Assets (subject, in each case, to the Trustee's rights hereunder, including Section 6.1(c)(iv)).

If an Event of Default occurs and is continuing, the Trustee shall upon written direction of the Majority of the Controlling Class proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as the Trustee shall deem most effectual (if no such direction is received by the Trustee) or as the Trustee may be directed by the Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law (subject, in each case, to the Trustee's rights hereunder, including Section 6.1(c)(iv)).

In case there shall be pending Proceedings relative to the Issuer or the Co-Issuer or any other obligor upon the Secured Notes under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer, the Co-Issuer or their respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Secured Notes, or the creditors or property of the Issuer, the Co-Issuer or such other obligor, the Trustee, regardless of whether the principal of any Secured Note shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a)     to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Secured Notes, as applicable, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence or bad faith) and of the Secured Noteholders or Holders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Secured Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b)     unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Secured Notes upon the direction of such Holders, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c)     to collect and receive any Monies or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on their behalf; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Secured Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Secured Noteholders to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Secured Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Secured Notes or any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Secured Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders of the Secured Notes (and any such Proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Secured Notes.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.3 except according to the provisions specified in Section 5.5(a).

Section 5.4      Remedies. (a) If an Event of Default shall have occurred and be continuing, and the Secured Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Co-Issuers agree that the Trustee shall, upon written direction of both (x) a Supermajority of the Controlling Class and (y) a Supermajority of each other Class of Secured Notes (voting separately by Class), provided that the Par Value Ratio applicable to the Class of Secured Notes ranking immediately senior to such Class of Secured Notes is greater than 100%, exercise one or more of the following rights, privileges and remedies to the extent permitted by applicable law (subject, in each case, to the Trustee's rights hereunder, including Section 6.1(c)(iv)):

(i)     institute Proceedings for the collection of all amounts then payable on the Secured Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Assets any Monies adjudged due;

(ii)     sell or cause the sale of all or a portion of the Assets or rights or interests therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17;

(iii)     institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Assets;

(iv)     exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Trustee and the Holders of the Secured Notes hereunder (including, without limitation, exercising all rights of the Trustee under the Securities Account Control Agreement); and

(v)     exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Assets or institute Proceedings in furtherance thereof pursuant to this Section 5.4 except according to the provisions specified in Section 5.5(a).

The Trustee may, but need not, obtain (as an Administrative Expense of the Co-Issuers) and rely upon an opinion of an Independent investment banking firm of national reputation, or other appropriate advisor concerning the matter, which may (but need not) be the Initial Purchaser, as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 and as to the sufficiency of the proceeds and other amounts receivable with respect to the Assets to make the required payments of principal of and interest on the Secured Notes, which opinion shall be conclusive evidence as to such feasibility or sufficiency and the cost of which shall be commercially reasonable.

(b)     If an Event of Default as described in Section 5.1(d) hereof shall have occurred and be continuing the Trustee may, and at the written direction of the Holders of a Majority of the Aggregate Outstanding Amount of the Controlling Class shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Event of Default under such Section, and enforce any equitable decree or order arising from such Proceeding (subject to the Trustee's rights hereunder, including Section 6.1(c)(iv)).

(c)     Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, any Secured Party may bid for and purchase the Assets or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such sale of Assets may, in paying the purchase Money, deliver to the Trustee for cancellation any of the Class A Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Class A Notes so delivered by such Holder (taking into account the Priority of Payments and Article XIII). Said Notes, in case the amounts payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial Proceedings, the receipt of the Trustee, or of the Officer making a sale under judicial Proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase Money, and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial Proceedings, shall bind the Co-Issuers, the Trustee and the Holders of the Secured Notes, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d)     (i)     Notwithstanding any other provision of this Indenture, none of the Noteholders, the Trustee or the other Secured Parties may, prior to the date which is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer, the Co-Issuer or any Issuer Subsidiary any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under Cayman Islands, U.S. federal or State bankruptcy or similar laws. Nothing in this Section 5.4 shall preclude, or be deemed to stop, the Trustee (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Trustee, or (ii) from commencing against the Issuer or the Co-Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(ii)     In the event one or more Holders or beneficial owners of Notes institutes, or joins in the institution of, a proceeding described in clause (i) above against the Issuer, the Co-Issuer or any Issuer Subsidiary in violation of the prohibition described above, such Holder(s) or beneficial owner(s) shall be deemed to acknowledge and agree that any claim that such Holder(s) or beneficial owner(s) have against the Issuer, the Co-Issuer or any Issuer Subsidiary, as applicable, or with respect to any Assets (including any proceeds thereof) shall, notwithstanding anything to the contrary in the Priority of Payments, be fully subordinate in right of payment to the claims of each Holder and beneficial owner of any Secured Note that does not seek to cause any such filing, with such subordination being effective until each Secured Note held by each Holder or beneficial owners of any Secured Note that does not seek to cause any such filing is paid in full in accordance with the Priority of Payments (after giving effect to such subordination). The terms described in the immediately preceding sentence are referred to herein as the "Bankruptcy Subordination Agreement." The Bankruptcy Subordination Agreement is intended to constitute a "subordination agreement" within the meaning of Section 510(a) of the U.S. Bankruptcy Code (Title 11 of the United States Code, as amended from time to time (or any successor statute)). The Trustee shall be entitled to rely upon an Issuer Order with respect to the payment of any amounts payable to Holders, which amounts are subordinated pursuant to this Section 5.4(d)(ii). In order to give effect to the foregoing, the Issuer will, to the extent necessary, obtain and assign a separate CUSIP or CUSIPs to the Notes of each Class held by such Holders.

(e)     The Issuer or the Co-Issuer, as applicable, shall, so long as any Notes remain Outstanding and for a year and a day thereafter, and subject to the proviso below, timely file an answer and any other appropriate pleading objecting to (i) the institution of any Proceeding to have the Issuer or the Co-Issuer, as the case may be, adjudicated as bankrupt or insolvent or (ii) the filing of any petition seeking relief, reorganization, arrangement, adjustment or composition of or in respect of the Issuer or the Co-Issuer, as the case may be, under Bankruptcy Law or any other applicable law; provided, that the obligations set forth in clauses (i) and (ii) above shall be subject to the availability of funds therefor under the Priority of Payments. The reasonable fees, costs, charges and expenses incurred by the Issuer or Co-Issuer (including reasonable attorneys' fees and expenses) in connection with taking any such action shall be paid as Administrative Expenses.

Section 5.5      Optional Preservation of Assets. (a) Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred and be continuing, the Trustee shall retain the Assets securing the Secured Notes intact (except as otherwise permitted or required by Sections 7.8(d), 7.8(e), 7.16, 10.7 and Article XII), collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Assets and the Notes in accordance with the Priority of Payments and the provisions of Article X, Article XII and Article XIII unless:

(i)     the Trustee, pursuant to Section 5.5(d), determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Assets (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due (or, in the case of interest, accrued) and unpaid on the Secured Notes for principal and interest (including accrued and unpaid Deferred Interest) and all amounts payable prior to payment of principal on such Secured Notes (including (x) amounts due and owing as Administrative Expenses (without regard to the Administrative Expense Cap), (y) amounts payable to the Collateral Manager as Senior Management Fees, and (z) amounts payable to any Hedge Counterparty upon liquidation of all or any portion of the Assets) and a Majority of the Controlling Class agrees with such determination; or

(ii)     (A) with respect to an Event of Default specified in Section 5.1(a) or (e) (without regard to the occurrence of any other Event of Default prior or subsequent to the occurrence of such Event of Default, unless such Event Default occurred solely as a result of acceleration), the Holders of at least a Supermajority of the Controlling Class direct the sale and liquidation of the Assets or (B) with respect to any other Event of Default, Holders of at least (a) a Supermajority of the Controlling Class and (b) a Supermajority of each other Class of Secured Notes (voting separately by Class) with respect to which the Par Value Ratio applicable to the Class of Secured Notes ranking immediately senior to such Class of Secured Notes is greater than 100%, direct the sale and liquidation of the Assets.

The Trustee shall give written notice of the retention of the Assets to the Issuer with a copy to the Co-Issuer and the Collateral Manager. So long as such Event of Default is continuing, any such retention pursuant to this Section 5.5(a) may be rescinded at any time when the conditions specified in clause (i) or (ii) exist.

In the event a liquidation of all or any portion of the Assets is commenced in accordance with this Section 5.5, all unpaid principal, together with all accrued and unpaid interest thereon, of all the Secured Notes, and other amounts payable under this Indenture, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

(b)     Prior to the sale of any Collateral Obligation in connection with a sale or liquidation of all or any portion of the Assets pursuant to Section 5.5(a), the Trustee will notify the Collateral Manager of the highest bid price and the Collateral Manager or an Affiliate thereof shall have the right to purchase such Collateral Obligation at a price equal to the highest bid price received by the Trustee in connection with any such sale and liquidation.

(c)     Nothing contained in Section 5.5(a) shall be construed to require the Trustee to sell the Assets securing the Secured Notes if the conditions set forth in clause (i) or (ii) of Section 5.5(a) are not satisfied. Nothing contained in Section 5.5(a) shall be construed to require the Trustee to preserve the Assets securing the Notes if prohibited by applicable law.

(d)     In determining whether the condition specified in Section 5.5(a)(i) exists, the Trustee shall, with the written consent of the Majority of the Controlling Class, request bid prices with respect to each security contained in the Assets from two nationally recognized dealers at the time making a market in such securities (as identified by the Collateral Manager to the Trustee in writing) and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. In the event that the Trustee, with the cooperation of the Collateral Manager, is only able to obtain bid prices with respect to a security contained in the Assets from one nationally recognized dealer at the time making a market in such securities, the Trustee shall compute the anticipated proceeds of sale or liquidation on the basis of such one bid price for such security. For the purposes of making the determinations required pursuant to Section 5.5(a)(i), the Trustee shall apply the standards set forth in Section 6.3(c)(i) or (ii). In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of all or any portion of the Assets and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) exists, the Trustee may retain and conclusively rely without limitation on an opinion of an Independent investment banking firm of national reputation or other appropriate advisor concerning the matter (the cost of which shall be payable as an Administrative Expense).

The Trustee shall deliver to the Noteholders and the Collateral Manager a report stating the results of any determination required pursuant to Section 5.5(a)(i) no later than ten (10) days after such determination is made. Unless a Majority of the Controlling Class has not consented to the Trustee making a determination pursuant to Section 5.5(d), the Trustee shall make the determinations required by Section 5.5(a)(i) at the request of a Majority of the Controlling Class at any time, but not more frequently than once in any calendar quarter, during which the Trustee retains the Assets pursuant to Section 5.5(a).

Section 5.6       Trustee May Enforce Claims without Possession of Notes. All rights of action and claims under this Indenture or under any of the Secured Notes may be prosecuted and enforced by the Trustee without the possession of any of the Secured Notes or the production thereof in any trial or other Proceeding relating thereto, and any such action or Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7.

Section 5.7       Application of Money Collected. Any Money collected by the Trustee (after payment of costs of collection, liquidation and enforcement) with respect to the Notes pursuant to this Article V and any Money that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied, subject to Section 13.1 and in accordance with the provisions of Section 11.1(a)(iii), at the date or dates fixed by the Trustee (each such date to be deemed a Payment Date). Upon the final distribution of all proceeds of any liquidation effected hereunder, the provisions of Section 4.1(a) and (b) shall be deemed satisfied for the purposes of discharging this Indenture pursuant to Article IV.

Section 5.8       Limitation on Suits. No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)     such Holder has previously given to the Trustee written notice of an Event of Default;

(b)     the Holders of a Majority of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder and such Holder or Holders have provided the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses (including reasonable attorneys' fees and expenses) and liabilities to be incurred in compliance with such request;

(c)     the Trustee, for 30 days after its receipt of such notice, request and provision of such indemnity, has failed to institute any such Proceeding; and

(d)     no direction inconsistent with such written request has been given to the Trustee during such 30 day period by a Majority of the Controlling Class;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes of the same Class or to obtain or to seek to obtain priority or preference over any other Holders of the Notes of the same Class or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 and the Priority of Payments.

In the event the Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Holders of the Controlling Class, each representing less than a Majority of the Controlling Class, pursuant to this Section 5.8, the Trustee shall act in accordance with the request specified by the group of Holders with the greatest percentage of the Aggregate Outstanding Amount of the Controlling Class, notwithstanding any other provisions of this Indenture. If the groups represent the same percentage, the Trustee in its sole discretion may determine what action, if any, shall be taken.

Section 5.9       Unconditional Rights of Secured Noteholders to Receive Principal and Interest. Subject to Sections 2.8(i), 2.13, 5.14, 6.15 and 13.1, but notwithstanding any other provision in this Indenture, the Holder of any Secured Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Secured Note as such principal and interest becomes due and payable in accordance with the Priority of Payments and Section 13.1, and, subject to the provisions of Section 5.4(d) and Section 5.8, to institute Proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. Holders of Secured Notes ranking junior to Notes still Outstanding shall have no right to institute proceedings for the enforcement of any such payment until such time as no Secured Note ranking senior to such Secured Note remains Outstanding, which right shall be subject to the provisions of Section 5.4(d) and Section 5.8, and shall not be impaired without the consent of any such Holder.

Section 5.10       Restoration of Rights and Remedies. If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Co-Issuers, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Noteholder shall continue as though no such Proceeding had been instituted.

Section 5.11       Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12       Delay or Omission Not Waiver. No delay or omission of the Trustee or any Holder of Secured Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein or of a subsequent Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Holders of the Secured Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Secured Notes.

Section 5.13       Control by Majority of Controlling Class. Notwithstanding any other provision of this Indenture, but subject to Section 5.5(a)(ii), a Majority of the Controlling Class shall have the right following the occurrence, and during the continuance of, an Event of Default to cause the institution of and direct the time, method and place of conducting any Proceeding for any remedy available to the Trustee, and to direct the exercise of any trust, right, remedy or power conferred upon the Trustee; provided that:

(a)     such direction shall not conflict with any rule of law or with any express provision of this Indenture;

(b)     the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that subject to Section 6.1, the Trustee need not take any action that it determines might involve it in liability or expense (unless the Trustee has received the indemnity as set forth in (c) below);

(c)     the Trustee shall have been provided with security or indemnity reasonably satisfactory to it; and

(d)     notwithstanding the foregoing, any direction to the Trustee to undertake a Sale of the Assets shall be by the Holders of Notes secured thereby representing the requisite percentage of the Aggregate Outstanding Amount of Notes specified in Section 5.5(a).

Section 5.14       Waiver of Past Defaults. Prior to the time a judgment or decree for payment of the Money due has been obtained by the Trustee or prior to the acceleration of the Secured Notes, as provided in this Article V, a Majority of the Controlling Class may on behalf of the Holders of all the Notes waive any past Default and its consequences, except a Default:

(a)     in the payment of the principal of any Secured Note (which may be waived with the consent of each Holder of such Secured Note);

(b)     in the payment of interest on the Class A Notes and the Class B Notes or the Notes of the Controlling Class (which may be waived with the consent of the Holders of 100% of the Class A Notes and the Class B Notes or the Notes of the Controlling Class, as applicable);

(c)     in respect of a covenant or provision hereof that under Section 8.2 cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note materially and adversely affected thereby (which may be waived with the consent of each such Holder); or

(d)     in respect of a representation contained in Section 7.18 (which may be waived by a Majority of the Controlling Class if the Moody's Rating Condition is satisfied).

In the case of any such waiver, the Co-Issuers, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto. The Trustee shall promptly give written notice of any such waiver to Moody's, Fitch the Collateral Manager and each Holder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 5.15       Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee, Collateral Administrator or Collateral Manager for any action taken, or omitted by it as Trustee, Collateral Administrator or Collateral Manager, as applicable, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Noteholder, or group of Noteholders, holding in the aggregate more than 10% in Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest on any Note on or after the applicable Stated Maturity (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16       Waiver of Stay or Extension Laws. The Co-Issuers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any valuation, appraisement, redemption or marshalling law or rights, in each case wherever enacted, now or at any time hereafter in force, which may affect the covenants, the performance of or any remedies under this Indenture; and the Co-Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law or rights, and covenant that they shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted or rights created.

Section 5.17       Sale of Assets. (a) The power to effect any sale (a "Sale") of all or any portion of the Assets pursuant to Section 5.4 and 5.5 shall not be exhausted by any one or more Sales as to any portion of such Assets remaining unsold, but shall continue unimpaired until the entire Assets shall have been sold or all amounts secured by the Assets shall have been paid. The Trustee may upon notice provided as soon as reasonably practicable to the Noteholders, and shall, upon direction of the Holders of Notes representing the requisite percentage of the Aggregate Outstanding Amount of Notes having the power to direct such Sale, from time to time postpone any Sale by public announcement made at the time and place of such Sale pursuant to Section 5.5. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee and the Collateral Manager shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7.

(a)     The Trustee or the Collateral Manager may bid for and acquire any portion of the Assets in connection with a public Sale thereof, and may pay all or part of the purchase price by crediting against amounts owing on the Secured Notes or other amounts secured by the Assets, all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7. The Secured Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(b)     If any portion of the Assets consists of securities issued without registration under the Securities Act ("Unregistered Securities"), the Trustee may seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the written consent of a Majority of the Controlling Class, seek a no action position from the Securities and Exchange Commission or any other relevant federal or State regulatory authorities, regarding the legality of a public or private Sale of such Unregistered Securities.

(c)     The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Assets in connection with a Sale thereof without recourse, representation or warranty. In addition, the Trustee is hereby irrevocably appointed the agent and attorney in fact of the Issuer to transfer and convey its interest in any portion of the Assets in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee's authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Monies.

(d)     The Trustee shall provide notice as soon as reasonably practicable of any public Sale to the Holders of the Subordinated Notes, and the Holders of the Subordinated Notes shall be permitted to participate in any such public Sale to the extent such Holders meet any applicable eligibility requirements with respect to such Sale.

Section 5.18       Action on the Notes. The Trustee's right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Assets or upon any of the assets of the Issuer or the Co-Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1        Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default known to the Trustee:

(i)     the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)     in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer's certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within fifteen days after such notice from the Trustee, the Trustee shall so notify the Noteholders (with a copy to the Collateral Manager).

(b)     In case an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class or such other percentage of Holders as required by this Indenture, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

(c)     No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)     this subsection shall not be construed to limit the effect of subsection (a) of this Section 6.1;

(ii)     the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii)     the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Co-Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof), relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv)     no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services, including mailing of notices under Article V, under this Indenture (and it is hereby expressly acknowledged and agreed, without implied limitation, that the enforcement or exercise of rights and remedies under Article V, and/or the commencement of or participation in any legal proceeding does not constitute "ordinary services");

(v)     in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Trustee has been advised of the likelihood of such damages and regardless of the form of such action; and

(vi)     the Trustee shall have no obligation to determine or notify if the U.S. Risk Retention Rules have been satisfied.

(d)     For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default described in Sections 5.1(c), (d), (f), or (g) or any other matter unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default or Default or other matter, as the case may be, is received by the Trustee at the Corporate Trust Office, and such notice references the Notes generally, the Issuer, the Co-Issuer, the Assets or this Indenture. For purposes of determining the Trustee's responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or a Default, such reference shall be construed to refer only to such an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 6.1.

(e)     Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.1.

(f)     In addition to its other obligations set forth herein, the Trustee, at the expense of the Issuer, shall provide any information actually in its possession and readily available to the Collateral Manager promptly after the Collateral Manager's reasonable request therefor provided that the Trustee shall not be obligated to provide any information that it may be restricted from doing so by legal, regulatory or contractual reasons.

(g)     The Trustee shall, upon reasonable (but no less than three Business Days') prior written notice to the Trustee, permit any representative of a Holder of a Note, during the Trustee's normal business hours, to examine all books of account, records, reports and other papers of the Trustee (other than items protected by attorney-client privilege) relating to the Notes, to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by such Holder) and to discuss the Trustee's actions, as such actions relate to the Trustee's duties with respect to the Notes, with the Trustee's Officers and employees responsible for carrying out the Trustee's duties with respect to the Notes.

Section 6.2       Notice of Default. As soon as reasonably practicable (and in no event later than two Business Days) after the occurrence of any Default actually known to a Trust Officer of the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2, the Trustee shall give notice to the Co-Issuers, the Collateral Manager, DTC, the Rating Agencies, each Hedge Counterparty, each Paying Agent and all Holders, as their names and addresses appear on the Register, and the Irish Stock Exchange by delivery to the Irish Listing Agent, for so long as any Class of Notes is listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, of all Defaults hereunder actually known to the Trust Officer of the Trustee, unless such Default shall have been cured or waived.

Section 6.3       Certain Rights of Trustee. Except as otherwise provided in Section 6.1:

(a)     the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report (including any accountants' report), notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)     any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or an Issuer Order;

(c)     whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer's certificate or Issuer Order, or (ii) be required to determine the value of any Assets or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of bad faith on its part, rely on reports of nationally recognized accountants, investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d)     as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e)     the Trustee shall be under no obligation to exercise, enforce or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys' fees and expenses) and liabilities which might reasonably be incurred by it in compliance with such request or direction;

(f)     the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Trustee, in its discretion, may, and upon the written direction of a Majority of the Controlling Class or of a Rating Agency shall (subject to the right of the Trustee hereunder to be satisfactorily indemnified), make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and the Trustee shall be entitled, on reasonable prior notice to the Co-Issuers and the Collateral Manager, to examine the books and records relating to the Notes and the Assets, personally or by agent or attorney, during the Co-Issuers' or the Collateral Manager's normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law or by any regulatory, administrative or governmental authority and (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder; provided, further, that the Trustee may disclose on a confidential basis any such information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder;

(g)     the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it hereunder;

(h)     the Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers hereunder;

(i)     nothing herein shall be construed to impose an obligation on the part of the Trustee to recalculate, evaluate, verify or independently determine the accuracy of any report, certificate or information received from the Issuer or Collateral Manager (except to the extent otherwise expressly set forth herein);

(j)     to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles (as in effect in the United States) ("GAAP"), the Trustee shall be entitled to request and receive (and conclusively rely upon) instruction from the Issuer or the accountants identified in the Accountants' Report (and in the absence of its receipt of timely instruction therefrom, shall be entitled to obtain from an Independent accountant at the expense of the Issuer) as to the application of GAAP in such connection, in any instance;

(k)     to the extent permitted by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of this Indenture or otherwise;

(l)     the Trustee shall not be deemed to have notice or knowledge of any matter unless a Trust Officer has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office and such notice references the Notes generally, the Issuer, the Co-Issuer or this Indenture;

(m)     the permissive rights of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty;

(n)     the Trustee shall not be responsible for delays or failures in performance resulting from acts beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communication services) and shall not be responsible or liable for any inaccuracies in the books and records of the Collateral Manager, any Clearing Agency, Euroclear, Clearstream or any other intermediary (other than the Bank in its individual or other capacities hereunder), or for the actions or omissions of any such Person hereunder (including compliance with the procedures relating to compliance with Rule 17g-5 in accordance with and to the extent set forth in Section 14.16) or under any document executed in connection herewith;

(o)     in making or disposing of any investment permitted by this Indenture, the Trustee is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or such Affiliate is acting as a subagent of the Trustee or for any third person or dealing as principal for its own account. If otherwise qualified, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder;

(p)     the Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under Section 6.7;

(q)     in order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering ("Applicable Law"), the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such identifying information and documentation as may be available for such party or its agents in order to enable the Trustee to comply with Applicable Law. In accordance with the U.S. Unlawful Internet Gambling Act (the "Gambling Act"), the Issuer may not use the Accounts or other Bank facilities in the United States to process "restricted transactions" as such term is defined in U.S. 31 CFR Section 132.2(y). Therefore, neither the Issuer nor any person who has an ownership interest in or control over the Accounts may use it to process or facilitate payments for prohibited internet gambling transactions;

(r)     the Trustee shall not be liable for the actions or omissions of the Collateral Manager, the Issuer, the Co-Issuer, DTC, Euroclear, Clearstream or any other clearing agency or depository, any Paying Agent (other than the Trustee) or any Authenticating Agent (other than the Trustee) and without limiting the foregoing, the Trustee shall not be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral;

(s)     the Trustee and the Collateral Administrator shall be entitled to conclusively rely on the Collateral Manager with respect to whether or not a Collateral Obligation meets the criteria specified in the definition thereof and for the characterization, classification, designation or categorization of each Collateral Obligation to the extent such characterization, classification, designation or categorization is subjective or judgmental in nature or based on information not readily available to the Trustee and Collateral Administrator;

(t)     in the event the Bank is also acting in the capacity of Paying Agent, Registrar, Transfer Agent, financial reporting agent, Custodian, Calculation Agent or Securities Intermediary, the rights, protections, benefits, immunities and indemnities afforded to the Trustee pursuant to this Article VI shall also be afforded to the Bank acting in such capacities; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to any rights, immunities and indemnities provided in the Securities Account Control Agreement or any other document to which the Bank in such capacity is a party;

(u)     the Trustee shall have no duty (i) to see to any recording, filing, or depositing of this Indenture or any supplemental indenture or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording, filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to maintain any insurance;

(v)     the Collateral Administrator shall have the same rights, privileges and indemnities afforded to the Trustee in Sections 6.3, 6.4 and 6.5; provided that such rights, immunities and indemnities shall be in addition to, and not in limitation of, any rights, immunities and indemnities provided in the Collateral Administration Agreement and that, in connection therewith, references in such Sections to "Trust Officer" shall mean an officer of the Collateral Administrator.

Section 6.4       Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Applicable Issuers; and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee's obligations hereunder), the Assets or the Notes. The Trustee shall not be accountable for the use or application by the Co-Issuers of the Notes or the proceeds thereof or any Money paid to the Co-Issuers pursuant to the provisions hereof.

Section 6.5       May Hold Notes. The Trustee, any Paying Agent, the Registrar or any other agent of the Co-Issuers, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Co-Issuers or any of their Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 6.6       Money Held in Trust. Money held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Money received by it hereunder, except in its capacity as the Bank to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Bank in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7       Compensation and Reimbursement. (a) The Issuer agrees:

(i)     to pay the Trustee on each Payment Date reasonable compensation as set forth in a separate fee schedule dated on or before the Closing Date between the Trustee and the Issuer for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii)     except as otherwise expressly provided herein, to reimburse the Trustee in a timely manner upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture or the other Transaction Documents (including, without limitation, securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Sections 5.4, 5.5, 10.7 or any other term of this Indenture, except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith) but with respect to securities transaction charges, only to the extent any such charges have not been waived during a Collection Period due to the Trustee's receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Collateral Manager in writing;

(iii)     to indemnify the Trustee and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on their part, and arising out of or in connection with the acceptance or administration of this Indenture and the transactions contemplated thereby and the documents related hereto, including the costs and expenses of defending themselves (including reasonable attorney's fees and costs) against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder and under any other transaction document related hereto; and

(iv)     to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 or the exercise or enforcement of remedies pursuant to Article V.

(b)     The Trustee shall receive amounts pursuant to this Section 6.7 in accordance with the Priority of Payments but only to the extent that funds are available for the payment thereof. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due it hereunder; provided that nothing herein shall impair or affect the Trustee's rights under Section 6.9. No direction by the Noteholders shall affect the right of the Trustee to collect amounts owed to it under this Indenture. If on any date when a fee or expense shall be payable to the Trustee pursuant to this Indenture insufficient funds are available for the payment thereof, any portion of a fee not so paid shall be deferred and payable on such later date on which a fee shall be payable and sufficient funds are available therefor. The Issuer's obligations under this Section 6.7 shall survive the termination of this Indenture and the resignation or removal of the Trustee pursuant to Section 6.9.

(c)     The Trustee hereby agrees not to cause the filing of a petition in bankruptcy for the non-payment to the Trustee of any amounts provided by this Section 6.7 until at least one year and one day, or if longer the applicable preference period then in effect plus one day, after the payment in full of all Notes issued under this Indenture. When the Trustee incurs expenses after the occurrence of a Default or an Event of Default under Section 5.1(f) or (g), such expenses are intended to constitute expenses of administration under Bankruptcy law or any other applicable federal or state bankruptcy, insolvency or similar law.

(d)     The Issuer's payment obligations to the Trustee under this Section 6.7 shall be secured by the lien of this Indenture payable in accordance with the Priority of Payments, and shall survive the discharge of this Indenture and the resignation or removal of the Trustee. To the extent that the entity acting as Trustee is acting as Registrar, Calculation Agent, Paying Agent, Authenticating Agent, Securities Intermediary or Custodian, the rights, privileges, immunities and indemnities set forth in this Article VI shall also apply to it acting in each such capacity.

Section 6.8       Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be an organization or entity organized and doing business under the laws of the United States of America or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a long-term debt rating of at least "Baa1" by Moody's and, if rated by Fitch, a long-term credit rating of at least "A" by Fitch and a short-term credit rating of at least "F1" by Fitch, and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9       Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI shall become effective until the acceptance of appointment by the successor Trustee under Section 6.10.

(a)     The Trustee may resign at any time by giving written notice thereof to the Co-Issuers, the Collateral Manager, the Holders of the Notes and the Rating Agencies not less than 60 days prior to such resignation. Upon receiving such notice of resignation, the Co-Issuers shall promptly appoint a successor trustee or trustees satisfying the requirements of Section 6.8 by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Trustee so resigning and one copy to the successor Trustee or Trustees, together with a copy to each Holder and the Collateral Manager; provided that the Issuer shall provide prior written notice to the Rating Agencies of any such appointment; provided, further, that the Issuer shall not appoint such successor trustee or trustees without the consent of a Majority of the Secured Notes of each Class voting as a single class (or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), by an Act of a Majority of the Controlling Class) unless (i) the Issuer gives ten days' prior written notice to the Holders of such amendment and (ii) a Majority of the Secured Notes (or, at any time when an Event of Default shall have occurred and be continuing or when a successor Trustee has been appointed pursuant to Section 6.9(e), a Majority of the Controlling Class) do not provide written notice to the Issuer objecting to such appointment (the failure of any such Majority to provide such notice to the Issuer within ten days of receipt of notice of such appointment from the Issuer being conclusively deemed to constitute hereunder consent to such appointment and approval of such successor trustee or trustees). If no successor Trustee shall have been appointed and an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Trustee satisfying the requirements of Section 6.8.

(b)     The Trustee may be removed at any time by Act of a Majority of each Class of Secured Notes voting separately or, at any time when an Event of Default shall have occurred and be continuing by an Act of a Majority of the Controlling Class, delivered to the Trustee and to the Co-Issuers.

(c)     If at any time:

(i)     the Trustee shall cease to be eligible under Section 6.8 and shall fail to resign after written request therefor by the Co-Issuers or a Majority of the Controlling Class; or

(ii)     the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case (subject to Section 6.9(a)), (A) the Co-Issuers, by Issuer Order, may remove the Trustee, or (B) subject to Section 5.15, any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(d)     If the Trustee shall be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason (other than resignation), the Co-Issuers, by Issuer Order, shall promptly appoint a successor Trustee. If the Co-Issuers shall fail to appoint a successor Trustee within 60 days after such removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by a Majority of the Controlling Class by written instrument delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Co-Issuers. If no successor Trustee shall have been so appointed by the Co-Issuers or a Majority of the Controlling Class and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15, the retiring Trustee may, or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)     The Co-Issuers shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to the Collateral Manager, to the Holders of the Notes as their names and addresses appear in the Register and to the Rating Agencies. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Co-Issuers fail to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Co-Issuers.

(f)     Any resignation or removal of the Trustee under this Section 6.9 shall be an effective resignation or removal of the Bank in all capacities under this Indenture.

Section 6.10       Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall meet the requirements of Section 6.8 and shall execute, acknowledge and deliver to the Co-Issuers and the retiring Trustee an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee; but, on request of the Co-Issuers or a Majority of any Class of Secured Notes or the successor Trustee, such retiring Trustee shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and Money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Co-Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

Section 6.11       Merger, Conversion, Consolidation or Succession to Business of Trustee. Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided that such organization or entity shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes has been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12       Co-trustees. At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Assets may at the time be located, the Co-Issuers and the Trustee shall have power to appoint one or more Persons to act as co-trustee, jointly with the Trustee, of all or any part of the Assets, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 and to make such claims and enforce such rights of action on behalf of the Holders, as such Holders themselves may have the right to do, subject to the other provisions of this Section 6.12.

The Co-Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Co-Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have the power to make such appointment.

Should any written instrument from the Co-Issuers be required by any co-trustee so appointed, more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Co-Issuers. The Co-Issuers agree to pay (but only from and to the extent of the Assets), to the extent funds are available therefor under the Priority of Payments, any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a)     the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b)     the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly as shall be provided in the instrument appointing such co-trustee;

(c)     the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Co-Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12, and in case an Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Co-Issuers. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12;

(d)     no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee hereunder;

(e)     the Trustee shall not be liable by reason of any act or omission of a co-trustee; and

(f)     any Act of Holders delivered to the Trustee shall be deemed to have been delivered to each co-trustee.

Section 6.13       Certain Duties of Trustee Related to Delayed Payment of Proceeds. In the event that in any month the Trustee receives notice from the Collateral Manager or the Collateral Administrator that a payment has not been received with respect to any Pledged Obligation on its Due Date, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing or electronically and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.2(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.2(a), the Trustee shall request the issuer of such Pledged Obligation, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of clause (iv) of Section 6.1(c), shall take such action as the Collateral Manager shall reasonably direct in writing. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Obligation and/or delivers an additional Collateral Obligation in connection with any such action under the Collateral Management Agreement, such release and/or substitution shall be subject to Section 10.7 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Obligation or any additional Collateral Obligation received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Assets.

Section 6.14       Authenticating Agents. Upon the request of the Co-Issuers, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.4, 2.5, 2.6, 2.7 and 8.5, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 6.14 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Co-Issuers. Upon receiving such notice of resignation or upon such a termination, the Trustee shall, upon the written request of the Issuer, promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Co-Issuers.

Unless the Authenticating Agent is also the same entity as the Trustee, the Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto as an Administrative Expense under Section 11.1. The provisions of Sections 2.9, 6.4 and 6.5 shall be applicable to any Authenticating Agent.

Section 6.15       Withholding. If any withholding tax is imposed on the Issuer's payments under the Notes to any Holder, such tax shall reduce the amount otherwise distributable to such Holder. The Trustee or any Paying Agent is hereby authorized and directed to retain from amounts otherwise distributable to any Holder sufficient funds for the payment of any tax that is legally owed by the Issuer (but such authorization shall not prevent the Trustee or such Paying Agent from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Issuer shall, upon the Trustee's request, provide information necessary to determine the nature of any income received and whether any tax or withholding obligations apply. The amount of any withholding tax imposed with respect to any Holder shall be treated as cash distributed to such Holder at the time it is withheld by the Trustee or any Paying Agent. If there is a possibility that withholding tax is payable with respect to a distribution and the Trustee or any Paying Agent has not received documentation from such Holder showing an exemption from withholding, the Trustee or such Paying Agent shall withhold such amounts in accordance with this Section 6.15. If any Holder wishes to apply for a refund of any such withholding tax, the Trustee or such Paying Agent shall reasonably cooperate with such Holder in making such claim so long as such Holder agrees to reimburse the Trustee or such Paying Agent for any out-of-pocket expenses incurred. Nothing herein shall impose an obligation on the part of the Trustee or any Paying Agent to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Notes.

Section 6.16       Representative for Secured Noteholders Only; Agent for each Hedge Counterparty and the Holders of the Subordinated Notes. With respect to the security interest created hereunder, the delivery of any Asset to the Trustee is to the Trustee as representative of the Secured Noteholders and agent for each other Secured Party and the Holders of the Subordinated Notes. In furtherance of the foregoing, the possession by the Trustee of any Asset, the endorsement to or registration in the name of the Trustee of any Asset (including without limitation as Entitlement Holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Secured Noteholders and agent for each other Secured Party and the Holders of the Subordinated Notes.

Section 6.17       Representations and Warranties of the Bank. The Bank hereby represents and warrants as follows:

(a)     Organization. The Bank has been duly organized and is validly existing as a limited purpose national banking association under the laws of the United States and has the power to conduct its business and affairs as a trustee.

(b)     Authorization; Binding Obligations. The Bank has the corporate power and authority to perform the duties and obligations of trustee under this Indenture. The Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Indenture, and all of the documents required to be executed by the Bank pursuant hereto. Upon execution and delivery by the Bank, this Indenture shall constitute the legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, liquidation and similar laws affecting the rights of creditors, and subject to equitable principles including without limitation concepts of materiality, reasonableness, good faith and fair dealing (whether enforcement is sought in a legal or equitable Proceeding), and except that certain of such obligations may be enforceable solely against the Assets.

(c)     Eligibility. The Bank is eligible under Section 6.8 to serve as Trustee hereunder.

(d)     No Conflict. Neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, is prohibited by, or requires the Bank to obtain any consent, authorization, approval or registration with any United States federal agency or other governmental body under any United States federal regulation or law having jurisdiction over the banking or trust powers of the Bank.

Section 6.18       Communication with Rating Agencies. Subject to Section 14.16, any written communication, including any confirmation, from any Rating Agency provided for or required to be obtained by the Trustee hereunder shall be sufficient in each case when such communication or confirmation is received by the Trustee, including by electronic message, facsimile, press release, posting to such Rating Agency's website, or other means then considered industry standard; provided that the Trustee shall have no obligation to monitor any Rating Agency website. For the avoidance of doubt, no written communication given by Moody's under this Section 6.18 shall be deemed to satisfy the Moody's Rating Condition unless such communication is provided by Moody's specifically in satisfaction of the Moody's Rating Condition.

Section 6.19       Provisions related to the Collateral Management Agreement. In accordance with the notice provisions hereof, the Trustee shall promptly (and in no event later than three Business Days) upon receiving any written notice expressly required to be provided to the Trustee under the Collateral Management Agreement, provide a copy to the Noteholders and the Rating Agencies. The Trustee shall, in accordance with the notice provisions hereof and promptly upon receipt of an Issuer Order, forward any notice received in connection with the Collateral Management Agreement to such Noteholders as set forth in such Issuer Order. In accordance with the notice provisions hereof, the Issuer shall promptly forward to all Holders of Notes the details of any amendment pursuant to Section 18(b) of the Collateral Management Agreement.

ARTICLE VII

COVENANTS

Section 7.1       Payment of Principal and Interest. The Applicable Issuers shall duly and punctually pay the principal of and interest on the Secured Notes, in accordance with the terms of such Notes and this Indenture pursuant to the Priority of Payments. The Issuer shall, to the extent legally permitted and to the extent funds are available pursuant to the Priority of Payments, duly and punctually pay all required distributions on the Subordinated Notes, in accordance with the Subordinated Notes and this Indenture.

The Issuer shall, subject to the Priority of Payments, reimburse the Co-Issuer for any amounts paid by the Co-Issuer pursuant to the terms of the Notes or this Indenture. The Co-Issuer shall not reimburse the Issuer for any amounts paid by the Issuer pursuant to the terms of the Notes or this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Holder shall be considered as having been paid by the Applicable Issuers to such Holder for all purposes of this Indenture.

Section 7.2       Maintenance of Office or Agency. The Co-Issuers hereby appoint the Trustee as a Paying Agent for payments on the Notes. Notes may be surrendered for registration of transfer or exchange at the Corporate Trust Office of the Trustee or its agent designated for purposes of surrender, transfer or exchange. The Co-Issuers hereby appoint Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036, as agent upon whom process or demands may be served in any action arising out of or based on this Indenture or the transactions contemplated hereby.

The Co-Issuers may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that the Co-Issuers shall maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Co-Issuers in respect of such Notes and this Indenture may be served and, subject to any laws or regulations applicable thereto, an office or agency outside of the United States where Notes may be presented and surrendered for payment; provided, further, that no paying agent shall be appointed in a jurisdiction which subjects payments on the Notes to withholding tax as a result of such appointment. The Co-Issuers hereby appoint, for so long as any Class of Notes is listed on the Irish Stock Exchange, McCann FitzGerald Listing Services Limited (the "Irish Listing Agent") as listing agent in Ireland with respect to the Listed Notes. In the event that the Irish Listing Agent is replaced at any time during such period, notice of the appointment of any replacement shall be sent to the Irish Stock Exchange for release through the Companies Announcements Office as promptly as practicable after such appointment. The Co-Issuers shall at all times maintain a duplicate copy of the Register at the Corporate Trust Office. The Co-Issuers shall give written notice as soon as reasonably practicable to the Trustee, the Holders, and the Rating Agencies of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Co-Issuers shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York, or outside the United States, or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made (subject to the limitations described in the preceding paragraph) at and notices and demands may be served on the Co-Issuers, and Notes may be presented and surrendered for payment to the appropriate Paying Agent at its main office, and the Co-Issuers hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands.

Section 7.3       Money for Note Payments to Be Held in Trust. All payments of amounts due and payable with respect to any Notes that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Applicable Issuers by the Trustee or a Paying Agent with respect to payments on the Notes.

When the Applicable Issuers shall have a Paying Agent that is not also the Registrar, they shall furnish, or cause the Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Applicable Issuers shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Payment Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Payment Date with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Co-Issuers shall promptly notify the Trustee of its action or failure so to act. Any Monies deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article X.

The initial Paying Agent shall be as set forth in Section 7.2. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee; provided that so long as the Notes of any Class are rated by the Rating Agencies, with respect to any additional or successor Paying Agent, either (i) such Paying Agent has a long-term debt rating of "A1" or higher by Moody's or a short-term debt rating of "P-1" by Moody's or (ii) the Moody's Rating Condition is satisfied. In the event that such successor Paying Agent ceases to have a long-term debt rating of "A1" or higher by Moody's or a short-term debt rating of "P-1" by Moody's, the Co-Issuers shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Co-Issuers shall not appoint any Paying Agent that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by federal and/or state and/or national banking authorities. The Co-Issuers shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee and if the Trustee acts as Paying Agent, it hereby so agrees, subject to the provisions of this Section 7.3, that such Paying Agent shall:

(a)     allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Payment Date and any Redemption Date among such Holders in the proportion specified in the applicable Distribution Report or report pertaining to such Redemption Date to the extent permitted by applicable law;

(b)     hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c)     if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d)     if such Paying Agent is not the Trustee, immediately give the Trustee notice of any default by the Issuer or the Co-Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e)     if such Paying Agent is not the Trustee, during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Co-Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Co-Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Co-Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Money.

Except as otherwise required by applicable law, claims by holders of Notes in respect of principal and interest must be made to the Trustee or any Paying Agent if made within two years of such principal or interest becoming due and payable. Any Money deposited with the Trustee or any Paying Agent in trust for any payment on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Applicable Issuers on Issuer Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Applicable Issuers for payment of such amounts (but only to the extent of the amounts so paid to the Applicable Issuers) and all liability of the Trustee or such Paying Agent with respect to such trust Money shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Applicable Issuers any reasonable means of notification of such release of payment, including, but not limited to, mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Monies due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4       Existence of Co-Issuers. (a) The Issuer and the Co-Issuer shall, to the maximum extent permitted by applicable law, maintain in full force and effect their existence and rights as companies incorporated or organized under the laws of the Cayman Islands and the State of Delaware, respectively, and shall obtain and preserve their qualification to do business as exempted or foreign corporations in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Assets; provided that the Issuer shall be entitled to change its jurisdiction of incorporation from the Cayman Islands to any other jurisdiction reasonably selected by the Issuer so long as (i) the Issuer has received a legal opinion (upon which the Trustee may conclusively rely) to the effect that such change is not disadvantageous in any material respect to the Holders, (ii) written notice of such change shall have been given by the Issuer to the Trustee (which shall provide notice to the Holders), the Collateral Manager and the Rating Agencies and (iii) on or prior to the 15th Business Day following receipt of such notice the Trustee shall not have received written notice from a Majority of the Controlling Class objecting to such change; provided, further, that the Issuer shall be entitled to take any action required by this Indenture within the United States notwithstanding any provision of this Indenture requiring the Issuer to take such action outside of the United States so long as prior to taking any such action the Issuer receives a legal opinion from nationally recognized legal counsel to the effect that it is not necessary to take such action outside of the United States or any political subdivision thereof in order to prevent the Issuer from becoming subject to United States Federal, state or local income taxes on a net income basis to which the Issuer would not otherwise be subject.

(a)     The Issuer and the Co-Issuer shall ensure that all corporate or other formalities regarding their respective existences (including, to the extent required by applicable law, holding regular board of directors' and shareholders' meetings or other similar meetings) are followed. Neither the Issuer nor the Co-Issuer shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, winding up or other insolvency proceeding. Without limiting the foregoing, (i) the Issuer shall not have any subsidiaries (other than the Co-Issuer and any Issuer Subsidiary), (ii) the Co-Issuer shall not have any subsidiaries and (iii) except to the extent contemplated in the Administration Agreement or the Issuer's declaration of trust dated June 29, 2017, the Issuer and the Co-Issuer shall not (A) have any employees (other than their respective directors), (B) except as contemplated by the Collateral Management Agreement, the Memorandum and Articles or the Administration Agreement, engage in any transaction with any shareholder that would constitute a conflict of interest or (C) pay dividends other than in accordance with the terms of this Indenture and the Memorandum and Articles.

Section 7.5       Protection of Assets. (a) The Issuer, or the Collateral Manager on behalf and at the expense of the Issuer, shall cause the taking of such action by the Issuer (or by the Collateral Manager if within the Collateral Manager's control under the Collateral Management Agreement) as is reasonably necessary in order to perfect and maintain the perfection and priority of the security interest of the Trustee in the Assets. The Issuer shall from time to time prepare or cause to be prepared, execute, deliver and file all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Trustee for the benefit of the Holders of the Secured Notes hereunder and to:

(i)     Grant more effectively all or any portion of the Issuer's right, title and interest in, to and under the Assets;

(ii)     maintain, preserve and perfect any Grant made or to be made by this Indenture including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii)     perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv)     enforce any of the Pledged Obligations or other instruments or property included in the Assets;

(v)     preserve and defend title to the Assets and the rights therein of the Secured Parties in the Assets against the claims of all Persons and parties;

(vi)     if reasonably able to do so, deliver or cause to be delivered a United States Internal Revenue Service Form W-8BEN-E or successor applicable form and other properly completed and executed documentation, agreements, and certifications to each issuer, counterparty, paying agent, and/or governmental authority, and enter into any agreements with a governmental authority, as necessary to permit the Issuer to receive payments without withholding or deduction or at a reduced rate of withholding or deduction; or

(vii)     pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Assets.

The Issuer hereby designates the Trustee as its agent and attorney in fact to prepare and file or record any Financing Statement (other than the Financing Statement delivered on the Closing Date), continuation statement and all other instruments, and take all other actions, required pursuant to this Section 7.5; provided that such appointment shall not impose upon the Trustee any of the Issuer's or the Collateral Manager's obligations under this Section 7.5. In connection therewith, the Trustee shall be entitled to receive, at the cost of the Issuer, and conclusively rely upon an Opinion of Counsel delivered in accordance with Section 7.6 as to the need to file, the dates by which such filings are required to be made and the jurisdiction in which such filings are to be made and the form and content of such filings. The Issuer further authorizes and shall cause the Issuer's United States counsel to file a Financing Statement that names the Issuer as debtor and the Trustee, on behalf of the Secured Parties, as secured party and that describes "all assets in which the debtor now or hereafter has rights" as the Assets in which the Trustee has a Grant.

(b)     The Trustee shall not, except in accordance with Article V and Sections 10.6, 12.1, and 12.4, as applicable, permit the removal of any portion of the Assets or transfer any such Assets from the Account to which it is credited, or cause or permit any change in the Delivery made pursuant to Section 3.3 with respect to any Assets, if, after giving effect thereto, the jurisdiction governing the perfection of the Trustee's security interest in such Assets is different from the jurisdiction governing the perfection at the time of delivery of the most recent Opinion of Counsel pursuant to Section 7.6 (or, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6, the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(a)(iii)) unless the Trustee shall have received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property and the priority thereof shall continue to be maintained after giving effect to such action or actions.

(c)     The Issuer shall register the security interests created by this Indenture in the Register of Mortgages and Charges maintained at the Issuer's registered office in the Cayman Islands.

Section 7.6       Opinions as to Assets. Within the six-month period preceding the fifth anniversary of the Closing Date (and every five years thereafter), the Issuer shall furnish to the Trustee and the Rating Agencies an Opinion of Counsel either (i) stating that, in the opinion of such counsel, such action has been taken (including without limitation with respect to the filing of any Financing Statements and continuation statements) as is necessary to maintain the lien and security interest created by this Indenture and reciting the details of such action or (ii) describing the filing of any Financing Statements and continuation statements that shall, in the opinion of such counsel, be required to maintain the lien and security interest of this Indenture.

Section 7.7       Performance of Obligations. (a) The Co-Issuers, each as to itself, shall not take any action, and shall use their commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person's covenants or obligations under any instrument included in the Assets, except in the case of pricing amendments, ordinary course waivers/amendments, and enforcement action taken with respect to any Defaulted Obligation in accordance with the provisions hereof and actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Indenture or as otherwise required hereby.

(a)     The Applicable Issuers may, with the prior written consent of a Majority of each Class of Secured Notes (except in the case of the Collateral Management Agreement and the Collateral Administration Agreement, in which case no consent shall be required), contract with other Persons, including the Collateral Manager, the Trustee and the Collateral Administrator for the performance of actions and obligations to be performed by the Applicable Issuers hereunder and under the Collateral Management Agreement by such Persons. Notwithstanding any such arrangement, the Applicable Issuers shall remain primarily liable with respect thereto. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Applicable Issuers; and the Applicable Issuers shall punctually perform, and use their commercially reasonable efforts to cause the Collateral Manager, the Trustee, the Collateral Administrator and such other Person to perform, all of their obligations and agreements contained in the Collateral Management Agreement, this Indenture, the Collateral Administration Agreement or any such other agreement.

(b)     The Issuer shall notify the Rating Agencies within 10 Business Days after it has received notice from any Noteholder, the Trustee or the Collateral Manager of any material breach of any Transaction Document, following any applicable cure period for such breach.

Section 7.8       Negative Covenants. (a) The Issuer shall not and, with respect to clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) the Co-Issuer shall not, in each case from and after the Closing Date:

(i)     sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(ii)     claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Notes (other than amounts withheld in accordance with the Code or any applicable laws of the Cayman Islands or other applicable jurisdiction) or assert any claim against any present or future Holder of Notes, by reason of the payment of any taxes levied or assessed upon any part of the Assets, other than as described in this Indenture;

(iii)     (A) incur or assume or guarantee any indebtedness, other than the Notes and this Indenture and the transactions contemplated hereby, or (B)(1) issue any additional class of securities (except as provided in Section 2.4) or (2) issue any additional shares;

(iv)     (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture or the Notes, except as may be permitted hereby or by the Collateral Management Agreement, (B) except as permitted by this Indenture, permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden any part of the Assets, any interest therein or the proceeds thereof, or (C) except as permitted by this Indenture, take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Assets;

(v)     amend the Collateral Management Agreement except pursuant to the terms thereof;

(vi)     dissolve or liquidate in whole or in part, except as permitted hereunder or required by applicable law;

(vii)     pay any distributions other than in accordance with the Priority of Payments;

(viii)     permit the formation of any subsidiaries (except in the case of the Issuer, the Co-Issuer or any Issuer Subsidiary);

(ix)     conduct business under any name other than its own;

(x)     have any employees (other than directors or managers to the extent they are employees);

(xi)     sell, transfer, exchange or otherwise dispose of Assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of the Assets, except as expressly permitted by this Indenture or the Collateral Management Agreement;

(xii)     elect to be taxable for U.S. federal income tax purposes as other than a foreign corporation;

(xiii)     establish a branch, agency, office or place of business in the United States, or take any action or engage in any activity (directly or through any other agent) which would subject it to United States federal, state, or local tax;

(xiv)     solicit, advertise or publish the Issuer's ability to enter into credit derivatives;

(xv)     register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company;

(xvi)     knowingly take any action that would reasonably be expected to cause it to be treated as a bank, insurance company or finance company for purposes of (i) any tax, securities law or other filing or submission made to any governmental authority, (ii) any application made to a rating agency or (iii) qualification for any exemption from tax, securities law or any other legal requirements;

(xvii)     hold itself out to the public as a bank, insurance company or finance company.

(b)     The Co-Issuer shall not invest any of its assets in "securities" as such term is defined in the Investment Company Act, and shall keep all of its assets in Cash.

(c)     So long as any Notes are Outstanding, the Co-Issuer shall not elect to be taxable for U.S. federal income tax purposes as other than a disregarded entity.

(d)     Notwithstanding anything to the contrary contained herein, the Issuer shall not, and shall use its commercially reasonable efforts to ensure that the Collateral Manager acting on the Issuer's behalf does not, acquire or own any asset, conduct any activity or take any action unless the acquisition or ownership of such asset, the conduct of such activity or the taking of such action, as the case may be, would not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net income basis or income tax on a net income basis in any other jurisdiction. The requirements of this Section 7.8(d) will be deemed to be satisfied if the Issuer (and the Collateral Manager acting on the Issuer's behalf) complies with the Tax Guidelines, so long as there has not been a change in law subsequent to the date hereof that the Issuer (or the Collateral Manager acting on the Issuer's behalf) actually knows (acting in good faith), when considered in light of the other activities by the Issuer, could reasonably cause the Issuer to be treated as being engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax on a net income basis notwithstanding compliance with the Tax Guidelines.

(e)     In furtherance and not in limitation of Section 7.8(d), notwithstanding anything to the contrary contained herein, the Issuer shall comply with the Tax Guidelines, unless, with respect to a particular transaction, the Collateral Manager (on behalf of the Issuer) shall have received advice or an opinion of Ashurst LLP or Katten Muchin Rosenman LLP, or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, to the effect that the Issuer's contemplated activities will not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net income basis. The provisions set forth in the Tax Guidelines may be waived, amended, eliminated, modified or supplemented (without execution of an amendment to the Collateral Management Agreement) if the Collateral Manager (on behalf of the Issuer) shall have received advice or an opinion of Ashurst LLP or Katten Muchin Rosenman LLP, or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that the Issuer's contemplated activities will not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net income basis. For the avoidance of doubt, in the event advice or an opinion of Ashurst LLP or Katten Muchin Rosenman LLP, or an opinion of other tax counsel as described above has been obtained in accordance with the terms hereof, no consent of any Noteholder or satisfaction of the Moody's Rating Condition shall be required in order to comply with this Section 7.8(e) in connection with the waiver, amendment, elimination, modification or supplementation of any provision of the Tax Guidelines contemplated by such opinion of tax counsel.

(f)     The Issuer and the Co-Issuer shall not be party to any agreements (including Hedge Agreements) without including customary "non-petition" and "limited recourse" provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for any agreements related to the purchase and sale of any Collateral Obligations or Eligible Investments which contain customary (as determined by the Collateral Manager in its sole discretion) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager in its sole discretion) loan trading documentation.

(g)     The Issuer shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations Section 1.165-12(c).

(h)     The Co-Issuer shall not fail to maintain an independent manager under its limited liability company agreement.

Section 7.9       Statement as to Compliance. On or before July 17th in each calendar year, commencing in 2018, or immediately if there has been a Default under this Indenture and prior to the issuance of any Additional Notes pursuant to Section 2.4, the Issuer shall deliver to the Trustee and the Collateral Manager (to be forwarded, at the cost of the Issuer, by the Trustee to each Noteholder making a written request therefor and the Rating Agencies) an Officer's certificate of the Issuer that, having made reasonable inquiries of the Collateral Manager, and to the best of the knowledge, information and belief of the Issuer, there did not exist, as at a date not more than five days prior to the date of the certificate, nor had there existed at any time prior thereto since the date of the last certificate (if any), any Default hereunder or, if such Default did then exist or had existed, specifying the same and the nature and status thereof, including actions undertaken to remedy the same, and that the Issuer has complied with all of its obligations under this Indenture or, if such is not the case, specifying those obligations with which it has not complied.

Section 7.10       Co-Issuers May Consolidate, etc. only on Certain Terms. Neither the Issuer nor the Co-Issuer (the "Merging Entity") shall consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Cayman Islands law (in the case of the Issuer) or United States and Delaware law (in the case of the Co-Issuer) and unless:

(a)     the Merging Entity shall be the surviving corporation, or the Person (if other than the Merging Entity) formed by such consolidation or into which the Merging Entity is merged or to which all or substantially all of the assets of the Merging Entity are transferred (the "Successor Entity") (A) if the Merging Entity is the Issuer, shall be a company incorporated and existing under the laws of the Cayman Islands or such other jurisdiction approved by a Majority of the Controlling Class; provided that no such approval shall be required in connection with any such transaction undertaken solely to effect a change in the jurisdiction of incorporation pursuant to Section 7.4, and (B) in any case shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee and each Holder, the due and punctual payment of the principal of and interest on all Secured Notes issued by the Merging Entity and the performance and observance of every covenant of this Indenture on its part to be performed or observed, all as provided herein;

(b)     the Trustee shall have received notice of such consolidation or merger and shall have distributed copies of such notice to the Rating Agencies as soon as reasonably practicable and in any case no less than five days after receipt of such notice of such merger or consolidation, and the Trustee shall have received written confirmation from each Rating Agency that the ratings issued with respect to the Secured Notes then rated by such Rating Agency shall not be reduced or withdrawn as a result of the consummation of such transaction;

(c)     if the Merging Entity is not the surviving corporation, the Successor Entity shall have agreed with the Trustee (i) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Merging Entity with respect to its Affiliates and (ii) not to consolidate or merge with or into any other Person or transfer or convey the Assets or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(d)     if the Merging Entity is not the surviving corporation, the Successor Entity shall have delivered to the Trustee and the Rating Agencies an Officer's certificate and an Opinion of Counsel each stating that such Person shall be duly organized, validly existing and in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subsection (a) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); if the Merging Entity is the Issuer, that, immediately following the event which causes such Successor Entity to become the successor to the Issuer, (i) such Successor Entity has title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Assets securing all of the Notes, and (ii) the Trustee continues to have a valid perfected first priority security interest in the Assets securing all of the Secured Notes; and in each case as to such other matters as the Trustee or any Noteholder may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Trustee to require such other documents;

(e)     immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(f)     the Merging Entity shall have delivered notice to the Rating Agencies, and the Merging Entity shall have delivered to the Trustee and each Noteholder an Officer's certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Article VII and that all conditions in this Article VII relating to such transaction have been complied with and that such transaction will not (1) result in the Merging Entity and Successor Entity becoming subject to United States federal income taxation with respect to their net income, (2) result in the Merging Entity and Successor Entity being treated as being engaged in a trade or business within the United States or (3) adversely affect the characterization of the Secured Notes as debt for United States federal income tax purposes;

(g)     the Merging Entity shall have delivered to the Trustee an Opinion of Counsel stating that after giving effect to such transaction, neither of the Co-Issuers (or, if applicable, the Successor Entity) will be required to register as an investment company under the Investment Company Act; and

(h)     after giving effect to such transaction, the outstanding stock (other than the Subordinated Notes) of the Merging Entity (or, if applicable, the Successor Entity) will not be beneficially owned within the meaning of the Investment Company Act by any U.S. Person.

Section 7.11       Successor Substituted. Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer, in accordance with Section 7.10 in which the Merging Entity is not the surviving corporation, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, and shall be bound by each obligation and covenant of, the Merging Entity under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the "Issuer" or the "Co-Issuer" in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Article VII may be dissolved, wound up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12       No Other Business. From and after the Closing Date, the Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and acquiring, owning, holding, selling, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations and the other Assets in connection therewith and entering into Hedge Agreements, the Collateral Administration Agreement, the Securities Account Control Agreement, the Collateral Management Agreement and other agreements specifically contemplated by this Indenture and shall not engage in any activity that would cause the Issuer to be subject to U.S. federal or state income tax on a net income basis, and the Co-Issuer shall not engage in any business or activity other than issuing and selling the Notes to be issued by it pursuant to this Indenture and, with respect to the Issuer and the Co-Issuer, such other activities which are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto. The Issuer and the Co-Issuer may amend, or permit the amendment of, the Memorandum and Articles of the Issuer and the Certificate of Formation and By-laws of the Co-Issuer, respectively only upon satisfaction of the Moody's Rating Condition and notice shall have been given to Fitch in connection therewith.

Section 7.13       Annual Rating Review. So long as any of the Secured Notes of any Class remain Outstanding, on or before July 17th in each year, commencing in 2018, the Applicable Issuers shall obtain and pay for an annual review of the rating of each such Class of Secured Notes from the applicable Rating Agencies. The Applicable Issuers shall promptly notify the Trustee and the Collateral Manager in writing (and the Trustee shall promptly provide the Holders with a copy of such notice) if at any time the rating of any such Class of Secured Notes has been, or is known shall be, changed or withdrawn.

Section 7.14       Reporting. At any time when the Co-Issuers are not subject to Section 13.1 or 15(d) of the Exchange Act and are not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or beneficial owner of a Note, the Co-Issuers shall promptly furnish or cause to be furnished "Rule 144A Information" to such Holder or beneficial owner, to a prospective purchaser of such Note designated by such Holder or beneficial owner, or to the Trustee for delivery to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner, as the case may be, in order to permit compliance by such Holder or beneficial owner of such Note with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or beneficial owner of such Note, respectively. "Rule 144A Information" shall be such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

Section 7.15       Calculation Agent. (a) The Issuer hereby agrees that for so long as any Secured Notes remain Outstanding there shall at all times be an agent appointed (which does not control or is not controlled or under common control with the Issuer or its affiliates or the Collateral Manager or its Affiliates) to calculate LIBOR in respect of each Interest Accrual Period in accordance with the terms of Exhibit C hereto (the "Calculation Agent"). The Issuer hereby appoints the Collateral Administrator as Calculation Agent. The Calculation Agent may be removed by the Issuer or the Collateral Manager, on behalf of the Issuer, at any time. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer or the Collateral Manager (on behalf of the Issuer), or if the Calculation Agent fails to determine any of the information required to be sent to the Irish Listing Agent for release via the Irish Stock Exchange, the Issuer or the Collateral Manager (on behalf of the Issuer) shall promptly appoint a replacement Calculation Agent which does not control or is not controlled by or under common control with the Issuer or its affiliates or the Collateral Manager or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed. In addition, for so long as any Notes are listed on the Irish Stock Exchange and the guidelines of such exchange so require, notice of the appointment of any replacement Calculation Agent shall be sent to the Irish Listing Agent for release via the Irish Stock Exchange.

(a)     The Calculation Agent shall be required to agree (and the Collateral Administrator as Calculation Agent does hereby agree) that, as soon as practicable after 11:00 a.m. London time on each Interest Determination Date, but in no event later than 11:00 a.m. New York time on the London Banking Day immediately following each Interest Determination Date, the Calculation Agent shall calculate the Note Interest Rate for each Class of Secured Notes and the Senior Subordinated Note Rate for the Senior Subordinated Notes for the next Interest Accrual Period and the Note Interest Amount for each Class of Secured Notes and the Senior Subordinated Note Amount for the Senior Subordinated Notes (in each case, rounded to the nearest cent, with half a cent being rounded upward) for the next Interest Accrual Period, on the related Payment Date. At such time the Calculation Agent shall communicate such rates and amounts to the Co-Issuers, the Trustee, each Paying Agent, the Collateral Manager, Euroclear and Clearstream and, so long as any Notes are listed on the Irish Stock Exchange, to the Irish Listing Agent for delivery to the Irish Stock Exchange. The Calculation Agent shall also specify to the Co-Issuers the quotations upon which the foregoing rates and amounts are based, and in any event the Calculation Agent shall notify the Co-Issuers before 5:00 p.m. (New York time) on every Interest Determination Date if it has not determined and is not in the process of determining any such Note Interest Rate, Senior Subordinated Note Rate. Note Interest Amount or Senior Subordinated Note Amount, together with its reasons therefor. The Calculation Agent's determination of the foregoing rates and amounts for any Interest Accrual Period shall (in the absence of manifest error) be final and binding upon all parties.

Section 7.16       Certain Tax Matters. (a) The Issuer and the Co-Issuer will treat the Issuer, the Co-Issuer and the Notes as described in the "Certain U.S. Federal Income Tax Considerations" section of the Offering Circular for all U.S. federal, state and local income tax purposes and will take no action inconsistent with such treatment unless required by law.

(a)     The Issuer and Co-Issuer shall prepare and file, and the Issuer shall cause each Issuer Subsidiary to prepare and file, or in each case shall hire accountants and the accountants shall cause to be prepared and filed (and, where applicable, delivered to the Issuer or Holders) for each taxable year of the Issuer, the Co-Issuer and the Issuer Subsidiary the federal, state and local income tax returns and reports as required under the Code, or any tax returns or information tax returns required by any governmental authority which the Issuer, the Co-Issuer or the Issuer Subsidiary are required to file (and, where applicable, deliver); provided, that the Issuer shall not file, or cause to be filed, any income or franchise tax return in the United States or any state thereof on the basis that it is engaged in a trade or business within the United States for U.S. federal income tax purposes, unless it shall have obtained written advice from Katten Muchin Rosenman LLP or Ashurst LLP, or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters, prior to such filing that, under the laws of such jurisdiction, the Issuer or Co-Issuer (as applicable) should file such income or franchise tax return. The Issuer shall provide to each Holder of Subordinated Notes (and any other Class of Notes required to be treated as equity in the Issuer) any information that such holder reasonably requests in order for such holder to (i) make and maintain a "qualified electing fund" ("QEF") election (as defined in the Code) with respect to the Issuer and any Issuer Subsidiary, or (ii) comply with filing requirements that arise as a result of the Issuer being classified as a "controlled foreign corporation" for U.S. federal income tax purposes.

(b)     Notwithstanding any provision herein to the contrary, the Issuer (or an agent acting on its behalf) shall take, and shall cause any Issuer Subsidiary to take, any and all actions that may be necessary or appropriate to ensure that the Issuer or such Issuer Subsidiary satisfies any and all withholding and tax payment obligations under Code Sections 1441, 1442, 1445, 1471, 1472, or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, (i) each of the Issuer and any Issuer Subsidiary may withhold any amount that it or any advisor retained by the Issuer or the Trustee on its behalf determines is required to be withheld from any amounts otherwise distributable to any Person, and (ii) if reasonably able to do so, the Issuer and any Issuer Subsidiary shall deliver or cause to be delivered an United States Internal Revenue Service Form W-8BEN-E or successor applicable form and other properly completed and executed documentation, as it determines is necessary to permit the Issuer or such Issuer Subsidiary to receive payments without withholding or deduction or at a reduced rate of withholding or deduction. In addition, the Issuer shall use reasonable best efforts to qualify as, and comply with any obligations or requirements imposed on, a "participating FFI" or a "deemed-compliant FFI" within the meaning of U.S. Treasury regulations.  In furtherance of the preceding sentence the Issuer shall use reasonable best efforts to comply with the provisions of the intergovernmental agreement entered into by the Cayman Islands government and the United States in respect of FATCA (including the provisions of Cayman Island legislation enacted, or other official guidance issued, in connection therewith).  In the event that the Issuer is unable to comply with such intergovernmental agreement (or such compliance will not preclude FATCA withholding on payments to it), it will use reasonable best efforts to enter into an agreement with the IRS described in Section 1471(b)(1) of the Code.  In addition, the Issuer shall use reasonable best efforts to make any amendments to this Indenture reasonably necessary to enable the Issuer to comply with FATCA and to cause the Noteholders to provide information requested in connection with FATCA.  Without limiting the generality of the foregoing, the Issuer shall obtain a Global Intermediary Identification Number from the IRS on or prior to the Closing Date, and shall comply with any requirements necessary to establish and maintain its status as a "Reporting Model 1 FFI" within the meaning of U.S. Treasury regulations. Upon written request, the Trustee and the Registrar shall provide to the Issuer, the Collateral Manager or any agent thereof any information specified by such parties regarding the Holders of the Notes and payments on the Notes that is in the possession of and reasonably available to the Trustee or the Registrar, as the case may be, and may reasonably be necessary for the Issuer to comply with FATCA, subject in all cases to confidentiality provisions.

(c)     Upon the Trustee's receipt of a request of a Holder, delivered in accordance with the notice procedures of Section 14.3, for the information described in United States Treasury Regulations Section 1.1275-3(b)(1)(i) that is applicable to such Holder, the Issuer shall cause its Independent accountants to provide promptly to the Trustee, and the Trustee shall promptly deliver to such requesting Holder, all of such information. Any issuance of the Additional Notes or Replacement Notes shall be accomplished in a manner that shall allow the Independent accountants of the Issuer to accurately calculate original issue discount income to Holders of the Additional Notes or Replacement Notes.

(d)     Upon discovery that an asset violates the Tax Guidelines, or prior to the time that:

(i)     the Issuer would acquire or receive (A) a Letter of Credit or (B) any asset in connection with a workout or restructuring of a Collateral Obligation that could cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or subject to U.S. federal tax on a net income basis, or

(ii)     any Collateral Obligation is modified in such a manner that could cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or subject to U.S. federal tax on a net income basis, the Issuer will either (x) organize one or more wholly-owned special purpose vehicles of the Issuer that are treated as corporations for U.S. federal income tax purposes (each, an "Issuer Subsidiary") and contribute to an Issuer Subsidiary the right to receive such Letter of Credit or asset or the Collateral Obligation that is the subject of the workout, restructuring, modification, or asset that violates the Tax Guidelines, (y) contribute to an existing Issuer Subsidiary the right to receive such Letter of Credit or asset or the Collateral Obligation that is the subject of the workout, restructuring, modification, or asset that violates the Tax Guidelines, or (z) sell the right to receive such Letter of Credit or asset or the Collateral Obligation that is the subject of the workout, restructuring, modification, or asset that violates the Tax Guidelines in each case unless the Issuer receives an opinion from Ashurst LLP or Katten Muchin Rosenman LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, to the effect that the acquisition, ownership, and disposition of such Letter of Credit or asset, or that the workout, restructuring, or modification of such Collateral Obligation or retaining the asset that violates the Tax Guidelines (as the case may be), will not cause the Issuer to be treated as engaged in a trade or business in the United States or otherwise subject to U.S. federal income tax on a net income basis.

(e)     Notwithstanding Section 7.16(e), the Issuer shall not acquire any asset (including an asset that may otherwise qualify as a Collateral Obligation) if a restructuring, or workout of such asset proposed to be acquired is in process and if such restructuring or workout could reasonably result in the Issuer being treated as engaged in a trade or business in the United States or subject to U.S. federal tax on a net income basis (because the Issuer would receive another asset in connection with the restructuring or workout that would cause the Issuer to be treated as engaged in a trade or business in the United States or otherwise subject to U.S. federal income tax on a net income basis).

(f)     Each Issuer Subsidiary must at all times have at least one independent director meeting the requirements of an "Independent Director" as set forth in the Issuer Subsidiary's organizational documents complying with any applicable Rating Agency rating criteria. The Issuer shall cause the purposes and permitted activities of any Issuer Subsidiary to be restricted solely to the acquisition, receipt, holding, management and disposition of Collateral Obligations referred to in Section 7.16(e)(x) and Section 7.16(e)(y) and any assets, income and proceeds received in respect thereof (collectively, "Issuer Subsidiary Assets"), and shall require each Issuer Subsidiary to distribute 100% of the net proceeds of any sale of such Issuer Subsidiary Assets, net of any tax or other liabilities, to the Issuer. No supplemental indenture pursuant to Section 8.1 or Section 8.2 hereof shall be necessary to permit the Issuer, or the Collateral Manager on its behalf, to take any actions necessary to set up an Issuer Subsidiary. The Issuer (or the Collateral Manager on behalf of the Issuer) shall provide to the Rating Agencies prior notice of the formation of any Issuer Subsidiary and of the transfer of any asset to any Issuer Subsidiary. For the avoidance of doubt, any Issuer Subsidiary may distribute an Issuer Subsidiary Asset to the Issuer if such distribution does not otherwise violate this Indenture and the acquisition, ownership, and disposition of such asset by the Issuer will not cause the Issuer to be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes or otherwise cause the Issuer to be subject to U.S. federal income tax on a net income basis.

(g)     Each Issuer Subsidiary that holds a Letter of Credit and that has not received an opinion or advice from Ashurst LLP or Katten Muchin Rosenman LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters to the effect that the Issuer Subsidiary should not or will not be subject to U.S. federal income tax on a net income basis with respect to any fees it receives in respect of such Letter of Credit and any gain it recognizes on the disposition of such Letter of Credit shall deposit an amount equal to the highest marginal tax rate specified in Section 11(b) of the Code (or any successor provisions) multiplied by all of such fees and gain, less any amounts withheld in respect of taxes on such fees or from the purchase price (as the case may be), into a single, segregated non-interest bearing trust account established with the Custodian and held in the name of the Trustee for the benefit of the Secured Parties (the "Letter of Credit Reserve Account"). If an Issuer Subsidiary receives the advice or opinion described in the immediately preceding sentence, the Issuer Subsidiary shall instead deposit an amount equal to 30% of all such fees (and shall not deposit any amount in respect of such gain) into the Letter of Credit Reserve Account, less any amounts withheld in respect of taxes on such fees, unless the Issuer Subsidiary receives an opinion or advice from Ashurst LLP or Katten Muchin Rosenman LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters to the effect that such fees should not or will not be subject to U.S. federal withholding tax, in which case the Issuer Subsidiary shall not be required to deposit any amounts into the Letter of Credit Reserve Account. The Issuer Subsidiary may withdraw funds from the Letter of Credit Reserve Account to pay (or to provide for the payments of) the related taxes when due. The Issuer Subsidiary may also withdraw funds from the Letter of Credit Reserve Account and distribute such funds to the Issuer for application as Principal Proceeds or Interest Proceeds (as applicable) on the immediately following Payment Date (x) if and to the extent that, based on an opinion or advice of Ashurst LLP or Katten Muchin Rosenman LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, the Issuer Subsidiary should not or will not be subject to U.S. tax with respect to the fees or gain from which such funds were reserved, (y) if and to the extent that, based on an opinion or advice of Ashurst LLP or Katten Muchin Rosenman LLP or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, the Issuer Subsidiary, more likely than not, will not be subject to withholding tax with respect to the fees from which such funds were reserved at Stated Maturity or (z) on a Redemption Date in connection with an optional redemption of Notes (other than pursuant to a Refinancing), a Clean-Up Call Redemption, or a Redemption by reason of a Tax Event. The Issuer Subsidiary shall provide to Fitch and Moody's a copy of any opinion obtained pursuant to clause (x) of the immediately preceding sentence.

(h)     With respect to any Issuer Subsidiary:

(i)     the Issuer shall not allow such Issuer Subsidiary to (A) purchase any assets, or (B) acquire title to real property or a controlling interest in any entity that owns real property;

(ii)     the Issuer shall ensure that such Issuer Subsidiary shall not sell, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of such Issuer Subsidiary Assets, except as expressly permitted by this Indenture and the Collateral Management Agreement;

(iii)     the Issuer Subsidiary shall not elect to be treated as a "real estate investment trust" for U.S. Federal income tax purposes;

(iv)     the Issuer shall ensure that such Issuer Subsidiary shall not (A) have any employees (other than its directors), (B) have any subsidiaries (other than any subsidiary of such Issuer Subsidiary which is subject, to the extent applicable, to covenants set forth in this Section 7.16 applicable to an Issuer Subsidiary), or (C) incur or assume or guarantee any indebtedness or hold itself out as liable for the debt of any other Persons;

(v)     the Issuer shall ensure that such Issuer Subsidiary shall not conduct business under any name other than its own;

(vi)     the constitutive documents of such Issuer Subsidiary shall provide that recourse with respect to costs, expenses or other liabilities of such Issuer Subsidiary shall be solely to the assets of such Issuer Subsidiary and no creditor of such Issuer Subsidiary shall have any recourse whatsoever to the Issuer or its assets except to the extent otherwise required under applicable law;

(vii)     the Issuer shall ensure that such Issuer Subsidiary shall file all tax returns and reports required to be filed by it and to pay all taxes required to be paid by it;

(viii)     the Issuer shall notify the Trustee of the filing or commencement of any action, suit or proceeding by or before any arbiter or governmental authority against or affecting such Issuer Subsidiary;

(ix)     the Issuer shall ensure that such Issuer Subsidiary shall not enter into any agreement or other arrangement that prohibits or restricts or imposes any condition upon the ability of such Issuer Subsidiary to pay dividends or other distributions with respect to any of its ownership interests;

(x)     the Issuer shall be permitted to take any actions and enter into any agreements to effect the transactions contemplated by Section 7.16(e) so long as they do not violate Section 7.16(f);

(xi)     the Issuer shall keep in full effect the existence, rights and franchises of such Issuer Subsidiary as a company or corporation organized under the laws of its jurisdiction and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to preserve the Issuer Subsidiary Assets held from time to time by such Issuer Subsidiary. In addition, the Issuer and such Issuer Subsidiary shall not take any action, or conduct its affairs in a manner, that is likely to result in the separate existence of such Issuer Subsidiary being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Notwithstanding the foregoing, the Issuer shall be permitted to dissolve any Issuer Subsidiary at any time;

(xii)     the parties hereto agree that any reports prepared by the Trustee, the Collateral Manager or the Collateral Administrator with respect to the Collateral Obligations shall indicate that any Issuer Subsidiary Assets are held by an Issuer Subsidiary, and shall refer directly and solely to such Issuer Subsidiary Assets, and the Trustee shall not be obligated to refer to the equity interest in such Issuer Subsidiary;

(xiii)     the Issuer, the Co-Issuer, the Collateral Manager and the Trustee shall not cause the filing of a petition in bankruptcy against the Issuer Subsidiary for the nonpayment of any amounts due hereunder until at least one year and one day, or any longer applicable preference period then in effect plus one day, after the payment in full of all the Notes issued under this Indenture;

(xiv)     in connection with the organization of such Issuer Subsidiary and the contribution of any Issuer Subsidiary Assets to such Issuer Subsidiary pursuant to Section 7.16(e), the Issuer Subsidiary shall establish one or more custodial and/or collateral accounts, as necessary, with the Bank or the Custodian to hold the Issuer Subsidiary Assets pursuant to an account control agreement; provided that (A) an Issuer Subsidiary Asset shall not be required to be held in such a custodial or collateral account if doing so would be in violation of another agreement related to such Issuer Subsidiary Asset or any other asset and (B) the Issuer may pledge an Issuer Subsidiary Asset to a Person other than the Trustee if required pursuant to a related reorganization or bankruptcy Proceeding;

(xv)     subject to the other provisions of this Indenture, the Issuer shall cause the Issuer Subsidiary to distribute, or cause to be distributed, Issuer Subsidiary Assets to the Issuer, in such amounts and at such times as shall be determined by the Collateral Manager (any Cash proceeds distributed to the Issuer shall be deposited into the Principal Collection Subaccount or the Interest Collection Subaccount, as applicable); provided that the Issuer shall not cause any amounts to be so distributed unless all amounts in respect of any related tax liabilities and expenses have been paid in full or have been properly reserved for in accordance with GAAP;

(xvi)     notwithstanding the complete and absolute transfer of an Issuer Subsidiary Asset to an Issuer Subsidiary, for purposes of measuring compliance with the Concentration Limitations, Portfolio Quality Test, and Coverage Tests, the ownership interests of the Issuer in such Issuer Subsidiary or any property distributed to the Issuer by the Issuer Subsidiary (other than Cash) shall be treated as ownership of the Issuer Subsidiary Asset(s) owned by such Issuer Subsidiary (and shall be treated as having the same characteristics as such Issuer Subsidiary Asset(s)). If, prior to its transfer to the Issuer Subsidiary, an Issuer Subsidiary Asset was a Defaulted Obligation, the ownership interests of the Issuer in the Issuer Subsidiary shall be treated as a Defaulted Obligation until such Issuer Subsidiary Asset would have ceased to be a Defaulted Obligation if owned directly by the Issuer;

(xvii)     any distribution of Cash by such Issuer Subsidiary to the Issuer shall be characterized as Interest Proceeds or Principal Proceeds to the same extent that such Cash would have been characterized as Interest Proceeds or Principal Proceeds if received directly by the Issuer;

(xviii)     if (A) any Event of Default occurs, the Notes have been declared due and payable (and such declaration shall not have been rescinded and annulled in accordance with this Indenture), and the Trustee or any other authorized party takes any action under this Indenture to sell, liquidate or dispose of the Collateral, (B) notice is given of any mandatory redemption, Redemption by Liquidation, a Tax Redemption, Clean-Up Call Redemption or other prepayment in full or repayment in full of all Notes Outstanding and such notice is not capable of being rescinded, (C) the Stated Maturity has occurred, or (D) irrevocable notice is given of any other final liquidation and final distribution of the Collateral, however described, the Issuer or the Collateral Manager on the Issuer's behalf shall (x) instruct such Issuer Subsidiary to sell each Issuer Subsidiary Asset held by such Issuer Subsidiary and distribute the proceeds of such sale, net of any amounts necessary to satisfy any related expenses and tax liabilities, to the Issuer in exchange for the equity security of or other interest in such Issuer Subsidiary held by the Issuer or (y) sell its interest in such Issuer Subsidiary; and

(xix)     (A) the Issuer shall not dispose of an interest in such Issuer Subsidiary if such interest is a "United States real property interest," as defined in Section 897(c) of the Code, and (B) such Issuer Subsidiary shall not make any distribution to the Issuer if such distribution would cause the Issuer to be treated as engaged in a trade or business in the United States for federal income tax purposes or cause the Issuer to be subject to U.S. federal tax on a net income basis.

(i)     Each contribution by the Issuer to an Issuer Subsidiary as provided in this Section 7.16 may be effected by means of granting a participation interest in the relevant asset to the Issuer Subsidiary; provided that such grant transfers ownership of such asset to the Issuer Subsidiary for U.S. federal income tax purposes based on an opinion of Ashurst LLP or Katten Muchin Rosenman LLP or an opinion of other tax counsel of nationally recognized standing in the United States experienced in such matters.

(j)     No more than 40% of the debt obligations (as determined for U.S. federal income tax purposes) held by the Issuer shall at any time consist of real estate mortgages as determined for purposes of Section 7701(i) of the Code unless, upon an opinion of Ashurst LLP or Katten Muchin Rosenman LLP, or an opinion of other nationally recognized U.S. tax counsel experienced in such matters, the ownership of such debt obligations will not cause the Issuer to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

(k)     Notwithstanding anything herein to the contrary, the Collateral Manager, the Issuer, the Co-Issuer, the Trustee, the Holders and beneficial owners of the Notes and each listed employee, representative or other agent of those Persons, may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state, or local tax treatment and tax structure of the transactions contemplated by this Indenture and all materials of any kind, including opinions or other tax analyses, that are provided to those Persons. This authorization to disclose the U.S. tax treatment and tax structure does not permit disclosure of information identifying the Collateral Manager, the Co-Issuers, the Trustee or any other party to the transactions contemplated by this Indenture, the Offering, or the pricing (except to the extent such information is relevant to the U.S. federal, state, or local tax structure or tax treatment of such transactions).

(l)     If the Issuer has purchased an interest and the Issuer is aware that such interest is a "reportable transaction" within the meaning of section 6011 of the Code, and the Holder of a Subordinated Note (or any other Note that is required to be treated as equity for U.S. federal income tax purposes) requests in writing information about any such transactions in which the Issuer is an investor, the Issuer shall provide, or cause its Independent accountants to provide, such information it has reasonably available that is required to be obtained by such Holder under the Code as soon as practicable after such request.

Section 7.17       Ramp-Up Period; Purchase of Additional Collateral Obligations. (a) During the Ramp-Up Period, the Issuer shall use the following funds to purchase additional Collateral Obligations in the following order: (i) to pay for the principal portion of any Collateral Obligation from, first, any amounts on deposit in the Ramp-Up Account, and second, any Principal Proceeds on deposit in the Collection Account and then (ii) to pay for accrued interest on any such Collateral Obligation from, first, any amounts on deposit in the Ramp-Up Account, and second, any Principal Proceeds on deposit in the Collection Account. In addition, the Issuer shall use its commercially reasonable efforts to acquire such Collateral Obligations that shall satisfy, as of the end of the Ramp-Up Period, the Concentration Limitations, Portfolio Quality Test and the Par Value Ratio Tests.

(a)     Unless clause (e) below is applicable, within 30 Business Days after the end of the Ramp-Up Period (but in no event later than the Determination Date relating to the second Payment Date), the Issuer shall provide, or (at the Issuer's expense) cause the Collateral Manager to provide the following documents: (i) to the Rating Agencies, a report which the Issuer shall cause the Collateral Administrator to prepare on its behalf in accordance with, and subject to the terms of, the Collateral Administration Agreement, identifying the Collateral Obligations and, with respect to each Collateral Obligation, specifying (1) its LoanX Mark-It Partners identifier (if any), LIBOR floor (if any) and classification as a Senior Secured Loan (or a Participation Interest therein), Second Lien Loan or Unsecured Loan, (2) its Principal Balance, (3) an indication of whether the purchase of such Collateral Obligation has settled and, if the purchase of such Collateral Obligation has not settled and the Aggregate Principal Balance of the Collateral Obligations the purchase of which has not settled exceeds 10% of the Aggregate Ramp-Up Par Condition, the Market Value of such Collateral Obligation (as determined by the Collateral Manager), and (4) the balance of each Account; (ii) to the Trustee, the Collateral Manager and the Rating Agencies, (x) a report (which the Issuer shall cause the Collateral Administrator to prepare on its behalf in accordance with, and subject to the terms of, the Collateral Administration Agreement) stating the following information (the "Ramp-Up Period Report"): (1) the Obligor, Principal Balance, coupon/spread, stated maturity, Moody's Default Probability Rating, Moody's Industry Classification and country of Domicile with respect to each Collateral Obligation as of the end of the Ramp-Up Period and substantially similar information provided by the Issuer with respect to every other asset included in the Assets, by reference to such sources as shall be specified therein, and (2) calculating, as of the end of the Ramp-Up Period, the level of compliance with, and satisfaction or non-satisfaction of, (A) the Aggregate Ramp-Up Par Condition, (B) each Par Value Ratio Test, (C) the Concentration Limitations and (D) the Portfolio Quality Test; and (y) a certificate of the Issuer (such certificate, the "Ramp-Up Period Issuer Certificate") certifying that the Issuer has received an Accountants' Report that recalculates and compares the information set forth in the Ramp-Up Period Report (such Accountants' Report, the "Ramp-Up Period Accountants' Report"); and (iii) to the Trustee, the Ramp-Up Period Accountants' Report. Upon receipt of the Ramp-Up Period Report, the Trustee and the Collateral Manager shall each compare the information contained in such Ramp-Up Period Report to the information contained in their respective records with respect to the Assets and shall, within three Business Days after receipt of such Ramp-Up Period Report, notify such other party and the Issuer, the Collateral Administrator and the Rating Agencies if the information contained in the Ramp-Up Period Report does not conform to the information maintained by the Trustee or the Collateral Manager, as the case may be, with respect to the Assets. In the event that any discrepancy exists, the Trustee and the Issuer, or the Collateral Manager on behalf of the Issuer, shall attempt to resolve the discrepancy. If such discrepancy cannot be resolved within five Business Days after the delivery of such a notice of discrepancy, the Collateral Manager shall request that the Independent accountants selected by the Issuer pursuant to Section 10.8 perform agreed-upon procedures on the Ramp-Up Period Report and the Collateral Manager's and Trustee's records to determine the cause of such discrepancy. If such procedures reveal an error in the Ramp-Up Period Report or the Collateral Manager's or Trustee's records, the Ramp-Up Period Report or the Collateral Manager's or Trustee's records shall be revised accordingly and notice of any error in the Ramp-Up Period Report shall be sent as soon as practicable by the Issuer to all recipients of such report. For the avoidance of doubt, the Ramp-Up Period Report shall not include or refer to the Ramp-Up Period Accountants' Report, except that in accordance with SEC Release No. 34-72936, Form 15-E, only in its complete and unedited form, will be provided by the independent accountants to the Issuer who will post such Form 15-E, except for the redaction of any sensitive information, on the Rule 17g-5 website maintained in connection with the transaction. Copies of the Ramp-Up Period Accountants' Report or any other agreed-upon procedures report provided by the independent accountants to the Issuer or Trustee will not be provided to any other party including the Rating Agencies, other than as required by a court of competent jurisdiction or as otherwise required by applicable legal or regulatory process.

(b)     If neither the Moody's Ramp-Up Condition nor the Moody's Rating Condition is satisfied prior to the date 30 Business Days after the end of the Ramp-Up Period (but in no event later than the Determination Date relating to the second Payment Date) (such occurrence constituting a "Moody's Ramp-Up Failure"), then (A) the Issuer (or the Collateral Manager on the Issuer's behalf) shall either (i) notify Moody's that the Moody's Ramp-Up Condition has been satisfied within 30 Business Days after the end of the Ramp-Up Period (but in no event later than the Determination Date relating to the second Payment Date) or (ii) satisfy the Moody's Rating Condition within 30 Business Days after the end of the Ramp-Up Period (but in no event later than the Determination Date relating to the second Payment Date) and (B) if, by the Determination Date relating to the second Payment Date, the Issuer (or the Collateral Manager on the Issuer's behalf) has not confirmed to Moody's that the Moody's Ramp-Up Condition has been satisfied or satisfied the Moody's Rating Condition, each as described in the preceding clause (A) of this paragraph, the Issuer (or the Collateral Manager on the Issuer's behalf) shall instruct the Trustee to transfer amounts from the Interest Collection Subaccount to the Principal Collection Subaccount and may, prior to the second Payment Date, purchase additional Collateral Obligations in an amount sufficient to enable the Issuer (or the Collateral Manager on the Issuer's behalf) to (i) confirm to Moody's that the Moody's Ramp-Up Condition has been satisfied or (ii) satisfy the Moody's Rating Condition; provided that, in lieu of complying with the preceding clauses (A) and (B), the Issuer (or the Collateral Manager on the Issuer's behalf) may take such action, including but not limited to, a Special Redemption and/or transferring amounts from the Interest Collection Subaccount to the Principal Collection Subaccount as Principal Proceeds (for use in a Special Redemption), sufficient to enable the Issuer (or the Collateral Manager on the Issuer's behalf) to (1) confirm to Moody's that the Moody's Ramp-Up Condition has been satisfied or (2) satisfy the Moody's Rating Condition; provided, further, that, amounts may not be transferred from the Interest Collection Subaccount to the Principal Collection Subaccount if, after giving effect to such transfer, (I) the amounts available pursuant to the Priority of Payments on the next succeeding Payment Date would be insufficient to pay in full the amount of the accrued and unpaid interest on any Class of Secured Notes on such next succeeding Payment Date, or (II) such transfer would result in a deferral of interest with respect to the Class C Notes, Class D Notes or Class E Notes on the next succeeding Payment Date. The Trustee shall provide notice to Fitch of a Moody's Ramp-Up Failure. For the avoidance of doubt, any confirmation by the Issuer (or the Collateral Manager on its behalf) to Moody's that the Moody's Ramp-Up Condition has been satisfied as provided in this Section 7.17(c) will be by way of delivery by the Issuer (or the Collateral Manager on its behalf) to Moody's of the relevant Ramp-Up Period Report and Ramp-Up Issuer Certificate as contemplated in the definition of "Moody's Ramp-Up Condition".

(c)     The failure of the Issuer to satisfy the requirements of this Section 7.17 will not constitute an Event of Default unless such failure constitutes an Event of Default under Section 5.1(d) hereof and the Issuer, or the Collateral Manager acting on behalf of the Issuer, has acted in bad faith.

(d)     Asset Quality Matrix. On or prior to the last day of the Ramp-Up Period, the Collateral Manager shall determine which "row/column combination" of the Asset Quality Matrix shall apply on and after the last day of the Ramp-Up Period to the Collateral Obligations for purposes of determining compliance with the Moody's Diversity Test, the Maximum Moody's Rating Factor Test and the Minimum Floating Spread Test, and if such "row/column combination" differs from the "row/column combination" chosen to apply as of the Closing Date, the Collateral Manager shall so notify the Trustee, the Collateral Administrator and each Rating Agency. Thereafter, at any time on written notice of two Business Day to the Trustee, the Collateral Administrator and each Rating Agency (via email to Moody's at cdomonitoring@moodys.com and via email to Fitch at cdo.surveillance@fitchratings.com), the Collateral Manager may elect a different "row/column combination" of the Asset Quality Matrix to apply to the Collateral Obligations; provided that: (i) if the election is in relation to a proposed purchase of a Collateral Obligation and each Portfolio Quality Test will be satisfied following such purchase, then such election shall be deemed to go into effect simultaneously with such proposed purchase after giving effect to such purchase, and (ii) in all other cases, such election shall only be permitted if the Collateral Obligations are in compliance with the Asset Quality Matrix case to which the Collateral Manager desires to change. If the Collateral Manager does not notify the Trustee and the Collateral Administrator that it will alter the "row/column combination" of the Asset Quality Matrix chosen on the last day of the Ramp-Up Period in the manner set forth above, the "row/column combination" of the Asset Quality Matrix chosen on the last day of the Ramp-Up Period shall continue to apply. Notwithstanding the foregoing, the Collateral Manager may elect at any time after the last day of the Ramp-Up Period, in lieu of selecting a "row/column combination" of the Asset Quality Matrix (but otherwise in compliance with the requirements of the fourth sentence of this Section 7.17(e)) to interpolate between two adjacent rows and/or two adjacent columns, as applicable, on a straight-line basis and round the results to two decimal points.

Section 7.18       Representations Relating to Security Interests in the Assets. (a) The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets:

(i)     The Issuer owns such Asset free and clear of any lien, claim or encumbrance of any person, other than such as are created under, or permitted by, this Indenture.

(ii)     Other than the security interest Granted to the Trustee pursuant to this Indenture, except as permitted by this Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets. The Issuer has not authorized the filing of and is not aware of any Financing Statements against the Issuer that include a description of collateral covering the Assets other than any Financing Statement relating to the security interest granted to the Trustee hereunder or that has been terminated; the Issuer is not aware of any judgment, PBGC liens or tax lien filings against the Issuer.

(iii)     All Assets constitute Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to Financial Assets resulting from the crediting of Financial Assets to a "securities account" (as defined in Section 8-501(a) of the UCC).

(iv)     All Accounts constitute "securities accounts" under Section 8-501(a) of the UCC, or "deposit accounts" under Section 9-102(a)(29) of the UCC.

(v)     This Indenture creates a valid and continuing security interest (as defined in Section 1-201(37) of the UCC) in such Assets in favor of the Trustee, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances (except as permitted otherwise in this Indenture), and is enforceable as such against creditors of and purchasers from the Issuer.

(b)     The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute Instruments:

(i)     Either (x) the Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Instruments granted to the Trustee, for the benefit and security of the Secured Parties, hereunder or (y)(A) all original executed copies of each promissory note or mortgage note that constitutes or evidences the Instruments have been delivered to the Trustee or the Issuer has received written acknowledgement from a custodian that such custodian is holding the mortgage notes or promissory notes that constitute evidence of the Instruments solely on behalf of the Trustee and for the benefit of the Secured Parties and (B) none of the Instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee, for the benefit of the Secured Parties.

(ii)     The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute Instruments.

(c)     The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to the Assets that constitute Security Entitlements:

(i)     All of such Assets have been and shall have been credited to one of the Accounts which are securities accounts within the meaning of Section 8-501(a) of the UCC. The Securities Intermediary for each Account has agreed to treat all assets credited to such Accounts (other than General Intangibles and Cash) as Financial Assets.

(ii)     The Issuer has received all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute Security Entitlements.

(iii)     Either (x) the Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted to the Trustee, for the benefit and security of the Secured Parties, hereunder or (y)(A) the Issuer has delivered to the Trustee a fully executed Securities Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Accounts without further consent by the Issuer or (B) the Issuer has taken all steps necessary to cause the Custodian to identify in its records the Trustee as the person having a Security Entitlement against the Custodian in each of the Accounts.

(iv)     The Accounts are not in the name of any person other than the Issuer or the Trustee. The Issuer has not consented to the Custodian to comply with the Entitlement Order of any person other than the Trustee (and the Issuer prior to a notice of exclusive control being provided by the Trustee).

(d)     The Issuer hereby represents and warrants that, as of the Closing Date (which representations and warranties shall survive the execution of this Indenture and be deemed to be repeated on each date on which an Asset is Granted to the Trustee hereunder), with respect to Assets that constitute general intangibles:

(i)     The Issuer has caused or shall have caused, within ten days of the Closing Date, the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets granted to the Trustee, for the benefit and security of the Secured Parties, hereunder.

(ii)     The Issuer has received, or shall receive, all consents and approvals required by the terms of the Assets to the pledge hereunder to the Trustee of its interest and rights in the Assets that constitute general intangibles.

(e)     The Co-Issuers agree to promptly provide notice to the Rating Agencies if they become aware of the breach of any of the representations and warranties contained in this Section 7.18.

Section 7.19       Acknowledgement of Collateral Manager Standard of Care. The Co-Issuers acknowledge that they shall be responsible for their own compliance with the covenants set forth in this Article VII and that, to the extent the Co-Issuers have engaged the Collateral Manager to take certain actions on their behalf in order to comply with such covenants, the Collateral Manager shall only be required to perform such actions in accordance with the standard of care set forth in Section 2(f) of the Collateral Management Agreement (or the corresponding provision of any collateral management agreement entered into as a result of JMP Credit Advisors LLC no longer being the Collateral Manager). The Co-Issuers further acknowledge and agree that, to the extent the Co-Issuers have engaged the Collateral Manager to take certain actions on their behalf in order to comply with the covenants set forth in this Article VII, the Collateral Manager shall have no obligation to take any action to cure any breach of any such covenant set forth in this Article VII until such time as an Authorized Officer of the Collateral Manager has actual knowledge of such breach.

Section 7.20       Maintenance of Listing. So long as any Listed Notes remain Outstanding, the Co-Issuers shall use all reasonable efforts to maintain the listing of such Notes on the Irish Stock Exchange's Global Exchange Market or regulated market, as applicable.

Section 7.21       Section 3(c)(7) Procedures. In addition to the notices required to be given under Section 10.5, the Issuer shall take the following actions to ensure compliance with the requirements of Section 3(c)(7) of the Investment Company Act (provided that such procedures and disclosures may be revised by the Issuer to be consistent with generally accepted practice for compliance with the requirements of Section 3(c)(7) of the Investment Company Act):

(a)     The Issuer shall, or shall cause its agent to request of DTC, and cooperate with DTC to ensure, that (i) DTC's security description and delivery order include a "3(c)(7) marker" and that DTC's reference directory contains an accurate description of the restrictions on the holding and transfer of the Notes due to the Issuer's reliance on the exemption to registration provided by Section 3(c)(7) of the Investment Company Act, (ii) DTC send to its participants in connection with the initial offering of the Notes, a notice that the Issuer is relying on Section 3(c)(7) and (iii) DTC's reference directory include each class of Notes (and the applicable CUSIP numbers for the Notes) in the listing of 3(c)(7) issues together with an attached description of the limitations as to the distribution, purchase, sale and holding of the Notes.

(b)     The Issuer shall, or shall cause its agent to, (i) ensure that all CUSIP numbers identifying the Notes shall have a "fixed field" attached thereto that contains "3c7" and "144A" indicators and (ii) take steps to cause the Initial Purchaser to require that all "confirms" of trades of the Notes contain CUSIP numbers with such "fixed field" identifiers.

(c)     The Issuer shall, or shall cause its agent to, cause the Bloomberg screen or screens containing information about the Notes to include the following language: (i) the "Note Box" on the bottom of "Security Display" page describing the Notes shall state: "Iss'd Under 144A/3(c)(7)," (ii) the "Security Display" page shall have the flashing red indicator "See Other Available Information," and (iii) the indicator shall link to the "Additional Security Information" page, which shall state that the securities "are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act") to Persons who are both (x) qualified institutional buyers (as defined in Rule 144A under the Securities Act) and (y) qualified purchasers (as defined under Section 3(c)(7) under the Investment Company Act of 1940)." The Issuer shall use commercially reasonable efforts to cause any other third-party vendor screens containing information about the Notes to include substantially similar language to clauses (i) through (iii) above.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1       Supplemental Indentures without Consent of Holders of Notes. Without the consent of the Holders of any Notes or any Hedge Counterparty, the Co-Issuers, when authorized by Board Resolutions, at any time and from time to time subject to the requirement provided below in this Section 8.1 with respect to the ratings of any Class of Secured Notes, may enter into one or more indentures supplemental hereto in form satisfactory to the Trustee for any of the following purposes:

(i)     to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Notes;

(ii)     to add to the covenants of the Co-Issuers or the Trustee for the benefit of the Secured Parties or to surrender any right or power herein conferred upon the Co-Issuers;

(iii)     to convey, transfer, assign, mortgage or pledge any property to or with the Trustee for the benefit of the Secured Parties or add to the conditions, limitations or restrictions on the authorized amount, terms and purposes of the issue, authentication and delivery of the Notes;

(iv)     to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12;

(v)     to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations, whether pursuant to Section 7.5 or otherwise) or to subject to the lien of this Indenture any additional property;

(vi)     to modify the restrictions on and procedures for resales and other transfers of Notes to reflect any changes in applicable law or regulation (or the interpretation thereof) or to enable the Co-Issuers to rely upon any exemption from registration under the Securities Act or the Investment Company Act or to remove restrictions on resale and transfer to the extent not required thereunder;

(vii)     to make such changes (including the removal and appointment of any listing agent in Ireland) as shall be necessary or advisable in order for the Listed Notes to be or to remain listed or to be de-listed on an exchange, including the Irish Stock Exchange;

(viii)     at any time within the Reinvestment Period (or, in the case of an issuance of additional Subordinated Notes only, at any time), to facilitate the Applicable Issuers (A) to issue Additional Notes of any one or more new classes that are subordinated to the existing Secured Notes (or to the most junior class of securities of the Issuer (other than the Subordinated Notes) issued pursuant to this Indenture, if any class of securities issued pursuant to this Indenture other than the Secured Notes and the Subordinated Notes is then outstanding); provided that any such additional issuance of Notes shall be issued in accordance with Section 2.4, (B) to issue Additional Notes of any one or more existing Classes provided, further, that any such additional issuance of Notes shall be issued in accordance with Section 2.4, or (C) to issue replacement securities in connection with a Refinancing in accordance with Section 9.2(b) or Section 9.3;

(ix)     to correct any inconsistency or cure any ambiguity, omission or errors in this Indenture, subject to the prior affirmative consent of a Majority of the Controlling Class;

(x)     to conform the provisions of this Indenture to the Offering Circular;

(xi)     to amend, modify, enter into or accommodate the execution of any Hedge Agreement;

(xii)     to take any action advisable, necessary or helpful to prevent the Issuer or any Issuer Subsidiary from becoming subject to (or to otherwise minimize) withholding or other taxes, fees or assessments, including by complying with FATCA or to reduce the risk that the Issuer may be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes or otherwise subject to U.S. federal, state or local income tax on a net income basis;

(xiii)     to amend, modify or otherwise accommodate changes to this Indenture relating to compliance with Rule 17g-5 of the Exchange Act or to permit compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (subject to clause (xxiii) below), as amended from time to time, the rules and regulations of the Commodity Futures Trading Commission, or other laws, rules and regulations (or any interpretation thereof) enacted or implemented by regulatory agencies of the United States federal government as applicable to the Co-Issuers, the Collateral Manager or the Notes, or any rules or regulations thereunder or to reduce costs to the Issuer as a result thereof;

(xiv)     to effect a Refinancing in conformity with Section 9.2(b);

(xv)     to evidence any waiver or elimination by any Rating Agency of any requirement or condition of any Rating Agency set forth herein;

(xvi)     to conform to ratings criteria and other guidelines (including any alternative methodology published by any Rating Agency) relating to collateral debt obligations in general published by any Rating Agency, subject to the prior affirmative consent of a Majority of the Controlling Class;

(xvii)     to amend, modify or otherwise accommodate changes to Section 7.13 relating to the administrative procedures for reaffirmation of ratings on the Notes;

(xviii)     to change the name of the Issuer or the Co-Issuer in connection with the change in name or identity of the Collateral Manager or as otherwise required pursuant to a contractual obligation or to avoid the use of a trade name or trademark in respect of which the Issuer or the Co-Issuer does not have a license;

(xix)     to facilitate the issuance of participation notes, combination notes, composite securities, and other similar securities by the Applicable Issuers;

(xx)     (A) to modify or amend any component of the Asset Quality Matrix, the restrictions on the sales of Collateral Obligations, the Investment Criteria or the Portfolio Quality Tests and the definitions related thereto which affect the calculation thereof (subject to the Global Rating Agency Condition being satisfied in respect thereof) or (B) to modify the Concentration Limitation set forth in clause (xii) of the definition of such term (subject to the Global Rating Agency Condition being satisfied in respect thereof), in each case of (A) and (B) above, subject to the prior consent of a Majority of each Class of Secured Notes (each voting separately by Class);

(xxi)     to accommodate the settlement of the Notes in book-entry form through the facilities of DTC or otherwise;

(xxii)     to authorize the appointment of any listing agent, transfer agent, paying agent or additional registrar for any Class of Notes required or advisable in connection with the listing of any Class of Notes on the Irish Stock Exchange or any other stock exchange, and otherwise to amend this Indenture to incorporate any changes required or requested by any governmental authority, stock exchange authority, listing agent, transfer agent, paying agent or additional registrar for any Class of Notes in connection herewith;

(xxiii)     to make any modification or amendment determined by the Issuer or the Collateral Manager (in consultation with legal counsel of national reputation experienced in such matters) as necessary or advisable (A) for any Class of Secured Notes to not be considered an "ownership interest" as defined for purposes of the Volcker Rule or (B) (1) to enable the Issuer to rely upon the exemption or exclusion from registration as an investment company provided by Rule 3a-7 under the Investment Company Act or another exemption or exclusion from registration as an investment company under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof) or (2) for the Issuer to not otherwise be considered a "covered fund" as defined for purposes of the Volcker Rule, in each case so long as any such modification or amendment would not have a material adverse effect on any Class of Notes, subject to the prior affirmative consent of a Majority of the Controlling Class;

(xxiv)     except as set forth in clause (xxiii), to prevent either of the Co-Issuers or the pool of collateral securing the Indenture from becoming an investment company or being required to register as an investment company under the Investment Company Act;

(xxv)     with the prior written consent of a Majority of the Controlling Class, to amend or otherwise modify, if the Moody's Rating Condition is satisfied, any reference herein to "Moody's Default Probability Rating" or to a rating assigned by Moody's;

(xxvi)     to take any action necessary or advisable for any Bankruptcy Subordination Agreement; and to (A) issue a new Note or Notes in respect of, or issue one or more new sub classes of, any Class of Notes, in each case with new identifiers (including CUSIPs, ISINs and Common Codes, as applicable) in connection with any Bankruptcy Subordination Agreement; provided that any sub class of a Class of Notes issued pursuant to this clause will be issued on identical terms as, and rank pari passu in all respects with, the existing Notes of such Class and (B) provide for procedures under which beneficial owners of such Class that are not subject to a Bankruptcy Subordination Agreement, may take an interest in such new Note(s) or sub class(es);

(xxvii)     to amend, modify or otherwise accommodate changes to this Indenture to comply with the U.S. Risk Retention Rules (based on written advice of counsel of national reputation experienced in such matters delivered to the Trustee), with the consent of the Retention Holder; or

(xxviii)      to make such other changes as the Co-Issuers deem appropriate and that do not materially and adversely affect the interests of any Holder of the Notes as evidenced by an Opinion of Counsel delivered to the Trustee (which may be supported as to factual and business (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion), subject to the prior affirmative consent of a Majority of the Controlling Class.

At the cost of the Co-Issuers, for so long as any Notes shall remain Outstanding, not later than 25 Business Days prior to the execution of any proposed supplemental indenture pursuant to this Section 8.1, the Trustee shall deliver to the Collateral Manager, the Collateral Administrator, the Noteholders, and each Rating Agency (so long as any Secured Notes are Outstanding and are rated by such Rating Agency) a copy of such supplemental indenture. With respect to any proposed supplemental indenture pursuant to the above provisions, at the cost of the Co-Issuers, for so long as any Notes shall remain Outstanding, if a Majority of the Controlling Class has provided written notice to the Trustee within 20 Business Days after delivery of such notice that the Controlling Class objects to any such proposed supplemental indenture and such written notice includes a statement describing why such proposed amendment would be adverse to the interests of such Holders, the interests of such Class shall be deemed to be materially and adversely affected and therefore the Trustee and the Co-Issuers shall not enter into such supplemental indenture. In addition, the Trustee shall not enter into any proposed supplemental indenture pursuant to this Section 8.1, (and no such proposed supplemental indenture may become effective) if a Majority of the Controlling Class delivers to the Issuer and the Trustee, at least one Business Day prior to the proposed effective date of such supplemental indenture, an opinion of counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of the counsel delivering the opinion) that the interests of the Holders in such Class of Notes will be materially and adversely affected by such proposed supplemental indenture.

Except as set forth above, the Trustee shall join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee's own rights, duties, liabilities or immunities under this Indenture or otherwise, except to the extent required by law.

At the cost of the Co-Issuers, the Trustee shall provide to the Holders, each Rating Agency (so long as any Secured Notes are Outstanding and are rated by such Rating Agency) and, for so long as any Notes are listed on the Irish Stock Exchange, the Irish Stock Exchange by delivery to the Irish Listing Agent, a copy of the executed supplemental indenture after its execution. Any failure of the Trustee to publish or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture. The Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual and business (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or an Officer's certificate of the Collateral Manager as to whether the interests of any Holder of Notes would be materially and adversely affected by the modifications set forth in such supplemental indenture, it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Opinion of Counsel. Such determination shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon the above described Officer's certificate or an Opinion of Counsel delivered to the Trustee as described in Section 8.4 hereof.

A supplemental indenture entered into for any purpose other than the purposes provided for in this Section 8.1 shall require the consent of the Holders of Notes as required in Section 8.2.

Section 8.2       Supplemental Indentures with Consent of Holders of Notes. (a) With the consent of a Majority of each Class of Notes materially and adversely affected thereby, the Trustee and the Co-Issuers may enter into a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of such Class under this Indenture; provided that, no such supplemental indenture pursuant to this Section 8.2(a) shall, without the consent of each Holder of each Outstanding Note of each Class materially and adversely affected thereby:

(i)     change the Stated Maturity of the principal of or the due date of any installment of interest on any Secured Note or Senior Subordinated Note Amount on any Senior Subordinated Note, reduce the principal amount thereof or the rate of interest thereon or the Redemption Price with respect to any Note, or change the earliest date on which Notes of any Class may be redeemed, change the provisions of this Indenture relating to the application of proceeds of any Assets to the payment of principal of or interest on Secured Notes or distributions on the Subordinated Notes (other than, following a redemption in full of the Secured Notes, an amendment to permit distributions to the Holders of Subordinated Notes on dates other than a Payment Date) or change any place where, or the coin or currency in which, Subordinated Notes or Secured Notes or the principal thereof or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date);

(ii)     change the percentage of the Aggregate Outstanding Amount of Holders of Notes of each Class whose consent is required under this Indenture, including for the authorization of any such supplemental indenture, exercise of remedies under this Indenture or for any waiver of compliance with certain provisions of this Indenture or certain defaults hereunder or their consequences;

(iii)     materially impair or materially adversely affect the Assets except as otherwise permitted in this Indenture;

(iv)     except as otherwise expressly permitted by this Indenture, permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Assets or terminate such lien on any property at any time subject hereto or deprive the Holder of any Secured Note of the security afforded by the lien of this Indenture;

(v)     modify any of the provisions of this Section 8.2, except to increase the percentage of Outstanding Secured Notes or Subordinated Notes the consent of the Holders of which is required for any such action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Secured Note or Subordinated Note Outstanding and affected thereby;

(vi)     modify the definitions of the terms "Outstanding," "Class," "Controlling Class," "Majority" or "Supermajority";

(vii)     modify any of the provisions of this Indenture in such a manner as to directly affect the calculation of the amount of any payment of interest or principal on any Secured Note, or any amount available for distribution to the Subordinated Notes or to affect the rights of the Holders of Secured Notes to the benefit of any provisions for the redemption of such Secured Notes contained herein;

(viii)     amend any of the provisions of this Indenture relating to the institution of proceedings for certain events of bankruptcy, insolvency, receivership or reorganization of the Co-Issuers; or

(ix)     modify the restrictions on and procedures for resales and other transfers of Notes (except as set forth in Section 8.1(vi) and (xii)).

(b)     Not later than twenty-five (25) Business Days prior to the execution of any proposed supplemental indenture pursuant to Section 8.2(a), the Trustee, at the expense of the Co-Issuers, shall mail to the Noteholders, the Collateral Manager, the Collateral Administrator, any Hedge Counterparty and each Rating Agency (so long as any Secured Notes are Outstanding and are rated by such Rating Agency) a copy of such proposed supplemental indenture and shall request any required consent from the applicable Holders of Notes to be given within twenty (20) Business Days. Any consent given to a proposed supplemental indenture by the Holder of any Notes will be irrevocable and binding on all future holders or beneficial owners of that Note, irrespective of the execution date of the supplemental indenture. At any time after the delivery of notice of any proposed supplemental indenture by the Trustee to the Holders of Notes as described herein, the Trustee shall, as promptly as commercially practicable upon the Collateral Manager's written request, inform the Collateral Manager (and, if so requested by the Collateral Manager, the Issuer) of any communications received by the Trustee from any Holder of Notes in connection with such supplemental indenture, including, without limitation, any consents or objections received in respect thereto and which Holders of Notes (and, to the extent such information is available to the Trustee, which beneficial owners (excluding any beneficial owner that has requested the Trustee to not reveal its identity)) have so consented or objected.

(c)     It shall not be necessary for any Act of Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof, so long as the Holders have received a copy of the language to be included in any proposed supplemental indenture and any changes to such language included in any proposed supplemental indenture sent to Holders is of a purely minor nature or to fix typographic mistakes.

(d)     The Issuer shall not enter into any supplemental indenture pursuant to this Section 8.2 if any Hedge Counterparty (in its reasonable judgment) would be materially and adversely affected by such supplemental indenture and notifies the Issuer and the Trustee thereof without the prior written consent of such Hedge Counterparty.

(e)     Promptly after the execution by the Co-Issuers and the Trustee of any supplemental indenture pursuant to this Section 8.2, the Trustee, at the expense of the Co-Issuers, shall deliver to the Holders, the Collateral Manager, each Rating Agency (so long as any Secured Notes are Outstanding and are rated by such Rating Agency) and, for so long as any Notes are listed on the Irish Stock Exchange, the Irish Stock Exchange by delivery to the Irish Listing Agent, a copy thereof. Any failure of the Trustee to deliver a copy of any supplemental indenture as provided herein, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

(f)     The Trustee may conclusively rely on an Opinion of Counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of counsel delivering the opinion) or an Officer's certificate of the Collateral Manager as to whether the interests of any Holder of Notes would be materially and adversely affected by the modifications set forth in such supplemental indenture, it being expressly understood and agreed that the Trustee shall have no obligation to make any determination as to the satisfaction of the requirements related to any supplemental indenture which may form the basis of such Opinion of Counsel; provided that if the Trustee and the Issuer are notified (within 20 Business Days after notice by the Trustee to the Holders of a proposed supplemental indenture) by a Majority of the Controlling Class that such Holders believe the interests of the Holders in such Class of Notes will be materially and adversely affected by the proposed supplemental indenture pursuant to the provisions described above in this Section 8.2(f), the interests of such Class will be deemed to be materially and adversely affected by such proposed supplemental indenture pursuant to the provisions described herein. The determinations made pursuant to this clause shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any such determination made in good faith and in reliance upon the above described Officer's certificate or an Opinion of Counsel delivered to the Trustee as described in Section 8.4 hereof. For the avoidance of doubt, the failure to satisfy the Global Rating Agency Condition (except in the case of Section 8.1(xx)(A) above), as applicable, shall not prevent the execution or effectiveness of any supplemental indenture.

Section 8.3     Supplemental Indentures with consent of the Section 13 Banking Entities.

(a)     Notwithstanding the foregoing, without the prior written consent of 100% of the Section 13 Banking Entities, no supplemental indenture may modify the definition of "Collateral Obligations", the definition of "Eligible Investments", the definition of "Participation Interests", the definition of "Section 13 Banking Entities", the criteria required to enter into a hedge agreement, or the criteria required for additional issuance of Notes. Moreover, the Trustee, the Collateral Manager and the Co-Issuers may execute one or more indentures supplemental to the Indenture to make any modification or amendment determined by the Issuer or the Collateral Manager (in consultation with legal counsel of national reputation experienced in such matters) as necessary or advisable (A) for any Class of Secured Notes to not be considered an "ownership interest" as defined for purposes of the Volcker Rule or (B) for the Issuer to not otherwise be considered a "covered fund" as defined for purposes of the Volcker Rule, in each case so long as (1) any such modification or amendment would not have a material adverse effect on any Class of Notes, as evidenced by an opinion of counsel (which may be supported as to factual (including financial and capital markets) matters by any relevant certificates and other documents necessary or advisable in the judgment of the counsel delivering the opinion), and (2) such modification or amendment is approved in writing by a supermajority (66-2/3% based on the aggregate principal amount of Notes held by the Section 13 Banking Entities) of the Section 13 Banking Entities (voting as a single class).

Section 8.4     Execution of Supplemental Indentures.

(a)     In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 6.1 and 6.3) shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized and permitted by this Indenture and that all conditions precedent thereto have been satisfied. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise. Neither the Collateral Manager nor the Collateral Administrator shall be bound to follow any amendment or supplement to this Indenture unless it has received written notice of such amendment or supplement and a copy of the amendment or supplement from the Issuer or the Trustee prior to the execution thereof in accordance with the notice requirements of Section 8.1 and Section 8.2. Notwithstanding anything in this Indenture to the contrary, the Issuer agrees that it shall not permit to become effective any amendment or supplement to this Indenture which would alter or affect the rights or obligations of the Collateral Manager in any way, including (i) increasing the duties or liabilities of, reducing or eliminating any right or privilege of (including as a result of an effect on the amount or the priority of any fees or other amounts payable to the Collateral Manager or the Collateral Administrator), or adversely changing the economic consequences to, the Collateral Manager or the Collateral Administrator, (ii) directly or indirectly modifying the restrictions on the purchases or sales of Collateral Obligations under Article XII or the Investment Criteria, (iii) expanding or restricting the Collateral Manager's discretion or (iv) adversely affecting the Collateral Manager or the Collateral Administrator, unless the Collateral Manager or the Collateral Administrator, as applicable, shall have consented in advance thereto in writing.

(b)     Notwithstanding anything to the contrary herein, no supplemental indenture, or other modification or amendment of this Indenture, may become effective without the consent of the Holders of all Notes of each Outstanding Class unless such supplemental indenture or other modification or amendment would not, in the reasonable judgment of the Issuer in consultation with legal counsel experienced in such matters, as certified by the Issuer to the Trustee upon which the Trustee may conclusively rely, (A) result in the Issuer becoming subject to U.S. federal income taxation with respect to its net income, (B) result in the Issuer being treated as being engaged in a trade or business within the United States, or (C) adversely affect the characterization of the Secured Notes as debt for United States federal income tax purposes.

Section 8.5       Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder shall be bound thereby.

Section 8.6       Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Issuer shall, bear a notice in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Applicable Issuers shall so determine, new Notes, so modified as to conform in the opinion of the Co-Issuers to any such supplemental indenture, may be prepared and executed by the Applicable Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1       Mandatory Redemption. If a Coverage Test is not met on any Determination Date on which such Coverage Test is applicable, the Issuer shall apply available amounts in the Payment Account on the related Payment Date to make payments as required pursuant to the Priority of Payments to achieve compliance with such Coverage Test.

Section 9.2       Optional Redemption. (a) The Secured Notes shall be redeemed by the Co-Issuers or the Issuer, as the case may be (i) in whole but not in part, on any Business Day after the Non-Call Period pursuant to a Redemption by Liquidation or a Redemption by Refinancing, and (ii) in part by Class, on any Business Day after the Non-Call Period pursuant to a Partial Redemption by Refinancing (each such redemption in subclauses (i) and (ii), an "Optional Redemption") at the written direction of a Majority of the Junior Subordinated Notes delivered to the Issuer, the Trustee and the Collateral Manager not later than 30 days (or such shorter time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the proposed Redemption Date. A Majority of the Junior Subordinated Notes may direct that an Optional Redemption occur by directing the Collateral Manager to either (i) liquidate a sufficient amount of the Assets (a "Redemption by Liquidation") to fully redeem all Classes of Secured Notes, or (ii) negotiate and obtain on behalf of the Issuer (x) one or more loans or other financing arrangements to be made to the Issuer, and/or (y) the issuance of replacement notes ("Replacement Notes") by the Issuer (each, a "Refinancing"), the proceeds of which shall be used to fully redeem all Classes of Secured Notes (a "Redemption by Refinancing"). The Issuer shall deposit, or cause to be deposited, the funds required for an Optional Redemption on or prior to the Redemption Date.

(a)     Upon receipt of a direction of a Redemption by Liquidation, the Collateral Manager shall, in its sole discretion, direct the sale (and the manner thereof) of all or part of the Assets in accordance with the procedures set forth in Section 9.2(c). The Liquidation Proceeds and all other funds available for such redemption in the Collection Account and the Payment Account shall be at least sufficient to pay the Redemption Price on all of the Secured Notes and to pay all Administrative Expenses (regardless of the Administrative Expense Cap) and other fees and expenses payable under the Priority of Payments (including, without limitation, any Management Fees and any amounts due to the Hedge Counterparties); provided that any Holder of a Secured Note may in its sole discretion elect, by written notice to the Issuer, the Trustee, the Paying Agent and the Collateral Manager, to receive in full payment for the redemption of its Secured Note an amount less than the Redemption Price of such Secured Note in connection with a Redemption by Liquidation of all Classes of Secured Notes and the Collateral Manager may, in its sole discretion, elect, by written notice to the Issuer, the Trustee and the Paying Agent, to waive all or any portion of the Management Fees and any Management Fee Interest then owing to the Collateral Manager. If such Liquidation Proceeds and all other funds available for such purpose in the Collection Account and the Payment Account would not be sufficient to redeem all of the Secured Notes at the applicable Redemption Price and to pay such Administrative Expenses and other fees and expenses, the Secured Notes may not be redeemed. The Collateral Manager, in its discretion, may effect the sale of all or any part of the Collateral Obligations or other Assets through the sale of one or more participations in such Assets or other arrangement.

(b)     Notwithstanding anything to the contrary set forth herein, the Secured Notes shall not be redeemed pursuant to a Redemption by Liquidation unless (i) at least five (5) Business Days before the scheduled Redemption Date the Collateral Manager shall have certified to the Trustee that the Collateral Manager on behalf of the Issuer has entered into a binding agreement or agreements with a financial or other institution or institutions whose short term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) are rated, or guaranteed by a Person whose short-term unsecured debt obligations are rated, at least "P-1" by Moody's to purchase (which purchase may be through a participation), not later than the Business Day immediately preceding the scheduled Redemption Date in immediately available funds, all or part of the Collateral Obligations and/or any Hedge Agreements at a purchase price at least equal to an amount sufficient, together with the Eligible Investments maturing, redeemable (or putable to the issuer thereof at par) on or prior to the scheduled Redemption Date, any payments to be received in respect of any Hedge Agreements, to pay all Administrative Expenses and other fees and expenses payable in accordance with the Priority of Payments (regardless of the Administrative Expense Cap) prior to the payment of the principal of the Notes to be redeemed and redeem all of the Secured Notes on the scheduled Redemption Date at the applicable Redemption Price, or (ii) prior to selling any Collateral Obligations and/or Eligible Investments, the Collateral Manager has certified to the Trustee that, in its judgment, the aggregate sum of (A) any expected proceeds from Hedge Agreements and the sale of Eligible Investments, (B) any Refinancing Proceeds and (C) for each Collateral Obligation, the product of its Principal Balance and its Market Value, shall exceed the sum of (x) the aggregate Redemption Prices of the Outstanding Secured Notes and (y) all Administrative Expenses and other fees and expenses payable under the Priority of Payments (including, without limitation, the Management Fees, Management Fee Interest and any amounts due to Hedge Counterparties) (without limitation thereof by the Administrative Expense Cap) prior to the redemption of the Notes. Any certification delivered by the Collateral Manager pursuant to this Section 9.2(c) shall include (1) the prices of, and expected proceeds from, the sale (directly or by participation or other arrangement) of any Collateral Obligations, Eligible Investments and/or Hedge Agreements and (2) all calculations required by this Section 9.2(c).

(c)     Upon receipt of a direction of a Redemption by Refinancing, the Collateral Manager may obtain a Refinancing on behalf of the Issuer only if (i) the Refinancing Proceeds and all other available funds in the Accounts shall be at least sufficient to redeem simultaneously each Class of Secured Notes, in whole but not in part, and to pay the other amounts included in the aggregate Redemption Price and all accrued and unpaid Administrative Expenses (regardless of the Administrative Expense Cap), including the reasonable fees, costs, charges and expenses incurred by the Trustee and the Collateral Administrator (including reasonable attorneys' fees and expenses) in connection with such Refinancing; provided that any Holder of a Secured Note may in its sole discretion elect, by written notice to the Issuer, the Trustee, the Paying Agent and the Collateral Manager, to receive in full payment for the redemption of its Secured Note an amount less than the Redemption Price of such Secured Note in connection with a Refinancing of all Classes of Secured Notes and the Collateral Manager may, in its sole discretion, elect, by written notice to the Issuer, the Trustee and the Paying Agent, to waive all or any portion of the Management Fees and any Management Fee Interest then owing to the Collateral Manager (provided that, for the avoidance of doubt, any person entitled to payment of expenses in connection with such Refinancing may elect, in its sole discretion, to defer payment of such amounts to one or more future Payments Dates; provided further that, any such deferred payments shall be paid in accordance with the Priorities of Payment), (ii) the Refinancing Proceeds and other available funds are used to the extent necessary to make such redemption, and (iii) the agreements relating to such Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 5.4(d).

(d)     The Subordinated Notes may be redeemed, in whole but not in part, on any Business Day on or after the redemption or repayment of all of the Secured Notes in full and payment in full of all amounts then due and owing of the Co-Issuers, at the direction of either of (x) a Majority of the Junior Subordinated Notes or (y) the Collateral Manager, so long as JMP Credit Advisors LLC or any Affiliate thereof is the Collateral Manager.

The Holders of the Junior Subordinated Notes shall not have any cause of action against any of the Co-Issuers, the Collateral Manager or the Trustee for any failure to obtain a Refinancing. In the event that a Refinancing is obtained meeting the requirements specified above as certified by the Collateral Manager, the Co-Issuers and the Trustee (as directed by the Issuer) shall amend this Indenture pursuant to Article VIII to the extent necessary to reflect the terms of the Refinancing and no further consent for such amendments shall be required from the Holders of Notes, other than the Majority of the Junior Subordinated Notes directing the redemption.

Section 9.3       Partial Redemption by Refinancing. (a) Upon written direction of a Majority of the Junior Subordinated Notes delivered to the Issuer, the Trustee and the Collateral Manager not later than 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the proposed Redemption Date, the Issuer shall redeem one or more Classes of Secured Notes following the end of the Non-Call Period, in whole but not in part with respect to each such Class to be redeemed, from Refinancing Proceeds (any such redemption, a "Partial Redemption by Refinancing"); provided that such Refinancing satisfies the conditions described below.

The Collateral Manager shall obtain a Refinancing in connection with a Partial Redemption by Refinancing on behalf of the Issuer only if (x) the Moody's Rating Condition shall have been satisfied with respect to any Secured Notes that are not subject to such Partial Redemption by Refinancing and (y) the Collateral Manager determines and certifies to the Trustee and the Issuer that: (i) notice is provided to Fitch so long as Fitch is rating any class of Secured Notes, (ii) the Refinancing Proceeds (together with Interest Proceeds available in accordance with the Priority of Payments to pay the accrued interest portion of the Redemption Price) shall be in an amount at least equal to the amount required to pay the Redemption Price of the Class(es) of Secured Notes to be redeemed, (iii) the aggregate principal amount of the Replacement Notes issued by the Issuer under such Refinancing is equal to the Aggregate Outstanding Amount of the Secured Notes to be redeemed with the proceeds of such Refinancing, (iv) the obligations providing such Refinancing shall have the same or longer Maturity as the Notes Outstanding prior to such Refinancing, (v) the Refinancing Proceeds (to the extent necessary) are used to make such redemption, (vi) the agreements relating to the Refinancing contain limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 2.8(i) and Section 5.4(d), (vii) the obligations providing such Refinancing are not senior in priority of payment, and do not have greater voting, consent and redemption rights than the corresponding Class of Notes that is being refinanced, (viii) the Replacement Notes shall have the same or lower interest rate as the Class(es) of Secured Notes to be redeemed, (ix) the expenses incurred in connection with the Partial Redemption by Refinancing shall have been paid or will be adequately provided for from the Refinancing Proceeds (except for expenses owed to persons that agree to be paid solely as Administrative Expenses in accordance with the Priority of Payments and provided that, for the avoidance of doubt, any person entitled to payment of expenses in connection with such Refinancing may elect, in its sole discretion, to defer payment of such amounts to one or more future Payment Dates; provided further that, any such deferred payments shall be paid in accordance with the Priorities of Payment), (x) such new Secured Notes will be issued in a manner that will allow the Issuer to accurately provide the information described in Treasury Regulation Section 1.1275-3(b)(1)(i) and in connection with a Refinancing of less than all Classes of Secured Notes, the Issuer shall have received an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that such new Secured Notes would have the same U.S. federal income tax characterization as debt as any Secured Notes outstanding immediately after such Refinancing that are pari passu with such new Secured Notes and (xi) the Collateral Manager has consented to such Partial Redemption by Refinancing (such consent not to be unreasonably withheld).

(a)     In the event of any redemption pursuant to Section 9.2 or 9.3, the Issuer shall, at least 30 days prior to the Redemption Date (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable), notify the Trustee and the Collateral Manager in writing of such Redemption Date, the applicable Record Date, the principal amount of Secured Notes to be redeemed on such Redemption Date and the applicable Redemption Prices.

Section 9.4       Tax Redemption. The Secured Notes shall be redeemed by the Co-Issuers or the Issuer, as the case may be, in whole but not in part, on any Payment Date (any such redemption, a "Tax Redemption") on or after the occurrence of a Tax Event at the written direction of (x) a Majority of the Senior Subordinated Notes or the Junior Subordinated Notes or (y) a Majority of any Affected Class delivered to the Trustee and the Collateral Manager not later than 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the proposed Redemption Date. Either (i) a Majority of the Senior Subordinated Notes or the Junior Subordinated Notes or (ii) a Majority of any Affected Class may direct the Collateral Manager to effect a Redemption by Liquidation to fully redeem all Classes of Secured Notes in accordance with the procedures set forth in Section 9.5. The funds available for such a redemption of the Notes shall include all Principal Proceeds, Interest Proceeds, Liquidation Proceeds, Sale Proceeds and all other available funds in the Collection Account and the Payment Account. Each Class of Notes shall be redeemed at the applicable Redemption Price for such Class in accordance with the Priority of Payments.

Section 9.5       Redemption Procedures. (a) In the event of any redemption pursuant to Section 9.2 or Section 9.3, the written direction of the Holders of the Junior Subordinated Notes required as set forth herein shall be provided to the Issuer, the Trustee and the Collateral Manager not later than 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the applicable Redemption Date on which such redemption is to be made (which date shall be designated in such notice). In the event of any Tax Redemption pursuant to Section 9.4, the written direction of (x)  a Majority of the Senior Subordinated Notes or the Junior Subordinated Notes or (y) a Majority of any Affected Class shall be provided to the Issuer, the Trustee and the Collateral Manager not later than 30 days (or such shorter period of time as the Trustee and the Collateral Manager find reasonably acceptable) prior to the applicable Redemption Date on which such redemption is to be made (which date shall be designated in such notice). In the event of any redemption pursuant to Section 9.2, Section 9.3 or Section 9.4, a notice of redemption shall be given by the Trustee by first class mail, postage prepaid, mailed not later than nine Business Days prior to the applicable Redemption Date, to each Holder of Notes to be redeemed, at such Holder's address in the Register and each Rating Agency then rating a Class of Secured Notes. In addition, for so long as any Notes are listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, notice of any redemption pursuant to Section 9.2, Section 9.3 or Section 9.4 to the Holders of such Notes shall also be given by publication via the Irish Stock Exchange.

(a)     All notices of redemption delivered pursuant to Section 9.5(a) shall state:

(i)     the applicable Redemption Date;

(ii)     the Redemption Price of the Notes to be redeemed;

(iii)     in the case of a Redemption by Liquidation or a Redemption by Refinancing, that all of the Secured Notes are to be redeemed in full and that interest on such Secured Notes shall cease to accrue on the Payment Date specified in the notice;

(iv)     in the case of a Partial Redemption by Refinancing, the Classes of Secured Notes to be redeemed in full and that interest on such Secured Notes shall cease to accrue on the Payment Date specified in the notice;

(v)     the place or places where Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2; and

(vi)     in the case of an Optional Redemption, whether the Subordinated Notes are to be redeemed in full on such Redemption Date and, if so, the place or places where the Subordinated Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Co-Issuers to be maintained as provided in Section 7.2 for purposes of surrender.

The Applicable Issuers shall have the option to withdraw any such notice of redemption up to and including the later of (x) the day on which the Collateral Manager is required to deliver to the Trustee the sale agreement or agreements or certifications as described in Section 9.2(c), by written notice to the Trustee that the Collateral Manager will be unable to deliver the sale agreement or agreements or certifications described in Section 9.2(c), (y) the day on which the Holders of Notes are notified of such redemption in accordance with Section 9.5(a), by written notice to the Trustee and the Collateral Manager and (z) one Business Day prior to the applicable Redemption Date if the Collateral Manager determines, in its commercially reasonable business judgment, that the Co-Issuers will not have sufficient proceeds to redeem all of the Secured Notes on the applicable Redemption Date (provided that the Issuer will use reasonable efforts to notify the Trustee as soon as possible upon learning of such withdrawal and, in any case, prior to the Redemption Date). Any withdrawal of such notice of redemption pursuant to clause (x), (y) or (z) in the preceding sentence shall be made by written notice to the Trustee, the Collateral Manager and the Rating Agencies and shall be made by the Applicable Issuers only if the Collateral Manager has notified the Co-Issuers that either (i) it is unable to deliver the sale agreement or agreements or certifications described in Section 9.2(c) and Section 12.1(e) or (ii) it is unable to obtain the applicable Refinancing on behalf of the Issuer.

In addition, a Majority of the Junior Subordinated Notes, in the case of any Optional Redemption, or a Majority of the Senior Subordinated Notes or the Junior Subordinated Notes or a Majority of an Affected Class, as applicable in the case of a Tax Redemption, shall have the option to withdraw any such notice of redemption up to and including the sixth Business Day prior to the proposed Redemption Date; provided that neither the Issuer (nor the Collateral Manager) has entered into a binding agreement in connection with the sale of any portion of the Assets or taken any other action in connection with the liquidation of any portion of the Assets pursuant to such notice of redemption.

If the Co-Issuer or the Issuer, as the case may be, so withdraws any notice of redemption or is otherwise unable to complete any redemption of the Notes, the Sale Proceeds received from the sale of any Collateral Obligations and other Assets sold pursuant to Section 9.2 may, during the Reinvestment Period at the Collateral Manager's sole discretion, be reinvested in accordance with the Investment Criteria.

Notice of redemption shall be given by the Co-Issuer or the Issuer, as the case may be, (so long as the Co-Issuer or Issuer, as applicable, have received notice thereof) or, upon an Issuer Order, by the Trustee in the name and at the expense of the Co-Issuer or the Issuer, as the case may be. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

Any holder of Notes, the Collateral Manager or any of the Collateral Manager's Affiliates or accounts managed by it shall have the right, subject to the same terms and conditions afforded to other bidders, to bid on Assets to be sold as part of an Optional Redemption or a redemption pursuant to Section 9.4.

Section 9.6       Notes Payable on Redemption Date. (a) Notice of redemption pursuant to Section 9.5 having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, subject to Section 9.2(c) in the case of an Optional Redemption and the right to withdraw any notice of redemption pursuant to Section 9.5(b), become due and payable at the Redemption Price therein specified, and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) all such Secured Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be so redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Co-Issuers and the Trustee such security or indemnity as may be required by any of them to save such party harmless and an undertaking thereafter to surrender such Note, then, in the absence of notice to the Co-Issuers or the Trustee that the applicable Note has been acquired by a Protected Purchaser, such final payment shall be made without presentation or surrender. Payments of interest on Secured Notes and payments in respect of Subordinated Notes so to be redeemed whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.8(e).

(a)     If any Secured Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Accrual Period the Secured Note remains Outstanding; provided that the reason for such non-payment is not the fault of such Noteholder.

(b)     Notwithstanding anything to the contrary set forth herein, the Refinancing Proceeds shall not constitute Interest Proceeds or Principal Proceeds but shall be applied directly on the related Redemption Date to redeem the Class(es) of Secured Notes subject to such Redemption by Refinancing without regard to the Priority of Payments; provided that to the extent such Refinancing Proceeds are not applied to redeem such Class(es) of Secured Notes or to pay expenses in connection with such Refinancing, such Refinancing Proceeds shall be treated as Principal Proceeds.

Section 9.7       Special Redemption. Principal payments on the Secured Notes shall be made in part in accordance with the Priority of Payments on any Payment Date (A) during the Reinvestment Period, if the Collateral Manager at its sole discretion notifies the Trustee that it has been unable, for a period of at least 20 consecutive Business Days, to identify additional Collateral Obligations that are deemed appropriate by the Collateral Manager in its sole discretion and would meet the Investment Criteria in sufficient amounts to permit the investment or reinvestment of all or a portion of the funds then in the Collection Account that are to be invested in additional Collateral Obligations (a "Reinvestment Period Special Redemption") or (B) after the Ramp-Up Period, if the Collateral Manager notifies the Trustee that a redemption is required pursuant to Section 7.17(c) (a "Ramp-Up Period Special Redemption" and together with a Reinvestment Period Special Redemption, each a "Special Redemption"). On the first Payment Date (and all subsequent Payment Dates) following the Collection Period in which such notice is given (a "Special Redemption Date"), (1) in the case of a Reinvestment Period Special Redemption, the amount in the Principal Collection Subaccount representing Principal Proceeds which the Collateral Manager has determined cannot be reinvested in additional Collateral Obligations or (2) in the case of a Ramp-Up Period Special Redemption, the amounts in the Interest Collection Subaccount and Principal Collection Subaccount, as applicable, representing Interest Proceeds and Principal Proceeds, as applicable, that the Issuer (or the Collateral Manager on the Issuer's behalf) has determined are required for a Special Redemption pursuant to Section 7.17(c) (each such amount, a "Special Redemption Amount") shall be applied in accordance with the Priority of Payments under Section 11.1(a)(ii). Notice of payments pursuant to this Section 9.7 shall be given by the Trustee either by first class mail, postage prepaid, mailed as soon as reasonably practicable, but in any case not less than three Business Days prior to the applicable Special Redemption Date (provided that such notice shall not be required in connection with a Special Redemption pursuant to clause (B) of the definition of such term if the Special Redemption Amount is not known on or prior to such date) to each Holder of Secured Notes affected thereby at such Holder's address in the Register and to the Rating Agencies or by facsimile or via email transmission to such parties. In addition, for so long as any Notes are listed on the Irish Stock Exchange and so long as the guidelines of such exchange so require, notice of Special Redemption to the Holders of such Notes shall also be sent to the Irish Listing Agent for release via the Irish Stock Exchange.

Section 9.8     Clean-Up Call Redemption.

(a)     Each Class of outstanding Secured Notes shall be redeemed by the Issuer, in whole but not in part (a "Clean-Up Call Redemption"), on the next Payment Date after the Non-Call Period that is at least 60 days following the date on which a Monthly Report is distributed reporting a Collateral Principal Amount that is less than 18.5% of the Aggregate Ramp-Up Par Amount (the "Report Date"); subject to the conditions described below, unless either the Collateral Manager has provided notice to the Issuer and the Trustee of its objection to such Clean-Up Call Redemption or a Majority of the Junior Subordinated Notes has provided notice to the Collateral Manager, the Issuer and the Trustee of its objection to such Clean-Up Call Redemption within 15 Business Days following the Report Date. The Trustee shall provide notice to the Collateral Manager and the Holders of Subordinated Notes when a Report Date occurs.

If either the Collateral Manager or a Majority of the Junior Subordinated Notes successfully objects to a Clean-Up Call Redemption (a "Clean-Up Call Rescission"), then either the Collateral Manager or a Majority of the Junior Subordinated Notes, upon notice to the Issuer, the Trustee and the Collateral Manager or the Junior Subordinated Notes (as applicable), may reinstate the Clean-Up Call Redemption such that it will occur on the next Payment Date that is at least 60 days following the date of reinstatement so long as the Collateral Principal Amount is less than 18.5% of the Aggregate Ramp-Up Par Amount; provided that if the Collateral Manager provides notice of reinstatement of the Clean-Up Call Redemption and a Majority of the Junior Subordinated Notes provides notice to the Collateral Manager, the Issuer and the Trustee of its objection to such Clean-Up Call Redemption within 15 Business Days of such notice of reinstatement, then the Clean-Up Call Redemption shall not be reinstated.

(b)     In connection with any Clean-Up Call Redemption, as long as no Clean-Up Call Rescission is effected, the Issuer shall set the related date of redemption (the "Clean-Up Call Redemption Date") and the Record Date for any redemption pursuant to this Section and give written notice thereof to the Trustee (which shall forward such notice to the Holders), the Collateral Administrator, the Collateral Manager and the Rating Agencies not later than fifteen 15 Business Days prior to the proposed date of redemption (and the Trustee in turn shall, in the name and at the expense of the Co-Issuers, notify the holders of Notes of the Clean-Up Call Redemption Date, the applicable Record Date, that the Secured Notes shall be redeemed in full, and the Redemption Prices to be paid, at least 10 Business Days prior to the Clean-Up Call Redemption Date). So long as any Secured Notes are listed on the Irish Stock Exchange and the guidelines of such exchange so require, the Trustee at the direction of the Issuer shall also provide notice of such Clean-Up Call Redemption to the Irish Stock Exchange.

(c)     Promptly after the Issuer has notified the Trustee, the Collateral Administrator, the Collateral Manager and the Rating Agencies of the Clean-Up Call Redemption Date, and as long as no Clean-Up Call Rescission is effected, the Issuer (or the Trustee on its behalf) will offer the Collateral Manager, the holders of the Junior Subordinated Notes and any other Person identified by the Issuer or the Collateral Manager the right to bid to purchase the Collateral Obligations at a price not less than the Clean-Up Call Purchase Price. Any Clean-Up Call Redemption is subject to (i) the sale of the Collateral Obligations by the Issuer to the highest bidder therefor pursuant to the immediately preceding sentence on or prior to the third Business Day immediately preceding the related Clean-Up Call Redemption Date, for a purchase price in Cash (the "Clean-Up Call Purchase Price") payable prior to or on the Clean-Up Call Redemption Date at least equal to the greater of (1) the sum of (a) the sum of the Redemption Prices of the Secured Notes, plus (b) the aggregate of all other amounts owing by the Issuer on the date of such redemption that are payable in accordance with the Priority of Payments prior to distributions in respect of the Subordinated Notes, minus (c) all other Assets available for application in accordance with the Priority of Payments on the Redemption Date and (2) the Market Value of such Assets being purchased, and (ii) the receipt by the Trustee from the Collateral Manager, prior to such purchase, of certification from the Collateral Manager that the sum to be received satisfies clause (i). Upon receipt by the Trustee of the certification referred to in the preceding sentence, the Trustee (pursuant to written direction from the Issuer) and the Issuer shall take all actions necessary to sell, assign and transfer the Assets to the applicable holder of Subordinated Notes, the Collateral Manager or such other Person upon payment in immediately available funds of the Clean-Up Call Purchase Price. The Trustee shall deposit such payment into the applicable sub-account of the Collection Account in accordance with the instructions of the Collateral Manager.

(d)     Any notice of Clean-Up Call Redemption may be withdrawn by the Issuer on any day up to and including the day that is two (2) Business Days prior to the scheduled Redemption Date by written notice to the Trustee, the Rating Agencies and the Collateral Manager only if amounts equal to the Clean-Up Call Purchase Price are not received in full in immediately available funds by the third Business Day immediately preceding such Redemption Date. Notice of any such withdrawal of a notice of Clean-Up Call Redemption shall be given by the Trustee at the expense of the Issuer to each Holder of Notes to be redeemed at such Holder's address in the Note Register, by overnight courier guaranteeing next day delivery not later than the Business Day prior to the related scheduled Redemption Date. The Trustee shall also arrange for notice of such withdrawal to be delivered to the Irish Listing Agent to deliver to the Irish Stock Exchange so long as any Notes are listed thereon and so long as the guidelines of such exchange so require.

(e)     On the Clean-Up Call Redemption Date related to any Clean-Up Call Redemption, the Clean-Up Call Purchase Price, along with all other amounts available for distribution on the related Clean-Up Call Redemption Date, shall be distributed pursuant to the Priority of Payments.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1       Collection of Money. Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Obligations, in accordance with the terms and conditions of such Pledged Obligations. The Trustee shall segregate and hold all such Money and property received by it in trust for the Holders of the Notes and shall apply it as provided in this Indenture.

Section 10.2       Collection Accounts. (a) The Trustee shall, on or prior to the Closing Date, establish at the Custodian two segregated non-interest bearing trust accounts, each held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, one of which shall be designated the "Interest Collection Subaccount" and the other of which shall be designated the "Principal Collection Subaccount," each of which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Trustee shall from time to time deposit into the Interest Collection Subaccount, in addition to the deposits required pursuant to Section 10.5(a), immediately upon receipt thereof (i) any funds in the Interest Reserve Account deemed by the Collateral Manager in its sole discretion (with notice to the Trustee and the Collateral Administrator) to be Interest Proceeds pursuant to Section 10.3(e) and (ii) all Interest Proceeds (unless designated as Principal Proceeds in accordance with the definition of "Interest Proceeds") received by the Trustee. The Trustee shall deposit immediately upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount, including in addition to the deposits required pursuant to Section 10.5(a), (i) any funds in the Interest Reserve Account deemed by the Collateral Manager in its sole discretion (with notice to the Trustee and the Collateral Administrator) to be Principal Proceeds pursuant to Section 10.3(e), (ii) all Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article XII or in Eligible Investments) received by the Trustee, and (iii) all other funds received by the Trustee. In addition to the items described above, the Issuer (or the Collateral Manager on its behalf) may, but under no circumstances shall be required to, deposit from time to time additional Monies into the Collection Account that it receives from external sources for the benefit of the Secured Parties (other than payments on or in respect of the Collateral Obligations, Eligible Investments or other existing Assets) as it deems, in its sole discretion, to be advisable (and may designate any amounts credited pursuant to this sentence as Principal Proceeds or Interest Proceeds in its discretion); provided that the contributor of each any additional Monies will not receive any securities, additional security interest or any other consideration from the Issuer in return for such contribution. All Monies deposited from time to time in the Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Assets and shall be applied to the purposes herein provided. Subject to Section 10.2(d), amounts in the Collection Account shall be reinvested pursuant to Section 10.5(a).

(a)     The Trustee, within one Business Day after receipt of any distribution or other proceeds in respect of the Assets which are not Cash or Equity Securities, shall so notify or cause the Issuer and the Collateral Manager to be notified and the Collateral Manager on behalf of the Issuer shall use its commercially reasonable efforts to, within five (5) Business Days of receipt of such notice from the Trustee (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm's length transaction and deposit the proceeds thereof in the Collection Account; provided that the Collateral Manager (on behalf of the Issuer) (i) need not sell such distributions or other proceeds if it delivers an Officer's certificate to the Trustee certifying that such distributions or other proceeds constitute Collateral Obligations or Eligible Investments or (ii) may otherwise retain such distribution or other proceeds for up to two years from the date of receipt thereof if it delivers an Officer's certificate to the Trustee certifying that (x) it shall sell such distribution within such two-year period and (y) retaining such distribution is not otherwise prohibited by this Indenture.

(b)     At any time when reinvestment is permitted pursuant to Article XII, the Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon receipt of such direction the Trustee shall, withdraw funds (i) on deposit in the Principal Collection Subaccount representing Principal Proceeds (including Principal Financed Accrued Interest used to pay for accrued interest on an additional Collateral Obligation) and reinvest (or invest, in the case of funds referred to in Section 7.17) such funds in additional Collateral Obligations in accordance with the requirements of Article XII and such direction and (ii) on deposit in the Interest Collection Subaccount representing Interest Proceeds and use such funds to exercise a warrant held in the Assets in accordance with the requirements of Article XII and such direction so long as the Collateral Manager reasonably believes that such withdrawal of Interest Proceeds will not result in the failure to make any payment of interest due on the Class A Notes or Class B Notes on the next succeeding Payment Date. At any time, the Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon receipt of such direction the Trustee shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and deposit such funds in the Unfunded Exposure Account to meet funding requirements on Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations.

(c)     The Collateral Manager on behalf of the Issuer may by direct the Trustee to, and upon receipt of such direction the Trustee shall, pay from amounts on deposit in the Interest Collection Subaccount representing Interest Proceeds on any Business Day during any Interest Accrual Period (i) any amount required to exercise a warrant held in the Assets or right to acquire securities in accordance with the requirements of Article XII and such direction and (ii) any Administrative Expenses (paid in the order of priority set forth in the definition thereof); provided that the payment of Administrative Expenses payable to the Trustee, to the Bank in any capacity or to the Collateral Administrator shall not require such direction; provided, further, that the aggregate Administrative Expenses paid pursuant to this Section 10.2(d) during any Collection Period shall not exceed the Administrative Expense Cap for the related Payment Date. The Trustee shall not be obligated to make such payment if, in the reasonable determination of the Trustee, such payment would leave insufficient funds, taking into account the Administrative Expense Cap, for payments anticipated to be or become due or payable on the next Payment Date that are given a higher priority in the definition of Administrative Expenses.

(d)     The Trustee shall transfer to the Payment Account as applicable, from the Collection Account, for application pursuant to Section 11.1(a) of this Indenture, on or not later than the Business Day preceding each Payment Date, the amount set forth to be so transferred in the Distribution Report for such Payment Date.

(e)     The Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon receipt of such direction the Trustee shall, transfer from amounts on deposit in the Interest Collection Subaccount on any Business Day during any Interest Accrual Period to the Principal Collection Subaccount, amounts necessary for application pursuant to Section 7.17(c).

Section 10.3     Payment Account; Custodial Account; Ramp-Up Account; Expense Reserve Account; Interest Reserve Account; Unfunded Exposure Account.

(a)     Payment Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the Payment Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. Except as provided in Section 11.1(a), the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable on the Notes in accordance with their terms and the provisions of this Indenture and to pay Administrative Expenses and other amounts specified herein, each in accordance with the Priority of Payments. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. Funds in the Payment Account shall not be invested.

(b)     Custodial Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the Custodial Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The only permitted withdrawals from the Custodial Account shall be in accordance with the provisions of this Indenture. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with the Priority of Payments. Amounts, if any, in the Custodial Account shall not be invested.

(c)     Ramp-Up Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a single, segregated non-interest bearing trust account held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, and shall be designated as the Ramp-Up Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer hereby directs the Trustee to deposit U.S.$26,593,350.82 to the Ramp-Up Account on the Closing Date. In connection with any purchase of an additional Collateral Obligation, the Trustee shall apply amounts held in the Ramp-Up Account as provided by Section 7.17(a). Upon the occurrence of an Event of Default (and excluding any proceeds that shall be used to settle binding commitments entered into prior to that date), the Trustee shall deposit any remaining amounts in the Ramp-Up Account into the Principal Collection Subaccount as Principal Proceeds. On the first Business Day after a Trust Officer of the Trustee has received written notice from the Issuer (or the Collateral Manager on the Issuer's behalf) that either (i) the requirements of Section 7.17(c) will not be applicable or (ii) the Issuer (or the Collateral Manager on the Issuer's behalf) has satisfied the requirements set out in Section 7.17(c), the Trustee shall deposit any remaining amounts in the Ramp-Up Account (excluding any proceeds that will be used to settle binding commitments entered into prior to such date) ("Unused Proceeds") into the Principal Collection Subaccount as Principal Proceeds; provided, that the Collateral Manager, in its sole discretion, may instruct the Trustee in such notice to deposit (and the Trustee will so deposit) into the Interest Collection Subaccount as Interest Proceeds, an amount (such amount, the "Designated Proceeds") not to exceed the greater of (x) 0.75% of the Aggregate Ramp-Up Par Amount and (y) the amount necessary to pay accrued and unpaid interest on each Class of Secured Notes in full on the next succeeding Payment Date (provided that the Collateral Manager may not designate any such amounts set forth in clauses (x) or (y) as Interest Proceeds if such designation would cause the Collateral Principal Amount to be less than the Aggregate Ramp-Up Par Amount). Any income earned on amounts deposited in the Ramp-Up Account shall be deposited in the Collection Account as Interest Proceeds as it is paid.

(d)     Expense Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the Expense Reserve Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer hereby directs the Trustee to deposit U.S.$154,656.14 from the proceeds of the sale of the Notes to the Expense Reserve Account as Interest Proceeds on the Closing Date. The Trustee shall apply funds from the Expense Reserve Account, in the amounts and as directed in writing by the Collateral Manager, to pay amounts due in respect of actions taken on or before the Closing Date. On each Payment Date, the Trustee shall, if so directed by the Collateral Manager, transfer to the Expense Reserve Account an amount equal to the excess, if any, of the Administrative Expense Cap over the amounts due under clauses (1) and (2) of Section 11.1(a)(i)(A) (up to U.S.$50,000) to the Expense Reserve Account in accordance with clause (3) of Section 11.1(a)(i)(A). Amounts in the Expense Reserve Account shall be invested at the direction of the Collateral Manager in Eligible Investments with stated maturities no later than the Business Day prior to the Payment Date next succeeding the acquisition of such securities or instruments. Any income earned on amounts on deposit in the Expense Reserve Account shall be deposited in the Interest Collection Subaccount as Interest Proceeds as it is paid. On any Business Day, at the direction of the Collateral Manager funds in the Expense Reserve Account (after deducting any expenses to be paid on the immediately succeeding Payment Date (if any) or in connection with actions taken on or before the Closing Date) may be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion). On any such date between Payment Dates and on each Payment Date, the Trustee shall apply amounts, if any, in the Expense Reserve Account to the payment of expenses and fees that must be paid between Payment Dates or that are due on that Payment Date under clauses (1) and (2) of Section 11.1(a)(i)(A), provided that the Trustee shall be entitled (but not required) without liability on its part, to refrain from making any such payment of an Administrative Expense on any day other than a Payment Date if, in its reasonable determination, taking into account the Administrative Expense Cap, the payment of such amount is likely to leave insufficient funds available to pay in full each of the items described in Section 11.1(a)(i)(A) as reasonably anticipated to be or become due and payable on the next Payment Date, and having priority over the payment to be made on such day in accordance with such Section 11.1(a)(i)(A) and the definition of "Administrative Expenses".

(e)     Interest Reserve Account. The Trustee shall, on or prior to the Closing Date, establish at the Custodian a segregated non-interest bearing trust account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the Interest Reserve Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer hereby directs the Trustee to deposit U.S.$1,700,000 to the Interest Reserve Account on the Closing Date. On any date prior to the Determination Date relating to the Payment Date occurring in January 2018, the Issuer, at the direction of the Collateral Manager, by Issuer Order, may direct that all or any portion of funds in the Interest Reserve Account be deposited in the Collection Account as Interest Proceeds and/or Principal Proceeds (in the respective amounts directed by the Collateral Manager in its sole discretion) as long as, after giving effect to such deposits, the Collateral Manager determines (as certified in such Issuer Order) that the Issuer shall have sufficient funds in the Collection Account to pay Administrative Expenses pursuant to clause (A), the Senior Management Fee pursuant to clause (B) and any amounts on the Secured Notes pursuant to clauses (D), (E), (G), (H), (J), (K), (M) and (N) of Section 11.1(a)(i) on the Payment Date occurring in January 2018. Amounts in the Interest Reserve Account will be invested at the direction of the Collateral Manager in Eligible Investments with stated maturities no later than the Business Day prior to the Payment Date next succeeding the acquisition of such securities or instruments. Any income earned on amounts deposited in the Interest Reserve Account will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is paid.

(f)     Unfunded Exposure Account. Upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation identified by written notice to the Trustee, funds in an amount equal to the undrawn portion of such obligation shall be withdrawn first from the Ramp-Up Account and, if necessary, from the Principal Collection Subaccount and deposited by the Trustee in a segregated non-interest bearing trust account which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, which shall be designated as the Unfunded Exposure Account, which shall be maintained by the Issuer with the Custodian in accordance with the Securities Account Control Agreement. The Issuer hereby directs the Trustee to deposit U.S.$152,941.18 from the proceeds of the sale of the Notes to the Unfunded Exposure Account on the Closing Date. Upon initial purchase of any such obligations, funds deposited in the Unfunded Exposure Account in respect of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will be treated as part of the purchase price therefor. Amounts on deposit in the Unfunded Exposure Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 10.5 and income earned from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is paid.

The Issuer shall at all times maintain sufficient funds on deposit in the Unfunded Exposure Account such that the sum of the amount of funds on deposit in the Unfunded Exposure Account shall be equal to or greater than the sum of the unfunded funding obligations under all such Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations then included in the Assets. Funds shall be deposited in the Unfunded Exposure Account upon the purchase of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and upon the receipt by the Issuer of any Principal Proceeds with respect to a Revolving Collateral Obligation as directed by the Collateral Manager on behalf of the Issuer. In the event of any shortfall in the Unfunded Exposure Account, the Collateral Manager (on behalf of the Issuer) may direct the Trustee to, and the Trustee thereafter shall, transfer funds in an amount equal to such shortfall from the Ramp-Up Account or the Principal Collection Subaccount to the Unfunded Exposure Account.

Any funds in the Unfunded Exposure Account (other than earnings from Eligible Investments therein) will be applied solely to cover any drawdowns on the Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations; provided that any excess of (A) the amounts on deposit in the Unfunded Exposure Account over (B) the sum of the unfunded funding obligations under all Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations that are included in the Assets may be transferred by the Trustee (at the written direction of the Collateral Manager on behalf of the Issuer) from time to time as Principal Proceeds to the Principal Collection Subaccount.

Section 10.4       Hedge Counterparty Collateral Account. If and to the extent that any Hedge Agreement requires the Hedge Counterparty to post collateral with respect to such Hedge Agreement, the Issuer shall (at the direction of the Collateral Manager), on or prior to the date such Hedge Agreement is entered into, direct the Trustee to establish in the name of the Trustee a segregated, non-interest bearing trust account which shall be designated as a Hedge Counterparty Collateral Account (each, a "Hedge Counterparty Collateral Account"). The Trustee (as directed in writing by the Collateral Manager on behalf of the Issuer) shall deposit into each Hedge Counterparty Collateral Account all collateral required to be posted by a Hedge Counterparty and all other funds and property required by the terms of any Hedge Agreement to be deposited into the Hedge Counterparty Collateral Account, in accordance with the terms of the related Hedge Agreement. The only permitted withdrawals from or application of funds or property on deposit in the Hedge Counterparty Collateral Account shall be in accordance with the written instructions of the Collateral Manager. Amounts in the Hedge Counterparty Collateral Account Amounts will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager and income earned from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds as it is paid.

Section 10.5       Reinvestment of Funds in Accounts; Reports by Trustee. (a) By Issuer Order (which may be in the form of standing instructions), the Issuer (or the Collateral Manager on behalf of the Issuer) shall at all times direct the Trustee to, and, upon receipt of such Issuer Order, the Trustee shall, invest all funds on deposit in the Collection Account, the Ramp-Up Account, the Expense Reserve Account and the Interest Reserve Account as so directed in Eligible Investments having Stated Maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein). If prior to the occurrence of an Event of Default with respect to which the Secured Notes have been declared (or have become) due and payable and such declaration has not been rescinded, the Issuer shall not have given any such investment directions, the Trustee shall seek instructions from the Collateral Manager within three Business Days after transfer of any funds to such accounts. If the Trustee does not thereafter receive written instructions from the Collateral Manager within five Business Days after transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in an investment vehicle (which shall be an Eligible Investment) designated as such by the Collateral Manager to the Trustee in writing on or before the Closing Date, (such investment, until and as it may be changed from time to time as hereinafter provided, the "Standby Directed Investment"), until investment instruction as provided in the preceding sentence is received by the Trustee; or, if the Trustee from time to time receives a standing written instruction from the Collateral Manager expressly stating that it is changing the "Standby Directed Investment" under this paragraph, the Standby Designated Investment may thereby be changed to an Eligible Investment of the type described in clause (ii) of the definition of "Eligible Investments" maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein) as designated in such instruction. After an Event of Default with respect to which the Secured Notes have been declared (or have become) due and payable and such declaration has not been rescinded, the Trustee shall invest and reinvest such Monies as fully as practicable in "U.S. Bank Money Market Deposit Account" or, if no longer available, such similar investment of the type set forth in clause (ii) of the definition of Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such other maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Subaccount, any gain realized from such investments shall be credited to the Principal Collection Subaccount upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Subaccount. The Trustee shall not in any way be held liable for the selection of investments, for investment losses incurred therein including by reason of untimely written directions or for any insufficiency of such accounts which results from any loss relating to any such investment; provided that the foregoing shall not relieve the Bank of its obligations under any security or obligation issued by the Bank or any Affiliate thereof.

The Trustee agrees to give the Issuer immediate notice if a Trust Officer of the Trustee receives written notice that any Account or any funds on deposit in any Account, or otherwise to the credit of an Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Accounts shall remain at all times with the Trustee or (a) with a federal or state chartered depository institution that (x) satisfies the Fitch Eligible Counterparty Ratings and (y) is rated at least "P-1 and "A2" by Moody's, and if such institution's rating falls below the Fitch Eligible Counterparty Ratings or below "P-1" or "A2" by Moody's, the Issuer shall use commercially reasonable efforts to cause the assets held in such Account to be moved within 30 calendar days to another institution that satisfies the Fitch Eligible Counterparty Ratings and is rated at least "P-1" and "A2" by Moody's or (b) other than in the case of Accounts to which cash is credited, in segregated trust accounts with the corporate trust department of a federal or state chartered deposit institution rated at least "Baa1" by Moody's and that meets the Fitch Eligible Counterparty Ratings and if such institution's rating falls below "Baa1" by Moody's or below the Fitch Eligible Counterparty Ratings, the Issuer shall use commercially reasonable efforts to cause the assets held in such Account to be moved within 30 calendar days to another institution that is rated at least "Baa1" by Moody's and that meets the Fitch Eligible Counterparty Ratings and subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Such institution shall have a combined capital and surplus of at least U.S.$200,000,000. All Cash deposited in the Accounts shall be invested only in Eligible Investments or Collateral Obligations in accordance with the terms of this Indenture. To avoid the consolidation of the Assets of the Issuer with the general assets of the Bank under any circumstances, the Trustee shall comply, and shall cause the Custodian to comply, with all law applicable to it as a national bank with trust powers holding segregated trust assets in a fiduciary capacity.

(a)     The Trustee shall supply, in a timely fashion, to the Co-Issuers, the Collateral Manager, the Collateral Administrator and the Rating Agencies any information regularly maintained by the Trustee that the Co-Issuers, the Collateral Administrator, the Rating Agencies or the Collateral Manager may from time to time request in writing with respect to the Pledged Obligations, the Accounts and the other Assets and provide any other requested information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required (at the direction of the Collateral Manager) to be provided by Section 10.6, to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Collateral Administration Agreement or to permit the Collateral Administrator to perform its obligations under the Collateral Administration Agreement. The Trustee shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the Obligor of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation which notices or writings advise the holders of such security of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports, and other communications received from such Obligor and Clearing Agencies with respect to such Obligor.

Section 10.6     Accountings.

(a)     Monthly. Not later than (x) in the case of the first Monthly Report as of September 2017, due within 12 Business Days, and (y) in the case of each Monthly Report thereafter, the 12th Business Day following the Monthly Report Determination Date, the Issuer shall compile and make available (or cause to be compiled and made available) (including, at the election of the Issuer, via appropriate electronic means acceptable to each recipient) to the Rating Agencies, the Trustee, the Collateral Manager, the Initial Purchaser and the Irish Stock Exchange (so long as any Notes are listed on the Irish Stock Exchange by delivery to the Irish Listing Agent) and, upon written request therefor, to any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit D, any beneficial owner of a Note, a monthly report (each a "Monthly Report") determined as of (i) in the case of a Monthly Report prepared in connection with a Payment Date, the related Determination Date or (ii) in all other cases, the last Business Day of the month preceding the month in which such Monthly Report is delivered (such date of determination, the "Monthly Report Determination Date").  The Monthly Report shall contain the following information with respect to the Collateral Obligations and Eligible Investments included in the Assets (based, in part, on information provided by the Collateral Manager):

(i)     Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds.

(ii)     Adjusted Collateral Principal Amount of Collateral Obligations.

(iii)     Collateral Principal Amount of Collateral Obligations.

(iv)     A list of Collateral Obligations, including, with respect to each such Collateral Obligation, the following detailed information:

(A)     The Obligor thereon (including the issuer ticker, if any);

(B)     The CUSIP, the ISIN, the LoanX ID, the Bloomberg Financial Instrument Global Identifier (to the extent available), the Bloomberg Loan ID and any other security identifier thereof;

(C)     The Principal Balance thereof (other than any accrued interest that was purchased with Principal Proceeds (but noting any capitalized interest));

(D)     The percentage of the aggregate Collateral Principal Amount represented by such Collateral Obligation;

(E)     The related interest rate or spread (excluding, in the case where such Collateral Obligation is a LIBOR Floor Obligation, the effect of any specified "floor" rate per annum related thereto);

(F)     The stated maturity thereof;

(G)     The related Moody's Industry Classification;

(H)     The Moody's Rating, unless such rating is based on a credit estimate unpublished by Moody's (and, in the event of a downgrade or withdrawal of the applicable Moody's Rating, the prior rating and the date such Moody's Rating was changed) and if based on a credit estimate, the date such credit estimate was last provided (or updated) by Moody's to the Issuer;

(I)     The Moody's Default Probability Rating and Moody's Adjusted Weighted Average Rating Factor;

(J)     The country of Domicile;

(K)     An indication as to whether each such Collateral Obligation is (1) a Defaulted Obligation, (2) a Senior Secured Loan, Second Lien Loan, First Lien Last Out Loan or Senior Unsecured Loan, (3) a floating rate Collateral Obligation, (4) a Participation Interest (indicating the related Selling Institution and its ratings by the Rating Agencies), (5) a Current Pay Obligation, (6) a DIP Collateral Obligation, (7) convertible into or exchangeable for equity securities, (8) a Discount Obligation (including its purchase price and purchase yield in the case of a fixed rate Collateral Obligation), (9) a Deferrable Obligation or (10) a Cov-Lite Loan;

(L)     The Moody's Recovery Rate;

(M)     Whether such Collateral Obligation is a LIBOR Floor Obligation and the specified "floor" rate per annum related thereto as specified by the Collateral Manager;

(N)     The Market Value of such Collateral Obligation;

(O)     Whether such Collateral Obligation was acquired from or sold to, as applicable, an Affiliate of the Collateral Manager;

(P)     The identity of any Collateral Obligation that would otherwise be a Cov-Lite Loan but for the proviso in the definition of "Cov-Lite Loan";

(Q)     Whether such Collateral Obligation was the subject of an amendment, waiver or other modification that would extend the maturity thereof in accordance with Section 12.2(e);

(R)     Whether a Distressed Exchange has occurred in connection with such Collateral Obligation;

(S)     With respect to any Collateral Obligations purchased pursuant to Sections 12.2(b)(i) and 12.2(b)(ii), information showing satisfaction of the requirements set forth in Sections 12.2(b)(i)(E) and 12.2(b)(ii)(E), respectively; and

(T)     Whether the issuer or obligor of such Collateral Obligation is treated as domiciled in the United States pursuant to clause (d) of the definition of "Domicile."

(v)     For each of the limitations and tests specified in the definitions of Concentration Limitations and Portfolio Quality Test, (1) the result, (2) the related minimum or maximum test level and (3) a determination as to whether such result satisfies the related test.

(vi)     The calculation of each of the following:

(A)     From and after the Determination Date immediately preceding the third Payment Date, each Interest Coverage Ratio (and setting forth each related Required Coverage Ratio);

(B)     Each Par Value Ratio (and setting forth each related Required Coverage Ratio); and

(C)     The Reinvestment Diversion Test (and setting forth the required test level).

(D)     The Weighted Average Fixed Coupon.

(E)     The Weighted Average Floating Spread.

(vii)     For each Account, a schedule showing the beginning balance and the ending balance.

(viii)     A schedule showing for each of the following the beginning balance, the amount of Interest Proceeds received from the date of determination of the immediately preceding Monthly Report, and the ending balance for the current Measurement Date:

(A)     Interest Proceeds from Collateral Obligations; and

(B)     Interest Proceeds from Eligible Investments.

(ix)     with respect to the Designated Proceeds, the amount thereof and such amount as a percentage of the Aggregate Ramp-Up Par Amount.

(x)     A list of all Eligible Investments held during such calendar month.

(xi)     Purchases, prepayments and sales:

(A)     the (1) identity, (2) Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), (3) Principal Proceeds and Interest Proceeds received, and (4) date for each Collateral Obligation that was released for sale or disposition pursuant to Section 12.1 since the date of determination of the immediately preceding Monthly Report, and whether such Collateral Obligation was a Credit Impaired Obligation or a Credit Improved Obligation, whether the sale of such Collateral Obligation was a discretionary sale and whether such sale of a Collateral Obligation was to an Affiliate of the Collateral Manager;

(B)     the (1) identity, (2) Principal Balance (other than any accrued interest that was purchased with Principal Proceeds (but excluding any capitalized interest)), and (3) Principal Proceeds and Interest Proceeds expended to acquire each Collateral Obligation acquired pursuant to Section 12.2 since the date of determination of the immediately preceding Monthly Report; and

(C)     for all purchases, sales and prepayments of Collateral Obligations after the end of the Reinvestment Period, a list of each Collateral Obligation that is either sold or prepaid corresponded in easily identifiable columnar format with the Collateral Obligation that was purchased with the proceeds from such Collateral Obligation that was either sold or prepaid.

(xii)     The identity of each Defaulted Obligation, the Moody's Collateral Value and the Market Value of each such Defaulted Obligation and date of default thereof.

(xiii)     The identity of each Collateral Obligation with a Moody's Rating of "Caa1" or below, and/or a Moody's Default Probability Rating of "Caa1" or below and the Market Value of each such Collateral Obligation.

(xiv)     The identity of each Current Pay Obligation, the Market Value of each such Current Pay Obligation, the percentage of the Collateral Principal Amount comprised of Current Pay Obligations, the portfolio limitation for Current Pay Obligations expressed as a percentage of the Collateral Principal Amount and whether such limitation is satisfied.

(xv)     The Market Value of each Collateral Obligation for which a Market Value was required to be calculated pursuant to the terms of this Indenture.

(xvi)     The identity of the Issuer Subsidiary and the identity of each Collateral Obligation, Equity Security or Defaulted Obligation, if any, held by such Issuer Subsidiary.

(xvii)     The amount of Cash, if any, held in any Issuer Subsidiary.

(xviii)      (a) For each Trading Plan occurring during such month a list of Collateral Obligations (including the notional amount for each such Collateral Obligation) subject to such Trading Plan, as well as the start date for the related Trading Plan Period and (b) the percentage of the Collateral Principal Amount consisting of the Collateral Obligations subject to each such Trading Plan. The Trustee, as soon as reasonably practicable, will post notice of a Trading Plan having been executed on the website where Monthly Reports are made available to Holders of Notes.

(xix)     The identity of any non-LIBOR-based floating rate obligation.

(xx)     With respect to any Collateral Obligation purchased pursuant to Section 12.2(b)(i) or (b)(ii), information indicating compliance with Section 12.2(b)(i)(E) or (b)(ii)(E), as applicable.

(xxi)     The amount of Credit Amendment proceeds that are not eligible for reinvestment.

(xxii)     The aggregate amount of Principal Proceeds reinvested after the Reinvestment Period against the limit of 50% as set forth in the definition of Eligible Post-Reinvestment Principal Proceeds.

(xxiii)     Such other information as the Trustee, any Hedge Counterparty, any Rating Agency or the Collateral Manager may reasonably request.

Upon receipt of each Monthly Report, the Trustee shall, if the Trustee is not the same Person as the Collateral Administrator, compare the information contained in such Monthly Report to the information contained in its records with respect to the Assets and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer, the Collateral Administrator, the Collateral Manager, and the Rating Agencies if the information contained in the Monthly Report does not conform to the information maintained by the Trustee with respect to the Assets. In the event that any discrepancy exists, the Trustee, the Issuer, or the Collateral Manager on behalf of the Issuer and the Collateral Administrator, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days cause the Independent accountants appointed by the Issuer pursuant to Section 10.8 to review such Monthly Report and the Trustee's records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Trustee's records, the Monthly Report or the Trustee's records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture and notice of any error in the Monthly Report shall be sent as soon as practicable by the Issuer to all recipients of such report.

(b)     Payment Date Accounting. The Issuer shall render (or cause to be rendered) a report (each a "Distribution Report"), determined as of the close of business on each Determination Date preceding a Payment Date, and shall make available such Distribution Report (including, at the election of the Issuer, via appropriate electronic means acceptable to each recipient) to the Trustee, the Collateral Manager, the Initial Purchaser and the Rating Agencies and, upon written request therefor, any Holder shown on the Register and, upon written notice to the Trustee in the form of Exhibit D, any beneficial owner of a Note not later than the Business Day preceding the related Payment Date. The Distribution Report shall contain the following information (based, in part, on information provided by the Collateral Manager):

(i)     the Aggregate Principal Balance of Collateral Obligations and Eligible Investments representing Principal Proceeds;

(ii)     (a) the Aggregate Outstanding Amount of the Secured Notes of each Class at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class, the amount of principal payments to be made on the Secured Notes of each Class on the next Payment Date, the amount of any Deferred Interest on each Class of Deferred Interest Notes, and the Aggregate Outstanding Amount of the Secured Notes of each Class after giving effect to the principal payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Secured Notes of such Class, (b) the Aggregate Outstanding Amount of the Senior Subordinated Notes at the beginning of the Interest Accrual Period, the accrued Senior Subordinated Note Amount and Deferred Interest thereon and the amount of payments in respect thereof to be made on such Payment Date, the aggregate amount of principal thereon to be repaid on such Payment Date, and the Aggregate Outstanding Amount of the Senior Subordinated Notes after giving effect to such payments and (c) the Aggregate Outstanding Amount of the Junior Subordinated Notes at the beginning of the Interest Accrual Period and such amount as a percentage of the original Aggregate Outstanding Amount of the Junior Subordinated Notes, the amount of payments to be made on the Junior Subordinated Notes in respect of the Junior Subordinated Note Redemption Price on the next Payment Date, and the Aggregate Outstanding Amount of the Junior Subordinated Notes after giving effect to such payments, if any, on the next Payment Date and such amount as a percentage of the original Aggregate Outstanding Amount of the Junior Subordinated Notes;

(iii)     the Note Interest Rate and accrued interest for each applicable Class of Secured Notes for such Payment Date;

(iv)     the amounts payable pursuant to each clause of Section 11.1(a)(i) and each clause of Section 11.1(a)(ii) and each clause of Section 11.1(a)(iii) on the related Payment Date;

(v)     for the Collection Account:

(A)     the Balance on deposit in the Collection Account at the end of the related Collection Period (or, with respect to the Interest Collection Subaccount, the next Business Day);

(B)     the amounts payable from the Collection Account to the Payment Account, in order to make payments pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) and Section 11.1(a)(iii) on the next Payment Date (net of (I) amounts which the Collateral Manager has committed to re-invest in additional Collateral Obligations pursuant to Article XII, (II) during the Reinvestment Period, Principal Collections received in the last thirty (30) days of the related Collection Period and (III) following the Reinvestment Period, Principal Collections received with respect to sales of Credit Impaired Obligations and Unscheduled Principal Payments received and not reinvested in the related Collection Period); and

(C)     the Balance remaining in the Collection Account immediately after all payments and deposits to be made on such Payment Date;

(vi)     each Interest Coverage Ratio, as applicable (and setting forth each related Required Coverage Ratio); each Par Value Ratio (and setting forth each related Required Coverage Ratio); and the Reinvestment Diversion Test (and setting forth the required test level); and

(vii)     such other information as the Trustee, any Hedge Counterparty or the Collateral Manager may reasonably request.

Each Distribution Report shall constitute instructions to the Trustee to withdraw funds from the Payment Account and pay or transfer such amounts set forth in Distribution Report in the manner specified and in accordance with the priorities established in Section 11.1 and Article XIII.

(c)     Interest Rate Notice. The Trustee shall make available to each Holder of Secured Notes, as soon as reasonably practicable but in any case no later than the sixth Business Day after each Payment Date, a notice setting forth the Note Interest Rate for such Notes for the Interest Accrual Period preceding the next Payment Date. The Trustee shall also make available to the Issuer, each Holder of Notes, as soon as reasonably practicable but in any case no later than the sixth Business Day after each Interest Determination Date, a notice setting forth LIBOR for the Interest Accrual Period following such Interest Determination Date.

(d)     Failure to Provide Accounting. If the Trustee shall not have received any accounting provided for in this Section 10.6 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall use all reasonable efforts to cause such accounting to be made by the applicable Payment Date. To the extent the Issuer fails to provide any information or reports pursuant to this Section 10.6 by the applicable Payment Date, the Trustee (with the assistance of the Collateral Manager) shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs and expenses incurred by the Trustee and the Collateral Manager for such Independent certified public accountant shall be paid by the Issuer.

(e)     Required Content of Certain Reports. Each Monthly Report and each Distribution Report sent to any Holder or beneficial owner of an interest in a Note shall contain, or be accompanied by, the following notices:

The Notes may be beneficially owned only by Persons that (a)(i) are not U.S. persons (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and are purchasing their beneficial interest in an offshore transaction or (ii) are either (A)(1) qualified institutional buyers ("Qualified Institutional Buyers") within the meaning of Rule 144A and (2) qualified purchasers (as defined in Section 2(a)(51) of the Investment Company Act) ("Qualified Purchasers"), (B) (in the case of Certificated Secured Notes only) (1) institutional accredited investors meeting the requirements of Rule 501(a)(1), (2), (3) or (7) under the Securities Act ("IAIs") and (2) Qualified Purchasers and (C) (in the case Certificated Subordinated Notes only), (1) Accredited Investors who are also Qualified Purchasers or (2), in the case of subsequent transfers only, accredited investors meeting the requirements of Rule 501(a) under the Securities Act who are also Qualified Purchasers and (b) can make the representations set forth in Section 2.6 or the appropriate Exhibit to this Indenture. Beneficial ownership interests in the Rule 144A Global Notes may be transferred only to a Person that is both a Qualified Institutional Buyer and a Qualified Purchaser and that can make the representations referred to in clause (b) of the preceding sentence. The Issuer has the right to compel any beneficial owner of an interest in Rule 144A Global Notes that does not meet the qualifications set forth in such clauses to sell its interest in such Notes, or may sell such interest on behalf of such owner, pursuant to Section 2.12.

Each Holder or beneficial owner of a Note receiving this report agrees to keep all non-public information herein confidential and not to use such information for any purpose other than its evaluation of its investment in the Note; provided that any such Holder or beneficial owner may provide such information on a confidential basis to any prospective purchaser of such Holder's or beneficial owner's Notes that is permitted by the terms of this Indenture to acquire such Holder's or beneficial owner's Notes and that agrees to keep such information confidential in accordance with the terms of this Indenture.

(f)     Initial Purchaser Information. The Issuer and the Initial Purchaser, or any successor to the Initial Purchaser, may post the information contained in a Monthly Report or Distribution Report to a password-protected internet site accessible only to the Holders of the Notes, the Trustee and the Collateral Manager.

(g)     Availability of Reports. The Monthly Reports and Distribution Reports shall be made available to the Persons entitled to such reports via the Trustee's website. The Trustee's website shall initially be located at www.usbank.com/cdo. Persons who are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Trustee's investor relations desk. The Trustee shall have the right to change the method such reports are distributed in order to make such distribution more convenient and/or more accessible to the Persons entitled to such reports, and the Trustee shall provide timely notification (in any event, not less than 30 days) to all such Persons. As a condition to access to the Trustee's internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the information it is directed or required to disseminate in accordance with this Indenture. The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the information set forth in the Monthly Report and the Distribution Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion. Upon written request of any Holder, the Trustee shall also provide such Holder copies of reports produced pursuant to this Indenture and the Collateral Management Agreement. For the avoidance of doubt, the Initial Purchaser shall be entitled to receive or have access to the Monthly Reports and Distribution Reports.

(h)     Irish Stock Exchange. So long as any Class of Notes is listed on the Irish Stock Exchange, the Trustee shall inform the Irish Stock Exchange via delivery to the Irish Listing Agent, if the ratings assigned to any Secured Notes are reduced or withdrawn and such information shall be released through the Companies Announcement Office.

(i)     Intex and Bloomberg.     The Trustee is authorized to make available to (i) Intex Solutions, Inc. each Monthly Report and Distribution Report and (ii) Bloomberg Financial Markets each Monthly Report.

Section 10.7       Release of Securities. (a) The Issuer may, by Issuer Order executed by an Authorized Officer of the Collateral Manager, delivered to the Trustee and the Collateral Administrator no later than the settlement date for any sale of a security certifying that the sale of such security is being made in accordance with Section 12.1 and such sale complies with all applicable requirements of Section 12.1, direct the Trustee to release or cause to be released such security from the lien of this Indenture and, upon receipt of such Issuer Order, the Trustee shall deliver any such security, if in physical form, duly endorsed to the broker or purchaser designated in such Issuer Order or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such Issuer Order; provided that the Trustee may deliver any such security in physical form for examination in accordance with street delivery custom; provided, further, that, notwithstanding the foregoing, the Issuer shall not direct the Trustee to release any security pursuant to this Section 10.7(a) following the occurrence and during the continuance of an Event of Default with respect to which the Secured Notes have been declared (or have become) due and payable and such declaration has not been rescinded unless (x) such release is in connection with a sale in accordance with Sections 12.1(a), (b), (c), (d), (g) or (h) or (y) the liquidation of the Assets has begun or the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4(a)(iv) at the direction of a Majority of the Controlling Class. For purposes of the foregoing, the delivery to the Trustee of a final trade ticket from the Collateral Manager in respect of the sale of a security shall constitute the required Issuer Order.

(a)     Subject to the terms of this Indenture, the Trustee shall upon an Issuer Order (i) deliver any Pledged Obligation, and release or cause to be released such security from the lien of this Indenture, which is set for any mandatory call or redemption or payment in full to the appropriate Paying Agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(b)     Upon receiving actual notice of any Offer (as defined below) or any request for a waiver, consent, amendment or other modification with respect to any Collateral Obligation, the Trustee on behalf of the Issuer shall promptly notify the Collateral Manager of any Collateral Obligation that is subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action (an "Offer") or such request. The Collateral Manager may direct (x) the Trustee to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Indenture such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Issuer or the Trustee to agree to or otherwise act with respect to such consent, waiver, amendment, modification or action; provided that in the absence of any such direction, the Trustee shall not respond or react to such Offer or request; provided, further, that if the Trustee has commenced remedies pursuant to Section 5.4, any such direction may only be made with the consent of a Majority of the Controlling Class.

(c)     As provided in Section 10.2(a), the Trustee shall deposit any proceeds received by it from the disposition of a Pledged Obligation in the applicable account under the Collection Account, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article X and Article XII.

(d)     The Trustee shall, upon receipt of an Issuer Order at such time as there are no Secured Notes Outstanding and all obligations of the Co-Issuers hereunder have been satisfied, release any remaining Assets from the lien of this Indenture.

(e)     [Reserved].

(f)     Upon receipt by the Trustee of an Issuer Order from an Authorized Officer of the Issuer or an Authorized Officer of the Collateral Manager certifying that the transfer of any Issuer Subsidiary Asset is being made in accordance with Section 7.16 and that all applicable requirements of Section 7.16 have been or shall be satisfied, the Trustee shall release such Issuer Subsidiary Asset and shall deliver such Issuer Subsidiary Asset as specified in such Issuer Order.

(g)     Any security, Collateral Obligation or amounts that are released pursuant to Section 10.7(a), (b), (c), (f) or (g) shall be released from the lien of this Indenture.

Section 10.8       Reports by Independent Accountants. (a) Prior to the delivery of any reports or certificates of accountants pursuant to the terms hereof, the Issuer shall appoint one or more firms of Independent certified public accountants of recognized international reputation for purposes of reviewing and delivering the reports or certificates of such accountants required by this Indenture, which may be the firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. The Issuer may remove any firm of Independent certified public accountants at any time without the consent of any Holder of Notes. Upon any resignation by such firm or removal of such firm by the Issuer, the Issuer (or the Collateral Manager on behalf of the Issuer) shall promptly appoint by Issuer Order delivered to the Trustee and the Rating Agencies a successor thereto that shall also be a firm of Independent certified public accountants of recognized international reputation, which may be a firm of Independent certified public accountants that performs accounting services for the Issuer or the Collateral Manager. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned within 30 days after such resignation, the Issuer shall promptly notify the Trustee of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Trustee shall promptly notify the Collateral Manager, who shall appoint a successor firm of Independent certified public accountants of recognized international reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer as an Administrative Expense.

(a)     On or before July 17th of each year, commencing in 2018, the Issuer shall cause to be delivered to the Trustee and the Collateral Manager a statement from a firm of Independent certified public accountants for each Distribution Report received since the last statement (i) indicating that the calculations required to be within those Distribution Reports have been performed in accordance with the applicable provisions of this Indenture and (ii) recalculating the Aggregate Principal Balance of the Pledged Obligations and the Aggregate Principal Balance of the Collateral Obligations securing the Secured Notes as of the immediately preceding Determination Dates; provided that in the event of a conflict between such firm of Independent certified public accountants and the Issuer with respect to any matter in this Section 10.8, the determination by such firm of Independent certified public accountants shall be conclusive. In the event such firm requires the Trustee to agree to the procedures performed by such firm, the Issuer hereby directs the Trustee to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement in conclusive reliance on the foregoing direction of the Issuer, and the Trustee shall make no inquiry or investigation as to, and shall have no obligation in respect of, the validity or correctness of such procedures.

The Trustee and Collateral Administrator may require the delivery of an Issuer Order directing the execution of any such agreement or other acknowledgement required for the delivery of any report, statement or certificate of such Independent accountants to the Trustee or Collateral Administrator under this Indenture or other Transaction Document. The Bank shall be authorized, without liability on its part, to execute and deliver any acknowledgement or other agreement with such firm of Independent certified public accountants required for the Trustee (or Collateral Administrator, as applicable) to receive any of the certificates, reports or instructions provided for herein, which acknowledgement or agreement may include, among other things, (i) acknowledgement that the Issuer has agreed that the procedures to be performed by the Independent accountants are sufficient for relevant purposes, (ii) releases by the Trustee (on behalf of itself and/or the Holders) of any claims, liabilities, and expenses arising out of or relating to such Independent accountant's engagement, agreed-upon procedures or any report issued by such Independent accountants under any such engagement and acknowledgement of other limitations of liability in favor of the Independent certified public accountants, and (iii) restrictions or prohibitions on the disclosure of any such certificates, reports or other information or documents provided to it by such firm of Independent accountants (including to the Holders). Notwithstanding the foregoing, in no event shall the Trustee or Collateral Administrator be required to execute any agreement in respect of the Independent accountants that the Trustee reasonably determines may subject it to risk of expenses or liability for which it is not adequately indemnified or otherwise adversely affects it.

(b)     Any statement delivered to the Trustee pursuant to clause (b) above from the firm of Independent certified public accountants may be requested by any Holder directly from such accountants. Upon written request from a Holder to the Trustee in the form of Exhibit D hereto, the Trustee shall provide to such Holder the contact information for such accountants.

(c)     A Holder may only obtain such statement or report directly from such accountants. Notwithstanding any provision in this Indenture to the contrary, the Trustee shall have no liability or responsibility for taking any action or omitting to take any action in accordance with this Section 10.8(d).

Section 10.9       Reports to Rating Agencies. In addition to the information and reports specifically required to be provided to each Rating Agency pursuant to the terms of this Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) shall provide to each Rating Agency all information or reports delivered to the Trustee hereunder (with the exception of the Accountant's Reports), and such additional information as any Rating Agency may from time to time reasonably request (with the exception of the Accountant's Reports) (including, with respect to credit estimates, notification to Moody's and Fitch of any material modification that would result in substantial changes to the terms of any loan document relating to a Collateral Obligation or any release of collateral thereunder not permitted by such loan documentation) in accordance with Section 14.3(b) and Section 14.16 hereof. The Issuer shall notify Moody's and Fitch of any termination, modification or amendment to the Collateral Management Agreement, the Collateral Administration Agreement, the Securities Account Control Agreement or any other agreement to which it is party in connection with any such agreement or this Indenture and shall notify Moody's and Fitch of any material breach by any party to any such agreement of which it has actual knowledge.

Section 10.10       Procedures Relating to the Establishment of Accounts Controlled by the Trustee. Notwithstanding anything else contained herein, the Trustee is hereby directed, with respect to each of the Accounts, to enter into the Securities Account Control Agreement with the Securities Intermediary. The Trustee shall have the right to open such subaccounts of any such account as it deems necessary or appropriate for convenience of administration.

ARTICLE XI

APPLICATION OF MONIES

Section 11.1       Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Indenture, but subject to the other subsections of this Section 11.1 and to Section 13.1, on each Payment Date, the Trustee shall disburse amounts transferred, if any, from the Collection Account to the Payment Account pursuant to Section 10.2 in accordance with the following priorities (the "Priority of Payments").

(i)     On each Payment Date (other than a Post-Acceleration Payment Date or the Stated Maturity), Interest Proceeds that have been transferred into the Payment Account, shall be applied in the following order of priority:

(A)     (1) first, to the payment of taxes, registered office and governmental fees owing by the Issuer and the Co-Issuer, if any, (2) second, to the payment of the accrued and unpaid Administrative Expenses (in the order set forth in the definition of such term) and (3) third, solely at the discretion and direction of the Collateral Manager, the excess, if any, of the Administrative Expense Cap over the amounts paid pursuant to clauses (1) and (2) above to deposit into the Expense Reserve Account up to $50,000 for each Payment Date; provided that amounts paid or deposited pursuant to clause (2) and any Administrative Expenses paid from the Expense Reserve Account or from the Collection Account pursuant to Section 10.2(d)(ii) on or between Payment Dates, collectively, may not exceed, in the aggregate, the Administrative Expense Cap;

(B)     to the payment of the accrued and unpaid Senior Management Fee;

(C)     to the payment on a pro rata basis of the following amounts based on the respective amounts due on such Payment Date (1) any amounts due to a Hedge Counterparty under a Hedge Agreement other than amounts due as a result of the termination (or partial termination) of such Hedge Agreement and (2) any amounts due to a Hedge Counterparty under a Hedge Agreement pursuant to a termination (or partial termination) of such Hedge Agreement as a result of a Priority Hedge Termination Event;

(D)     to the payment of accrued and unpaid interest on the Class A Notes;

(E)     to the payment of accrued and unpaid interest on the Class B Notes;

(F)     if either of the Class A/B Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Sequential Note Redemption to the extent necessary to cause both Class A/B Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (F);

(G)     to the payment of accrued and unpaid interest (other than any Deferred Interest but including interest on Deferred Interest) on the Class C Notes;

(H)     if either of the Class C Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Sequential Note Redemption to the extent necessary to cause both Class C Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (H);

(I)     to the payment of any Deferred Interest on the Class C Notes;

(J)     to the payment of accrued and unpaid interest (other than any Deferred Interest but including interest on Deferred Interest) on the Class D Notes;

(K)     if either of the Class D Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Sequential Note Redemption to the extent necessary to cause both Class D Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (K);

(L)     to the payment of any Deferred Interest on the Class D Notes;

(M)     to the payment of accrued and unpaid interest (other than any Deferred Interest but including interest on Deferred Interest) on the Class E Notes;

(N)     if either of the Class E Coverage Tests is not satisfied on the related Determination Date, to make payments in accordance with the Sequential Note Redemption to the extent necessary to cause both Class E Coverage Tests to be met as of the related Determination Date on a pro forma basis after giving effect to any payments made through this clause (N);

(O)     to the payment of any Deferred Interest on the Class E Notes;

(P)     to the payment of the accrued and unpaid Subordinated Management Fee and any accrued and unpaid Subordinated Management Fee Interest thereon to the Collateral Manager, except to the extent that the Collateral Manager elects to treat such current Subordinated Management Fee as Deferred Subordinated Management Fees in accordance with Section 8(b) of the Collateral Management Agreement; provided, that (1) if, with respect to the first Payment Date, the Ramp-Up Period has not ended, all remaining Interest Proceeds after application of Interest Proceeds pursuant to (A) through (O) above shall be deposited into the Collection Account to be applied as Interest Proceeds on the next Payment Date and (2) if, with respect to any Payment Date following the end of the Ramp-Up Period upon which a Moody's Ramp-Up Failure has occurred and is continuing, remaining Interest Proceeds after application of Interest Proceeds pursuant to (A) through (O) above will be applied as Principal Proceeds pursuant to Section 11.1(a)(ii) on such Payment Date in an amount sufficient to obtain, in connection with any actions taken pursuant to Section 7.17(c), Moody's confirmation of the initial rating assigned by it on the Closing Date to any Class of the Secured Notes;

(Q)     during the Reinvestment Period, if the Reinvestment Diversion Test is not satisfied on the related Determination Date, for deposit to the Collection Account as Principal Proceeds the lesser of (i) 50% of the remaining Interest Proceeds after application of Interest Proceeds pursuant to clauses (A) through (P) above and (ii) the amount necessary to cause the Reinvestment Diversion Test to be satisfied as of such Determination Date on a pro forma basis after giving effect to any payments made through this clause;

(R)     to the payment of any accrued and unpaid Deferred Subordinated Management Fee that has been deferred with respect to prior Payment Dates together with all accrued and unpaid Deferred Subordinated Management Fee Interest thereon which the Collateral Manager elects to have paid on such Payment Date in accordance with Section 8(b) of the Collateral Management Agreement;

(S)     to the payment of (1) first, any Administrative Expenses not paid pursuant to clause (A)(2) above due to the limitations contained therein (in the priority stated in clause (A)(2) above, but without regard to the Administrative Expense Cap) and (2) second, pro rata based on amounts due, any amounts due to any Hedge Counterparty under any Hedge Agreement not otherwise paid pursuant to clause (C) above;

(T)     to the Holders of the Senior Subordinated Notes, (1) first, the Senior Subordinated Note Amount and any Deferred Interest thereon (including any interest on Deferred Interest) and (2) second, 45% of the remaining Interest Proceeds to the payment of principal of the Senior Subordinated Notes until the Senior Subordinated Notes have been paid in full;

(U)     to the Holders of the Junior Subordinated Notes in an amount necessary (taking into account all payments made to the Holders of the Junior Subordinated Notes on prior Payment Dates) to cause the Incentive Management Fee Threshold to be met;

(V)     to the payment of any accrued and unpaid Incentive Management Fee to the Collateral Manager; and

(W)     any remaining Interest Proceeds to the Holders of the Junior Subordinated Notes.

(ii)     On each Payment Date (other than a Post-Acceleration Payment Date or the Stated Maturity), Principal Proceeds that have been received on or before the related Determination Date and that are transferred to the Payment Account in accordance with Section 10.2(e) shall be applied in the following order of priority:

(A)     to pay, in accordance with Section 11.1(a)(i) above (1) first, the amounts referred to in clauses (A) through (F), (2) then, to the extent the Class C Notes are the Controlling Class, the amounts referred to in clause (G), (3) then, the amounts referred to in clause (H), (4) then, to the extent the Class C Notes are the Controlling Class, the amounts referred to in clause (I), (5) then, to the extent the Class D Notes are the Controlling Class, the amounts referred to in clause (J), (6) then, to the amounts referred to in clause (K), (7) then, to the extent the Class D Notes are the Controlling Class, the amounts referred to in clause (L), (8) then, to the extent the Class E Notes are the Controlling Class, the amounts referred to in clause (M), (9) then, the amounts referred to in clause (N), (10) then, to the extent the Class E Notes are the Controlling Class, the amounts referred to in clause (O), but, in each case, (I) only to the extent not paid in full thereunder, and (II) subject to any applicable cap set forth therein;

(B)     if the Secured Notes are to be redeemed on such Payment Date in connection with (1) a Tax Event or an Optional Redemption, to the payment of the Redemption Price in accordance with the Sequential Note Redemption, or (2) a Special Redemption, to make payments with respect to the Notes in accordance with the Sequential Note Redemption (in each case, without duplication of any payments received by any Class of Secured Notes pursuant to Section 11.1(a)(i) above or under clause (A) of this Section 11.1(a)(ii));

(C)     (1) during the Reinvestment Period, at the sole discretion of the Collateral Manager, to the Collection Account as Principal Proceeds to invest in Eligible Investments and/or to the purchase of additional Collateral Obligations; and (2) after the Reinvestment Period as designated by the Collateral Manager in the case of Unscheduled Principal Payments and the proceeds from the disposition of Credit Impaired Obligations and Credit Improved Obligations not exceeding (in aggregate) the Eligible Post-Reinvestment Principal Proceeds to the Collection Account as Principal Proceeds to invest in Eligible Investments (pending the purchase of additional Collateral Obligations made in compliance with Section 12.2(b));

(D)     to make payments in accordance with the Sequential Note Redemption after taking into account payments made pursuant to Section 11.1(a)(i) above and clauses (A) and (B) of this Section 11.1(a)(ii);

(E)     to pay, in accordance with Section 11.1(a)(i) above, the amounts referred to in clauses (P) and (R) of Section 11.1(a)(i) above, but only to the extent not previously paid in full under such clause;

(F)     to pay, in accordance with Section 11.1(a)(i) above, the amounts referred to in clauses (A) and (S)(1) of Section 11.1(a)(i) above (without regard to the Administrative Expense Cap), but only to the extent not previously paid in full under such clauses and under clause (A) of this Section 11.1(a)(ii);

(G)     to pay, in accordance with Section 11.1(a)(i) above, the amounts referred to in clauses (C) and (S)(2) of Section 11.1(a)(i) above, but only to the extent not previously paid in full under such clauses and under clause (A) of this Section 11.1(a)(ii);

(H)     if the Subordinated Notes are to be redeemed on such Payment Date in connection with an Optional Redemption of the Subordinated Notes, to fund a reasonable reserve for unpaid Administrative Expenses (as determined by the Collateral Manager with approval from the Trustee in their respective sole discretion);

(I)     to pay, in accordance with Section 11.1(a)(i) above, to the Holders of the Senior Subordinated Notes, (1) first, the amounts referred to in clause (T)(1) of Section 11.1(a)(i) above, but only to the extent not previously paid in full under such clause and (2) second, to the payment of principal of the Senior Subordinated Notes until the Senior Subordinated Notes have been paid in full;

(J)     to pay, in accordance with Section 11.1(a)(i) above, the amounts referred to in clause (U) of Section 11.1(a)(i) above, but only to the extent not previously paid in full under such clause;

(K)     to pay, in accordance with Section 11.1(a)(i) above, the amounts referred to in clause (V) of Section 11.1(a)(i) above, but only to the extent not previously paid in full under such clause; and

(L)     any remaining Principal Proceeds to the Holders of the Junior Subordinated Notes.

(iii)     On each Post-Acceleration Payment Date or on the Stated Maturity, all Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, and, in the case of any Hedge Agreements, payments received on or before such Payment Date, and all Principal Proceeds on deposit in the Collection Account that are received on or before the related Determination Date and that are transferred to the Payment Account shall be applied, except for any Principal Proceeds that shall be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations, in the following order of priority:

(A)     to pay all amounts under clauses (A) through (C) of Section 11.1(a)(i) in the priority and subject to the limitations stated therein;

(B)     to the payment of accrued and unpaid interest on the Class A Notes until such amounts have been paid in full;

(C)     to the payment of principal on the Class A Notes until such amount has been paid in full;

(D)     to the payment of accrued and unpaid interest on the Class B Notes until such amounts have been paid in full;

(E)     to the payment of principal on the Class B Notes until such amount has been paid in full;

(F)     to the payment of accrued and unpaid interest and any Deferred Interest on the Class C Notes until such amounts have been paid in full;

(G)     to the payment of principal of the Class C Notes until such amount has been paid in full;

(H)     to the payment of accrued and unpaid interest and any Deferred Interest on the Class D Notes until such amounts have been paid in full;

(I)     to the payment of principal of the Class D Notes until such amount has been paid in full;

(J)     to the payment of accrued and unpaid interest and any Deferred Interest on the Class E Notes until such amounts have been paid in full;

(K)     to the payment of principal of the Class E Notes until such amount has been paid in full;

(L)     to the payment, pro rata, of (1) first the accrued and unpaid Subordinated Management Fee; and then (2) any accrued and unpaid Subordinated Management Fee Interest thereon to the Collateral Manager, except to the extent that the Collateral Manager elects to treat such current Subordinated Management Fee as Deferred Subordinated Management Fees in accordance with Section 8(b) of the Collateral Management Agreement, plus any accrued and unpaid Deferred Subordinated Management Fee that has been deferred with respect to prior Payment Dates together with all accrued and unpaid Deferred Subordinated Management Fee Interest thereon which the Collateral Manager elects to have paid on such Payment Date in accordance with Section 8(b) of the Collateral Management Agreement;

(M)     to the payment of (1) first, any Administrative Expenses not paid pursuant to clause (A) above due to the Administrative Expense Cap (in the priority stated therein, but without regard to the Administrative Expense Cap) and (2) second, pro rata based on amounts due, any amounts due to any Hedge Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) of such Hedge Agreement not otherwise paid pursuant to clause (A) above;

(N)     to the Holders of the Senior Subordinated Notes, (1) first, the Senior Subordinated Note Amount and any Deferred Interest thereon (including any interest on Deferred Interest) and (2) second, the payment of principal of the Senior Subordinated Notes until the Senior Subordinated Notes have been paid in full;

(O)     to the Holders of the Junior Subordinated Notes in an amount necessary (taking into account all payments made to the holders of the Junior Subordinated Notes on prior Payment Dates) to cause the Incentive Management Fee Threshold to be met;

(P)     to the payment of any accrued and unpaid Incentive Management Fee to the Collateral Manager; and

(Q)     any remaining Interest Proceeds and Principal Proceeds to the Holders of the Junior Subordinated Notes.

(b)     On the Stated Maturity of the Notes, and after payment of all amounts specified in Section 11.1(a)(iii), the Trustee shall pay the net proceeds from the liquidation of the Assets and all available Cash, after the payment of (or establishment of a reserve for) any remaining fees, expenses, including the Trustee's fees and other Administrative Expenses, and interest and principal on the Secured Notes and the Senior Subordinated Notes, to the Holders of the Junior Subordinated Notes in final payment of such Junior Subordinated Notes.

(c)     If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Distribution Report, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) above to the extent funds are available therefor.

(d)     In connection with the application of funds to pay Administrative Expenses of the Issuer or the Co-Issuer, as the case may be, in accordance with Sections 11.1(a)(i), (ii) and (iii), the Trustee shall remit such funds, to the extent available, as directed and designated in the Distribution Report in respect of such Payment Date pursuant to Section 10.6(b)(iv).

(e)     In the event that the Hedge Counterparty defaults in the payment of its obligations to the Issuer under any Hedge Agreement on the date on which any payment is due thereunder, the Collateral Manager shall make a demand on such Hedge Counterparty in accordance with Section 16.1(f). The Trustee shall give notice as soon as reasonably practicable to the Holders of Notes, the Collateral Manager and the Rating Agencies if such Hedge Counterparty continues to fail to perform its obligations for two Business Days following a demand made by the Trustee on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed to be taken pursuant to Section 5.13.

(f)     If there are insufficient funds to pay the Subordinated Management Fee in full on any Payment Date, the amount not so paid shall be deferred and such amount (together with any Subordinated Management Fee Interest thereon) shall be payable on such later Payment Date on which funds are available therefor as provided in the Priority of Payments. The Collateral Manager may, in its sole discretion, irrevocably elect in a written notice to each of the Trustee, the Collateral Administrator and the Issuer prior to the beginning of any calendar year, to defer payment of all or any portion of the Subordinated Management Fee payable in accordance with the Priority of Payments on any Payment Date during such calendar year (the "Deferred Subordinated Management Fee"). An amount equal to the Deferred Subordinated Management Fee for any Payment Date shall be distributed as Interest Proceeds in accordance with the Priority of Payments on such Payment Date or, at the election of the Collateral Manager by written notice to the Trustee, deposited into the Principal Collection Subaccount for application as Principal Proceeds. Any such accrued and unpaid Deferred Subordinated Management Fee shall accrue interest at a rate equal to three-month LIBOR in effect at such periods plus 0.35% for the period from (and including) the date on which such Deferred Subordinated Management Fee was deferred through (but excluding) the date of payment thereof (calculated on the basis of a 360-day year and the actual number of days elapsed) (the "Deferred Subordinated Management Fee Interest"). Any such Deferred Subordinated Management Fee and any accrued and unpaid Deferred Subordinated Management Fee Interest thereon shall be paid to the Collateral Manager in accordance with the Priority of Payments on the earlier to occur of the following events: (i) the Payment Date or Payment Dates designated by the Collateral Manager in its deferral election described above with respect to the related deferred amounts, or (ii) upon direction of the Collateral Manager under the circumstances described in Section 8(b) of the Collateral Management Agreement.

ARTICLE XII

SALE OF COLLATERAL OBLIGATIONS; PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 12.1       Sales of Collateral Obligations. Subject to the satisfaction of the conditions specified in Section 12.4 and provided that no Event of Default has occurred and is continuing with respect to which the Secured Notes have been declared (or have become) due and payable and such declaration has not been rescinded (except for sales pursuant to Sections 12.1(a), (b), (c), (d) and (g) which are permitted unless liquidation of the Assets has begun or the Trustee has exercised any remedies of a Secured Party pursuant to Section 5.4), the Collateral Manager on behalf of the Issuer may in writing direct the Trustee to sell and the Trustee (on behalf of the Issuer) shall sell in the manner directed by the Collateral Manager any Collateral Obligation or Equity Security if, as certified by the Collateral Manager (upon which certification the Trustee may conclusively rely), to the best of its knowledge, such sale meets the requirements of any one of paragraphs (a) through (g) of this Section 12.1 (the delivery to the Trustee of a trade ticket for such Collateral Obligation or Equity Security by the Collateral Manager shall constitute such a certification). For purposes of this Section 12.1, the Sale Proceeds of a Collateral Obligation sold by the Issuer shall include any Principal Financed Accrued Interest received in respect of such sale.

(a)     Credit Impaired Obligations. The Collateral Manager may direct the Trustee to sell any Credit Impaired Obligation at any time during or after the Reinvestment Period without restriction.

(b)     Credit Improved Obligations. The Collateral Manager may direct the Trustee to sell any Credit Improved Obligation either:

(i)     at any time if (A) the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Obligation, or (B) after giving effect to such sale, the Collateral Principal Amount (excluding the Collateral Obligations being sold but including, without duplication, the anticipated net Sale Proceeds of such Sale) shall be at least equal to the Reinvestment Target Par Balance; or

(ii)     during the Reinvestment Period if the Collateral Manager reasonably believes prior to such sale that either (A) after giving effect to such sale and subsequent reinvestment, the Collateral Principal Amount (excluding the Collateral Obligations being sold but including, without duplication, the Collateral Obligation being purchased and the anticipated cash proceeds, if any, of such disposition that are not applied to the purchase of such additional Collateral Obligation, and provided that the Principal Balance in respect of any Defaulted Obligation that has been a Defaulted Obligation for less than three years shall be deemed to be the Moody's Collateral Value thereof) plus, without duplication, amounts on deposit in the Issuer's transaction accounts (excluding the Interest Collection Subaccount) shall be at least equal to the Reinvestment Target Par Balance, or (B) after such sale, it shall be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an aggregate Investment Criteria Adjusted Balance at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Obligation within 30 Business Days of such sale.

(c)     Defaulted Obligations. The Collateral Manager may direct the Trustee to sell any Defaulted Obligation at any time during or after the Reinvestment Period without restriction.

(d)     Equity Securities. The Collateral Manager may direct the Trustee to sell any Equity Security at any time during or after the Reinvestment Period without restriction; provided that the Collateral Manager shall use its commercially reasonable efforts to dispose of any Equity Security within three (3) years of receipt of such Equity Security by the Issuer unless such sale is prohibited by applicable law or contractual restrictions, in which case such Equity Security shall be sold as soon as such sale is permitted by applicable law and not prohibited by such contractual restrictions.

(e)     Optional Redemption, Tax Redemption or Clean-Up Call Redemption. After (x)(i) a Majority of the Junior Subordinated Notes has directed (by a written direction delivered to the Trustee and the Collateral Manager) an Optional Redemption of the Secured Notes, (ii) a Majority of an Affected Class or a Majority of the Senior Subordinated Notes or the Junior Subordinated Notes has directed (by a written direction delivered to the Trustee) a Tax Redemption, or (iii) the Issuer has notified the Trustee of a Clean-Up Call Redemption, and (y) all requirements for such an Optional Redemption, Tax Redemption or Clean-Up Call Redemption set forth in the Indenture are met, the Collateral Manager (on behalf of the Issuer) shall direct the Trustee to sell (which sale may be through participation or other arrangement) all or a portion of the Collateral Obligations. If any such sale is made through participations, the Issuer shall use reasonable efforts to cause such participations to be converted to assignments within six months after the sale.

(f)     Discretionary Sales. The Collateral Manager may direct the Trustee to sell any Collateral Obligation (other than Collateral Obligations the Issuer is permitted to sell as provided in clauses (a) through (e) above), during the Reinvestment Period, at any time other than a Restricted Trading Period, so long as no Event of Default has occurred and is continuing, if (i) after giving effect to such sale, the Aggregate Principal Balance of all Collateral Obligations sold pursuant to this Section 12.1(f) during the preceding period of twelve calendar months (or, for the first twelve calendar months after the Closing Date, during the period commencing on the Closing Date) is not greater than 25% of the Collateral Principal Amount as of the beginning of such twelve calendar month period (or as of the Closing Date, as the case may be); provided that for the purpose of determining the percentage of Collateral Obligations sold during any such period, the amount of any Collateral Obligations sold shall be reduced to the extent of any purchases of Collateral Obligations of the same Obligor (which are pari passu or senior to such sold Collateral Obligation) occurring within 45 days of such sale (determined based upon the date of any relevant trade confirmation or commitment letter) so long as any such Collateral Obligation was sold with the intention of purchasing a Collateral Obligation of the same Obligor (which would be pari passu or senior to such sold Collateral Obligation) and (ii) either:

(A)     after giving effect to such sale, the Aggregate Principal Balance of the Collateral Obligations (excluding the Collateral Obligation being sold) and Eligible Investments constituting Principal Proceeds (including, without duplication, the anticipated net proceeds of such sale) shall be greater than (or equal to) the Reinvestment Target Par Balance; or

(B)     the Collateral Manager reasonably believes prior to such sale that it shall be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale, in compliance with the Investment Criteria, in one or more additional Collateral Obligations with an Aggregate Principal Balance at least equal to the Investment Criteria Adjusted Balance of such sold Collateral Obligation within the earlier of (1) 60 Business Days and (2) the end of the Reinvestment Period (but not less than 20 Business Days) after the settlement of such sale.

(g)     Mandatory Sales. The Collateral Manager shall use commercially reasonable efforts to sell each Equity Security, Collateral Obligation and any other security held by the Issuer that constitutes Margin Stock not later than 45 days after the later of (x) the date of the Issuer's acquisition thereof and (y) the date such Equity Security, Collateral Obligation or other security held by the Issuer became Margin Stock.

(h)     [Reserved.]

(i)     [Reserved.]

(j)     Stated Maturity. Notwithstanding the restrictions of this Section 12.1, the Collateral Manager shall, no later than the Determination Date for the Stated Maturity, on behalf of the Issuer, direct the Trustee to sell (and the Trustee shall sell in the manner specified) for settlement in immediately available funds any Collateral Obligations scheduled to mature after the Stated Maturity of the Notes and cause the liquidation of all assets held at each Issuer Subsidiary and distribution of any proceeds thereof to the Issuer.

Section 12.2       Purchase of Additional Collateral Obligations. On any date during the Reinvestment Period (and after the Reinvestment Period with respect to purchases made pursuant to Section 12.2(b)) the Collateral Manager, on behalf of the Issuer, may, but shall not be required to, direct the Trustee to invest Principal Proceeds (and accrued interest received with respect to any Collateral Obligation to the extent used to pay for accrued interest on additional Collateral Obligations) in additional Collateral Obligations, and the Trustee shall invest such proceeds, if, as certified by the Collateral Manager, each of the conditions specified in this Section 12.2 including Section 12.2(f), if applicable, are met.

(a)     Investment Criteria - Investment during the Reinvestment Period. During the Reinvestment Period, no Collateral Obligation may be purchased unless each of the following conditions are satisfied as of the date the Collateral Manager commits on behalf of the Issuer to make such purchase after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to but which have not settled; provided that the conditions set forth in clauses (ii), (iii) and (iv) below need only be satisfied with respect to purchases of Collateral Obligations occurring after the end of the Ramp-Up Period:

(i)     such obligation is a Collateral Obligation;

(ii)     (A) each Coverage Test shall be satisfied, or if not satisfied, such Coverage Test shall be maintained or improved, and (B) if each Coverage Test is not satisfied, the Principal Proceeds received in respect of any Defaulted Obligation or the proceeds of any sale of a Defaulted Obligation pursuant to Section 12.1(c) shall not be reinvested in additional Collateral Obligations;

(iii)     (A) in the case of additional Collateral Obligations purchased with the proceeds from the sale of a Credit Impaired Obligation or a Defaulted Obligation, the Collateral Manager shall use commercially reasonable efforts to ensure that after giving effect to such purchase, either (1) the aggregate Investment Criteria Adjusted Balance of all additional Collateral Obligations purchased with the proceeds from such sale shall at least equal the Sale Proceeds from such sale, (2) after giving effect to such purchase, the Adjusted Collateral Principal Amount shall be maintained or increased (when compared to the Adjusted Collateral Principal Amount immediately prior to such sale) (provided that, for the purposes of this determination, sub-paragraph (i) in the definition of "Principal Balance" shall be deemed not to apply in respect of any such Collateral Obligations sold), or (3) the Collateral Principal Amount (excluding Collateral Obligations being sold but including, without duplication the Collateral Obligations being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligations; and provided that the Principal Balance in respect of any Defaulted Obligation that has been a Defaulted Obligation for less than three years shall be deemed to be the Moody's Collateral Value thereof) plus, without duplication, amounts on deposit in the Issuer's transaction accounts (excluding the Interest Collection Subaccount) shall be at least equal to the Reinvestment Target Par Balance, and (B) in the case of any other purchase of additional Collateral Obligations, the Collateral Manager shall use commercially reasonable efforts to ensure that after giving effect to such purchase, either (1) the Aggregate Principal Balance of the additional Collateral Obligations purchased with the proceeds of such sale shall be greater or equal than the Aggregate Principal Balance of the Collateral Obligations sold, or (2) after giving effect to such reinvestment of Sale Proceeds, the Collateral Principal Amount (excluding Collateral Obligations being sold but including, without duplication the Collateral Obligations being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligations; and provided that the Principal Balance in respect of any Defaulted Obligation that has been a Defaulted Obligation for less than three years shall be deemed to be the Moody's Collateral Value thereof) shall be at least equal to the Reinvestment Target Par Balance;

(iv)     either (A) each requirement or test, as the case may be, of the Concentration Limitations and the Portfolio Quality Test shall be satisfied or (B) if any such requirement or test was not satisfied immediately prior to such reinvestment, such requirement or test shall be maintained or improved after giving effect to the reinvestment (it being agreed, for the avoidance of doubt, that each Concentration Limitation and Portfolio Quality Test, including the Weighted Average Life Test, shall be measured before receipt of the proceeds from any scheduled or unscheduled principal payments on, or sales or dispositions of, any Collateral Obligations and after the reinvestment of such proceeds);

(v)     if such Collateral Obligation is a Post-Reinvestment Period Settlement Obligation, the Reinvestment Period Settlement Condition is satisfied; and

(vi)     no Event of Default has occurred and is continuing at the time of such proposed investment.

(b)     Investment Criteria - Investment after the Reinvestment Period. After the Reinvestment Period, Principal Proceeds actually received with respect to sales of Credit Improved Obligations or Credit Impaired Obligations and Unscheduled Principal Payments may be reinvested in additional Collateral Obligations in accordance with the following requirements:

(i)     After the Reinvestment Period, provided, that no Event of Default has occurred and is continuing, the Collateral Manager may, but shall not be required to, invest Principal Proceeds that were received with respect to sales of Credit Improved Obligations or Credit Impaired Obligations at any time prior to the later of (x) the thirtieth (30th) day after such Principal Proceeds were received and (y) the last Business Day of the Collection Period in which such Principal Proceeds were received; provided, that the Collateral Manager may not reinvest such Principal Proceeds unless the Collateral Manager reasonably believes that after giving effect to any such reinvestment (A) the aggregate amount of Principal Proceeds reinvested after the Reinvestment Period pursuant to this clause (i) and the following clause (ii) will not exceed the Eligible Post-Reinvestment Principal Proceeds, (B) the Maximum Moody's Rating Factor Test shall be satisfied (and for the avoidance of doubt the "maintain or improved" standard shall not apply when measuring the test in this clause (B)), (C) (x) if the Weighted Average Life Test was not satisfied on the last day of the Reinvestment Period, the Weighted Average Life Test shall be satisfied after giving effect to such reinvestment (and for the avoidance of doubt the "maintain or improved" standard shall not apply when measuring the test in this sub-clause (C)(x)) or (y) if the Weighted Average Life Test was satisfied on the last day of the Reinvestment Period, the Weighted Average Life Test will be satisfied, or if not satisfied, the Weighted Average Life Test will be maintained or improved after giving effect to such reinvestment, (D) the Coverage Tests shall be satisfied, (E) a Restricted Trading Period is not then in effect, (F) the additional Collateral Obligations purchased shall have the same or earlier maturity, in each case, in comparison to the Credit Improved Obligation or Credit Impaired Obligation from which such Principal Proceeds were received, (G) the Aggregate Principal Balance of all additional Collateral Obligations purchased with the proceeds from the sale of such Credit Improved Obligations or Credit Impaired Obligations shall at least equal the related Sale Proceeds, (H) the Concentration Limitation set forth in clause (xii) of the definition of the term Concentration Limitations shall be satisfied and all other Concentration Limitations shall be satisfied or, if not satisfied, maintained or improved, (I) either (1) the aggregate Investment Criteria Adjusted Balance of all additional Collateral Obligations purchased with the proceeds from such sale shall at least equal the Sale Proceeds from such sale, (2) after giving effect to such purchase, the Adjusted Collateral Principal Amount shall be maintained or increased (when compared to the Adjusted Collateral Principal Amount immediately prior to such sale), or (3) the Collateral Principal Amount (excluding Collateral Obligations being sold but including, without duplication the Collateral Obligations being purchased and the anticipated cash proceeds, if any, of such sale that are not applied to the purchase of such additional Collateral Obligations) plus, without duplication, amounts on deposit in the Issuer's transaction accounts (excluding the Interest Collection Subaccount) shall be at least equal to the Reinvestment Target Par Balance and (J) in respect of any additional Collateral Obligation purchased with Principal Proceeds received with respect to any sale of a Credit Impaired Obligation, such additional Collateral Obligation will have the same or higher Moody's Rating as such Credit Impaired Obligation.

(ii)     After the Reinvestment Period, provided, that no Event of Default has occurred and is continuing, the Collateral Manager may, but shall not be required to, invest Principal Proceeds that were received with respect to Unscheduled Principal Payments at any time prior to the later of (x) the thirtieth (30th) day after such Principal Proceeds were received and (y) the last Business Day of the Collection Period in which such Principal Proceeds were received; provided, that the Collateral Manager may not reinvest such Principal Proceeds unless the Collateral Manager reasonably believes that after giving effect to any such reinvestment (A) the aggregate amount of Principal Proceeds reinvested after the Reinvestment Period pursuant to this clause (ii) and the preceding clause (i) will not exceed the Eligible Post-Reinvestment Principal Proceeds, (B) the Maximum Moody's Rating Factor Test shall be satisfied (and for the avoidance of doubt the "maintain or improved" standard shall not apply when measuring the test in this clause (B)), (C) (x) if the Weighted Average Life Test was not satisfied on the last day of the Reinvestment Period, the Weighted Average Life Test shall be satisfied after giving effect to such reinvestment (and for the avoidance of doubt the "maintain or improved" standard shall not apply when measuring the test in this clause (C)(x)) or (y) if the Weighted Average Life Test was satisfied on the last day of the Reinvestment Period, the Weighted Average Life Test will be satisfied, or if not satisfied, the Weighted Average Life Test will be maintained or improved after giving effect to such reinvestment, (D) the Coverage Tests shall be satisfied, (E) a Restricted Trading Period is not then in effect, (F) the additional Collateral Obligations purchased shall have the same or earlier maturity, in each case, in comparison to the Collateral Obligation with respect to which such Unscheduled Principal Payments were made, (G) the Aggregate Principal Balance of all additional Collateral Obligations purchased with Unscheduled Principal Payments shall be at least equal to such Unscheduled Principal Payments, (H) the Concentration Limitation set forth in clause (xii) of the definition of the term Concentration Limitations shall be satisfied and all other Concentration Limitations shall be satisfied or, if not satisfied, maintained or improved and (I) in respect of any additional Collateral Obligation purchased with Principal Proceeds received with respect to Unscheduled Principal Payments of a Collateral Obligation (the "Prepaid Collateral Obligation"), such additional Collateral Obligation will have the same or higher Moody's Rating as the related Prepaid Collateral Obligation.

(c)     Investment in Eligible Investments. Cash on deposit in any Account may be invested at any time in Eligible Investments in accordance with Article X.

(d)     Trading Plan Period. For purposes of calculating compliance with the Investment Criteria, at the election of the Collateral Manager in its sole discretion, any proposed investment (whether a single Collateral Obligation or a group of Collateral Obligations identified by the Collateral Manager to the Trustee as such at the time when compliance with the Investment Criteria is required to be calculated (a "Trading Plan")) may be evaluated after giving effect to all sales and reinvestments proposed to be entered into within the ten (10) Business Days following the date of determination of such compliance (such period, the "Trading Plan Period"); provided that (i) no Trading Plan may result in the purchase of Collateral Obligations having an Aggregate Principal Balance that exceeds 5% of the Collateral Principal Amount as of the first day of the Trading Plan Period, (ii) no Trading Plan Period may include a Determination Date, (iii) no more than one Trading Plan may be in effect at any time during a Trading Plan Period, (iv) the Collateral Manager reasonably believes that each Trading Plan shall satisfy the Investment Criteria, (v) after the Reinvestment Period, the Collateral Obligations purchased as part of a Trading Plan shall have the same or earlier maturity in comparison to (I) the Collateral Obligation in respect of which such Unscheduled Principal Payments were made or (II) the Credit Impaired Obligation or Credit Improved Obligation from which such Principal Proceeds were received, (vi) the difference in maturities between any two Collateral Obligations included in any one Trading Plan shall not exceed two years, (vii) no Trading Plan shall include any Collateral Obligation that matures within six (6) months of the start of such Trading Plan Period, (viii) no Trading Plan may result in the averaging of the purchase price of one or more Collateral Obligations purchased at separate times for the purpose of determining whether any particular Collateral Obligation is a Discount Obligation and (ix) if the Investment Criteria are not satisfied with respect to any Trading Plan, notice shall be provided to each Rating Agency by the Collateral Manager and compliance with the Investment Criteria shall not be evaluated by giving effect to another Trading Plan at any time thereafter. Notice shall be provided to Fitch (so long as the Class A Notes are outstanding), Moody's, the Trustee (who shall forward such notice to the Holders of the Notes no later than the Business Day following receipt thereof) and the Collateral Administrator by the Issuer (or the Collateral Manager on its behalf) of any Trading Plan and shall specify the proposed investments identified by the Collateral Manager for acquisition as part of such Trading Plan. The Trustee shall post a notice to investors on its website if any Trading Plan is executed.

(e)     Exercise of Warrants. The Issuer (or the Collateral Manager on its behalf) will not exercise any warrant or other similar right received in connection with a workout or a restructuring of a Collateral Obligation that requires a payment that results in receipt of an Equity Security unless the Collateral Manager on the Issuer's behalf certifies to the Trustee that (i) exercising the warrant or other similar right is necessary for the Issuer to realize the value of the workout or restructuring, (ii) such Equity Security will be sold prior to the Issuer's receipt of such Equity Security unless such sale or other disposition is prohibited by applicable law or an applicable contractual restriction in the related Underlying Instruments, in which case the Collateral Manager will sell such Equity Security as soon as such sale or disposition is permitted by applicable law and not prohibited by such contractual restriction and (iii) the Collateral Manager and the Issuer have received written advice of counsel of national reputation experienced in such matters that such exercise, payment, and retention, in and of themselves, should not cause the Issuer to fail to qualify as a loan securitization under the Volcker Rule or result in the Issuer becoming a "covered fund" under the Volcker Rule.

(f)     Amendments to Collateral Obligations. During the Reinvestment Period, the Issuer shall only consent, and shall only allow the Collateral Manager to consent to any amendment, waiver or other modification to any Collateral Obligation that would extend the maturity thereof (a "Maturity Amendment") if, after giving effect to such amendment, waiver or other modification, (a) the Weighted Average Life Test (1) is satisfied or (2) if the Weighted Average Life Test is not satisfied immediately after giving effect to such Maturity Amendment, the Weighted Average Life Test shall be maintained or improved and (b) the maturity of such Collateral Obligation is not extended beyond the shortest Stated Maturity of any of the Secured Notes still Outstanding. After the Reinvestment Period, the Issuer shall only consent and shall only allow the Collateral Manager to consent to any amendment if, after giving effect to such Maturity Amendment, (a) the Weighted Average Life Test is satisfied and (b) the maturity of such Collateral Obligation is not extended beyond the shortest Stated Maturity of any of the Secured Notes still Outstanding.

Notwithstanding the immediately preceding paragraph, the Issuer may consent to a Maturity Amendment before or after the Reinvestment Period if it has received the express consent of each of the Collateral Manager and a Majority of the Controlling Class. It shall not be a violation of the restrictions of this Section 12.2(f) if any Collateral Obligation is amended in violation of the restriction in this Section 12.2(f) so long as the Issuer (or the Collateral Manager on behalf of the Issuer) has not consented to such amendment. A waiver, modification, amendment or variance that would extend the stated maturity date of the credit facility of which any applicable Collateral Obligation is a part, but which would not extend the stated maturity date of such Collateral Obligation held by the Issuer, shall not constitute a Maturity Amendment. In addition, the restrictions in this Section 12.2(f) shall not apply if such Maturity Amendment is a Credit Amendment (provided that any Credit Amendment shall not extend the maturity of any Collateral Obligation beyond the shortest Stated Maturity of any of the Secured Notes still Outstanding), and any Credit Amendment that does not satisfy the Weighted Average Life Test shall have all payments (interest, principal and otherwise) be counted as Principal Proceeds and after the Reinvestment Period such payments shall not be eligible for reinvestment.

(g)     Post-Reinvestment Period Settlement. The Issuer shall be prohibited from purchasing a Collateral Obligation during the Reinvestment Period if such purchase is not scheduled to settle prior to the end of the Reinvestment Period (such Collateral Obligation, the "Post-Reinvestment Period Settlement Obligation"); provided, that, notwithstanding the foregoing, the Issuer may purchase such Post-Reinvestment Period Settlement Obligation during the Reinvestment Period if the sum of (i) the amount of Eligible Investments and cash representing Principal Proceeds in the Collection Account as of the last day of the Reinvestment Period plus (ii) the expected sale proceeds from any Collateral Obligations that the Issuer has entered into a written trade ticket or other written binding commitment to sell that are also not scheduled to settle prior to the end of the Reinvestment Period is equal to or greater than the principal amount of the Post-Reinvestment Period Settlement Obligation being purchased (the "Reinvestment Period Settlement Condition"). If the Issuer has entered into a written trade ticket or other written binding commitment to purchase a Post-Reinvestment Period Settlement Obligation during the Reinvestment Period with respect to which the Reinvestment Period Settlement Condition is satisfied, such Post-Reinvestment Period Settlement Obligation shall be treated as having been purchased by the Issuer prior to the end of the Reinvestment Period for purposes of the Investment Criteria, and Principal Proceeds received after the end of the Reinvestment Period may be applied to the payment of the purchase price of such Post-Reinvestment Period Settlement Obligation. Immediately preceding the end of the Reinvestment Period, the Collateral Manager shall deliver to the Trustee a schedule of Post-Reinvestment Period Settlement Obligations and shall certify to the Trustee that the Reinvestment Period Settlement Condition is satisfied with respect to each such Post-Reinvestment Period Settlement Obligation.

Section 12.3       Disposition of Illiquid Assets. (a) Notwithstanding the other provisions of this Article XII or any other provision herein to the contrary, if (A) at any time the Assets consist exclusively of (1) Eligible Investments (including Cash), and/or (2) one or more of the following: (i) a Defaulted Obligation, an Equity Security, an obligation received in connection with an offer or other exchange or any other security or debt obligation that is part of the Assets, in respect of which (x) the Issuer has not received a payment in Cash during the preceding twelve (12) calendar months and (y) the Collateral Manager certifies that it is not aware, after reasonable inquiry, that the issuer or Obligor of such Asset has publicly announced or informed the holders of such Asset that it intends to make a payment in Cash in respect of such Asset within the next twelve (12) calendar months or (ii) any asset, claim or other property identified in a certificate of an officer of the Collateral Manager as having a Market Value of less than U.S. $1,000 (the items described in clause (a)(A)(2)(i) and (ii) each being an "Illiquid Asset"), or (B) at any time after the Reinvestment Period any Assets are Illiquid Assets, then the Collateral Manager may provide written direction to the Trustee to request (or retain another bank or agent to request) bids with respect to each such Illiquid Asset pursuant to Section 12.3(b) and to provide written notice to the Holders of Notes requesting that any Holder of Notes that wishes to bid on any such Illiquid Asset notify the Trustee (with a copy to the Collateral Manager) of such intention within 15 Business Days after the date of such notice. The Trustee (or another bank or agent retained by it) shall, after the end of such 15 Business Day period, offer the Illiquid Assets for public or private sale as determined and directed by the Collateral Manager (including, in the case of a private sale, to Persons, if any, identified to the Trustee by the Collateral Manager) and, if any Holder of Notes so notifies the Trustee that it wishes to bid, such Holder of Notes shall be included in the distribution of sale offering or bid solicitation material in connection therewith and thereby given an opportunity to participate with other bidders, if any.

(a)     The Trustee (or another bank or agent retained by it) shall request bids for the sale of each such Illiquid Asset from (i) at least three Persons identified to the Trustee by the Collateral Manager that make a market in or specialize in obligations of the nature of such Illiquid Asset, (ii) the Collateral Manager, (iii) each Holder of Notes that so notified the Trustee that it wishes to bid and (iv) in the case of a public sale, any other participating bidders, and the Trustee shall have no responsibility for the sufficiency or acceptability of such procedures for any purpose or for any results obtained. The Trustee (or other bank or agent retained by it) shall notify the Collateral Manager promptly of the results of such bids. Subject to the requirements of applicable law, (x) if the aggregate amount of the highest bids received (if any) is greater than or equal to U.S.$100,000, the Issuer shall sell each Illiquid Asset to the highest bidder (which may include the Collateral Manager and its Affiliates) and (y) if the aggregate amount of the highest bids received is less than U.S. $100,000 or no bids are received, the Trustee (or other bank or agent retained by it) shall dispose of the Illiquid Assets as directed by the Collateral Manager in its reasonable business judgment, which may include (with respect to each Illiquid Asset) (I) selling it to the highest bidder (which may include the Collateral Manager and its Affiliates) if a bid was received; (II) donating it to a charitable organization designated by the Collateral Manager or (III) returning it to its issuer or Obligor for cancellation. The proceeds of the sale of Illiquid Assets (after payment of fees and expenses of the Trustee (or other bank or agent retained by it) and the Collateral Manager incurred in connection with dispositions under the provisions described in this section), if any, shall be applied in accordance with the Priority of Payments.

(b)     The Trustee shall not dispose of Illiquid Assets in accordance with the immediately preceding paragraph if directed not to do so, at any time following notice of such disposal and prior to release, or acceptance of an offer for sale, of such Illiquid Asset, by a Majority of the Controlling Class or a Majority of the Junior Subordinated Notes. The Trustee shall have no liability for the results of any such sale or disposition of Illiquid Assets, including, without limitation, if the proceeds received, if any, are insufficient to pay all outstanding Administrative Expenses in full.

(c)     Following any disposition of Illiquid Assets in accordance with Section 12.3(a)(A), any remaining Assets held by the Issuer shall be liquidated immediately prior to the Stated Maturity so that the net proceeds of such liquidation shall be available on the Stated Maturity.

Section 12.4       Conditions Applicable to All Sale and Purchase Transactions. (a) Any transaction effected under this Article XII or in connection with the acquisition of additional Collateral Obligations during the Ramp-Up Period shall be conducted on an arm's length basis and, if effected with a Person Affiliated with the Collateral Manager, shall be effected in accordance with the requirements of Section 5(f) of the Collateral Management Agreement; provided that the Trustee shall have no responsibility to oversee compliance with this clause (a) by the other parties.

(a)     Upon any acquisition of a Collateral Obligation pursuant to this Article XII, all of the Issuer's right, title and interest to the Pledged Obligation or Pledged Obligations shall be Granted to the Trustee pursuant to this Indenture, such Pledged Obligations shall be Delivered to the Trustee.

(b)     Notwithstanding anything contained in this Article XII to the contrary, the Issuer shall have the right to effect any sale of any Pledged Obligation or purchase of any Collateral Obligation (x) that has been separately consented to by Noteholders evidencing at least 75% of the Aggregate Outstanding Amount of each Class of Notes, and (y) of which the Trustee and the Rating Agencies have been notified.

(c)     If the Issuer and the Collateral Manager have received an Opinion of Counsel of national reputation experienced in such matters (together with an Officer's certificate of the Issuer or the Collateral Manager to the Trustee (on which the Trustee may rely) that the Opinion of Counsel specified in this clause has been received by the Issuer and the Collateral Manager) that the Issuer's ownership of any specific Collateral Obligations or Eligible Investments would cause the Issuer to be unable to comply with the "loan securitization exemption" from the definition of "covered fund" under the Volcker Rule, then (i) notwithstanding Sections 12.1, 12.3 and 12.4, and without regard to the limitations set forth in Section 12.1(f), the Collateral Manager shall take commercially reasonable efforts to sell such Collateral Obligations or Eligible Investments (excluding any Senior Secured Loan) and (ii) notwithstanding Sections 12.2 and 12.4, the Collateral Manager shall not purchase any additional Collateral Obligations or Eligible Investments of the type identified in such Opinion of Counsel. The Trustee shall have no responsibility to independently oversee compliance with this clause (d) by the Issuer or the Collateral Manager.

ARTICLE XIII

NOTEHOLDERS' RELATIONS

Section 13.1       Subordination. (a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Holders of each Class of Notes that constitute a Junior Class agree for the benefit of the Holders of the Notes of each Priority Class with respect to such Junior Class that such Junior Class shall be subordinate and junior to the Notes of each such Priority Class to the extent and in the manner set forth in Article XI of this Indenture. On any Post-Acceleration Payment Date or on the Stated Maturity, all accrued and unpaid interest on and outstanding principal of each Priority Class shall be paid pursuant to Section 11.1(a)(iii) in full in Cash or, to the extent 100% of Holders of the Class A Notes and a Majority of such Class of Secured Notes consents, other than in Cash, before any further payment or distribution is made on account of any Junior Class with respect thereto, to the extent and in the manner provided in Section 11.1(a)(iii).

(a)     If any Holder of Notes of any Junior Class shall have received any payment or distribution in respect of such Notes contrary to the provisions of this Indenture, then, unless and until each Priority Class with respect thereto shall have been paid in full in Cash or, to the extent a Majority of such Priority Class consents, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Holders of the applicable Priority Class(es) in accordance with this Indenture; provided that if any such payment or distribution is made other than in Cash, it shall be held by the Trustee as part of the Assets and subject in all respects to the provisions of this Indenture, including this Section 13.1.

(b)     Each Holder of Notes of any Junior Class agrees with all Holders of the applicable Priority Classes that such Holder of Junior Class of Notes shall not demand, accept, or receive any payment or distribution in respect of such Notes in violation of the provisions of this Indenture including, without limitation, this Section 13.1; provided that after all accrued and unpaid interest on and outstanding principal of a Priority Class has been paid in full, the Holders of the related Junior Class or Classes shall be fully subrogated to the rights of the Holders of such Priority Class. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of any Junior Class of Notes.

(c)     The Holders of each Class of Notes agree, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

Section 13.2       Standard of Conduct. In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Holder under this Indenture, a Holder or Holders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Holder, the Issuer, or any other Person, except for any liability to which such Holder may be subject to the extent the same results from such Holder's taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

Section 13.3     Provision of Information.

(a)     The Trustee shall provide to the Issuer and the Collateral Manager upon reasonable request all reasonably available information in the possession of the Trustee and specifically requested by the Issuer or the Collateral Manager (or their respective agents) in connection with regulatory matters, including any information that is necessary or advisable in order for the Issuer or the Collateral Manager (or its parent or Affiliates) to comply with regulatory requirements, including, for the avoidance of doubt, FATCA. The Trustee shall provide to the Issuer and the Collateral Manager (or their respective agents) upon request a list of Holders (including beneficial owners who have provided the Trustee with a beneficial holder certificate substantially in the form of Exhibit D for any purpose unless such beneficial owner has requested confidential treatment of its identity). The Trustee shall obtain and provide to the Issuer and the Collateral Manager (or their respective agents) upon request a list of Agent Members holding positions in the Notes at the cost of the Issuer as an Administrative Expense to the extent funds are available to pay such expense.

(b)     Each purchaser of Notes, by its acceptance of an interest in Notes, agrees to provide to the Issuer (or agents acting on its behalf) and the Collateral Manager all information reasonably available to it that is reasonably requested by the Collateral Manager in connection with regulatory matters, including any information that is necessary or advisable in order for the Collateral Manager (or its parent or Affiliates) to comply with regulatory requirements applicable to the Collateral Manager from time to time.

ARTICLE XIV

MISCELLANEOUS

Section 14.1       Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer, the Co-Issuer or the Collateral Manager may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or should know that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Officer of the Issuer, Co-Issuer or the Collateral Manager or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, the Issuer, the Co-Issuer, the Collateral Manager or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer, the Collateral Manager or such other Person, unless such Officer of the Issuer, Co-Issuer or the Collateral Manager or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer of the Issuer or the Co-Issuer, stating that the information with respect to such matters is in the possession of the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default or Event of Default is a condition precedent to the taking of any action by the Trustee at the request or direction of either Co-Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to such Co-Issuer's right to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default or Event of Default as provided in Section 6.1(d).

Section 14.2       Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in writing or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the "Act of Holders" signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Co-Issuers, if made in the manner provided in this Section 14.2.

(a)     The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(b)     The principal amount or face amount, as the case may be, and registered numbers of Notes held by any Person, and the date of such Person's holding the same, shall be proved by the Register.

(c)     Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such Note and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Co-Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

Section 14.3       Notices, etc., to Trustee, the Co-Issuers, the Collateral Administrator, the Collateral Manager, the Hedge Counterparty, the Paying Agent, the Administrator and the Rating Agencies. (a) Any request, demand, authorization, direction, instruction, order, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given, e-mailed or furnished to, or filed with:

(i)     the Trustee shall be sufficient for every purpose hereunder if in writing and made, given, furnished or filed to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Trustee addressed to it at its Corporate Trust Office, Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd., e-mail: JMPCreditAdvisorsCLOIV@usbank.com or at any other address previously furnished in writing to the other parties hereto by the Trustee;

(ii)     the Co-Issuers shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at the offices of the Administrator at c/o Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands; Attention: The Directors, email: sf@estera.com, facsimile no: +1 (345) 949 4901; with a copy to: JMP Credit Advisors LLC, 3440 Preston Ridge Road, Suite 350, Alpharetta, Georgia 30005; Attention: Operations Manager, email: clo@jmpcredit.com, or to the Co-Issuer addressed to it at c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, or at any other address previously furnished in writing to the other parties hereto by the Issuer or the Co-Issuer, as the case may be, with a copy to the Collateral Manager at its address below;

(iii)     the Collateral Manager shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Collateral Manager addressed to it at JMP Credit Advisors LLC, 3440 Preston Ridge Road, Suite 350, Alpharetta, Georgia 30005; Attention: Operations Manager, email: clo@jmpcredit.com, or at any other address previously furnished in writing to the other parties hereto;

(iv)     BNPP shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, addressed to 787 7th Avenue, New York, New York, 10019, Attention: Fixed Income Structuring and Legal Dept., or at any other address subsequently furnished in writing to the Co-Issuers and the Trustee by BNPP;

(v)     a Hedge Counterparty shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service or by facsimile in legible form to such Hedge Counterparty addressed to it at the address specified in the relevant Hedge Agreement or at any other address previously furnished in writing to the Issuer or the Trustee by such Hedge Counterparty;

(vi)     subject to clause (d) below, the Rating Agencies shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service if to Moody's addressed to it at Moody's Investors Service, Inc., 7 World Trade Center, New York, New York, 10007, Attention: CBO/CLO Monitoring or by email to cdomonitoring@moodys.com and if to Fitch, addressed to it at Fitch Ratings, Inc., 33 Whitehall Street, New York, New York 10004, Attention: Structured Credit or by email to cdo.surveillance@fitchratings.com;

(vii)     the Collateral Administrator shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by email in legible form, to the Collateral Administrator addressed to it at U.S. Bank National Association, 190 S. LaSalle Street, Chicago, Illinois 60603, Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd., email: JMPCreditAdvisorsCLOIV@usbank.com, or at any other address previously furnished in writing to the other parties hereto;

(viii)     the Administrator shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Administrator addressed to it at Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands; Attention: The Directors, email: sf@estera.com, facsimile no: +1 (345) 949 4901;

(ix)     the Irish Stock Exchange shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Irish Listing Agent at the address set forth in clause (x) below; and

(x)     the Irish Listing Agent shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to and mailed, by certified mail, return receipt requested, hand delivered, sent by overnight courier service guaranteeing next day delivery or by facsimile in legible form, to the Irish Listing Agent addressed to it at McCann FitzGerald Listing Services Limited, Riverside One, Sir John Rogerson's Quay, Dublin 2, Ireland, or at any other address previously furnished in writing to the other parties hereto by the Irish Listing Agent.

(b)     Any request, demand, authorization, direction, order, notice, consent, waiver or Act of Holders or other documents provided or permitted by this Indenture, including the 17g-5 Information, to be made upon, given or furnished to, or filed with any Rating Agency shall be given in accordance with, and subject to, the provisions of Section 14.16 hereof and shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing to such Rating Agency by email to cdomonitoring@moodys.com or cdo.surveillance@fitchratings.com, as applicable.

(c)     In the event that any provision in this Indenture calls for any notice or document to be delivered simultaneously to the Trustee and any other person or entity, the Trustee's receipt of such notice or document shall entitle the Trustee to assume that such notice or document was delivered to such other person or entity unless otherwise expressly specified herein.

(d)     Notwithstanding any provision to the contrary contained herein or in any agreement or document related thereto, any report, statement or other information required to be provided by the Issuer (except information required to be provided to the Irish Stock Exchange) or the Trustee may be provided by providing access to a website containing such information (with the exception of the Accountant's Report or the Ramp-Up Period Accountant's Report).

(e)     The Bank (in each of its capacities) agrees to accept and act upon instructions or directions pursuant to this Indenture or any document executed in connection herewith sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that any Person providing such instructions or directions shall provide to the Bank an incumbency certificate listing authorized persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Bank email or facsimile instructions (or instructions by a similar electronic method) and the Bank in its discretion elects to act upon such instructions, the Bank's reasonable understanding of such instructions shall be deemed controlling. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank's reliance upon and compliance with such instructions properly given in accordance with Section 14.3(a)(i): (x) based on the Bank's reasonable understanding of the content of such instructions, or (y) notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Subject to Section 6.1(c), any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

Section 14.4       Notices to Holders; Waiver. Except as otherwise expressly provided herein, where this Indenture provides for notice to Holders of any event,

(a)     such notice shall be sufficiently given to Holders if in writing and mailed, first class postage prepaid, to each Holder affected by such event, at the address of such Holder as it appears in the Register or, as applicable, in accordance with the procedures at DTC, as soon as reasonably practicable but in any case not earlier than the earliest date and not later than the latest date, prescribed for the giving of such notice;

(b)     for so long as any Notes are listed on the Irish Stock Exchange and the guidelines of the Irish Stock Exchange so require, notices to the Holders of such Notes shall also be sent to the Irish Listing Agent for release via the Irish Stock Exchange; and

(c)     such notice shall be in the English language.

Such notices shall be deemed to have been given on the date of such mailing.

Except as specifically stated in Section 10.8, the Trustee shall deliver to the Holders any information or notice relating to this Indenture requested to be so delivered by at least 25% of the Holders of any Class of Notes (by Aggregate Outstanding Amount), at the expense of the Issuer.

The Trustee shall deliver to any Holder of Notes or any Person that has certified to the Trustee in a writing substantially in the form of Exhibit D to this Indenture that it is the owner of a beneficial interest in a Global Note, any information or notice requested to be so delivered by a Holder or a Person that has made such certification that is reasonably available to the Trustee and all related costs will be borne by the requesting Holder or Person.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. In case by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity or by reason of any other cause it shall be impracticable to give such notice by mail of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then such notification to Holders as shall be made with the approval of the Trustee shall constitute a sufficient notification to such Holders for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 14.5       Effect of Headings and Table of Contents. The Article and Section headings herein (including those used in cross-references herein) and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6       Successors and Assigns. All covenants and agreements in this Indenture by the Co-Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7       Separability. Except to the extent prohibited by applicable law, in case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.8       Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Collateral Manager, the Holders of the Notes, the Collateral Administrator and (to the extent provided herein) the Administrator (solely in its capacity as such) and the other Secured Parties any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.9        Intentionally Omitted.

Section 14.10       Governing Law. THIS INDENTURE AND EACH NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED IN ALL RESPECTS (WHETHER IN CONTRACT OR IN TORT) BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS.

Section 14.11       Submission to Jurisdiction. The Co-Issuers hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or Proceeding arising out of or relating to the Notes or this Indenture, and the Co-Issuers hereby irrevocably agree that all claims in respect of such action or Proceeding may be heard and determined in such New York State or federal court. The Co-Issuers hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or Proceeding and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. The Co-Issuers irrevocably consent to the service of any and all process in any action or Proceeding by the mailing or delivery of copies of such process to it at the office of the Co-Issuers' agent set forth in Section 7.2. The Co-Issuers agree that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.12       Counterparts. This Indenture (and each amendment, modification and waiver in respect of it) and the Notes may be executed and delivered in any number of counterparts (including by electronic mail or facsimile transmission), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Indenture by electronic mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 14.13       Acts of Issuer. Any report, information, communication, request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or performed by the Issuer shall be effective if given or performed by the Issuer or by the Collateral Manager on the Issuer's behalf.

Section 14.14       Confidential Information. (a) The Trustee, the Collateral Administrator and each Holder of Notes shall maintain the confidentiality of all Confidential Information in good faith using the highest degree of skill and attention to maintain the confidentiality of all Confidential Information and each such Person shall take all reasonable steps to protect the Confidential Information of third parties delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person's directors, trustees, managers, members, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (ii) such Person's legal advisors, financial advisors, auditors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14.14 and to the extent such disclosure is reasonably required for the administration of this Indenture, the matters contemplated hereby or the investment represented by the Notes; (iii) any other Holder, or any of the other parties to this Indenture, the Collateral Management Agreement or the Collateral Administration Agreement; (iv) any Person of the type that would be, to such Person's knowledge, permitted to acquire Notes in accordance with the requirements of Section 2.6 hereof to which such Person sells or offers to sell any such Note or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.14); (v) any other Person from which such former Person offers to purchase any security of the Co-Issuers (if such other Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.14); (vi) any Federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person; (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the investment portfolio of such Person, reinsurers and liquidity and credit providers that agree to hold confidential the Confidential Information substantially in accordance with this Section 14.14; (viii) the Rating Agencies; (ix) any other Person with the written consent of the Co-Issuers and the Collateral Manager; (x) any other disclosure that is permitted or required under this Indenture or the Collateral Administration Agreement; or (xi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process upon prior notice to the Co-Issuers (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Co-Issuers (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) if an Event of Default has occurred and is continuing, to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Notes or this Indenture or (E) in the Trustee's or Collateral Administrator's performance of its obligations under this Indenture, the Collateral Administration Agreement or other transaction documents related thereto; provided, further, that delivery to Holders by the Trustee or the Collateral Administrator of any report or information required by the terms of this Indenture to be provided to Holders shall not be a violation of this Section 14.14. Each Holder of Notes agrees, except as set forth in clauses (vi), (vii) and (x) above, that it shall use the Confidential Information for the sole purpose of making an investment in the Notes or administering its investment in the Notes; and that the Trustee and the Collateral Administrator shall neither be required nor authorized to disclose to Holders any Confidential Information in violation of this Section 14.14. In the event of any required disclosure of the Confidential Information by such Holder, such Holder agrees to use reasonable efforts to protect the confidentiality of the Confidential Information. Each Holder of a Note, by its acceptance of a Note shall be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.14. Notwithstanding the foregoing, the Trustee, the Collateral Administrator, the Holders and beneficial owners of the Notes (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local income tax treatment of the Issuer and the transactions contemplated by this Indenture and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. federal, state and local income tax treatment.

(a)     For the purposes of this Section 14.14, "Confidential Information" means information delivered to the Trustee, the Collateral Administrator or any Holder of Notes by or on behalf of the Co-Issuers in connection with and relating to the transactions contemplated by or otherwise pursuant to this Indenture; provided that such term does not include information that: (i) was publicly known or otherwise known to the Trustee, the Collateral Administrator or such Holder prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Trustee, the Collateral Administrator, any Holder or any person acting on behalf of the Trustee, the Collateral Administrator or any Holder; (iii) otherwise is known or becomes known to the Trustee, the Collateral Administrator or any Holder other than (x) through disclosure by the Co-Issuers or (y) to the knowledge of the Trustee, the Collateral Administrator or a Holder, as the case may be, as a result of the breach of a fiduciary duty to the Co-Issuers or a contractual duty to the Co-Issuers; or (iv) is allowed to be treated as non-confidential by consent of the Co-Issuers.

(b)     Notwithstanding the foregoing, the Trustee and the Collateral Administrator may disclose Confidential Information to the extent disclosure may be required by law or by any regulatory or governmental authority and the Trustee and the Collateral Administrator may disclose on a confidential basis any Confidential Information to its agents, attorneys and auditors in connection with the performance of its responsibilities hereunder and the Trustee may make available to Intex Solutions, Inc. the information specified in Section 10.6(i).

Section 14.15       Liability of Co-Issuers. Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Co-Issuers or otherwise, neither of the Co-Issuers shall have any liability whatsoever to the other of the Co-Issuers under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, neither of the Co-Issuers shall be entitled to take any action to enforce, or bring any action or Proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the other of the Co-Issuers. In particular, neither of the Co-Issuers shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other of the Co-Issuers or shall have any claim in respect to any assets of the other of the Co-Issuers.

Section 14.16       17g-5 Information.

(a)     To enable the Rating Agencies to comply with their obligations under Rule 17g-5 promulgated under the Exchange Act ("Rule 17g-5"), the Information Agent shall post on a password-protected internet website, in accordance with the provisions hereof and of the Collateral Management Agreement, all information (which shall not include any Accountants' Report) the Issuer provides to the Rating Agencies for the purposes of determining the initial credit rating of the Notes or undertaking credit rating surveillance of the Notes (the "17g-5 Information"). In the case of information provided for the purposes of undertaking credit rating surveillance of the Notes, such information shall be posted on a password-protected internet website in accordance with the procedures set forth in Section 14.16(b). The Issuer shall appoint the Collateral Manager as the information agent (the "Information Agent") pursuant to the Collateral Management Agreement and the sole duty of the Information Agent shall be to post such information to the 17g-5 Website in accordance with the terms of the Collateral Management Agreement.

(b)     (i) To the extent that a Rating Agency makes an inquiry or initiates communications with the Issuer, the Collateral Administrator, the Trustee or the Collateral Manager that is relevant to such Rating Agency's credit rating surveillance of the Notes, all responses to such inquiries or communications from such Rating Agency shall be formulated in writing by the responding party or its representative or advisor and shall be provided to the Information Agent who shall promptly post such written response to the 17g-5 Website in accordance with the procedures set forth in Section 14.16(b)(iv) and the Collateral Management Agreement.

(ii) To the extent that any of the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee is required to provide any information to, or communicate with, any Rating Agency in accordance with its obligations under this Indenture or the Collateral Management Agreement, the Issuer, the Collateral Manager, the Collateral Administrator or the Trustee, as applicable (or their respective representatives or advisors), shall provide such information or communication to the Information Agent by e-mail at loanaccounting@jmpcredit.com, which the Information Agent shall promptly post to the 17g-5 Website in accordance with the procedures set forth in Section 14.16(b)(iv) and the Collateral Management Agreement.

(iii) The Issuer and the Collateral Manager (and their respective representatives and advisors) shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Collateral Obligation or the Notes; provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the Information Agent with such summary in accordance with the procedures set forth in this Section 14.16 within one Business Day of such communication taking place. The Information Agent shall post such summary on the 17g-5 Website in accordance with the procedures set forth in Section 14.16(b)(iv) and the Collateral Management Agreement. For the avoidance of doubt, neither audio nor video recordings shall be delivered to the Information Agent and if such recordings are delivered to the Information Agent, the Information Agent is not required to post such recordings on the 17g-5 Website unless it otherwise consents.

(iv) All information to be made available to the Rating Agencies pursuant to this Section 14.16(b) shall be made available on the 17g-5 Website. Information will be posted by the Information Agent on the same Business Day of receipt provided that such information is received by the Information Agent by 12:00 p.m. (Eastern time) or, if received after 12:00 p.m. (Eastern time), on the next Business Day in accordance with Collateral Management Agreement. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Collateral Manager on the Issuer's behalf may cause it to be removed from the 17g-5 Website. None of the Trustee, the Collateral Manager, the Collateral Administrator or the Information Agent shall have obtained or shall be deemed to have obtained actual knowledge of any information solely due to receipt and posting to the 17g-5 Website. Access will be provided by the Issuer or the Collateral Manager (on the Issuer's behalf) to (A) any NRSRO (other than the Rating Agencies) upon receipt by the Issuer and the Collateral Manager of an NRSRO Certification from such NRSRO (which may be submitted electronically via the 17g-5 Website) and (B) the Rating Agencies, without submission of an NRSRO Certification. Questions regarding delivery of information to the Information Agent may be directed to the Information Agent.

(v) In connection with providing access to the 17g-5 Website, the Issuer and/or the Collateral Manager may require registration and the acceptance of a disclaimer. The Information Agent, the Issuer and the Collateral Manager shall not be liable for unauthorized disclosure of any information that it disseminates in accordance with this Section 14.16(b) and solely in respect of the Information Agent, the Collateral Management Agreement and makes no representations or warranties as to the accuracy or completeness of information made available on the 17g-5 Website. The Information Agent shall not be liable for its failure to make any information available to the Rating Agencies or NRSROs unless such information was delivered to the Information Agent at the email address set forth in Section 14.16(b)(ii) and in accordance with the Collateral Management Agreement.

(vi) For the avoidance of doubt, no report of Independent certified public accountants (including, without limitation, any Ramp-Up Period Accountants' Report) shall be provided to or otherwise shared with any Rating Agency and under no circumstances shall any such report be posted to the 17g-5 Website.

(vii) The Trustee shall have no obligation to engage in or respond to any oral communications with respect to the transactions contemplated hereby, any Transaction Documents relating hereto or in any way relating to the Notes or for the purposes of determining the initial credit rating of the Secured Notes or undertaking credit rating surveillance of the Secured Notes with any Rating Agency or any of its respective officers, directors or employees.

(viii) The Trustee will not be responsible for creating the 17g-5 Website, posting any information to the 17g-5 Website or assuring that the 17g-5 Website complies with the requirements of this Indenture, Rule 17g-5 or any other law or regulation. In no event shall the Trustee be deemed to make any representation in respect of the content of the 17g-5 Website or compliance by the 17g-5 Website with this Indenture, Rule 17g-5 or any other law or regulation.

(ix) The Information Agent and the Trustee shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Co-Issuers, the Rating Agencies, an NRSRO, any of their respective agents or any other party. None of the Information Agent, the Collateral Manager or the Trustee shall be liable for the use of the information posted on the 17g-5 Website, whether by the Co-Issuers, the Rating Agencies, an NRSRO or any other third party that may gain access to the 17g-5 Website or the information posted thereon.

(x) Notwithstanding anything therein to the contrary, the maintenance by the Trustee of the Trustee's Website described in Article X shall not be deemed as compliance by or on behalf of the Issuer with Rule 17g-5 or any other law or regulation related thereto.

Section 14.17       Moody's Rating Condition. (a) Notwithstanding the terms of the Collateral Management Agreement, any Hedge Agreement or other provisions of this Indenture, if any action under the Collateral Management Agreement, any Hedge Agreement or this Indenture requires satisfaction of the Moody's Rating Condition as a condition precedent to such action, if the party (the "Requesting Party") required to obtain satisfaction of such condition has made a request to Moody's for satisfaction of such condition and, within 10 Business Days of such request being posted to the 17g-5 Website, Moody's has not replied to such request or has responded in a manner that indicates that Moody's is neither reviewing such request nor waiving the requirement for satisfaction of such condition, then such Requesting Party shall be required to confirm that Moody's has received the request, and, if it has, promptly (but in no event later than one Business Day thereafter) request satisfaction of the related condition again.

(a)     Any request for satisfaction of any such condition described in Section 14.17(a) made by the Issuer (or Collateral Manager on its behalf), Co-Issuer or Trustee, as applicable, pursuant to this Indenture, shall be made in writing, which writing shall contain a cover page indicating the nature of the request for satisfaction of such condition, and shall contain all back-up material necessary for Moody's to process such request. Such written request for satisfaction of such condition shall be provided in electronic format to the Information Agent for posting on the 17g-5 Website in accordance with Section 14.16 hereof, and after receiving actual knowledge of such posting (which may be in the form of an automatic email notification of posting delivered by the 17g-5 Website to such party), the Issuer (or the Collateral Manager on its behalf), Co-Issuer or Trustee, as applicable, shall send the request for satisfaction of such condition to Moody's in accordance with the delivery instructions set forth in Section 14.3(b).

Section 14.18       Waiver of Jury Trial. THE TRUSTEE, THE HOLDERS AND EACH OF THE CO-ISSUERS EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS INDENTURE, THE NOTES OR ANY OTHER RELATED DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE TRUSTEE OR EITHER OF THE CO-ISSUERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE TRUSTEE AND THE CO-ISSUERS TO ENTER INTO THIS INDENTURE.

Section 14.19       Escheat. In the absence of a written request from the Co-Issuers to return unclaimed funds to the Co-Issuers, the Trustee may from time to time following the final Payment Date with respect to the Securities deliver all unclaimed funds to the Issuer or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee. Any unclaimed funds held by the Trustee pursuant to this Section 14.19 shall be held uninvested and without any liability for interest.

Section 14.20       Records. For the term of the Notes, copies of the Memorandum and Articles of Association of the Issuer, the Certificate of Formation and Limited Liability Company Agreement of the Co-Issuer, the Collateral Management Agreement and this Indenture shall be available for inspection by the Holders of the Notes in electronic form at the Corporate Trust Office of the Trustee upon prior written request and during normal business hours of the Trustee.

ARTICLE XV

ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

Section 15.1       Assignment of Collateral Management Agreement. (a) The Issuer hereby acknowledges that its Grant pursuant to the first Granting Clause hereof includes all of the Issuer's estate, right, title and interest in, to and under the Collateral Management Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the Collateral Manager thereunder, including the commencement, conduct and consummation of Proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that except as otherwise expressly set forth in this Indenture, the Trustee shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the Trustee has commenced exercising remedies in accordance with Section 5.4.

(a)     The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Management Agreement, or increase, impair or alter the rights and obligations of the Collateral Manager under the Collateral Management Agreement, nor shall any of the obligations contained in the Collateral Management Agreement be imposed on the Trustee.

(b)     Upon the retirement of the Notes, the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Assets from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Noteholders shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Management Agreement shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

(c)     The Issuer represents that the Issuer has not executed any other assignment of the Collateral Management Agreement.

(d)     The Issuer agrees that this assignment is irrevocable and that it shall not take any action which is inconsistent with this assignment or makes any other assignment inconsistent herewith. The Issuer shall, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment.

(e)     The Issuer hereby agrees that the Issuer shall not enter into any agreement amending, modifying or terminating the Collateral Management Agreement except in accordance with the terms of the Collateral Management Agreement.

ARTICLE XVI

HEDGE AGREEMENTS

Section 16.1       Hedge Agreements. (a) The Issuer may enter into Hedge Agreements from time to time on and after the Closing Date solely for the purpose of managing interest rate and foreign exchange risks in connection with the Issuer's issuance of, and making payments on, the Notes. The Issuer shall provide prior notice of the entry into any Hedge Agreement to the Trustee, the Collateral Administrator and the Rating Agencies. Notwithstanding anything to the contrary contained in this Indenture, the Issuer (or the Collateral Manager on behalf of the Issuer) shall not enter into any Hedge Agreement unless (x) the Global Rating Agency Condition has been satisfied with respect thereto (so long as a Rating Agency is then rating a Class of Notes) and (y) the hedging arrangement contemplated by such Hedge Agreement constitutes an interest rate or foreign exchange derivative and the terms of such derivative relate to the Notes and reduce the interest rate or foreign exchange risks related to the Notes in compliance with the "loan securitization exemption" under the Volcker Rule. The Issuer shall provide a copy of each Hedge Agreement to the Rating Agencies. The Issuer may enter into Hedge Agreements on or after the Closing Date, solely for the purpose of managing interest rate and other risks in connection with the Issuer's issuance of, and making payments on, the Notes; provided, that the Issuer will not enter into or amend any Hedge Agreement unless it obtains:

(i)     the prior written consent of a Majority of the Controlling Class;

(ii)     a certification from the Collateral Manager that (x) the written terms of the derivative directly relate to the Collateral Obligations and the Notes and (y) such derivative reduces the interest rate and/or foreign exchange risks related to the Collateral Obligations and the Notes; and

(iii)     (x) the advice of Ashurst LLP, Katten Muchin Rosenman LLP or an opinion of other nationally recognized counsel approved by the Initial Purchaser that entering into such Hedge Agreement will not cause the Issuer to be considered a "commodity pool" as defined in Section 1a(10) of the CEA, or (y) the Issuer will be operated such that the Collateral Manager and/or such other relevant party to the transaction, as applicable, will be eligible for an exemption from registration as a "commodity pool operator" and a "commodity trading advisor" under the CEA and all conditions precedent to obtaining such an exemption have been satisfied.

For so long as the Issuer and, if applicable, the Collateral Manager are subject to clause (ii) above, the Issuer and, as applicable, the Collateral Manager shall take all action necessary to ensure ongoing compliance with the applicable exemption from registration under the CEA. The reasonable fees, costs, charges and expenses incurred by the Issuer and the Collateral Manager (including reasonable attorneys', accountants' and other professional fees and expenses) in connection with these requirements shall be paid as Administrative Expenses.

Each Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 2.8(i) and Section 5.4(d). Each Hedge Counterparty shall be required to have, at the time that any Hedge Agreement to which it is a party is entered into, the Required Hedge Counterparty Ratings (so long as a Rating Agency is then rating a Class of Notes) unless credit support is provided as set forth in the Hedge Agreement. Payments with respect to Hedge Agreements shall be subject to Article XI. Each Hedge Agreement shall contain an acknowledgement by the Hedge Counterparty that the obligations of the Issuer to the Hedge Counterparty under the relevant Hedge Agreement shall be payable in accordance with Article XI of this Agreement.

(b)     In the event of any early termination of a Hedge Agreement with respect to which the Hedge Counterparty is the sole "defaulting party" or "affected party" (each as defined in the Hedge Agreements), (i) any termination payment paid by the Hedge Counterparty to the Issuer may be paid to a replacement Hedge Counterparty at the direction of the Collateral Manager and (ii) any payment received from a replacement Hedge Counterparty may be paid to the replaced Hedge Counterparty at the direction of the Collateral Manager under the terminated Hedge Agreement.

(c)     The Issuer (or the Collateral Manager on its behalf) shall, upon receiving written notice of the exposure calculated under a credit support annex to any Hedge Agreement, if applicable, make a demand to the relevant Hedge Counterparty and its credit support provider, if applicable, for securities having a value under such credit support annex equal to the required credit support amount.

(d)     Each Hedge Agreement shall, at a minimum, permit the Issuer to terminate such agreement (with the Hedge Counterparty bearing the costs of any replacement Hedge Agreement) if such Hedge Counterparty fails to do any of the following as and when applicable.

If any Moody's rating of the Hedge Counterparty (or its guarantor under the Hedge Agreement) is downgraded to

(i)     the first trigger level or lower (but above the second trigger level), such Hedge Counterparty must provide Hedge Counterparty Credit Support or, at its own cost, assign the Hedge Agreement to a Hedge Counterparty that meets the Required Hedge Counterparty Rating of Moody's within 30 days; and

(ii)     the second trigger level or lower, or if the rating of the Hedge Counterparty (or its guarantor under the Hedge Agreement) is withdrawn, such Hedge Counterparty must, at its own cost, assign the Hedge Agreement to a Hedge Counterparty and if such assignment has not been accomplished within 30 days, provide Hedge Counterparty Credit Support pending such assignment.

Moody's Trigger Level	Short-term/long-term	Long-term (no short-term)
First	P-2/A3	A2
Second	P-3/Baa1	Baa1

(e)     The Issuer shall give prompt notice to the Rating Agencies of any termination or amendment of a Hedge Agreement or agreement to provide Hedge Counterparty Credit Support. Any collateral received from a Hedge Counterparty under a Hedge Agreement shall be deposited in the Hedge Counterparty Collateral Account.

(f)     If a Hedge Counterparty has defaulted in the payment when due of its obligations to the Issuer under the Hedge Agreement, promptly after an Authorized Officer becomes aware thereof the Collateral Manager shall make a demand on the Hedge Counterparty (or its guarantor under the Hedge Agreement) with a copy to the Trustee, demanding payment by the close of business on such date (or by such time on the next succeeding Business Day if such knowledge is obtained after 11:30 a.m., New York time).

(g)     Each Hedge Agreement shall provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

[Signature page follows]

IN WITNESS WHEREOF, we have set our hands as of the day and year first written above.

EXECUTED AS A DEED BY

JMP CREDIT ADVISORS CLO IV LTD., as Issuer

By: /s/ Nicholas Swartz
Name: Nicholas Swartz
Title: Director

In the presence of:

/s/ David Hill
Witness:
Name: David Hill
Title: Corporate Administrator

JMP CREDIT ADVISORS CLO IV LLC, as Co-Issuer

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Independent Manager

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Elaine P. Mah
Name: Elaine P. Mah
Title: Senior Vice President

[Signature Page to Indenture]

SCHEDULE 1

MOODY'S INDUSTRY CLASSIFICATION GROUP LIST

1.	Aerospace & Defense
2.	Automotive
3.	Banking, Finance, Insurance & Real Estate
4.	Beverage, Food & Tobacco
5.	Capital Equipment
6.	Chemicals, Plastics & Rubber
7.	Construction & Building
8.	Consumer goods: Durable
9.	Consumer goods: Non-durable
10.	Containers, Packaging & Glass
11.	Energy: Electricity
12.	Energy: Oil & Gas
13.	Environmental Industries
14.	Forest Products & Paper
15.	Healthcare & Pharmaceuticals
16.	High Tech Industries
17.	Hotel, Gaming & Leisure
18.	Media: Advertising, Printing & Publishing
19.	Media: Broadcasting & Subscription
20.	Media: Diversified & Production
21.	Metals & Mining
22.	Retail
23.	Services: Business
24.	Services: Consumer
25.	Sovereign & Public Finance
26.	Telecommunications
27.	Transportation: Cargo
28.	Transportation: Consumer
29.	Utilities: Electric
30.	Utilities: Oil & Gas
31.	Utilities: Water
32.	Wholesale

SCHEDULE 2

S&P INDUSTRY CLASSIFICATIONS

Corporate Obligations

Asset Type Code	Description	Geographic Scope
1020000	Energy Equipment and Services	G
1030000	Oil, Gas and Consumable Fuels	G
2020000	Chemicals	G
2030000	Construction Materials	L
2040000	Containers and Packaging	R
2050000	Metals and Mining	G
2060000	Paper and Forest Products	G
3020000	Aerospace and Defense	R
3030000	Building Products	L
3040000	Construction and Engineering	L
3050000	Electrical Equipment	G
3060000	Industrial Conglomerates	G
3070000	Machinery	R
3080000	Trading Companies and Distributors	G
3110000	Commercial Services and Supplies	R
3210000	Air Freight and Logistics	G
3220000	Airlines	G
3230000	Marine	G
3240000	Road and Rail	R
3250000	Transportation Infrastructure	G
4011000	Auto Components	G
4020000	Automobiles	G
4110000	Household Durables	L
4120000	Leisure Products	L
4130000	Textiles, Apparel and Luxury Goods	R
4210000	Hotels, Restaurants and Leisure	R
4310000	Media	R
4410000	Distributors	G
4420000	Internet and Catalog Retail	R
4430000	Multiline Retail	L
4440000	Specialty Retail	L
5020000	Food and Staples Retailing	L
5110000	Beverages	R
5120000	Food Products	R
5130000	Tobacco	R
5210000	Household Products	L
5220000	Personal Products	L
6020000	Healthcare Equipment and Supplies	R
6030000	Healthcare Providers and Services	R
6110000	Biotechnology	R
6120000	Pharmaceuticals	G
7011000	Banks	G
7020000	Thrifts and Mortgage Finance	R
7110000	Diversified Financial Services	G

Asset Type Code	Description	Geographic Scope
7120000	Consumer Finance	R
7130000	Capital Markets	G
7210000	Insurance	G
7310000	Real Estate Management and Development	L
7311000	Real Estate Investment Trusts (REITs)	R
8020000	Internet Software and Services	G
8030000	IT Services	G
8040000	Software	G
8110000	Communications Equipment	G
8120000	Technology Hardware, Storage and Peripherals	G
8130000	Electronic Equipment, Instruments and Components	G
8210000	Semiconductors and Semiconductor Equipment	G
9020000	Diversified Telecommunication Services	G
9030000	Wireless Telecommunication Services	G
9520000	Electric Utilities	R
9530000	Gas Utilities	R
9540000	Multi-Utilities	R
9550000	Water Utilities	R
9551701	Diversified Consumer Services	L
9551702	Independent Power and Renewable Electricity Producers	R
9551727	Life Sciences Tools and Services	R
9551729	Health Care Technology	R
9612010	Professional Services	R
1000-1099	Reserved	L

Project Finance

Asset Type Code	Description
PF1	Project finance: Industrial equipment
PF2	Project finance: Leisure and gaming
PF3	Project finance: Natural resources and mining
PF4	Project finance: Oil and gas
PF5	Project finance: Power
PF6	Project finance: Public finance and real estate
PF7	Project finance: Telecommunications
PF8	Project finance: Transport
PF1000-PF1099	Reserved

SCHEDULE 3

DIVERSITY SCORE CALCULATION

The Diversity Score is calculated as follows:

(a)     An "Issuer Par Amount" is calculated for each issuer of a Collateral Obligation, and is equal to the Aggregate Principal Balance of all the Collateral Obligations issued by that issuer and all affiliates.

(b)     An "Average Par Amount" is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)     An "Equivalent Unit Score" is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)     An "Aggregate Industry Equivalent Unit Score" is then calculated for each of the Moody's Industry Classifications, shown on Schedule 1, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)     An "Industry Diversity Score" is then established for each Moody's Industry Classification, shown on Schedule 1, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score shall be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)     The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody's Industry Classification shown on Schedule 1.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer except as otherwise agreed to by Moody's and collateralized loan obligations shall not be included.

SCHEDULE 4

MOODY'S RATING DEFINITIONS

MOODY'S DEFAULT PROBABILITY RATING

(a)     if the obligor of such Collateral Obligation has a CFR, then such CFR;

(b)     if not determined pursuant to clause (a) above, if the obligor of such Collateral Obligation has one or more senior unsecured obligations with an Assigned Moody's Rating, then the Assigned Moody's Rating on any such senior unsecured obligation as selected by the Collateral Manager in its sole discretion;

(c)     if not determined pursuant to clause (a) or (b) above, if the obligor of such Collateral Obligation has one or more senior secured obligations with an Assigned Moody's Rating, then the Moody's rating that is one subcategory lower than the Assigned Moody's Rating on any such obligation as selected by the Collateral Manager in its sole discretion;

(d)     if not determined pursuant to clause (a), (b) or (c) above, if a rating or rating estimate has been assigned to such Collateral Obligation by Moody's upon the request of the Issuer, the Collateral Manager or an Affiliate of the Collateral Manager, such rating or, in the case of a rating estimate, the applicable rating estimate for such obligation so long as such rating estimate or a renewal for such rating estimate has been issued or provided by Moody's, in each case, within the 15 month period preceding the date on which a Moody's Default Probability Rating is determined; provided that if such rating estimate has been issued or provided by Moody's more than 13 months prior to the date on which a Moody's Default Probability Rating is determined, then the Moody's rating that is one subcategory lower than such rating estimate;

(e)     if not determined pursuant clause (a), (b), (c) or (d) above and at the election of the Collateral Manager, the Moody's Derived Rating; and

(f)     if not determined pursuant to clause (a) through (e) above, "Caa3";

provided that notwithstanding the methodology above, if a Collateral Obligation is a DIP Collateral Obligation, the Moody's Default Probability Rating will be the rating that is one subcategory below the Assigned Moody's Rating of such DIP Collateral Obligation; provided further, that, each applicable rating, at the time of calculation, (i) on credit watch by Moody's with positive implications will be treated as having been upgraded by one rating subcategory, and (ii) on credit watch by Moody's with negative implications will be treated as having been downgraded by one rating subcategory.

"CFR" means, with respect to the obligor of any Collateral Obligation, the corporate family rating assigned to such obligor by Moody's; provided that if the obligor of any Collateral Obligation does not have a corporate family rating by Moody's but another entity in such obligor's corporate family does have a corporate family rating by Moody's, then the corporate family rating of such other entity will be the CFR for the obligor of such Collateral Obligation.

MOODY'S DERIVED RATING

With respect to a Collateral Obligation whose Moody's Rating or Moody's Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody's Rating or Moody's Default Probability Rating as determined in the manner set forth below:

(a)     If such Collateral Obligation is not rated by Moody's and no other security or obligation of the issuer of such Collateral Obligation is rated by Moody's, and if Moody's has been requested by the Issuer, the Collateral Manager or the issuer of such Collateral Obligation to assign a rating or rating estimate with respect to such Collateral Obligation but such rating or rating estimate has not been received, pending receipt of such estimate, the Moody's Derived Rating of such Collateral Obligation for purposes of the definitions of Moody's Rating or Moody's Default Probability Rating of such Collateral Obligation shall be (i) "B3" if the Collateral Manager certifies to the Trustee and the Collateral Administrator that the Collateral Manager believes that such estimate shall be at least "B3" and if the Aggregate Principal Balance of Collateral Obligations determined pursuant to this clause (a)(i) does not exceed 5% of the Collateral Principal Amount or (ii) otherwise "Caa;"

(b)     If not determined pursuant to clause (a) above, by using one of the methods provided below:

(i)     if such Collateral Obligation has a public and monitored rating by S&P, pursuant to the table below:

Type of Collateral Obligation	S&P Rating (Public and Monitored)	Collateral Obligation Rated by S&P	Number of Subcategories Relative to Moody's Equivalent of S&P Rating
Not Structured Finance Obligation	≥ "BBB-"	Not a Loan or Participation Interest in Loan	-1
Not Structured Finance Obligation	≤" BB+"	Not a Loan or Participation Interest in Loan	-2
Not Structured Finance Obligation	N/A	Loan or Participation Interest in Loan	-2

(ii)     if such Collateral Obligation is not rated by S&P but another security or obligation of the obligor has a public and monitored rating by S&P (a "parallel security"), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (b)(i) above, and the Moody's Derived Rating for purposes of the definitions of Moody's Rating and Moody's Default Probability Rating (as applicable) of such Collateral Obligation will be determined in accordance with the methodology set forth in the following table (for such purposes treating the parallel security as if it were rated by Moody's at the rating determined pursuant to this subclause (b)(ii)):

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

(iii)     if such Collateral Obligation is a DIP Collateral Obligation, no Moody's Derived Rating may be determined based on a rating by S&P or any other rating agency;

provided, that the Aggregate Principal Balance of the Collateral Obligations that may have a Moody's Rating derived from an S&P rating as set forth in sub-clauses (i) or (ii) of this clause (b) may not exceed 10% of the Collateral Principal Amount.

For purposes of calculating a Moody's Derived Rating, each applicable rating, at the time of calculation, (i) on credit watch by Moody's with positive implications will be treated as having been upgraded by one rating subcategory and (ii) on credit watch by Moody's with negative implications will be treated as having been downgraded by one rating subcategory.

MOODY'S SENIOR SECURED LOAN

(1)     A loan that:

First, is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the Obligor of the loan;

Second, (x) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor's obligations under the loan and (y) such specified collateral does not consist entirely of equity securities or common stock; provided that any loan that would be considered a Moody's Senior Secured Loan but for clause (y) above shall be considered a Moody's Senior Secured Loan if it is a loan made to a parent entity and as to which the Collateral Manager determines in good faith that the value of the common stock of the subsidiary (or other equity interests in the subsidiary) securing such loan at or about the time of acquisition of such loan by the Issuer has a value that is at least equal to the outstanding principal balance of such loan and the outstanding principal balances of any other obligations of such parent entity that are pari passu with such loan, which value may include, among other things, the enterprise value of such subsidiary of such parent entity; and

Third, the value of the collateral securing the loan together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; and

(2)     the loan is not:

First, a DIP Collateral Obligation; or

Second, a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise "springs" into existence after the origination thereof.

SCHEDULE 5

FITCH RATING DEFINITIONS

"Fitch Rating": As of any date of determination, the Fitch Rating of any Collateral Obligation will be determined as follows:

(a)

if Fitch has issued an issuer default rating with respect to the issuer of such Collateral Obligation, or the guarantor which unconditionally and irrevocably guarantees such Collateral Obligation, then the Fitch Rating will be such issuer default rating (regardless of whether there is a published rating by Fitch on the Collateral Obligations of such issuer held by the Issuer);

(b)

if Fitch has not issued an issuer default rating with respect to the issuer or guarantor of such Collateral Obligation but Fitch has issued an outstanding long-term financial strength rating with respect to such issuer, the Fitch Rating of such Collateral Obligation will be one sub-category below such rating;

(c)	if a Fitch Rating cannot be determined pursuant to clause (a) or (b), but

(i)	Fitch has issued a senior unsecured rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will equal such rating; or

(ii)

Fitch has not issued a senior unsecured rating on any obligation or security of the issuer of such Collateral Obligation but Fitch has issued a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will (x) equal such rating if such rating is "BBB-" or higher and (y) be one sub-category below such rating if such rating is "BB+" or lower; or

(iii)

Fitch has not issued a senior unsecured rating or a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Collateral Obligation but Fitch has issued a subordinated, junior subordinated or senior subordinated rating on any obligation or security of the issuer of such Collateral Obligation, then the Fitch Rating of such Collateral Obligation will be (x) one sub-category above such rating if such rating is "B+" or higher and (y) two sub-categories above such rating if such rating is "B" or lower;

(d)	if a Fitch Rating cannot be determined pursuant to clause (a), (b) or (c) and

(i)

Moody's has issued a publicly available corporate family rating for the issuer of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody's rating;

(ii)

Moody's has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but has issued a long-term issuer rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such Moody's rating;

(iii)

Moody's has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but Moody's has issued an outstanding insurance financial strength rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one sub-category below the Fitch equivalent of such Moody's rating;

(iv)

Moody's has not issued a publicly available corporate family rating for the issuer of such Collateral Obligation but has issued outstanding corporate issue ratings for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the Moody's rating for such issue, if there is no such corporate issue ratings relating to senior unsecured obligations of the issuer then (y) if such corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) one sub-category below the Fitch equivalent of such Moody's rating if such obligations are rated "Ba1" or above or "Ca" by Moody's or (2) two sub-categories below the Fitch equivalent of such Moody's rating if such obligations are rated "Ba2" or below but above "Ca" by Moody's, or if there is no such corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then (z) if such corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such Moody's rating if such obligations are rated "B1" or above by Moody's or (2) two sub-categories above the Fitch equivalent of such Moody's rating if such obligations are rated "B2" or below by Moody's;

(v)

S&P has issued a publicly available issuer credit rating for the issuer of such Collateral Obligation, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be the Fitch equivalent of such S&P rating;

(vi)

S&P has not issued a publicly available issuer credit rating for the issuer of such Collateral Obligation but S&P has issued an outstanding insurance financial strength rating for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be one sub-category below the Fitch equivalent of such S&P rating;

(vii)

S&P has not issued a publicly available issuer credit rating for the issuer of such Collateral Obligation but has issued outstanding corporate issue ratings for such issuer, then, subject to subclause (viii) below, the Fitch Rating of such Collateral Obligation will be (x) if such corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the S&P rating for such issue, if there is no such corporate issue ratings relating to senior unsecured obligations of the issuer then (y) if such corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) the Fitch equivalent of such S&P rating if such obligations are rated "BBB-" or above by S&P or (2) one sub-category below the Fitch equivalent of such S&P rating if such obligations are rated "BB+" or below by S&P, or if there is no such corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then (z) if such corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such S&P rating if such obligations are rated "B+" or above by S&P or (2) two sub-categories above the Fitch equivalent of such S&P rating if such obligations are rated "B" or below by S&P; and

(viii)

both Moody's and S&P provide a public rating of the issuer of such Collateral Obligation or a corporate issue of such issuer, then the Fitch Rating will be the lowest of the Fitch Ratings determined pursuant to any of the subclauses of this clause (d).

(e)

if a rating cannot be determined pursuant to clauses (a) through (d) then, (i) at the discretion of the Collateral Manager, the Collateral Manager on behalf of the Issuer may apply to Fitch for a Fitch credit opinion, and the issuer default rating provided in connection with such rating will then be the Fitch Rating, or (ii) the Issuer may assign a Fitch Rating of "CCC" or lower to such Collateral Obligation which is not in default;

provided, that after the Closing Date, if any rating described above is (i) on rating watch negative or negative credit watch, the rating will be adjusted down by one-sub-category, or (ii) on outlook negative, the rating will not be adjusted; provided, further, that the Fitch Rating may be updated by Fitch from time to time as indicated in the "Global Rating Criteria for CLOs and Corporate CDOs" report issued by Fitch and available at www.fitchratings.com. For the avoidance of doubt, the Fitch Rating takes into account adjustments for assets that are on rating watch negative or negative credit watch, as well as negative outlook prior to determining the issue rating or in the determination of the lower of the Moody's and S&P rating public ratings.

Fitch Equivalent Ratings

Fitch Rating	Moody's rating	S&P rating
AAA	Aaa	AAA
AA+	Aa1	AA+
AA	Aa2	AA
AA-	Aa3	AA
A+	A1	A+
A	A2	A

Fitch Rating	Moody's rating	S&P rating
A-	A3	A-
BBB+	Baa1	BBB+
BBB	Baa2	BBB
BBB-	Baa3	BBB-
BB+	Bal	BB+
BB	Ba2	BB
BB-	Ba3	BB-
B+	B-1	B+
B	B-2	B
B-	B3	B-
CCC+	Caa1	CCC+
CCC	Caa2	CCC
CCC-	Caa3	CCC-
CC	Ca	CC
C	C	C

Fitch IDR Equivalency Map from Corporate Ratings

Rating Type	Rating Agency(s)	Issue Rating	Mapping Rule
Corporate Family Rating LT Issuer Rating	Moody's	NA	0
Issuer Credit Rating	S&P	NA	0
Senior unsecured	Fitch, Moody's, S&P	Any	0
Senior, Senior secured or Subordinated secured	Fitch, S&P	"BBB-" or above	0
	Fitch, S&P	"BB+" or below	-1
	Moody's	"Bal" or above	-1
	Moody's	"Ba2 "or below	-2
	Moody's	"Ca"	-1
Subordinated, Junior subordinated or Senior subordinated	Fitch, Moody's, S&P	"B+", "B1" or above	1
	Fitch, Moody's, S&P	"B," "B2" or below	2

The following steps are used to calculate the Fitch IDR equivalent ratings:

(1)	Public or private Fitch-issued IDR.

(2)	If Fitch has not issued an IDR, but has an outstanding Long-Term Financial Strength Rating, then the IDR equivalent is one rating lower.

(3)	If Fitch has not issued an IDR, but has outstanding corporate issue ratings, then the IDR equivalent is calculated using the mapping in the table above.

(4)	If Fitch does not rate the issuer or any associated issuance, then determine a Moody's and S&P equivalent to Fitch's IDR pursuant to steps 5 and 6.

(5)

A public Moody's-issued Corporate Family Rating (CFR) is equivalent in definition terms to the Fitch IDR. If Moody's has not issued a CFR, but has an outstanding LT issuer Rating, then this is equivalent to the Fitch IDR.

(6)	If Moody's has not issued a CFR, but has an outstanding Insurance Financial Strength Rating, then the Fitch IDR equivalent is one rating lower.

(7)	If Moody's has not issued a CFR, but has outstanding corporate issue ratings, then the Fitch IDR equivalent is calculated using the mapping in the table above.

(8)	A public S&P-issued Issuer Credit Rating (ICR) is equivalent in terms of definition to the Fitch IDR.

(9)	If S&P has not issued an ICR, but has an outstanding Insurance Financial Strength Rating, then the Fitch IDR equivalent is one rating lower.

(10)	If S&P has not issued an ICR, but has outstanding corporate issue ratings, then the Fitch IDR equivalent is calculated using the mapping in the table above.

If both Moody's and S&P provide a public rating on the issuer or an issue, the lower of the two Fitch IDR equivalent ratings will be used in PCM. Otherwise the sole public Fitch IDR equivalent rating from Moody's or S&P will be applied.

EXHIBIT A1

FORM OF [GLOBAL][CERTIFICATED] SECURED CLASS A NOTE

EXHIBIT A1

FORM OF
CLASS A SENIOR SECURED FLOATING RATE NOTES DUE 2029

This Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is [either (1)]1 a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan [or (2) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)]2 or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Note (as defined in the Indenture) that is a U.S. person and is not a qualified purchaser and a qualified institutional buyer to sell its interest in the Notes, or may sell such interest on behalf of such owner.

The purchaser or transferee of this Note will be deemed to have represented and warranted that, at the time of its acquisition and throughout the period that it holds this Note (or any interest herein) that either (A) it is not, and is not directly or indirectly acquiring or holding this Note (or any interest herein) by, on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each a "Benefit Plan Investor"), or a governmental, church, non-U.S. or other plan, or entity holding assets of such plans ("Non-ERISA Plans") or (B) its acquisition, holding and disposition of this Note (or any interest herein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any state, local, non-U.S. or other law that is similar to Title I of ERISA or Section 4975 of the Code applicable to Non-ERISA Plans. Each beneficial owner of this Note will be required or will be deemed to have made the representations and agreements set forth in Section 2.6 of the Indenture. Any purported transfer of the Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

[1]	Applicable to Certificated Class A Notes.
[2]	Applicable to Certificated Class A Notes.

EXH. A1-2

[Any transfer, pledge or other use of this Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Co-Issuers or their agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor's nominee and transfers of portions of this Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.]3

Principal of this Note is payable as set forth herein. Accordingly, the outstanding principal of this Note at any time may be less than the amount shown on the face hereof. Any person acquiring this Note may ascertain its current principal amount by inquiry of the Trustee.

[3]	Applicable to Class A Notes issued in the form of a Global Note.

EXH. A1-3

JMP CREDIT ADVISORS CLO IV LTD.

JMP CREDIT ADVISORS CLO IV LLC

CLASS A SENIOR SECURED FLOATING RATE NOTES DUE 2029

[Up to]4 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), and JMP CREDIT ADVISORS CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), for value received, hereby promise to pay to [CEDE & CO.] [__] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]5 [__] United States Dollars (U.S.$ [__])[, or such other principal sum as is equal to the aggregate principal amount of the Class A Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A][Regulation S] Global Secured Note,]6 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture. Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Co-Issuers under this Note and the Indenture are limited recourse obligations of the Co-Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Co-Issuers promise to pay interest, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to LIBOR plus 1.37% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day) prior to such Payment Date.

[4]	Applicable to Class A Notes issued in the form of a Global Note.
[5]	Applicable to Class A Notes issued in the form of a Global Note.
[6]	Applicable to Class A Notes issued in the form of a Global Note.

EXH. A1-4

Interest will cease to accrue on each Class A Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class A Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments and on such other dates permitted under the Indenture. The principal of each Class A Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class A Senior Secured Floating Rate Notes due 2029 (the "Class A Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Co-Issuers and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Issuers, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A][Regulation S] Global Secured Note deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]7

This Note is subject to Optional Redemption, Tax Redemption, Special Redemption, Clean-Up Call Redemption and mandatory redemption as specified in the Indenture. In the case of any  redemption of Class A Notes pursuant to Section 9.2, Section 9.3 or Section 9.4 of the Indenture, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[7]	Applicable to Class A Notes issued in the form of a Global Note.

EXH. A1-5

[This Certificated Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]8

[Beneficial interests in this Rule 144A Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in this Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]9

[Beneficial interests in this Regulation S Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in this Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]10

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

The Class A Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class A Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Co-Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

[8]	Applicable to Class A Notes issued in the form of a Certificated Secured Note.
[9]	Applicable to Class A Notes issued in the form of a Rule 144A Global Secured Note.
[10]	Applicable to Class A Notes issued in the form of a Regulation S Global Secured Note.

EXH. A1-6

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed as of the date first set forth above.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name: Title:

JMP CREDIT ADVISORS CLO IV LLC

By:
Name:
Title:

EXH. A1-7

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A1-8

ASSIGNMENT FORM

For value received     ____________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/     NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A1-9

[SCHEDULE A11

This Note shall be issued in the original principal balance of U.S.$ [__] on June 29, 2017. The following exchanges of a part of this [Rule 144A][Regulation S] Global Secured Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A] [Regulation S] Global Secured Note	Amount of Increase in Principal Amount of this [Rule 144A] [Regulation S] Global Secured Note	Principal Amount of this [Rule 144A][Regulation S] Global Secured Note following such Decrease (or Increase)	Notation Made by or on Behalf of]

[11]	Applicable to Class A Notes issued in the form of a Global Note

EXH. A1-10

EXHIBIT A2

FORM OF [GLOBAL][CERTIFICATED] CLASS B NOTE

EXH. A2-1

EXHIBIT A2

FORM OF
CLASS B SENIOR SECURED FLOATING RATE NOTES DUE 2029

This Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is [either (1)]1 a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan [or (2) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)]2 or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Note (as defined in the Indenture) that is a U.S. person and is not a qualified purchaser and a qualified institutional buyer to sell its interest in the Notes, or may sell such interest on behalf of such owner.

The purchaser or transferee of this Note will be deemed to have represented and warranted that, at the time of its acquisition and throughout the period that it holds this Note (or any interest herein) that either (A) it is not, and is not directly or indirectly acquiring or holding this Note (or any interest herein) by, on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each a "Benefit Plan Investor"), or a governmental, church, non-U.S. or other plan, or entity holding assets of such plans ("Non-ERISA Plans") or (B) its acquisition, holding and disposition of this Note (or any interest herein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any state, local, non-U.S. or other law that is similar to Title I of ERISA or Section 4975 of the Code applicable to Non-ERISA Plans. Each beneficial owner of this Note will be required or will be deemed to have made the representations and agreements set forth in Section 2.6 of the Indenture. Any purported transfer of the Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

[1]	Applicable to Certificated Class B Notes.
[2]	Applicable to Certificated Class B Notes.

EXH. A2-2

[Any transfer, pledge or other use of this Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Co-Issuers or their agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor's nominee and transfers of portions of this Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.]3

Principal of this Note is payable as set forth herein. Accordingly, the outstanding principal of this Note at any time may be less than the amount shown on the face hereof. Any person acquiring this Note may ascertain its current principal amount by inquiry of the Trustee.

This Note has been issued with "Original Issue Discount" (within the meaning of Section 1272 of the Internal Revenue Code of 1986, as amended). Upon written request to the Issuer at the offices of the Administrator at Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, Attention: The Directors, telephone no. +1 (345) 640-0540, the Issuer will promptly make available to any Holder of this Note the following information: (1) the issue price and date of the Note, (2) the amount of original issue discount on the Note, (3) the yield to maturity of the Note, and (4) any other information required by U.S. Treasury Regulations Section 1.1275-3 to be made available.

[3]	Applicable to Class B Notes issued in the form of a Global Note.

EXH. A2-3

JMP CREDIT ADVISORS CLO IV LTD.

JMP CREDIT ADVISORS CLO IV LLC

CLASS B SENIOR SECURED FLOATING RATE NOTES DUE 2029

[Up to]4 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), and JMP CREDIT ADVISORS CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), for value received, hereby promise to pay to [CEDE & CO.] [__] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]5 [__] United States Dollars (U.S.$ [__]) [, or such other principal sum as is equal to the aggregate principal amount of the Class B Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A] [Regulation S] Global Secured Note,]6 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture. Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Co-Issuers under this Note and the Indenture are limited recourse obligations of the Co-Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Co-Issuers promise to pay interest, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to LIBOR plus 1.90% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day) prior to such Payment Date.

[4]	Applicable to Class B Notes issued in the form of a Global Note.
[5]	Applicable to Class B Notes issued in the form of a Global Note.
[6]	Applicable to Class B Notes issued in the form of a Global Note.

EXH. A2-4

Payment of interest on this Note is subordinated to the payments of interest on the related Priority Classes with respect to this Note and other amounts payable before interest on this Note in accordance with the Priority of Payments.

Interest will cease to accrue on each Class B Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class B Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments and on such other dates permitted under the Indenture. The principal of each Class B Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class B Senior Secured Floating Rate Notes due 2029 (the "Class B Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Co-Issuers and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Issuers, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A][Regulation S] Global Secured Note deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]7

This Note is subject to Optional Redemption, Tax Redemption, Special Redemption, Clean-Up Call Redemption and mandatory redemption as specified in the Indenture. In the case of any  redemption of Class B Notes pursuant to Section 9.2, Section 9.3 or Section 9.4 of the Indenture, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[7]	Applicable to Class B Notes issued in the form of a Global Note.

EXH. A2-5

[This Certificated Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]8

[Beneficial interests in this Rule 144A Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in this Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]9

[Beneficial interests in this Regulation S Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in this Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]10

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

The Class B Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class B Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Co-Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

[8]	Applicable to Class B Notes issued in the form of a Certificated Secured Note.
[9]	Applicable to Class B Notes issued in the form of a Rule 144A Global Secured Note.
[10]	Applicable to Class B Notes issued in the form of a Regulation S Global Secured Note.

EXH. A2-6

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A2-7

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed as of the date first set forth above.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

JMP CREDIT ADVISORS CLO IV LLC

By:
Name:
Title:

EXH. A2-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A2-9

ASSIGNMENT FORM

For value received__________________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/             NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A2-10

[SCHEDULE A11

This Note shall be issued in the original principal balance of U.S.$ [__] on June 29, 2017. The following exchanges of a part of this [Rule 144A][Regulation S] Global Secured Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Amount of Increase in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Principal Amount of this [Rule 144A][Regulation S] Global Secured Note following such Decrease (or Increase)	Notation Made by or on Behalf of]

[11]	Applicable to Class B Notes issued in the form of a Global Note.

EXH. A2-11

EXHIBIT A3

FORM OF [GLOBAL][CERTIFICATED] CLASS C NOTE

EXH. A3-1

EXHIBIT A3

FORM OF
CLASS C MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES
DUE 2029

This Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is [either (1)]1 a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan [or (2) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)]2 or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Note (as defined in the Indenture) that is a U.S. person and is not a qualified purchaser and a qualified institutional buyer to sell its interest in the Notes, or may sell such interest on behalf of such owner.

The purchaser or transferee of this Note will be deemed to have represented and warranted that, at the time of its acquisition and throughout the period that it holds this Note (or any interest herein) that either (A) it is not, and is not directly or indirectly acquiring or holding this Note (or any interest herein) by, on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each a "Benefit Plan Investor"), or a governmental, church, non-U.S. or other plan, or entity holding assets of such plans ("Non-ERISA Plans") or (B) its acquisition, holding and disposition of this Note (or any interest herein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any state, local, non-U.S. or other law that is similar to Title I of ERISA or Section 4975 of the Code applicable to Non-ERISA Plans. Each beneficial owner of this Note will be required or will be deemed to have made the representations and agreements set forth in Section 2.6 of the Indenture. Any purported transfer of the Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

[1]	Applicable to Certificated Class C Notes.
[2]	Applicable to Certificated Class C Notes.

EXH. A3-2

[Any transfer, pledge or other use of this Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Co-Issuers or their agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor's nominee and transfers of portions of this Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.]3

Principal of this Note is payable as set forth herein. Accordingly, the outstanding principal of this Note at any time may be less than the amount shown on the face hereof. Any person acquiring this Note may ascertain its current principal amount by inquiry of the Trustee.

This Note has been issued with "Original Issue Discount" (within the meaning of Section 1272 of the Internal Revenue Code of 1986, as amended). Upon written request to the Issuer at the offices of the Administrator at Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, Attention: The Directors, telephone no. +1 (345) 640-0540, the Issuer will promptly make available to any Holder of this Note the following information: (1) the issue price and date of the Note, (2) the amount of original issue discount on the Note, (3) the yield to maturity of the Note, and (4) any other information required by U.S. Treasury Regulations Section 1.1275-3 to be made available.

[3]	Applicable to Class C Notes issued in the form of a Global Note.

EXH. A3-3

JMP CREDIT ADVISORS CLO IV LTD.

JMP CREDIT ADVISORS CLO IV LLC

CLASS C MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES DUE 2029

[Up to]4 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), and JMP CREDIT ADVISORS CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), for value received, hereby promise to pay to [CEDE & CO.] [__] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]5 [__] United States Dollars (U.S.$ [__]) [, or such other principal sum as is equal to the aggregate principal amount of the Class C Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A] [Regulation S] Global Secured Note,]6 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture. Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Co-Issuers under this Note and the Indenture are limited recourse obligations of the Co-Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Co-Issuers promise to pay interest, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to LIBOR plus 2.65% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day) prior to such Payment Date.

[4]	Applicable to Class C Notes issued in the form of a Global Note.
[5]	Applicable to Class C Notes issued in the form of a Global Note.
[6]	Applicable to Class C Notes issued in the form of a Global Note.

EXH. A3-4

Payment of interest on this Note is subordinated to the payments of interest on the related Priority Classes with respect to this Note and other amounts payable before interest on this Note in accordance with the Priority of Payments.

So long as any Priority Classes are Outstanding with respect to this Note, any payment of interest due on this Note that is not available to be paid ("Deferred Interest") in accordance with the Priority of Payments on any Payment Date shall not be considered "payable" for the purposes of the Indenture (and the failure to pay the interest shall not be an Event of Default) until the Payment Date on which the interest is available to be paid in accordance with the Priority of Payments. Deferred Interest on this Note shall be added to the principal balance hereof and shall be payable on the first Payment Date on which funds are available to be used for that purpose in accordance with the Priority of Payments.

Interest will cease to accrue on each Class C Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class C Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments and on such other dates permitted under the Indenture. The principal of each Class C Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class C Mezzanine Secured Deferrable Floating Rate Notes due 2029 (the "Class C Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Co-Issuers and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Issuers, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A][Regulation S] Global Secured Note deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]7

[7]	Applicable to Class C Notes issued in the form of a Global Note.

EXH. A3-5

This Note is subject to Optional Redemption, Tax Redemption, Special Redemption, Clean-Up Call Redemption and mandatory redemption as specified in the Indenture. In the case of any  redemption of Class C Notes pursuant to Section 9.2, Section 9.3 or Section 9.4 of the Indenture, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[This Certificated Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]8

[Beneficial interests in this Rule 144A Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in this Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]9

[Beneficial interests in this Regulation S Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in this Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]10

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

The Class C Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class C Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

[8]	Applicable to Class C Notes issued in the form of a Certificated Secured Note.
[9]	Applicable to Class C Notes issued in the form of a Rule 144A Global Secured Note.
[10]	Applicable to Class C Notes issued in the form of a Regulation S Global Secured Note.

EXH. A3-6

No service charge shall be made for registration of transfer or exchange of this Note, but the Co-Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A3-7

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed as of the date first set forth above.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

JMP CREDIT ADVISORS CLO IV LLC

By:
Name:
Title:

EXH. A3-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A3-9

ASSIGNMENT FORM

For value received__________________________________________________________________

does hereby sell, assign, and transfer to

                                _____________________________________________________________________

                 _____________________________________________________________________

                  Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

                                _____________________________________________________________________

                                _____________________________________________________________________

                                _____________________________________________________________________

                                _____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/             NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A3-10

[SCHEDULE A11

This Note shall be issued in the original principal balance of U.S.$ [__] on June 29, 2017. The following exchanges of a part of this [Rule 144A][Regulation S] Global Secured Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Amount of Increase in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Principal Amount of this [Rule 144A][Regulation S] Global Secured Note following such Decrease (or Increase)	Notation Made by or on Behalf of]

[11]	Applicable to Class C Notes issued in the form of a Global Note.

EXH. A3-11

EXHIBIT A4

FORM OF [GLOBAL][CERTIFICATED] CLASS D NOTE

EXH. A4-1

EXHIBIT A4

FORM OF
CLASS D MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES
DUE 2029

This Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is [either (1)]1 a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan [or (2) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)]2 or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Note (as defined in the Indenture) that is a U.S. person and is not a qualified purchaser and a qualified institutional buyer to sell its interest in the Notes, or may sell such interest on behalf of such owner.

The purchaser or transferee of this Note will be deemed to have represented and warranted that, at the time of its acquisition and throughout the period that it holds this Note (or any interest herein) that either (A) it is not, and is not directly or indirectly acquiring or holding this Note (or any interest herein) by, on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each a "Benefit Plan Investor"), or a governmental, church, non-U.S. or other plan, or entity holding assets of such plans ("Non-ERISA Plans") or (B) its acquisition, holding and disposition of this Note (or any interest herein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any state, local, non-U.S. or other law that is similar to Title I of ERISA or Section 4975 of the Code applicable to Non-ERISA Plans. Each beneficial owner of this Note will be required or will be deemed to have made the representations and agreements set forth in Section 2.6 of the Indenture. Any purported transfer of the Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

[1]	Applicable to Certificated Class D Notes.
[2]	Applicable to Certificated Class D Notes.

EXH. A4-2

[Any transfer, pledge or other use of this Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Co-Issuers or their agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor's nominee and transfers of portions of this Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.]3

Principal of this Note is payable as set forth herein. Accordingly, the outstanding principal of this Note at any time may be less than the amount shown on the face hereof. Any person acquiring this Note may ascertain its current principal amount by inquiry of the Trustee.

This Note has been issued with "Original Issue Discount" (within the meaning of Section 1272 of the Internal Revenue Code of 1986, as amended). Upon written request to the Issuer at the offices of the Administrator at Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, Attention: The Directors, telephone no. +1 (345) 640-0540, the Issuer will promptly make available to any Holder of this Note the following information: (1) the issue price and date of the Note, (2) the amount of original issue discount on the Note, (3) the yield to maturity of the Note, and (4) any other information required by U.S. Treasury Regulations Section 1.1275-3 to be made available.

[3]	Applicable to Class D Notes issued in the form of a Global Note.

EXH. A4-3

JMP CREDIT ADVISORS CLO IV LTD.

JMP CREDIT ADVISORS CLO IV LLC

CLASS D MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES DUE 2029

[Up to]4 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), and JMP CREDIT ADVISORS CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), for value received, hereby promise to pay to [CEDE & CO.] [__] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]5 [__] United States Dollars (U.S.$ [__]) [, or such other principal sum as is equal to the aggregate principal amount of the Class D Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A] [Regulation S] Global Secured Note,]6 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture. Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Co-Issuers under this Note and the Indenture are limited recourse obligations of the Co-Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Co-Issuers promise to pay interest, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to LIBOR plus 4.15% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day) prior to such Payment Date.

[4]	Applicable to Class D Notes issued in the form of a Global Note.
[5]	Applicable to Class D Notes issued in the form of a Global Note.
[6]	Applicable to Class D Notes issued in the form of a Global Note.

EXH. A4-4

Payment of interest on this Note is subordinated to the payments of interest on the related Priority Classes with respect to this Note and other amounts payable before interest on this Note in accordance with the Priority of Payments.

So long as any Priority Classes are Outstanding with respect to this Note, any payment of interest due on this Note that is not available to be paid ("Deferred Interest") in accordance with the Priority of Payments on any Payment Date shall not be considered "payable" for the purposes of the Indenture (and the failure to pay the interest shall not be an Event of Default) until the Payment Date on which the interest is available to be paid in accordance with the Priority of Payments. Deferred Interest on this Note shall be added to the principal balance hereof and shall be payable on the first Payment Date on which funds are available to be used for that purpose in accordance with the Priority of Payments.

Interest will cease to accrue on each Class D Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class D Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments and on such other dates permitted under the Indenture. The principal of each Class D Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class D Mezzanine Secured Deferrable Floating Rate Notes due 2029 (the "Class D Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Co-Issuers and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Issuers, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A][Regulation S] Global Secured Note deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]7

[7]	Applicable to Class D Notes issued in the form of a Global Note.

EXH. A4-5

This Note is subject to Optional Redemption, Tax Redemption, Special Redemption, Clean-Up Call Redemption and mandatory redemption as specified in the Indenture. In the case of any  redemption of Class D Notes pursuant to Section 9.2, Section 9.3 or Section 9.4 of the Indenture, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[This Certificated Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]8

[Beneficial interests in this Rule 144A Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in this Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]9

[Beneficial interests in this Regulation S Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in this Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]10

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

The Class D Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class D Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

[8]	Applicable to Class D Notes issued in the form of a Certificated Secured Note.
[9]	Applicable to Class D Notes issued in the form of a Rule 144A Global Secured Note.
[10]	Applicable to Class D Notes issued in the form of a Regulation S Global Secured Note.

EXH. A4-6

No service charge shall be made for registration of transfer or exchange of this Note, but the Co-Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A4-7

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed as of the date first set forth above.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

JMP CREDIT ADVISORS CLO IV LLC

By:
Name:
Title:

EXH. A4-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A4-9

ASSIGNMENT FORM

For value received______________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/         NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A4-10

[SCHEDULE A11

This Note shall be issued in the original principal balance of U.S.$ [__] on June 29, 2017. The following exchanges of a part of this [Rule 144A][Regulation S] Global Secured Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Amount of Increase in Principal Amount of this [Rule 144A][Regulation S] Global Secured Note	Principal Amount of this [Rule 144A][Regulation S] Global Secured Note following such Decrease (or Increase)	Notation Made by or on Behalf of]

[11]	Applicable to Class D Notes issued in the form of a Global Note.

EXH. A4-11

EXHIBIT A5

FORM OF [GLOBAL][CERTIFICATED] CLASS E NOTE

EXH. A5-1

EXHIBIT A5

FORM OF
CLASS E MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES
DUE 2029

This Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is [either (1)]1 a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan [or (2) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act)]2 or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Note (as defined in the Indenture) that is a U.S. person and is not a qualified purchaser and a qualified institutional buyer to sell its interest in the Notes, or may sell such interest on behalf of such owner.

[Except with respect to purchases from the Issuer or the Initial Purchaser on the Closing Date, each purchaser or transferee of this Note (or any interest herein) will be required (or, in the case of a transferee, deemed) to represent and warrant, at the time of its acquisition and throughout the period that it holds such Note (or any interest herein), that (1) it is not and is not directly or indirectly acquiring or holding this Note (or any interest herein) on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each, a "Benefit Plan Investor") or a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Co-Issuers or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such person, and (2) if it is, or is acquiring or holding directly or indirectly this Note (or any interest herein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its investment will not cause the underlying assets of the Issuer to be treated as assets of the investor in such Note (or any interest therein) by virtue of its interest and thereby subject either of the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer's assets) to any law, regulation or other legal restriction that is similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code ("Other Plan Law") and (B) its acquisition, holding and disposition of Class E Notes will not constitute or result in a non-exempt violation of any Other Plan Law. Any purported transfer of the Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.]3

[1]	Applicable to Certificated Class E Notes.
[2]	Applicable to Certificated Class E Notes.
[3]	Applicable to Class E Notes issued in the form of a Global Note.

EXH. A5-2

[Each purchaser and transferee has completed and delivered to the issuer a subscription agreement that contains retirement plan-related representations, warranties and covenants.]4

[Any transfer, pledge or other use of this Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Co-Issuers or their agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Note shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor's nominee and transfers of portions of this Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.]5

Principal of this Note is payable as set forth herein. Accordingly, the outstanding principal of this Note at any time may be less than the amount shown on the face hereof. Any person acquiring this Note may ascertain its current principal amount by inquiry of the Trustee.

This Note has been issued with "Original Issue Discount" (within the meaning of Section 1272 of the Internal Revenue Code of 1986, as amended). Upon written request to the Issuer at the offices of the Administrator at Estera Trust (Cayman) Limited, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands, Attention: The Directors, telephone no. +1 (345) 640-0540, the Issuer will promptly make available to any Holder of this Note the following information: (1) the issue price and date of the Note, (2) the amount of original issue discount on the Note, (3) the yield to maturity of the Note, and (4) any other information required by U.S. Treasury Regulations Section 1.1275-3 to be made available.

[4]	Applicable to Class E Notes issued in the form of Certificated Notes.
[5]	Applicable to Class E Notes issued in the form of a Global Note.

EXH. A5-3

JMP CREDIT ADVISORS CLO IV LTD.
JMP CREDIT ADVISORS CLO IV LLC

CLASS E MEZZANINE SECURED DEFERRABLE FLOATING RATE NOTES DUE 2029

[Up to]6 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), and JMP CREDIT ADVISORS CLO IV LLC, a limited liability company formed under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), for value received, hereby promise to pay to [CEDE & CO.] [__] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]7 [__] United States Dollars (U.S.$ [__]) [, or such other principal sum as is equal to the aggregate principal amount of the Class E Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A Global Secured Note][Regulation S Global Secured Note,]]8 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture. Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Co-Issuers under this Note and the Indenture are limited recourse obligations of the Co-Issuers payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive.

The Co-Issuers promise to pay interest, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the rate equal to LIBOR plus 6.80% per annum on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The interest so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day) prior to such Payment Date.

[6]	Applicable to Class E Notes issued in the form of a Global Note.
[7]	Applicable to Class E Notes issued in the form of a Global Note.
[8]	Applicable to Class E Notes issued in the form of a Global Note.

EXH. A5-4

Payment of interest on this Note is subordinated to the payments of interest on the related Priority Classes with respect to this Note and other amounts payable before interest on this Note in accordance with the Priority of Payments.

So long as any Priority Classes are Outstanding with respect to this Note, any payment of interest due on this Note that is not available to be paid ("Deferred Interest") in accordance with the Priority of Payments on any Payment Date shall not be considered "payable" for the purposes of the Indenture (and the failure to pay the interest shall not be an Event of Default) until the Payment Date on which the interest is available to be paid in accordance with the Priority of Payments. Deferred Interest on this Note shall be added to the principal balance hereof and shall be payable on the first Payment Date on which funds are available to be used for that purpose in accordance with the Priority of Payments.

Interest will cease to accrue on each Class E Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Class E Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments and on such other dates permitted under the Indenture. The principal of each Class E Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Class E Mezzanine Secured Deferrable Floating Rate Notes due 2029 (the "Class E Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Co-Issuers and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Co-Issuers, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is [a Rule 144A Global Secured Note] [a Regulation S Global Secured Note] deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]9

[9]	Applicable to Class E Notes issued in the form of a Global Note.

EXH. A5-5

This Note is subject to Optional Redemption, Tax Redemption, Special Redemption, Clean-Up Call Redemption and mandatory redemption as specified in the Indenture. In the case of any  redemption of Class E Notes pursuant to Section 9.2, Section 9.3 or Section 9.4 of the Indenture, interest and principal installments whose Payment Date is on or prior to the Redemption Date will be payable to the Holders of such Notes registered as such at the close of business on the relevant Record Date. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[This Certificated Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]10

[Beneficial interests in this Rule 144A Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in this Rule 144A Global Secured Note or to a transferee taking an interest in a Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]11

[Beneficial interests in this Regulation S Global Secured Note may be transferred to a transferee acquiring Certificated Secured Notes, to a transferee taking an interest in a Rule 144A Global Secured Note or to a transferee taking an interest in this Regulation S Global Secured Note, subject to and in accordance with the restrictions set forth in the Indenture.]12

The Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and none of the Issuer, the Co-Issuer or the Trustee nor any agent of the Issuer, the Co-Issuer or the Trustee shall be affected by notice to the contrary.

The Class E Notes will be issued in minimum denominations of $250,000 and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Class E Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

[10]	Applicable to Class E Notes issued in the form of Certificated Secured Notes.
[11]	Applicable to Class E Notes issued in the form of a Rule 144A Global Secured Note.
[12]	Applicable to Class E Notes issued in the form of a Regulation S Global Secured Note.

EXH. A5-6

No service charge shall be made for registration of transfer or exchange of this Note, but the Co-Issuers or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer, the Co-Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A5-7

IN WITNESS WHEREOF, the Co-Issuers have caused this Note to be duly executed as of the date first set forth above.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

JMP CREDIT ADVISORS CLO IV LLC

By:
Name:
Title:

EXH. A5-8

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A5-9

ASSIGNMENT FORM

For value received__________________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/         NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A5-10

[SCHEDULE A13

This Note shall be issued in the original principal balance of U.S.$ [__] on June 29, 2017. The following exchanges of a part of this [Rule 144A Global Secured Note][Regulation S Global Secured Note] have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A Global Secured Note][Regulation S Global Secured Note]	Amount of Increase in Principal Amount of this [Rule 144A Global Secured Note][Regulation S Global Secured Note]	Principal Amount of this [Rule 144A Global Secured Note][Regulation S Global Secured Note] following such Decrease (or Increase)	Notation Made by or on Behalf of]

[13]	Applicable to Class E Notes issued in the form of a Global Note.

EXH. A5-11

EXHIBIT A6

FORM OF [GLOBAL][CERTIFICATED] SUBORDINATED NOTE

EXH. A6-1

EXHIBIT A6

FORM OF
SENIOR SUBORDINATED NOTES DUE 2029

The Subordinated Notes in the form of a Global Note will bear a legend substantially to the following effect unless the Issuer determines otherwise in compliance with applicable law:

This Senior Subordinated Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Senior Subordinated Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Subordinated Note (as defined in the Indenture) that is a U.S. person to sell its interest in the Notes, or may sell such interest on behalf of such owner.

Except with respect to purchases from the Issuer or the Initial Purchaser on the Closing Date, each purchaser or transferee of this Note (or any interest herein) will be required (or, in the case of a transferee, deemed) to represent and warrant, at the time of its acquisition and throughout the period that it holds such Note (or any interest herein), that (1) it is not and is not directly or indirectly acquiring or holding this Note (or any interest herein) on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code, any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each, a "Benefit Plan Investor") or a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such person, and (2) if it is, or is acquiring or holding directly or indirectly this Note (or any interest herein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its investment will not cause the underlying assets of the Issuer to be treated as assets of the investor in such Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer's assets) to any law, regulation or other legal restriction that is similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code ("Other Plan Law") and (B) its acquisition, holding and disposition of Subordinated Notes will not constitute or result in a non-exempt violation of any Other Plan Law. Any purported transfer of the Subordinated Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

EXH. A6-2

The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Subordinated Note that is a U.S. person and is not (x) a "qualified purchaser," a "Knowledgeable Employee" or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" and (y) a qualified institutional buyer or an accredited investor to sell its interest in the Subordinated Notes, or may sell such interest on behalf of such owner.

Any transfer, pledge or other use of this Senior Subordinated Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Senior Subordinated Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Issuer or its agent for registration of transfer, exchange or payment and any Senior Subordinated Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Senior Subordinated Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.

Distributions of principal proceeds and interest proceeds to the holder of the Senior Subordinated Notes represented hereby are subordinate to the payment on each payment date of principal of and interest on the Secured Notes of the Issuer and the payment of certain other amounts, to the extent and as described in the Indenture governing such Secured Notes.

The Subordinated Notes in the form of a Certificated Subordinated Note will bear a legend substantially to the following effect unless the Issuer determines otherwise in compliance with applicable law:

This Senior Subordinated Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a)(1) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder), a "Knowledgeable Employee" (as defined for purposes of Section 3(c)(7) of the Investment Company Act) (a "Knowledgeable Employee") or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" that is also (2)(x) a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries of the plan or (y) an "accredited investor" meeting the requirements of Rule 501(a) of Regulation D under the Securities Act or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Subordinated Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction.

EXH. A6-3

Each purchaser and transferee has completed and delivered to the issuer a subscription agreement that contains retirement plan-related representations, warranties and covenants.

The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Subordinated Note that is a U.S. person and is not a qualified purchaser, a "Knowledgeable Employee" or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" and a qualified institutional buyer or an accredited investor, to sell its interest in the Senior Subordinated Notes, or may sell such interest on behalf of such owner.

Distributions of principal proceeds and interest proceeds to the holder of the Subordinated Notes represented hereby are subordinate to the payment on each payment date of principal of and interest on the Secured Notes of the Issuer and the payment of certain other amounts, to the extent and as described in the Indenture governing such Secured Notes.

EXH. A6-4

JMP CREDIT ADVISORS CLO IV LTD.

SENIOR SUBORDINATED NOTES DUE 2029

[Up to]1 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), for value received, hereby promises to pay to [_______________] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]2 [__] United States Dollars (U.S.$ [__]) [, or such principal sum as is equal to the aggregate principal amount of the Senior Subordinated Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note],]3 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture.

Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive. The Senior Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the Indenture.

The Issuers promise to pay the Senior Subordinated Note Amount, if any, on the 17th day of each of January, April, July and October in each year (each, a "Payment Date"), commencing in October 2017 (or, if such day is not a Business Day, the next succeeding Business Day), at the Senior Subordinated Note Rate on the unpaid principal amount hereof until the principal hereof is paid or duly provided for. The Senior Subordinated Note Amount shall be computed on the basis of the actual number of days elapsed in the applicable Interest Accrual Period divided by 360. The Senior Subordinated Note Amount so payable on any Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the 15th day (whether or not a Business Day)  prior to such Payment Date.

[1]	Applicable to Subordinated Notes issued in the form of a Global Note.
[2]	Applicable to Subordinated Notes issued in the form of a Global Note.
[3]	Applicable to Subordinated Notes issued in the form of a Global Note.

EXH. A6-5

The Senior Subordinated Note Amount will cease to accrue on each Senior Subordinated Note, or in the case of a partial repayment, on such part, from the date of repayment or Stated Maturity unless payment of principal is improperly withheld or unless a default is otherwise made with respect to such payments. The principal of this Senior Subordinated Note shall be payable on the first Payment Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments.

The principal of each Senior Subordinated Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Senior Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Senior Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Senior Subordinated Notes due 2029 (the "Subordinated Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Issuer, JMP Credit Advisors CLO IV LLC, as co-issuer, and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]4

This Note may be redeemed, in whole but not in part, on any Payment Date on or after the redemption or repayment of the Secured Notes, at the written direction of (x) a Majority of the Junior Subordinated Notes or (y) the Collateral Manager, so long as JMP or any Affiliate thereof is the Collateral Manager, subject to the restrictions set forth in the Indenture. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[4]	Applicable to Subordinated Notes issued in the form of a Global Note.

EXH. A6-6

[This Certificated Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes or to a transferee taking an interest in a Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]5

[Beneficial interests in this Rule 144A Global Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes, to a transferee taking an interest in this Rule 144A Global Subordinated Note or to a transferee taking an interest in a Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]6

[Beneficial interests in this Regulation S Global Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes, to a transferee taking an interest in a Rule 144A Global Subordinated Note or to a transferee taking an interest in this Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]7

The Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

The Subordinated Notes will be issued in minimum denominations of $250,000 (provided, that the minimum denomination will be U.S.$25,000 for (a) Accredited Investors that are also Knowledgeable Employees with respect to the Issuer and (b) transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an Accredited Investor that is also a Knowledgeable Employee with respect to the Issuer) and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Subordinated Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

[5]	Applicable to Subordinated Notes issued in the form of a Certificated Subordinated Note.
[6]	Applicable to Subordinated Notes issued in the form of a Rule 144A Global Subordinated Note.
[7]	Applicable to Subordinated Notes issued in the form of a Regulation S Global Subordinated Note.

EXH. A6-7

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A6-8

IN WITNESS WHEREOF, the Issuer has caused this Senior Subordinated Note to be duly executed.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

EXH. A6-9

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Subordinated Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A6-10

ASSIGNMENT FORM

For value received____________________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/          NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

 EXH. A6-11

[SCHEDULE A8

This Note shall be issued in the original principal balance of U.S.$[__] on June 29, 2017. The following exchanges of a part of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note]	Amount of Increase in Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note]	Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] following such Decrease (or Increase)	Notation Made by or on Behalf of]

[8]	Applicable to Subordinated Notes issued in the form of a Global Note.

EXH. A6-12

EXHIBIT A7

FORM OF JUNIOR SUBORDINATED NOTES DUE 2029

The Subordinated Notes in the form of a Global Note will bear a legend substantially to the following effect unless the Issuer determines otherwise in compliance with applicable law:

This Junior Subordinated Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or any other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder) that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker-dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries, and not the fiduciary, trustee or sponsor, of the plan or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Junior Subordinated Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction. The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Global Subordinated Note (as defined in the Indenture) that is a U.S. person to sell its interest in the Notes, or may sell such interest on behalf of such owner.

Except with respect to purchases from the Issuer or the Initial Purchaser on the Closing Date, each purchaser or transferee of this Note (or any interest herein) will be required (or, in the case of a transferee, deemed) to represent and warrant, at the time of its acquisition and throughout the period that it holds such Note (or any interest herein), that (1) it is not and is not directly or indirectly acquiring or holding this Note (or any interest herein) on behalf of or with assets of an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to the fiduciary responsibility provisions of Title I of ERISA, a "plan" as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code, any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA (each, a "Benefit Plan Investor") or a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Issuer or any person who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such person, and (2) if it is, or is acquiring or holding directly or indirectly this Note (or any interest herein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) its investment will not cause the underlying assets of the Issuer to be treated as assets of the investor in such Note (or any interest therein) by virtue of its interest and thereby subject the Issuer or the Collateral Manager (or other persons responsible for the investment and operation of the Issuer's assets) to any law, regulation or other legal restriction that is similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code ("Other Plan Law") and (B) its acquisition, holding and disposition of Subordinated Notes will not constitute or result in a non-exempt violation of any Other Plan Law. Any purported transfer of the Subordinated Notes in violation of the requirements set forth in this paragraph shall be null and void ab initio.

EXH. A7-1

The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Subordinated Note that is a U.S. person and is not (x) a "qualified purchaser," a "Knowledgeable Employee" or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" and (y) a qualified institutional buyer or an accredited investor to sell its interest in the Subordinated Notes, or may sell such interest on behalf of such owner.

Any transfer, pledge or other use of this Junior Subordinated Note for value or otherwise by or to any person is wrongful since the registered owner hereof, Cede & Co., has an interest herein, unless this Junior Subordinated Note is presented by an authorized representative of the Depository Trust Company ("DTC"), New York, New York, to the Issuer or its agent for registration of transfer, exchange or payment and any Junior Subordinated Note issued is registered in the name of Cede & Co. or of such other entity as is requested by an authorized representative of DTC (and any payment hereon is made to Cede & Co.).

Transfers of this Junior Subordinated Note shall be limited to transfers made in accordance with the restrictions set forth in the Indenture referred to herein.

Distributions of principal proceeds and interest proceeds to the holder of the Junior Subordinated Notes represented hereby are subordinate to the payment on each payment date of principal of and interest on the Secured Notes of the Issuer and the payment of certain other amounts, to the extent and as described in the Indenture governing such Secured Notes.

The Subordinated Notes in the form of a Certificated Subordinated Note will bear a legend substantially to the following effect unless the Issuer determines otherwise in compliance with applicable law:

This Junior Subordinated Note has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state of the United States or other jurisdiction, and may be reoffered, resold, pledged or otherwise transferred only (a)(1) to a "qualified purchaser" (within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder), a "Knowledgeable Employee" (as defined for purposes of Section 3(c)(7) of the Investment Company Act) (a "Knowledgeable Employee") or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" that is also (2)(x) a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from Securities Act registration provided by such rule that is not a broker dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries of the plan or (y) an "accredited investor" meeting the requirements of Rule 501(a) of Regulation D under the Securities Act or (b) to a person that is not a "U.S. person" (as defined in Regulation S under the Securities Act) and is acquiring this Subordinated Note in reliance on the exemption from Securities Act registration provided by such regulation, and in each case in compliance with the certification and other requirements specified in the Indenture referred to herein and in compliance with any applicable securities law of any applicable jurisdiction.

EXH. A7-2

Each purchaser and transferee has completed and delivered to the issuer a subscription agreement that contains retirement plan-related representations, warranties and covenants.

The Issuer has the right, under the Indenture, to compel any beneficial owner of an interest in a Subordinated Note that is a U.S. person and is not a qualified purchaser, a "Knowledgeable Employee" or an entity owned exclusively by "qualified purchasers" or "Knowledgeable Employees" and a qualified institutional buyer or an accredited investor, to sell its interest in the Junior Subordinated Notes, or may sell such interest on behalf of such owner.

Distributions of principal proceeds and interest proceeds to the holder of the Subordinated Notes represented hereby are subordinate to the payment on each payment date of principal of and interest on the Secured Notes of the Issuer and the payment of certain other amounts, to the extent and as described in the Indenture governing such Secured Notes.

EXH. A7-3

JMP CREDIT ADVISORS CLO IV LTD.

JUNIOR SUBORDINATED NOTES DUE 2029

[Up to]1 U.S.$ [__]

[  ]-1

CUSIP No.: [__]

ISIN No.: [__]

[Common Code: ]

JMP CREDIT ADVISORS CLO IV LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Issuer"), for value received, hereby promises to pay to [_______________] or its registered assigns, upon presentation and surrender of this Note (except as otherwise permitted by the Indenture referred to below), the principal sum of [up to]2 [__] United States Dollars (U.S.$ [__]) [, or such principal sum as is equal to the aggregate principal amount of the Junior Subordinated Notes identified from time to time on the records of the Trustee and Schedule A hereto as being represented by this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note],]3 on the Payment Date in July 2029 (the "Stated Maturity") except as provided below and in the Indenture.

Notwithstanding any provision of the Transaction Documents (as defined in the Indenture) to the contrary the obligations of the Issuer under this Note and the Indenture are limited recourse obligations of the Issuer payable solely from the Assets in accordance with the Indenture, and following realization of the Assets in accordance with the Indenture, all claims of Noteholders shall be extinguished and shall not thereafter revive. The Junior Subordinated Notes represent unsecured, subordinated obligations of the Issuer and are not entitled to security under the Indenture.

The principal of each Junior Subordinated Note shall be payable no later than the Stated Maturity unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

Payments of Interest Proceeds and Principal Proceeds to the Holders of the Junior Subordinated Notes are subordinated to payments in respect of other classes of Notes as set forth in the Indenture and failure to pay such amounts will not constitute an Event of Default under the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent by the manual signature of one of their Authorized Officers, this Junior Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[1]	Applicable to Subordinated Notes issued in the form of a Global Note.
[2]	Applicable to Subordinated Notes issued in the form of a Global Note.
[3]	Applicable to Subordinated Notes issued in the form of a Global Note.

EXH. A7-4

This Note is one of a duly authorized issue of Junior Subordinated Notes due 2029 (the "Subordinated Notes" and, together with the other classes of Notes issued under the Indenture, the "Notes") issued and to be issued under an indenture dated as of June 29, 2017 (the "Indenture") among the Issuer, JMP Credit Advisors CLO IV LLC, as co-issuer, and U.S. Bank National Association, as trustee (the "Trustee", which term includes any successor trustee as permitted under the Indenture). Reference is hereby made to the Indenture and all indentures supplemental thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture. In the event of any inconsistency between the provisions of this Note and the Indenture, the provisions of the Indenture shall govern.

[This Note is a [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] deposited with DTC acting as Depositary, and registered in the name of Cede & Co., a nominee of DTC, and Cede & Co., as holder of record of this Note, shall be entitled to receive payments of principal and interest by wire transfer of immediately available funds.]4

This Note may be redeemed, in whole but not in part, on any Payment Date on or after the redemption or repayment of the Secured Notes, at the written direction of (x) a Majority of the Junior Subordinated Notes or (y) the Collateral Manager, so long as JMP or any Affiliate thereof is the Collateral Manager, subject to the restrictions set forth in the Indenture. In addition, the Issuer has the right to compel any Holder or beneficial owner to sell and transfer its interest in this Note, or may sell such interest on behalf of any Holder or beneficial owner, in the manner, under the conditions and with all the effect provided in the Indenture in the event that such Holder or beneficial owner is a Non-Permitted Holder as set forth in Section 2.12(b) of the Indenture or a Non-Permitted ERISA Holder as set forth in Section 2.12(d) of the Indenture.

[This Certificated Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes or to a transferee taking an interest in a Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]5

[Beneficial interests in this Rule 144A Global Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes, to a transferee taking an interest in this Rule 144A Global Subordinated Note or to a transferee taking an interest in a Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]6

[Beneficial interests in this Regulation S Global Subordinated Note may be transferred to a transferee acquiring Certificated Subordinated Notes, to a transferee taking an interest in a Rule 144A Global Subordinated Note or to a transferee taking an interest in this Regulation S Global Subordinated Note, subject to and in accordance with the restrictions set forth in the Indenture.]7

[4]	Applicable to Subordinated Notes issued in the form of a Global Note.
[5]	Applicable to Subordinated Notes issued in the form of a Certificated Subordinated Note.
[6]	Applicable to Subordinated Notes issued in the form of a Rule 144A Global Subordinated Note.
[7]	Applicable to Subordinated Notes issued in the form of a Regulation S Global Subordinated Note.

EXH. A7-5

The Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner of such Note on the Register on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

The Subordinated Notes will be issued in minimum denominations of $250,000 (provided, that the minimum denomination will be U.S.$25,000 for (a) Accredited Investors that are also Knowledgeable Employees with respect to the Issuer and (b) transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an Accredited Investor that is also a Knowledgeable Employee with respect to the Issuer) and integral multiples of $1.00 in excess thereof.

If an Event of Default shall occur and be continuing, the Subordinated Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

Title to Notes shall pass by registration in the Register kept by the Trustee, acting through its Corporate Trust Office.

No service charge shall be made for registration of transfer or exchange of this Note, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Holder of this Note agrees, for the benefit of all Holders of each Class of Notes, not to cause the filing of a petition in bankruptcy against the Issuer or any Issuer Subsidiary until the payment in full of the Notes and not before one year and a day, or if longer, the applicable preference period then in effect plus one day, has elapsed since such payment.

AS PROVIDED IN THE INDENTURE, THE INDENTURE AND THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE INDENTURE AND THIS NOTE AND ANY MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THE INDENTURE OR THIS NOTE (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS.

EXH. A7-6

IN WITNESS WHEREOF, the Issuer has caused this Junior Subordinated Note to be duly executed.

JMP CREDIT ADVISORS CLO IV LTD.

By:
Name:
Title:

EXH. A7-7

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

Dated: _________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXH. A7-8

ASSIGNMENT FORM

For value received__________________________________________________________________

does hereby sell, assign, and transfer to

_____________________________________________________________________

_____________________________________________________________________

Please insert social security or other identifying number of assignee

Please print or type name and address, including zip code, of assignee:

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

_____________________________________________________________________

the within Security and does hereby irrevocably constitute and appoint _____________________ Attorney to transfer the Security on the books of the Trustee with full power of substitution in the premises.

Date:	Your Signature:
(Sign exactly as your name appears in the security)

*/         NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXH. A7-9

[SCHEDULE A8

This Note shall be issued in the original principal balance of U.S.$[__] on June 29, 2017. The following exchanges of a part of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note]	Amount of Increase in Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note]	Principal Amount of this [Rule 144A Global Subordinated Note][Regulation S Global Subordinated Note] following such Decrease (or Increase)	Notation Made by or on Behalf of]

[8]	Applicable to Subordinated Notes issued in the form of a Global Note.

EXH. A7-10

EXHIBIT B

FORMS OF TRANSFER AND EXCHANGE CERTIFICATES

EXH. B1-1

EXHIBIT B1

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF RULE 144A GLOBAL NOTES

OR CERTIFICATED NOTES TO REGULATION S GLOBAL NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV Ltd. [and JMP Credit Advisors CLO IV LLC]
[Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029 (the "Notes")

Reference is hereby made to the Indenture dated as of June 29, 2017 (the "Indenture") among JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer (and together with the Issuer, the "Co-Issuers") and U.S. Bank National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to U.S.$___________ aggregate principal amount of Notes which are held in the form of a [Rule 144A Global Note] [Certificated Note] [with the Depository] in the name of [ ] (the "Transferor") to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a [Regulation S Global Note].

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ____________ (the "Transferee") in accordance with the transfer restrictions set forth in the Indenture and the offering circular defined in the Indenture relating to such Notes and that:

a.     the offer of the Notes was not made to a person in the United States;

b.     at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;

c.     no directed selling efforts have been made in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

d.     the transaction is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act");

e.     the Transferee is not a U.S. Person; and

f.      the transaction is an offshore transaction pursuant to and in accordance with Regulation S.

EXH. B1-2

The Transferor understands that the [Co-Issuers]1 [Issuer]2, the Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

(Name of Transferor)

By:
Name:
Title:

Dated: ____________, _____

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

[1]	Applicable to the Class A, B, C, D and E Notes.
[2]	Applicable to the Subordinated Notes.

EXH. B1-3

EXHIBIT B2A

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF REGULATION S GLOBAL NOTES TO RULE 144A GLOBAL NOTES OR CERTIFICATED NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV Ltd. [and JMP Credit Advisors CLO IV LLC]
[Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029 (the "Notes")

Reference is hereby made to the Indenture dated as of June 29, 2017 (the "Indenture") among JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer (and together with the Issuer, the "Co-Issuers") and U.S. Bank National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to U.S.$___________ aggregate principal amount of Notes which are held in the form of a Regulation S Global Note in the name of [ ] (the "Transferor") to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a [Rule 144A Global Note] [Certificated Note].

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ____________ (the "Transferee") [in accordance with (i) the transfer restrictions set forth in the Indenture and the offering circular relating to such Notes and (ii) Rule 144A and it reasonably believes that the Transferee is purchasing the Notes for its own account or an account with respect to which the Transferee exercises sole investment discretion, the Transferee and any such account is a QIB/QP, in a transaction meeting the requirements of Rule 144A]1 [in accordance with the transfer restrictions set forth in the Indenture and the offering circular relating to such Notes and it reasonably believes that the Transferee is an [IAI/QP]2 [Accredited Investor that is a Qualified Purchaser or Knowledgeable Employee]3, in a transaction exempt from registration under the Securities Act]4 and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

[1]	Applicable to a Rule 144A Global Note.
[2]	Applicable to a Certificated Secured Note.
[3]	Applicable to a Certificated Subordinated Note.
[4]	Applicable to a Certificated Secured Note and a Certificated Subordinated Note.

EXH. B2A-1

The Transferor understands that the [Co-Issuers]5[Issuer]6, the Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

(Name of Transferor)

By:
Name:
Title:

Dated: ____________, _____

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

[5]	Applicable to a Secured Note.
[6]	Applicable to a Subordinated Note.

EXH. B2A-2

EXHIBIT B2B

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFER OF CERTIFICATED

NOTES TO RULE 144A GLOBAL NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV Ltd. [and JMP Credit Advisors CLO IV LLC] [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029 (the "Notes")

Reference is hereby made to the Indenture dated as of June 29, 2017 (the "Indenture") among JMP Credit Advisors CLO IV Ltd. as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer (and together with the Issuer, the "Co-Issuers") and U.S. Bank National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to U.S.$___________ aggregate principal amount of Notes which are held in the form of a Certificated Note in the name of [ ] (the "Transferor") to effect the transfer of the Notes in exchange for an equivalent beneficial interest in a Rule 144A Global Note.

In connection with such transfer, and in respect of such Notes, the Transferor does hereby certify that such Notes are being transferred to ____________ (the "Transferee") in accordance with (i) the transfer restrictions set forth in the Indenture and the offering circular relating to such Notes and (ii) Rule 144A and it reasonably believes that the Transferee is purchasing the Notes for its own account or an account with respect to which the Transferee exercises sole investment discretion, the Transferee and any such account is a QIB/QP, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

The Transferor understands that the [Co-Issuers]1[Issuer]2, the Trustee and their counsel will rely upon the accuracy and truth of the foregoing representations, and the Transferor hereby consents to such reliance.

[1]	Applicable to a Secured Note.
[2]	Applicable to a Subordinated Note.

EXH. B2B-1

(Name of Transferor)

By:
Name:
Title:

Dated: ____________, _____

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

EXH. B2B-2

EXHIBIT B3

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFER OF REGULATION S

GLOBAL NOTES OR CERTIFICATED NOTES TO RULE 144A GLOBAL NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV Ltd. [and JMP Credit Advisors CLO IV LLC] [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029

Reference is hereby made to the Indenture dated as of June 29, 2017 (the "Indenture") among JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer (and together with the Issuer, the "Co-Issuers") and U.S. Bank National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to ___________ aggregate principal amount of the [Class [A][B][C][D][E]] [[Senior][Junior] Subordinated] Notes (the "Notes"), which are to be transferred to the undersigned transferee (the "Transferee") in the form of a Rule 144A Global Note of such Class pursuant to Section 2.6(f)(iii) of the Indenture.

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Co-Issuers and their counsel that we are a "qualified institutional buyer" as defined in Rule 144A under the Securities Act and a "qualified purchaser" within the meaning of Section 2(a)(7) of the Investment Company Act (as defined below), and are acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder and are acquiring the Notes for our own account (and not for the account of any other Person) in a minimum denomination of $250,000 [(provided, that the minimum denomination will be U.S.$25,000 for transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an Accredited Investor that is also a Knowledgeable Employee with respect to the Issuer)]1 and integral multiples of $1.00 in excess thereof.

[1]	Applicable to Subordinated Notes only.

EXH. B3-1

The Transferee further represents and warrants as follows:

1.     In connection with the purchase of such Notes: (A) none of the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Administrator or any of their respective affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates other than any statements in the final offering circular for such Notes, and such beneficial owner has read and understands such final offering circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a "qualified institutional buyer" (as defined under Rule 144A under the Securities Act) that is not a broker dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries, and not the fiduciary, trustee or sponsor, of the plan and (b) a "qualified purchaser" within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder or an entity owned exclusively by Qualified Purchasers or (2) not a "U.S. person" as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (I) (in the case of the Subordinated Notes) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (J) such beneficial owner has had access to financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; and (K) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees.

EXH. B3-2

2.     [On each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes, either that (A) it is not, and is not directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, an "employee benefit plan" (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibilities provisions under Title I of ERISA, a "plan" as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA, or a governmental, church, non-U.S. or other plan that is subject to Other Plan Law or (B) its acquisition, holding and disposition of such Note (or any interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Other Plan Law.]2

[On each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes, that (1) such beneficial owner is not, and is not directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a Benefit Plan Investor or a Controlling Person and (2) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) it is not subject to any Similar Law and (B) its acquisition, holding and disposition of such Notes or interest therein will not constitute or result in a non-exempt violation of any Other Plan Law.]3

3.     It agrees to treat the Issuer, the Co-Issuer, and the Notes as described in the "Certain U.S. Federal Income Tax Considerations" section of the Offering Circular for all U.S. federal, state and local income tax purposes and to take no action inconsistent with such treatment unless required by law.

4.     It will timely furnish the Issuer, the Trustee or any agent of the Issuer (including any Paying Agent) any U.S. federal income tax forms or certifications (such as an applicable IRS Form W-8 (together with appropriate attachments), IRS Form W-9, or any successors to such IRS forms) that the Issuer or its agents (including any Paying Agent) may reasonably request, and any documentation, agreements, information, or certifications that are reasonably requested by the Issuer or its agents (including any Paying Agent) (A) to permit the Issuer or its agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which the Issuer or its agents receive payments, and (C) to enable the Issuer or its agents to satisfy reporting and other obligations under the Code and Treasury Regulations, and will update or replace such documentation, agreements, information, or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such documentation, agreements, information, or certifications may result in the imposition of withholding or back-up withholding upon payments to such Transferee. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to the Transferee by the Issuer.

[2]	Applicable to Class A Notes, Class B Notes, Class C Notes and Class D Notes.
[3]	Applicable to Class E Notes and Subordinated Notes.

EXH. B3-3

5.     It will provide the Issuer, the Trustee or any other agent of the Issuer with any correct, complete and accurate information and will take any other actions that may be required for the Issuer to comply with FATCA and the Cayman FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer. In the event the Transferee fails to provide such information or take such actions, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf including any Paying Agent) is authorized to withhold amounts otherwise distributable to such person as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer or the Noteholders as a result of such failure or such ownership, the Issuer will have the right to compel the Transferee to sell its Notes and, if such person does not sell its Notes within 10 business days after notice from the Issuer or any agent of the Issuer, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes. The Issuer may also assign each such Note a separate CUSIP or CUSIPs in the Issuer’s sole discretion. Each Transferee agrees that the Issuer, the Trustee or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Cayman FATCA Legislation.

6.     If it is a Transferee of Class E Notes or Subordinated Notes and is not a "United States person" (as defined in Section 7701(a)(30) of the Code), it represents that either:

(A)     It is not a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank;

(B)     If it is a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank, then after giving effect to its purchase of Notes, it (x) will not directly or indirectly own more than 33-1/3%, by number or value, of the aggregate of the Notes within such Class and any other Notes that are ranked pari-passu with or are subordinated to such Notes, and will not otherwise be related to the Issuer (within the meaning of Section 267(b) of the Code) and (y) has not purchased the Notes in whole or in part to avoid any U.S. federal tax liability (including, without limitation, any U.S. withholding tax that would be imposed on the Notes with respect to the Collateral Obligations if held directly by the Transferee) within the meaning of Treasury Regulation 1.881-3; or

(C)     It has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States and includible in its gross income or has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States.

7.     If it is a Transferee of Subordinated Notes or Class E Notes, it will not treat any income with respect to its Subordinated Notes or Class E Notes as derived in connection with the Issuer’s active conduct of a banking, financing, insurance, or other similar business for purposes of Section 954(h)(2) of the Code.

EXH. B3-4

8.     Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of such Notes. Such beneficial owner understands that none of the Co-Issuers or the pool of Assets has been or will be registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

9.     It will provide notice to each person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

10.     It agrees not to seek to commence in respect of the Issuer or the Co-Issuer, or cause the Issuer or Co-Issuer to commence, a bankruptcy proceeding before a year and a day or, if longer, the applicable preference period then in effect plus one day, has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture. It will agree to be subject to the Bankruptcy Subordination Agreement.

11.     It is not a member of the public in the Cayman Islands.

[The remainder of this page has been intentionally left blank.]

EXH. B3-5

Name of Purchaser:

Dated:

By:
Name:
Title:

Outstanding principal amount of [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated]

Notes:    $__________

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

EXH. B3-6

EXHIBIT B4

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFER OF RULE 144A GLOBAL

NOTES, REGULATION S GLOBAL NOTES OR CERTIFICATED NOTES TO

CERTIFICATED NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV Ltd. [and JMP Credit Advisors CLO IV LLC] [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029

Reference is hereby made to the Indenture, dated as of June 29, 2017, among JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer, and U.S. Bank National Association, as Trustee (the "Indenture"). Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the final offering circular of the Issuer or the Indenture.

This letter relates to $_____________________ aggregate outstanding principal amount of [Class [A][B][C][D][E]] [[Senior][Junior] Subordinated] Notes (the "Notes"), which are to be transferred to the undersigned transferee (the "Transferee") in the form of a Certificated Note of such Class pursuant to [Section 2.6(f)(iii)] [Section 2.6(f)(iv)] [Section 2.6(f)(v)] of the Indenture.

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Co-Issuers and their counsel that we are:

(a)       (PLEASE CHECK ONLY ONE)

_____

a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, and are acquiring the Notes in reliance on the exemption from Securities Act registration provided by Rule 144A thereunder;

_____	an institutional "accredited investor" meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act; or

EXH. B4-1

_____	[an "accredited investor" meeting the requirements of Rule 501(a) of Regulation D under the Securities Act;][1] and

(b)     acquiring the Notes for our own account (and not for the account of any other Person) in a minimum denomination of $250,000 [(provided, that the minimum denomination will be U.S.$25,000 for transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an Accredited Investor that is also a Knowledgeable Employee with respect to the Issuer)]2 and integral multiples of $1.00 in excess thereof.

The Transferee further represents and warrants as follows:

1.     In connection with the purchase of such Notes: (A) none of the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Administrator or any of their respective affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates other than any statements in the final offering circular for such Notes, and such beneficial owner has read and understands such final offering circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates; (D) such beneficial owner is either (1) (in the case of a beneficial owner of an interest in a Rule 144A Global Note) both (a) a "qualified institutional buyer" (as defined under Rule 144A under the Securities Act) that is not a broker dealer which owns and invests on a discretionary basis less than U.S.$25 million in securities of issuers that are not affiliated persons of the dealer and is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A under the Securities Act or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A under the Securities Act that holds the assets of such a plan, if investment decisions with respect to the plan are made by beneficiaries, and not the fiduciary, trustee or sponsor, of the plan and (b) a "qualified purchaser" within the meaning of Section 2(a)(51) of the Investment Company Act and the rules thereunder or an entity owned exclusively by Qualified Purchasers or (2) not a "U.S. person" as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account for investment and not with a view to the resale, distribution or other disposition thereof in violation of the Securities Act; (F) such beneficial owner was not formed for the purpose of investing in such Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (H) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (I) such beneficial owner has had access to financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; (J) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees; (K) such beneficial owner is not a (x) partnership, (y) common trust fund, or (z) special trust, pension, profit sharing or other retirement trust fund or plan in which the partners, beneficiaries or participants may designate the particular investments to be made; and (L) such beneficial owner agrees that it will not hold any Notes for the benefit of any other person, that it will at all times be the sole beneficial owner thereof for purposes of the Investment Company Act and all other purposes and that it will not sell participation interests in the Notes or enter into any other arrangement pursuant to which any other person will be entitled to a beneficial interest in the distributions on the Notes.

[1]	Applicable for Subordinated Notes only.
[2]	Applicable to Subordinated Notes only.

EXH. B4-2

2.     [On each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes, either that (A) it is not, and is not directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, an "employee benefit plan" (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibilities provisions under Title I of ERISA, a "plan" as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA, or a governmental, church, non-U.S. or other plan that is subject to Other Plan Law or (B) its acquisition, holding and disposition of such Note (or any interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Other Plan Law.]3

[It has completed the ERISA Subscription Agreement in the form of Exhibit B6 to the Indenture in which it makes certain representations, warranties and covenants regarding its status as a Benefit Plan Investor and a Controlling Person. Additionally, it represents in the attached ERISA Subscription Agreement that, on each day from the date on which it acquires its interest in the Notes through and including the date on which it disposes of its interest in such Notes, if it is, or is directly or indirectly acquiring or holding the Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (i) it is not subject to Similar Law and (ii) its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt violation of any Other Plan Law.]4

3.     It agrees to treat the Issuer, the Co-Issuer, and the Notes as described in the "Certain U.S. Federal Income Tax Considerations" section of the Offering Circular for all U.S. federal, state and local income tax purposes and to take no action inconsistent with such treatment unless required by law.

[3]	Applicable to Class A Notes, Class B Notes, Class C Notes and Class D Notes.
[4]	Applicable to Class E Notes and Subordinated Notes.

EXH. B4-3

4.     It will timely furnish the Issuer, the Trustee or any agent of the Issuer (including any Paying Agent) any U.S. federal income tax forms or certifications (such as an applicable IRS Form W-8 (together with appropriate attachments), IRS Form W-9, or any successors to such IRS forms) that the Issuer or its agents (including any Paying Agent) may reasonably request, and any documentation, agreements, information, or certifications that are reasonably requested by the Issuer or its agents (including any Paying Agent) (A) to permit the Issuer or its agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which the Issuer or its agents receive payments, and (C) to enable the Issuer or its agents to satisfy reporting and other obligations under the Code and Treasury Regulations, and will update or replace such documentation, agreements, information, or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such documentation, agreements, information, or certifications may result in the imposition of withholding or back-up withholding upon payments to such Transferee. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to the Transferee by the Issuer.

5.     It will provide the Issuer, the Trustee or any other agent of the Issuer with any correct, complete and accurate information and will take any other actions that may be required for the Issuer to comply with FATCA and the Cayman FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer. In the event the Transferee fails to provide such information or take such actions, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf including any Paying Agent) is authorized to withhold amounts otherwise distributable to such person as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer or Noteholders as a result of such failure or such ownership, the Issuer will have the right to compel the Transferee to sell its Notes and, if such person does not sell its Notes within 10 business days after notice from the Issuer or any agent of the Issuer, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes. The Issuer may also assign each such Note a separate CUSIP or CUSIPs in the Issuer’s sole discretion. Each Transferee agrees that the Issuer, the Trustee or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Cayman FATCA Legislation.

6.     If it is not a "United States person" (as defined in Section 7701(a)(30) of the Code), it represents that either:

(A)	It is not a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank;

EXH. B4-4

(B)

If it is a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank, then after giving effect to its purchase of Notes, it (x) will not directly or indirectly own more than 33-1/3%, by number or value, of the aggregate of the Notes within such Class and any other Notes that are ranked pari-passu with or are subordinated to such Notes, and will not otherwise be related to the Issuer (within the meaning of Section 267(b) of the Code) and (y) has not purchased the Notes in whole or in part to avoid any U.S. federal tax liability (including, without limitation, any U.S. withholding tax that would be imposed on the Notes with respect to the Collateral Obligations if held directly by the initial purchaser or transferee) within the meaning of Treasury Regulation 1.881-3; or

(C)

It has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States and includible in its gross income or has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States.

7.     If it is a Transferee of Class E Notes or Subordinated Notes, it will not treat any income with respect to its Class E Notes or Subordinated Notes, as applicable, as derived in connection with the Issuer’s active conduct of a banking, financing, insurance, or other similar business for purposes of Section 954(h)(2) of the Code.

8.     Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of such Notes. Such beneficial owner understands that none of the Co-Issuers or the pool of Assets has been or will be registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

9.      It will provide notice to each person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

10.     It agrees not to seek to commence in respect of the Issuer or the Co-Issuer, or cause the Issuer or Co-Issuer to commence, a bankruptcy proceeding before a year and a day or, if longer, the applicable preference period then in effect plus one day, has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture. It will agree to be subject to the Bankruptcy Subordination Agreement.

EXH. B4-5

11.     To the extent required by the Issuer, as determined by the Issuer or the Collateral Manager on behalf of the Issuer, it understands that the Issuer may, upon notice to the Trustee, impose additional transfer restrictions on the Notes to comply with the USA PATRIOT Act and other similar laws or regulations, including, without limitation, requiring each transferee of a Note to make representations to the Issuer in connection with such compliance.

12.     It understands that the Issuer, the Co-Issuer, the Trustee, the Initial Purchaser and their respective counsel will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

13.     It is not a member of the public in the Cayman Islands.

14.     It will provide the Issuer, the Trustee or their respective agents with a properly completed and executed "Entity Self-Certification Form" or "Individual Self-Certification Form" (in the forms published by the Cayman Islands Department for International Tax Cooperation, which forms can be obtained at http://www.tia.gov.ky/pdf/CRS_Legislation.pdf) on or prior to the date on which it becomes a holder of the Notes.

[The remainder of this page has been intentionally left blank.]

EXH. B4-6

Name of Purchaser:

Dated:

By:
Name:
Title:

Outstanding principal amount of [Class [A][B][C][D][E]] [[Senior][Junior] Subordinated] Notes:

$_______________

Taxpayer identification number:

Address for notices:

Wire transfer information for payments:

Bank:

Address:

Bank ABA#:

Account #:

Telephone:                                                                 FAO:

Facsimile:                                                                   Attention:

Attention:

Denominations of certificates (if more than one):

Registered name:

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

EXH. B4-7

EXHIBIT B5

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFER OF RULE 144A GLOBAL

NOTES OR CERTIFICATED NOTES TO REGULATION S GLOBAL NOTES

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Re:	JMP Credit Advisors CLO IV LTD. and JMP Credit Advisors CLO IV LLC [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes due 2029

Reference is hereby made to the Indenture dated as of June 29, 2017 (the "Indenture") among JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer (and together with the Issuer, the "Co-Issuers") and U.S. Bank National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to ___________ aggregate principal amount of the [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated] Notes (the "Notes"), which are to be transferred to the undersigned transferee (the "Transferee") in the form of a Regulation S Global Note of such Class pursuant to Section 2.6(f)(ii) of the Indenture.

In connection with such request, and in respect of such Notes, the Transferee does hereby certify that the Notes are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Co-Issuers and their counsel that we are a person that is not a "U.S. person" as defined in Regulation S under the Securities Act, and are acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from Securities Act registration provided by Regulation S and we are acquiring the Notes for our own account (and not for the account of any other Person) in a minimum denomination of $250,000 [(provided, that the minimum denomination will be U.S.$25,000 for transferees purchasing a Subordinated Note that was originally issued in a denomination of less than U.S.$250,000 to an Accredited Investor that is also a Knowledgeable Employee with respect to the Issuer)]1 and integral multiples of $1.00 in excess thereof.

[1]	Applicable to Subordinated Notes only.

EXH. B5-1

The Transferee further represents and warrants as follows:

1.     In connection with the purchase of such Notes: (A) none of the Co-Issuers, the Collateral Manager, the Initial Purchaser, the Trustee, the Collateral Administrator, the Administrator or any of their respective affiliates is acting as a fiduciary or financial or investment advisor for such beneficial owner; (B) such beneficial owner is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates other than any statements in the final offering circular for such Notes, and such beneficial owner has read and understands such final offering circular; (C) such beneficial owner has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of any transaction pursuant to the Indenture) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Collateral Manager, the Trustee, the Collateral Administrator, the Administrator, the Initial Purchaser or any of their respective affiliates; (D) such beneficial owner is not a "U.S. person" as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S) in reliance on the exemption from registration provided by Regulation S; (E) such beneficial owner is acquiring its interest in such Notes for its own account; (F) such beneficial owner was not formed for the purpose of investing in such Notes (except when each beneficial owner of such Person is a Qualified Purchaser); (G) such beneficial owner understands that the Issuer may receive a list of participants holding interests in the Notes from one or more book entry depositories; (H) such beneficial owner will hold and transfer at least the minimum denomination of such Notes; (I) (in the case of the Subordinated Notes) such beneficial owner is a sophisticated investor and is purchasing the Notes with a full understanding of all of the terms, conditions and risks thereof, and is capable of and willing to assume those risks; (J) such beneficial owner has had access to financial and other information concerning the Issuer and the Notes as it has deemed necessary or appropriate in order to make an informed investment decision with respect to its purchase of the Notes, including an opportunity to ask questions of and request information from the Issuer and the Collateral Manager; and (K) such beneficial owner will provide notice of the relevant transfer restrictions to subsequent transferees.

2.     [On each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes, either that (A) it is not, and is not directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, an "employee benefit plan" (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibilities provisions under Title I of ERISA, a "plan" as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, any entity whose underlying assets include "plan assets" of any such employee benefit plan or plan within the meaning of Section 3(42) of ERISA, or a governmental, church, non-U.S. or other plan that is subject to Other Plan Law or (B) its acquisition, holding and disposition of such Note (or any interest therein) does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Other Plan Law.]2

[2]	Applicable to Class A Notes, Class B Notes, Class C Notes and Class D Notes.

EXH. B5-2

[On each day from the date on which such beneficial owner acquires its interest in such Notes through and including the date on which such beneficial owner disposes of its interest in such Notes, that (1) such beneficial owner is not, and is not directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a Benefit Plan Investor or a Controlling Person and (2) if it is, or is directly or indirectly acquiring or holding such Notes (or any interest therein) on behalf of or with assets of, a governmental, church, non-U.S. or other plan, or entity holding assets of such plans, (A) it is not subject to any Similar Law and (B) its acquisition, holding and disposition of such Notes or interest therein will not constitute or result in a non-exempt violation of any Other Plan Law.]3

3.     It agrees to treat the Issuer, the Co-Issuer, and the Notes as described in the "Certain U.S. Federal Income Tax Considerations" section of the Offering Circular for all U.S. federal, state and local income tax purposes and to take no action inconsistent with such treatment unless required by law.

4.     It will timely furnish the Issuer, the Trustee or any agent of the Issuer (including any Paying Agent) any U.S. federal income tax forms or certifications (such as an applicable IRS Form W-8 (together with appropriate attachments), IRS Form W-9, or any successors to such IRS forms) that the Issuer or its agents (including any Paying Agent) may reasonably request, and any documentation, agreements, information, or certifications that are reasonably requested by the Issuer or its agents (including any Paying Agent) (A) to permit the Issuer or its agents to make payments to it without, or at a reduced rate of, deduction or withholding, (B) to enable the Issuer or its agents to qualify for a reduced rate of withholding or deduction in any jurisdiction from or through which the Issuer or its agents receive payments, and (C) to enable the Issuer or its agents to satisfy reporting and other obligations under the Code and Treasury Regulations, and will update or replace such documentation, agreements, information, or certifications as appropriate or in accordance with their terms or subsequent amendments, and acknowledges that the failure to provide, update or replace any such documentation, agreements, information, or certifications may result in the imposition of withholding or back-up withholding upon payments to such Transferee. Amounts withheld pursuant to applicable tax laws will be treated as having been paid to the Transferee by the Issuer.

[3]	Applicable to Class E Notes and Subordinated Notes.

EXH. B5-3

5.     It will provide the Issuer, the Trustee or any other agent of the Issuer with any correct, complete and accurate information and will take any other actions that may be required for the Issuer to comply with FATCA and the Cayman FATCA Legislation and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuer. In the event the Transferee fails to provide such information or take such actions, or to the extent that its ownership of Notes would otherwise cause the Issuer to be subject to any tax under FATCA, (A) the Issuer (and any agent acting on its behalf including any Paying Agent) is authorized to withhold amounts otherwise distributable to such person as compensation for any amounts withheld from payments to or for the benefit of the Issuer as a result of such failure or such ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuer or the Noteholders as a result of such failure or such ownership, the Issuer will have the right to compel the Transferee to sell its Notes and, if such person does not sell its Notes within 10 business days after notice from the Issuer or any agent of the Issuer, the Issuer will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to such person as payment in full for such Notes. The Issuer may also assign each such Note a separate CUSIP or CUSIPs in the Issuer’s sole discretion. Each Transferee agrees that the Issuer, the Trustee or their agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the U.S. Internal Revenue Service and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuer complies with FATCA and the Cayman FATCA Legislation.

6.     If it is a Transferee of Class E Notes or Subordinated Notes and is not a "United States person" (as defined in Section 7701(a)(30) of the Code), it represents that either:

(A)     It is not a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank;

(B)     If it is a bank (within the meaning of Section 881(c)(3)(A)) or an affiliate of a bank, then after giving effect to its purchase of Notes, it (x) will not directly or indirectly own more than 33-1/3%, by number or value, of the aggregate of the Notes within such Class, and will not otherwise be related to the Issuer (within the meaning of Section 267(b) of the Code) and (y) has not purchased the Notes in whole or in part to avoid any U.S. federal tax liability (including, without limitation, any U.S. withholding tax that would be imposed on the Notes with respect to the Collateral Obligations if held directly by the Transferee) within the meaning of Treasury Regulation 1.881-3; or

(C)     It has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States and includible in its gross income or has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E representing that it is a person that is eligible for benefits under an income tax treaty with the United States that eliminates U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States.

7.     If it is a Transferee of Class E Notes or Subordinated Notes, it will not treat any income with respect to its Class E Notes or Subordinated Notes, as applicable, as derived in connection with the Issuer’s active conduct of a banking, financing, insurance, or other similar business for purposes of Section 954(h)(2) of the Code.

EXH. B5-4

8.     Such beneficial owner understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction, and, if in the future such beneficial owner decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes. Such beneficial owner acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state or other securities laws for resale of such Notes. Such beneficial owner understands that none of the Co-Issuers or the pool of Assets has been or will be registered under the Investment Company Act, and that the Co-Issuers are exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act.

9.     It is aware that, except as otherwise provided in the Indenture, any Notes being sold to it in reliance on Regulation S will be represented by one or more Regulation S Global Notes and that in each case beneficial interests therein may be held only through DTC for the respective accounts of Euroclear or Clearstream.

10.     It will provide notice to each person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in the Indenture.

11.     It agrees not to seek to commence in respect of the Issuer or the Co-Issuer, or cause the Issuer or Co-Issuer to commence, a bankruptcy proceeding before a year and a day or, if longer, the applicable preference period then in effect plus one day, has elapsed since the payment in full to the holders of the Notes issued pursuant to the Indenture. It will agree to be subject to the Bankruptcy Subordination Agreement.

12.     It is not a member of the public in the Cayman Islands.

[The remainder of this page has been intentionally left blank.]

EXH. B5-5

Name of Purchaser:

Dated:

By:
Name:
Title:

Outstanding principal amount of [Class [A] [B] [C] [D] [E]] [[Senior][Junior] Subordinated]

Notes:    $________________

cc:	JMP Credit Advisors CLO IV Ltd.

c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street
PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

EXH. B5-6

EXHIBIT B6

[FORM OF ERISA SUBSCRIPTION AGREEMENT]

The purpose of this ERISA Subscription Agreement is, among other things, to (i) endeavor to ensure that less than 25% of the total value of the [Class E Notes] [Subordinated Notes] issued by the Co-Issuers is held by "Benefit Plan Investors" as contemplated and defined under Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the U.S. Department of Labor’s regulations set forth at 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the "Plan Asset Regulations") so that the Issuer will not be subject to the provisions contained in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) obtain from the investor certain representations and agreements and (iii) provide the investor with certain related information with respect to its acquisition, holding or disposition of the [Class E Notes] [Subordinated Notes].

Please be aware that the information contained in this ERISA Subscription Agreement is not intended to constitute advice and the examples given below are not intended to be, and are not, comprehensive. The investor should contact its own counsel if the investor has any questions in completing this ERISA Subscription Agreement. Capitalized terms not defined in this ERISA Subscription Agreement shall have the meanings ascribed to them in the final Offering Circular of the Issuer or the Indenture.

[EXCEPT WITH RESPECT TO PURCHASES FROM THE ISSUER OR THE INITIAL PURCHASER ON THE CLOSING DATE, INVESTORS THAT INDICATE THAT THEY ARE BENEFIT PLAN INVESTORS OR CONTROLLING PERSONS WILL NOT BE PERMITTED TO INVEST IN THE [CLASS E] [SUBORDINATED] NOTES.] 1

Please review the information in this ERISA Subscription Agreement and check the box(es) that are applicable to you.

By checking a box, you are representing and warranting as to your status for so long as you hold a Note or interest therein. If a box is not checked, you are representing and agreeing that the applicable answer does not, and will not, apply to you.

1.

Employee Benefit Plans Subject to ERISA or the Code. Is the investor, or is the investor acting on behalf of, an "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA or a "plan" within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code?

☐     Yes     ☐     No

Examples: (i) tax qualified retirement plans such as pension, profit sharing and section 401(k) plans, (ii) welfare benefit plans such as accident, life and medical plans, (iii) individual retirement accounts or "IRAs" and "Keogh" plans and (iv) certain tax-qualified educational and savings trusts.

[1]	Applicable to Class E Notes and Subordinated Notes in global form.

EXH. B6-1

2.

Entity Holding Plan Assets by Reason of Plan Asset Regulations. Is the investor, or is the investor acting on behalf of, an entity, separate account or fund whose underlying assets include "plan assets" by reason of a Benefit Plan Investor’s investment in such entity, separate account or fund?

☐     Yes     ☐     No

Examples: (i) an insurance company separate account, (ii) a bank collective trust fund and (iii) a hedge fund or other private investment vehicle where 25% or more of the total value of any class of its equity is held by Benefit Plan Investors.

If the investor answered "Yes" to this Question 2 above, please indicate the maximum percentage of the entity, separate account or fund that, throughout the period the investor holds such [Class E Notes] [Subordinated Notes] will constitute "plan assets" for purposes of Title I of ERISA or Section 4975 of the Code: ______%.

An entity or fund that cannot provide the foregoing percentage hereby acknowledges that for purposes of determining whether Benefit Plan Investors own less than 25% of the total value of the [Class E Notes] [SUBORDINATED NOTES] issued by the CO-IssuerS, 100% of the assets of the entity or fund will be treated as "plan assets."

ERISA and the regulations promulgated thereunder are technical. Accordingly, if you have any question regarding whether you may be an entity described in this Question 2, you should consult with your counsel.

3.

Insurance Company General Account. Is the investor, or is the investor acting on behalf of, an insurance company purchasing the [Class E Notes] [Subordinated Notes] with funds from its or their general account (i.e., the insurance company’s corporate investment portfolio), whose assets, in whole or in part, constitute "plan assets" for purposes of the Plan Asset Regulations?

☐     Yes     ☐     No

If the investor answered "Yes" to this Question 3, please indicate the maximum percentage of the insurance company general account that, throughout the period the investor holds such [Class E Notes] [Subordinated Notes] will constitute "plan assets" for purposes of conducting the 25% test under the Plan Asset Regulations: ____%.

IF YOU DO NOT INCLUDE ANY PERCENTAGE IN THE BLANK SPACE, YOU WILL BE COUNTED AS IF YOU FILLED IN 100% IN THE BLANK SPACE.

4.

None of Sections (1) Through (3) Above Apply. Is the investor, or is the investor acting on behalf of, a person that does not fall into any of the categories described in Sections (1) through (3) above?

☐     Yes     ☐     No

5.

No Prohibited Transaction. Any investor answering "Yes" to Questions 1, 2 or 3, represents, warrants and agrees that its acquisition, holding and disposition of the [Class E Notes] [Subordinated Notes] or interest therein do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

EXH. B6-2

6.

Not Subject to Similar Law and No Violation of Other Plan Law. If the investor is a governmental, church, non-U.S. or other plan, the investor represents, warrants and agrees that (a) it is not, and for so long as it holds the [Class E Notes] [Subordinated Notes] or any interest therein, will not be, subject to any federal, state, local or non-U.S. law or regulation that could cause the underlying assets of the Issuer to be treated as assets of the investor by virtue of its interest in such [Class E Notes] [Subordinated Notes] and thereby subject the Issuer and the Collateral Manager (or other persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are substantially similar to the fiduciary responsibility or prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (b) its acquisition, holding and disposition of the [Class E Notes] [Subordinated Notes] does not and will not constitute or give rise to a non-exempt violation of any applicable other federal, state, local, or non-U.S. law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

7.

Controlling Person. Is the investor, or is the investor acting on behalf of any of: (i) any person that has discretionary authority or control with respect to the assets of the Issuer, (ii) any person who provides investment advice for a fee (direct or indirect) with respect to such assets or (iii) any "affiliate" of any of the above persons? "Affiliate" shall have the meaning set forth in the Plan Asset Regulations. Any of the persons described in the first sentence of this Section 7 is referred to in this ERISA Subscription Agreement as a "Controlling Person."

☐     Yes     ☐     No

Note:     The investor understands that, for purposes of determining whether Benefit Plan Investors hold less than 25% of the total value of the [Class E Notes] [Subordinated Notes] represented by the Aggregate Outstanding Amount thereof, the value of any [Class E Notes] [Subordinated Notes] held by Controlling Persons (other than Benefit Plan Investors) are required to be disregarded.

8.	Compelled Disposition. The investor acknowledges and agrees that:

(i)

if any representation that the investor made hereunder is subsequently shown to be false or misleading or its beneficial ownership otherwise causes a violation of the 25% Limitation (in any such case the investor becomes a Non-Permitted ERISA Holder), the Issuer and/or the Co-Issuer shall, promptly after discovery that such person is a Non-Permitted ERISA Holder by the Issuer, the Co-Issuer or the Trustee (and notice to the Issuer or the Co-Issuer, as applicable, by the Trustee if a Trust Officer of the Trustee obtains actual knowledge or by the Issuer or the Co-Issuer if it makes the discovery), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer its interest in the Notes held by such person to a Person that is not a Non-Permitted ERISA Holder within 10 days of the date of such notice;

(ii)

if the investor fails to transfer its [Class E Notes] [Subordinated Notes], the Issuer shall have the right, without further notice to the investor, to sell its [Class E Notes] [Subordinated Notes] or its interest in the [Class E Notes] [Subordinated Notes], to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose;

EXH. B6-3

(iii)

the Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the [Class E Notes] [Subordinated Notes] and selling such securities to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion;

(iv)	by the investor’s acceptance of an interest in the [Class E Notes] [Subordinated Notes], the investor agrees to cooperate with the Issuer and the Trustee to effect such transfers;

(v)	the proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the investor; and

(vi)

the terms and conditions of any sale under this sub-section shall be determined in the sole discretion of the Issuer, and none of the Issuer, the Co-Issuer, the Trustee or the Collateral Manager shall be liable to the investor as a result of any such sale or the exercise of such discretion.

9.

Affected Bank. The investor, or the entity on whose behalf the investor is acting, is not an Affected Bank. "Affected Bank" means a "bank" for purposes of Section 881 of the Code or an entity affiliated with such a bank that directly or indirectly owns more than 33-1/3% of the Aggregate Outstanding Amount of the Class E Notes Outstanding or the Subordinated Notes Outstanding, as applicable, and (x) is not a "U.S. Person" as defined under Section 7701(a)(30) of the Code and (y) is not entitled to the benefits of an income tax treaty with the United States under which withholding taxes on interest payments made by obligors resident in the United States to such bank are reduced to 0%.

10.

Required Notification and Agreement. The investor hereby agrees that the investor (a) will inform the Issuer and the Trustee if any representation herein becomes untrue or incorrect and (b) will not transfer any [Class E Notes] [Subordinated Notes] or any specified portion thereof to a Benefit Plan Investor or a Controlling Person and will comply with the terms and conditions of the Indenture for any transfer [unless such transfer will not result in Benefit Plan Investors holding 25% or more of the total value of the Subordinated Notes].[2]

11.

Continuing Representation; Reliance. The investor that each representation, warranty or agreement of the investor contained in this ERISA Subscription Agreement or in any other document provided by the investor will be relied upon by the transaction parties and counsel of any such party, and the other holders of Notes issued by the Issuer and/or the Co-Issuer for the purpose of determining, among other things, the eligibility of the investor to purchase the [Class E Notes] [Subordinated Notes], and hereby consents to such reliance. The investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the investor to purchase the [Class E Notes] [Subordinated Notes]. The investor agrees to indemnify and hold harmless each such party and each of their respective affiliates from and against any cost, loss, damage or liability to the extent due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this ERISA Subscription Agreement or in any other document provided by the investor to such parties in connection with the Investor’s investment in the [Class E Notes] [Subordinated Notes] (including, without limitation, as a result of the Investor’s being or being deemed to be a Benefit Plan Investor or a non-U.S., governmental or church plan that is subject to other state, local, other federal or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, or a Controlling Person, if it represented or was deemed to represent otherwise.

[2]	Applicable to Class E Notes and Subordinated Notes in certificated form.

EXH. B6-4

12.

Further Acknowledgement and Agreement. The investor acknowledges and agrees that (i) all of the representations, warranties and assurances contained in this ERISA Subscription Agreement are for the benefit of the Issuer, the Co-Issuer, the Trustee, the Initial Purchaser, and the Collateral Manager as third party beneficiaries hereof, (ii) copies of this ERISA Subscription Agreement and any information contained herein may be provided to the Issuer, the Trustee, the Initial Purchaser, the Collateral Manager, affiliates of any of the foregoing parties and to each of the foregoing parties’ respective counsel for purposes of making the determinations described above and (iii) any acquisition or transfer of the [Class E Notes] [Subordinated Notes] by the investor that is not in accordance with the provisions of this ERISA Subscription Agreement shall be null and void from the beginning, and of no legal effect.

13.

[Transferee Letter and its Delivery. We acknowledge and agree that we may not transfer any [Class E Notes] [Subordinated Notes] to any person unless the Issuer and the Trustee have received a certificate substantially in the form of this ERISA Subscription Agreement. Any attempt to transfer in violation of this section will be null and void from the beginning, and of no legal effect.][3]

Note: Unless you are notified otherwise, the name and address of the Issuer and the Trustee are as follows:

Trustee
U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Issuer
JMP Credit Advisors CLO IV Ltd.
c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

With a copy to:

JMP Credit Advisors LLC
3440 Preston Ridge Road
Suite 350
Alpharetta, Georgia 30005
Facsimile No.: (678) 366-0363

[3]	Applicable to Class E Notes and Subordinated Notes in certificated form.

EXH. B6-5

EXHIBIT C

CALCULATION OF LIBOR

"LIBOR" with respect to the Secured Notes and the Senior Subordinated Notes or any interest accruing on any Management Fee, for any Interest Accrual Period will equal (a) the rate appearing on the Reuters Screen for deposits with a term of three months (or if at any time the rate for LIBOR with a term of three months is not available, LIBOR will be determined by interpolating between the rate for the next shorter period of time for which rates are available and the rate for the next longer period of time for which rates are available and all interpolation between rates will be linear and rounded to five decimal places); provided that LIBOR for the first Interest Accrual Period shall equal the rate determined by interpolating linearly between the rate appearing on the Reuters Screen for deposits with a term of 3 months and the rate appearing on the Reuters Screen for deposits with a term of 6 months or (b) if such rate is unavailable at the time LIBOR is to be determined, LIBOR shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by four major banks in the London market selected by the Calculation Agent after consultation with the Collateral Manager (the "Reference Banks") at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period approximately equal to the Interest Accrual Period and an amount approximately equal to the amount of the Aggregate Outstanding Amount of the Secured Notes or the Senior Subordinated Notes, as applicable. The Calculation Agent will request the principal London office of each Reference Bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR shall be the arithmetic mean of such quotations (rounded upward to the next higher 1/100). If fewer than two quotations are provided as requested, LIBOR with respect to such Interest Accrual Period will be the arithmetic mean of the rates quoted by three major banks in New York, New York selected by the Calculation Agent after consultation with the Collateral Manager at approximately 11:00 a.m., New York Time, on such Interest Determination Date for loans in U.S. Dollars to leading European banks for a term approximately equal to such Interest Accrual Period and an amount approximately equal to the Aggregate Outstanding Amount of the Secured Notes or Senior Subordinated Notes, as applicable. If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures described above, LIBOR will be LIBOR as determined on the previous Interest Determination Date. Notwithstanding the foregoing, LIBOR with respect to the Secured Notes and the Senior Subordinated Notes for any Interest Accrual Period will equal the greater of (x) LIBOR as determined pursuant to this definition and (y) 0.00% per annum.

"Reuters Screen" means the rates for deposits in dollars which appear on the Reuters Screen LIBOR 01 (or such other page that may replace that page on such service for the purpose of displaying comparable rates) on the by Bloomberg Financial Markets Commodities News (or its successor) as of 11:00 a.m., London time, on the Interest Determination Date.

EXH. C-1

EXHIBIT D

FORM OF NOTE OWNER CERTIFICATE

U.S. Bank National Association, as Trustee
111 Fillmore Avenue East
St. Paul, Minnesota 55107-2292
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

JMP Credit Advisors CLO IV Ltd.
c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC
c/o Puglisi & Associates
850 Liberty Avenue, Suite 204
Newark, Delaware 19711

Re:	Reports Prepared Pursuant to the Indenture, dated as of June 29, 2017, among JMP Credit Advisors CLO IV Ltd., JMP Credit Advisors CLO IV LLC, and U.S. Bank National Association (the "Indenture").

Ladies and Gentlemen:

The undersigned hereby certifies that it is the beneficial owner of U.S.$[___________] in principal amount of the [Class A Senior Secured Floating Rate Notes due 2029] [Class B Senior Secured Floating Rate Notes due 2029] [Class C Mezzanine Secured Deferrable Floating Rate Notes due 2029] [Class D Mezzanine Secured Deferrable Floating Rate Notes due 2029] [Class E Mezzanine Secured Deferrable Floating Rate Notes due 2029][Senior Subordinated Notes due 2029][Junior Subordinated Notes due 2029], and hereby requests the Trustee to:

[PLEASE CHECK ONLY ONE]

_____

grant access, via the Trustee’s password-protected website, to the undersigned (or its designated nominee set forth below) in order for the undersigned to view the [Monthly Report specified in Section 10.6(a) of the Indenture] [and/or the] [Distribution Report specified in Section 10.6(b) of the Indenture] [and/or the] [information or notice referenced in Section 14.4 of the Indenture]; or

_____

provide to the Holders and/or beneficial owners of the [Class] [A][B][C][D][E] [[Senior][Junior] Subordinated] Notes at the respective addresses set forth in the Register (or as otherwise provided to the Trustee by the Holders and/or beneficial owners of such Notes), the information or notice attached to or enclosed with this form; provided, that the undersigned acknowledges and agrees that it shall be responsible for and pay in advance all costs and expenses incurred by the Trustee in connection with carrying out this request.

EXH. D-1

_____	send contact information for Independent certified public accountants pursuant to Section 10.8(c) of the Indenture.

In consideration of the electronic signature hereof by the beneficial owner, the beneficial owner agrees to maintain the confidentiality of all Confidential Information subject to and in accordance with Section 14.14 of the Indenture. Submission of this certificate bearing the beneficial owner's electronic signature shall constitute effective delivery hereof. This certificate shall be construed in accordance with, and this certificate and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this certificate shall be governed by, the law of the State of New York.

The undersigned hereby:

_____	requests confidential treatment of its identity and requests that the Trustee not reveal its identity to the Issuer and/or the Collateral Manager, pursuant to Section 13.3 of the Indenture;

_____	consents to the Trustee identifying it to the Issuer and/or the Collateral Manager pursuant to Section 13.3 of the Indenture.

Please return the form via facsimile to the Trustee at the address set forth above.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed this [___] day of [_____________, ____].

[NAME OF BENEFICIAL OWNER]

By:
Authorized Signatory

Address:

EXH. D-2

EXHIBIT E

FORM OF CERTIFICATION FOR NRSROs

[Date]

JMP Credit Advisors CLO IV Ltd.
c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors CLO IV LLC

c/o Puglisi & Associates

850 Liberty Avenue, Suite 204

Newark, Delaware 19711

Attention:	JMP Credit Advisors CLO IV Ltd. and JMP Credit Advisors CLO IV LLC

In accordance with the requirements for obtaining certain information pursuant to the Indenture, dated as of June 29, 2017 (the "Indenture"), by and among JMP Credit Advisors CLO IV Ltd., (the "Issuer"), as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer, and U.S. Bank National Association (the "Trustee"), as Trustee, the undersigned hereby certifies and agrees as follows:

1.     The undersigned, a Nationally Recognized Statistical Rating Organization, has provided the Issuer with the appropriate certifications under Rule 17g-5(e) as promulgated under the Exchange Act.

2.     The undersigned has access to the 17g-5 Website.

3.     The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the 17g-5 Information on the 17g-5 Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Indenture.

EXH. E-1

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

Nationally Recognized Statistical Rating Organization Name: Title: Company: Phone: Email:

EXH. E-2

EXHIBIT F

FORM OF BANKING ENTITY NOTICE

JMP Credit Advisors CLO IV Ltd.
c/o Estera Trust (Cayman) Limited

Clifton House, 75 Fort Street

PO Box 1350

Grand Cayman KY1-1108

Cayman Islands

Attention: The Directors

JMP Credit Advisors LLC
3440 Preston Ridge Road
Suite 350
Alpharetta, Georgia 30005
Facsimile No.: (678) 366-0363

U.S. Bank National Association, as Trustee
190 S. LaSalle Street, 8th Floor

Chicago, Illinois 60603
Attention: Global Corporate Trust Services – JMP Credit Advisors CLO IV Ltd.

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of June 29, 2017, between JMP Credit Advisors CLO IV Ltd., as Issuer, JMP Credit Advisors CLO IV LLC, as Co-Issuer, and U.S. Bank National Association, as Trustee (the "Indenture"). Capitalized terms not defined in this Banking Entity Notice shall have the meanings ascribed to them in the Indenture.

The undersigned (the "Certifying Entity") hereby certifies that (i) it is a "banking entity" as defined under the Volcker Rule, (ii) it is a Holder of the Class(es) of Notes identified below in the Outstanding Aggregate Principal Amount(s) specified below and (iii) it shall notify the Issuer and the Trustee should the Aggregate Outstanding Amount(s) of such Class(es) of Notes that it owns change at any time (other than as a result of repayment thereof under and as provided in the Indenture).

The Certifying Entity, in delivering this Banking Entity Notice, understands that effective on the date written on the signature page hereto, the Notes held by such Certifying Entity shall be disregarded and deemed not to be Outstanding so long as such Notes are held by such Certifying Entity with respect to any vote, consent, waiver, objection or similar action in connection with any matter described under Sections 12(c), 12(f) and 12(g) of the Collateral Management Agreement. Such Notes shall be deemed Outstanding and such Certifying Entity may vote, consent, waive, object or take any similar action in connection with any other matters under the Collateral Management Agreement or under any other Transaction Document. [The Certifying Entity specifies that this Banking Entity Notice shall bind any subsequent transferee to whom it transfers the Certifying Entity's Notes identified below.]

EXH. F-1

For the avoidance of doubt, (i) no subsequent notice or other action by the Certifying Entity purporting to modify, amend or rescind this Banking Entity Notice shall be effective and shall be void ab initio, (ii) no Holder or beneficial owner of Notes shall be required to provide a Banking Entity Notice (regardless of whether such Holder or beneficial owner is or is not a Section 13 Banking Entity) and (iii) whether this Banking Entity Notice shall bind any subsequent transferee of a holder or beneficial owner will be specified in this Banking Entity Notice, and the Certifying Entity, by delivering this Banking Entity Notice, will be deemed to have agreed to inform any Person to whom it transfers its Notes if such notice is binding on transferees (unless such transferee also delivers a Banking Entity Notice) and, if not binding, any vote, consent, waiver, objection or similar action of such transferee shall be effective for all purposes of Sections 12(c), 12(f) and 12(g) of the Collateral Management Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXH. F-2

Date: ____________________________

Registered Name of Certifying Entity: ____________________________

Notes Held by Certifying Entity: (PLEASE PROVIDE APPLICABLE IDENTIFIERS AND OUTSTANDING PRINCIPAL AMOUNTS BELOW)

Class	CUSIP/Common Code/ISIN	Aggregate Outstanding Amount
A
B
C
D
E
Senior Subordinated
Junior Subordinated

IN WITNESS WHEREOF, the undersigned has executed this Banking Entity Notice on the date set forth above.

[INSERT NAME OF HOLDER]

By:
Name:
Title

EXH. F-3